UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

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☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

STAAR SURGICAL COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☒	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION, DATED AUGUST 29, 2025

STAAR Surgical Company

25510 Commercentre Drive

Lake Forest, California 92630

[    ], 2025

Dear Stockholders of STAAR Surgical Company:

On August 4, 2025, STAAR Surgical Company (“STAAR”), Alcon Research, LLC (“Alcon”) and Rascasse Merger Sub, Inc., a direct, wholly owned subsidiary of Alcon (“Merger Sub”), entered into an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”) under which, upon the terms and subject to the conditions set forth therein, Merger Sub will merge with and into STAAR, with STAAR surviving as a direct, wholly owned subsidiary of Alcon (the “Merger”). If the Merger is completed, STAAR stockholders will receive, in exchange for each share of STAAR common stock held immediately prior to the Merger, $28.00 in cash, without interest and subject to any applicable tax withholding. The STAAR Board of Directors (the “Board”) has unanimously approved the Merger Agreement and recommends that STAAR stockholders vote in favor of adopting the Merger Agreement.

The transaction price represents an approximately 59% premium to the 90-day volume weighted average price of STAAR common stock on August 4, 2025 and an approximately 51% premium to the closing price of STAAR common stock on August 4, 2025, the last trading day before the public announcement of the execution of the Merger Agreement. The common stock of STAAR is listed on NASDAQ under the symbol “STAA.” Following the consummation of the Merger, STAAR common stock will no longer be listed on any stock exchange or quotation system, and STAAR will cease to be a publicly traded company.

The Merger cannot be completed without approval of the proposal to adopt the Merger Agreement by the affirmative vote of holders of a majority of the outstanding shares of STAAR common stock entitled to vote thereon. Because of this, STAAR is holding a special meeting of its stockholders on [    ], 2025 to vote on the proposal necessary to consummate the Merger (the “Merger Proposal”). At the special meeting, stockholders will also be asked to vote on a proposal to approve, on an advisory (nonbinding) basis, the compensation that may be paid or become payable to STAAR’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement (the “Compensation Proposal”). Information about the meeting, the Merger, the Merger Agreement, and the other business to be considered by stockholders at the special meeting is contained in this proxy statement. The Board has fixed the close of business on [    ] as the record date for the determination of STAAR stockholders entitled to notice of, and to vote at, the special meeting. Any stockholder entitled to attend and vote at the special meeting is entitled to appoint a proxy to attend and vote on such stockholder’s behalf. Such proxy need not be a holder of STAAR common stock. We urge you to read this proxy statement (including the annexes hereto) and documents incorporated by reference carefully. You should also carefully consider the risks that are described in the “Risk Factors” section beginning on page 23.

The Board has unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of STAAR and its stockholders, approved, adopted and declared advisable the execution and delivery of, and entry into, the Merger Agreement, and directed that the Merger Agreement be submitted to the STAAR stockholders for adoption at the special meeting.

The Board unanimously recommends that you vote: (1) “FOR” the Merger Proposal and (2) “FOR” the Compensation Proposal. The Board may, at its discretion, adjourn or postpone the special meeting to a later date or date(s), including for the purpose of soliciting additional proxies.

Your vote is very important regardless of the number of shares of STAAR common stock that you own.

Whether or not you plan to attend the special meeting, please submit your proxy as soon as possible by following the instructions on the accompanying proxy card to make sure that your shares are represented at the meeting. If your shares are held in the name of a broker, bank or other nominee, please follow the instructions on the voting instruction form furnished by the broker, bank or other nominee. You must provide voting instructions by filling out the voting instruction form in order for your shares to be voted.

The special meeting will be held in a virtual meeting format only. You will not be able to attend the special meeting physically in person.

The proxy statement for the special meeting, which both summarizes the Merger Agreement and attaches a copy thereto, is attached to this notice, and incorporated by reference into this notice.

Thank you for your continued support.

Sincerely,

Stephen C. Farrell	Elizabeth Yeu, M.D.
Chief Executive Officer	Board Chair

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated [    ], 2025, and, together with the enclosed form of proxy card, is first being mailed to STAAR stockholders on or about [    ], 2025.

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION, DATED AUGUST 29, 2025

STAAR Surgical Company

25510 Commercentre Drive

Lake Forest, California 92630

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [    ], 2025

Notice is hereby given that a special meeting (including any adjournments or postponements thereof, which this proxy statement refers to as the “Special Meeting”) of stockholders of STAAR Surgical Company, a Delaware corporation (which this proxy statement refers to as “STAAR” or the “Company”), will be held virtually via live webcast on [    ], 2025, beginning at [    ], Pacific Time (unless the Special Meeting is adjourned or postponed). STAAR stockholders will be able to virtually attend the Special Meeting and vote at the Special Meeting by visiting www.virtualshareholdermeeting.com/[ ], which this proxy statement refers to as the “Special Meeting website.”

The Special Meeting is being held for the following purposes:

1.

To consider and vote on the proposal to adopt the Agreement and Plan of Merger, dated as of August 4, 2025 (as it may be amended from time to time, the “Merger Agreement”), by and among STAAR, Alcon Research, LLC, a Delaware limited liability company (“Alcon”), and Rascasse Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Alcon (“Merger Sub,” and such proposal, the “Merger Proposal”). Pursuant to the terms and conditions of the Merger Agreement, Merger Sub will merge with and into STAAR (the “Merger”), with STAAR continuing as the surviving company in the Merger and as a wholly owned subsidiary of Alcon; and

2.

To consider and vote on the proposal to approve, on an advisory (nonbinding) basis, the compensation that may be paid or become payable to STAAR’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement (the “Compensation Proposal”).

Only STAAR stockholders of record as of the close of business on [    ], 2025, are entitled to notice of the Special Meeting and to vote at the Special Meeting or any adjournment, postponement or other delay thereof. The Special Meeting will be held in a virtual meeting format only. You will not be able to attend the Special Meeting physically in person. For purposes of attendance at the Special Meeting, references in the enclosed proxy statement to “present” mean virtually present at the Special Meeting, and to “attend” or “attendance” mean to attend or be in attendance at the Special Meeting through virtual means.

The Board unanimously recommends that you vote (1) “FOR” the Merger Proposal and (2) “FOR” the Compensation Proposal.

Whether or not you plan to attend the virtual Special Meeting, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (in accordance with the instructions detailed in “The Special Meeting—Voting at the Special Meeting”). If you attend the virtual Special Meeting and vote thereat, your vote will revoke any proxy that you have previously submitted. If you hold your shares of STAAR common stock in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instructions that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the Merger Proposal, without your instructions. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote “FOR” the Merger Proposal and “FOR” the Compensation Proposal.

By Order of the Board,

Stephen C. Farrell
Chief Executive Officer

Dated: [ ], 2025

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, STAAR ENCOURAGES YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE: (1) BY TELEPHONE; (2) OVER THE INTERNET; OR (3) BY SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE PREPAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote before the Special Meeting in the manner described in the enclosed proxy statement.

If you fail to (1) return your proxy card, (2) grant your proxy electronically over the Internet or by telephone or (3) attend the Special Meeting, your shares of STAAR common stock will not be counted for purposes of determining whether a quorum is present at the Special Meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the Merger Proposal but, assuming a quorum is present, will have no effect on the Compensation Proposal.

You should carefully read and consider the entire accompanying proxy statement and its annexes, including the Merger Agreement, along with all of the documents incorporated by reference into the accompanying proxy statement, as they contain important information about, among other things, the Merger and how it affects you. If you have any questions concerning the Merger Agreement, the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of STAAR common stock, please contact STAAR’s proxy solicitor:

INNISFREE M&A INCORPORATED

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders, please call toll-free: (877) 750-8233

Banks and brokerage firms, please call: (212) 750-5833

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SUMMARY

This summary highlights selected information from this proxy statement related to the Merger (as defined below) and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should carefully read and consider this entire proxy statement and the annexes to this proxy statement, including the Merger Agreement (as defined below), along with all of the documents to which this proxy statement refers, as they contain important information about, among other things, the Merger and how it affects you. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in “Where You Can Find More Information.” A copy of the Merger Agreement is attached as Annex A to this proxy statement. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger.

Except as otherwise specifically noted in this proxy statement, “STAAR” or the “Company” and similar words refer to STAAR Surgical Company. Throughout this proxy statement, this proxy statement refers to Alcon Research, LLC as “Alcon,” Rascasse Merger Sub, Inc. as “Merger Sub,” and STAAR, Alcon and Merger Sub each as a “party” and together as the “parties.” In addition, throughout this proxy statement this proxy statement refers to the Agreement and Plan of Merger, dated as of August 4, 2025 (as it may be amended from time to time), by and among STAAR, Alcon and Merger Sub as the “Merger Agreement”; STAAR’s common stock, par value $0.01 per share, as “STAAR common stock”; the holders of shares of STAAR common stock as “STAAR stockholders”; and Alcon Inc. (also known as Alcon AG or Alcon SA), as “Alcon Inc.” Unless indicated otherwise, any other capitalized term used herein but not otherwise defined herein has the meaning assigned to such term in the Merger Agreement.

Parties Involved in the Merger

STAAR Surgical Company

STAAR Surgical Company (NASDAQ: STAA) is a global leader in implantable phakic intraocular lenses, a vision correction solution that reduces or eliminates the need for glasses or contact lenses. Since 1982, STAAR has been dedicated solely to ophthalmic surgery, and for 30 years, STAAR has been designing, developing, manufacturing, and marketing advanced Implantable Collamer® Lenses (“ICLs”), using its proprietary biocompatible Collamer material. STAAR ICL’s are clinically-proven to deliver safe long-term vision correction without removing corneal tissue or the eye’s natural crystalline lens. Its EVO ICL™ product line provides visual freedom through a quick, minimally invasive procedure. STAAR has sold more than 3 million ICLs in over 75 countries. Headquartered in Lake Forest, California, STAAR operates research, development, manufacturing, and packaging facilities in California and Switzerland. For more information about ICL, visit www.EVOICL.com. To learn more about STAAR, visit www.staar.com.

STAAR’s principal executive offices are located at 25510 Commercentre Drive, Lake Forest, California 92630, and its telephone number is (626) 303-7902. STAAR common stock is listed on NASDAQ under the symbol “STAA.”

Alcon Research, LLC

Alcon is a Delaware limited liability company. Its principal executive offices are located at 6201 South Freeway, Fort Worth, Texas 76134, and its telephone number is (817) 293-0450. Alcon is an indirect wholly owned subsidiary of Alcon Inc. Alcon Inc.’s ordinary shares are listed on the New York Stock Exchange and SIX Swiss Exchange under the symbol “ALC.”

Alcon Inc. helps people see brilliantly. As a global leader in eye care with a heritage spanning more than 75 years, Alcon Inc. offers the broadest portfolio of products to enhance sight and improve people’s lives. Alcon Inc.’s surgical and vision care products touch the lives of more than 260 million people in over 140 countries each year living with conditions like cataracts, glaucoma, retinal diseases, and refractive errors.

Rascasse Merger Sub, Inc.

Merger Sub is a Delaware corporation and a wholly owned subsidiary of Alcon. Merger Sub was incorporated on July 28, 2025 and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement.

The principal executive offices of Merger Sub are located at 6201 South Freeway, Fort Worth, Texas 76134, and its telephone number is (817) 293-0450.

The Merger

On the terms and subject to the conditions set forth in the Merger Agreement, and in accordance with the General Corporation Law of the State of Delaware (which this proxy statement refers to as the “DGCL”), at the Effective Time (as defined below), Merger Sub will merge with and into STAAR, as a result of which the separate corporate existence of Merger Sub will cease and STAAR will be the surviving company of the Merger (which this proxy statement refers to as the “Surviving Corporation”). As a result of the Merger, STAAR will become a wholly owned subsidiary of Alcon, and STAAR common stock will no longer be publicly traded and will be delisted from NASDAQ.

In addition, following the Merger, it is expected that STAAR common stock will be deregistered under the Securities Exchange Act of 1934, as amended (which this proxy statement refers to as the “Exchange Act”), and STAAR will no longer file periodic or other reports with the U.S. Securities and Exchange Commission (which this proxy statement refers to as the “SEC”). If the Merger is consummated, holders of STAAR common stock will not own any shares of the capital stock of the Surviving Corporation. The Merger will become effective at such time as the certificate of merger meeting the requirements of Section 251 of the DGCL relating to the Merger has been duly filed with the Secretary of State of the State of Delaware in accordance with the DGCL, or at such later time as may be agreed by the parties and specified in the certificate of merger in accordance with the DGCL (which this proxy statement refers to as the “Effective Time”).

Merger Consideration

Treatment of STAAR Common Stock

At the Effective Time, and without any further action on the part of the parties or any of STAAR stockholders, each share of STAAR common stock then outstanding immediately prior to the Effective Time (other than (i) “Excluded Shares,” which refer to STAAR common stock owned by STAAR (or any direct or indirect subsidiary of STAAR or held in treasury) and STAAR common stock owned by Alcon or Merger Sub (or any other direct or indirect wholly owned subsidiary of Alcon or STAAR), and (iii) any “Dissenting Shares,” which refer to STAAR common stock held by STAAR stockholders who have not voted in favor of adoption of the Merger Agreement or consented thereto in writing and who have properly exercised appraisal rights for such shares in accordance with, and who have complied with, Section 262 of the DGCL (“Section 262”) with respect to such shares and have not effectively withdrawn or lost their rights to appraisal under Delaware law with respect to such shares) will be automatically converted into the right to receive $28.00 per share in cash, without interest, subject to any withholding of taxes (the “Merger Consideration”). For more information, see “The Merger Agreement—Merger Consideration.”

If, between August 4, 2025 and the Effective Time, the outstanding shares of STAAR common stock are changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split or similar event, the Merger Consideration will be equitably adjusted to proportionally reflect such change.

Treatment of STAAR Long-Term Incentive Awards

STAAR Options. At the Effective Time, each compensatory option to purchase shares of STAAR common stock (which this proxy statement refers to as a “STAAR Option”) that has a per share exercise price that is less than the Merger Consideration (which this proxy statement refers to as an “In-the-Money STAAR Option”) (whether or not then vested) will be canceled and the holder will be entitled to receive a cash payment equal to (i) the excess of (A) the Merger Consideration over (B) the per share exercise price under such In-the-Money STAAR Option, multiplied by (ii) the total number of shares subject to such In-the-Money STAAR Option immediately prior to the Effective Time. At the Effective Time, each STAAR Option that is not an In-the-Money STAAR Option will be canceled at the Effective Time without payment of consideration.

STAAR RSU Awards. At the Effective Time, each time-vesting restricted stock unit award in respect of shares of STAAR common stock (which this proxy statement refers to as a “STAAR RSU Award”) (whether or not then vested) that was granted before August 4, 2025 or that is held by a non-employee member of the Board will be canceled and the holder will be entitled to receive a cash payment equal to the product of (i) the Merger Consideration and (ii) the total number of shares subject to such STAAR RSU Award. At the Effective Time, each STAAR RSU Award that is held by an individual other than a non-employee member of the Board and that is granted on or after August 4, 2025 (subject to certain exceptions) will be converted into a restricted stock unit award in respect of a number of ordinary shares of Alcon equal to (a) the total number of shares subject to such STAAR RSU Award immediately prior to the Effective Time, multiplied by (b) a ratio (which this proxy statement refers to as the “RSU Exchange Ratio”) equal to the quotient of (x) the Merger Consideration, divided by (y) the volume-weighted average price of an ordinary share of Alcon Inc. on the New York Stock Exchange for the five consecutive trading days ending on (and including) the last trading day prior to the Effective Time, and otherwise subject to the same terms and conditions as apply to such STAAR RSU Award as of immediately prior to the Effective Time.

STAAR PSU Awards. At the Effective Time, each performance-vesting restricted stock unit award in respect of shares of STAAR common stock (which this proxy statement refers to as a “STAAR PSU Award”) (whether or not then vested) will be canceled and the holder will be entitled to receive a cash payment equal to the product of (i) the Merger Consideration and (ii) the total number of shares subject to such STAAR PSU Award immediately prior to the Effective Time, with performance deemed achieved at 160% of the target level.

STAAR Cash Awards. At the Effective Time, each long-term cash award (which this proxy statement refers to as a “STAAR Cash Award”) granted before August 4, 2025 will vest in full (to the extent unvested) and become payable. At the Effective Time, each STAAR Cash Award granted on or after August 4, 2025 will remain outstanding and continue to the same terms and conditions as apply to such STAAR Cash Award as of immediately prior to the Effective Time.

Material U.S. Federal Income Tax Consequences of the Merger

The exchange of STAAR common stock for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, a U.S. Holder (as defined in “Proposal 1: Adoption of the Merger Agreement—Material U.S. Federal Income Tax Consequences of the Merger”) who exchanges shares of STAAR common stock for cash in the Merger generally will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash that such U.S. Holder receives in the Merger and such U.S.

Holder’s adjusted tax basis in the shares of STAAR common stock surrendered pursuant to the Merger. For more information, see “Proposal 1: Adoption of the Merger Agreement—Material U.S. Federal Income Tax Consequences of the Merger.”

This proxy statement contains a general discussion of certain U.S. federal income tax consequences of the Merger. This discussion does not address any non-income tax consequences, nor does it address state, local, non-U.S. or other tax consequences or the consequences to holders who are subject to special treatment under U.S. federal tax law. You should consult your tax advisor to determine the particular tax consequences to you of the Merger.

Appraisal Rights

If the Merger is consummated and certain conditions are met, STAAR stockholders and beneficial owners who continuously hold shares of STAAR common stock through the Effective Time, who do not vote in favor of the proposal to adopt the Merger Agreement or consent thereto in writing and who properly demand appraisal of their shares and who do not withdraw their demands or otherwise lose their rights to seek appraisal will be entitled to seek appraisal of their shares in connection with the Merger under Section 262. This means that STAAR stockholders and beneficial owners may be entitled to have their shares of STAAR common stock appraised by the Delaware Court of Chancery, and to receive payment in cash of the “fair value” of their shares, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be the fair value, if any, as determined by the Delaware Court of Chancery, as described further below. Due to the complexity of the appraisal process, STAAR stockholders who wish to seek appraisal of their shares of STAAR common stock are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.

STAAR stockholders and beneficial owners considering seeking appraisal should be aware that the “fair value” of their shares of STAAR common stock as determined pursuant to Section 262 could be more than, the same as or less than the value of the consideration that they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares.

To exercise appraisal rights, STAAR stockholders or beneficial owners of STAAR common stock must: (i) properly deliver a written demand for appraisal to STAAR before the vote is taken on the adoption of the Merger Agreement; (ii) not submit a proxy or otherwise vote in favor of the proposal to adopt the Merger Agreement; (iii) continue to hold or beneficially own, as applicable, their shares of STAAR common stock upon the making of a demand under clause (i) through the Effective Time; (iv) not thereafter withdraw their demand for appraisal or otherwise lose their appraisal rights, in each case in accordance with the DGCL; and (v) otherwise meet the criteria and strictly comply with all other procedures for exercising appraisal rights under the DGCL. Failure to follow exactly the procedures specified under the DGCL may result in the loss of appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of shares of STAAR common stock unless certain stock ownership conditions are satisfied by the STAAR stockholders and beneficial owners seeking appraisal. The DGCL requirements for exercising appraisal rights are described in further detail in the section titled “Proposal 1: Adoption of the Merger Agreement—Appraisal Rights” which is qualified in its entirety by Section 262, the relevant section of the DGCL regarding appraisal rights. A copy of Section 262 is accessible, without subscription or cost, at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.

If you hold your shares of STAAR common stock through a bank, broker, trust, or other nominee and you wish to exercise appraisal rights, you may make a written demand for appraisal in your own name, but you must satisfy the conditions set forth above and your written demand must also reasonably identify the holder of record of the shares of STAAR common stock for which demand is made, be accompanied by documentary evidence of your beneficial ownership of stock (such as a brokerage or securities account statement containing such information or a letter from a broker or other record holder of such shares confirming such information) and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provide an address at which you consent to receive notices given by the Surviving Corporation under Section 262 and to be set forth on the verified list required by Section 262(f) of the DGCL.

Regulatory Approvals Required for the Merger

The consummation of the Merger is subject to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (which this proxy statement refers to as the “HSR Act”). A transaction notifiable under the HSR Act may not be completed until the expiration or termination of a 30-day waiting period following the parties’ filings of their HSR Act notification and report forms. If the Federal Trade Commission (which this proxy statement refers to as the “FTC”) or the Antitrust Division of the Department of Justice (which this proxy statement refers to as the “DOJ”) issues a request for additional information and documentary materials (which this proxy statement refers to as a “Second Request”) prior to the expiration of the initial waiting period, the parties must observe a second 30-day waiting period, which would begin to run only after the parties have substantially complied with the Second Request, unless the waiting period is terminated earlier or the parties otherwise agree to extend the waiting period. The parties intend to make the filings required under the HSR Act on or before September 2, 2025, the deadline under the Merger Agreement.

In addition to clearance under the HSR Act, the consummation of the Merger is also subject to the receipt of regulatory approvals in certain other jurisdictions, including antitrust approvals in China and Japan among others, as set forth in greater detail in the section of this summary titled “—Conditions to the Closing of the Merger” and “The Merger Agreement—Conditions to the Closing of the Merger.”

The Merger cannot be completed until the parties obtain the necessary clearances or approvals to consummate the Merger or the applicable waiting periods have expired or been terminated. There can be no assurance that all of the required regulatory approvals that might be required to consummate the Merger will be obtained and, if obtained, there can be no assurance as to the timing of any such approvals, the parties’ ability to obtain the approvals on satisfactory terms, or that such regulatory bodies or private parties will not seek to take legal action to enjoin the completion of the Merger, seek divestiture of substantial assets of the parties, or require the parties to license or hold separate assets or terminate existing relationships and contractual rights. Although Alcon and STAAR do not believe the Merger violates the antitrust or foreign investment laws in any jurisdiction, there can be no assurance that a challenge to the Merger on such grounds will not be made or, if such a challenge is made, that it would not be successful.

Conditions to the Closing of the Merger

The respective obligations of each party to effect the Merger and the other transactions contemplated by the Merger Agreement are subject to the fulfillment (or mutual waiver by Alcon and STAAR to the extent permitted under applicable law and the Merger Agreement) at or prior to the date on which the closing of the Merger (which closing this proxy statement refers to as the “Closing,” and which date this proxy statement refers to as the “Closing Date”) of the following conditions:

•	adoption of the Merger Agreement by holders of a majority of the outstanding shares of STAAR common stock entitled to vote thereon;

•

the absence of any temporary restraining order, preliminary or permanent injunction, final judgment or other order issued and remaining in effect by any specified governmental body prohibiting or enjoining the consummation of the Merger and no legal requirement having been promulgated, enacted, issued, or deemed applicable to the Merger by specified governmental bodies which remains in effect and prohibits or makes illegal the consummation of the Merger; and

•

the expiration or termination of the waiting period applicable to the consummation of the Merger under the HSR Act, as well as any agreement not to close embodied in a “timing agreement” between the parties and a governmental body, and making of, termination of, expiry of or obtainment of all other actions, non-actions, consents, waivers, clearances or lapses in waiting periods with respect to China antitrust, Japan antitrust, Turkey antitrust, United Kingdom antitrust, Spain antitrust, Portugal antitrust, Australia antitrust, Kingdom of Saudi Arabia antitrust and Austria antitrust laws.

Additionally, the obligations of Alcon and Merger Sub, as applicable, to consummate the Merger are subject to the satisfaction or waiver of the following conditions:

•	the accuracy of the representations and warranties of STAAR contained in the Merger Agreement (subject to certain materiality qualifications);

•	STAAR having performed or complied with, in all material respects, the covenants and agreements, required to be performed by STAAR under the Merger Agreement at or prior to the Closing Date;

•	the absence of a Material Adverse Effect (as defined in “The Merger Agreement—Representations and Warranties”) having occurred since the date of the Merger Agreement that is continuing; and

•	STAAR having delivered to Alcon and Merger Sub an officer’s certificate of STAAR, certifying that the conditions described in the preceding three bullets have been satisfied.

Additionally, the obligations of STAAR to consummate the Merger are subject to the satisfaction or waiver of the following conditions:

•	the accuracy of the representations and warranties of Alcon and Merger Sub contained in the Merger Agreement (subject to certain materiality qualifications);

•

Alcon and Merger Sub having performed or complied with, in all material respects, the covenants and agreements required to be performed by Alcon or Merger Sub under the Merger Agreement prior to the Closing Date; and

•	Alcon having delivered to STAAR an officer’s certificate of Alcon, certifying that the conditions described in the preceding two bullets have been satisfied.

Financing of the Merger

The Merger Agreement is not conditioned upon receipt of financing by Alcon. Alcon and Merger Sub represented in the Merger Agreement that at August 4, 2025 (the date of the Merger Agreement) and at the Effective Time, Alcon will have immediately available funds in an amount sufficient to consummate the Merger and the other transactions contemplated by the Merger Agreement, including payment of the aggregate Merger Consideration as and when due, and to pay all related fees and expenses required to be paid by Alcon or Merger Sub pursuant to the terms of the Merger Agreement.

Required Stockholder Approval

The affirmative vote “FOR” the adoption of the Merger Agreement by the holders of a majority of the outstanding shares of STAAR common stock entitled to vote thereon (the “Stockholder Approval”) is required to approve the Merger Proposal. As of the close of business on [    ], 2025 (the “Record Date”), the affirmative vote of [    ] shares of STAAR common stock constitutes a vote by the majority of the outstanding shares of STAAR common stock. Receipt of the Stockholder Approval is a condition to the consummation of the Merger.

Assuming a quorum is present, the affirmative vote of the holders of the shares of STAAR common stock representing a majority of the STAAR common stock present by remote communication or represented by proxy at the Special Meeting and entitled to vote on the Compensation Proposal (as defined below) is required for approval of, on an advisory (nonbinding) basis, the proposal to approve compensation that may be paid or become payable to STAAR’s named executive officers that is based on or otherwise related to the Merger Agreement and the transactions contemplated by the Merger Agreement (which this proxy statement refers to as the “Compensation Proposal”).

As of the Record Date, STAAR’s executive officers and directors beneficially owned and were entitled to vote, in the aggregate, [    ] shares of STAAR common stock, representing approximately [    ]% of the shares of STAAR common stock outstanding on the Record Date.

The Special Meeting

Date, Time and Place

The Special Meeting will be held virtually via live webcast on [    ], 2025, beginning at [    ], Pacific Time (unless the Special Meeting is adjourned or postponed). STAAR stockholders will be able to virtually attend and vote at the Special Meeting by visiting www.virtualshareholdermeeting.com/[ ].

Record Date; Shares Entitled to Vote; Quorum

Only stockholders who held shares of STAAR common stock as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. The list of stockholders of record entitled to vote at the Special Meeting will be available for examination during the 10 days before the Special Meeting by any stockholder for any purpose germane to the Special Meeting during ordinary business hours, at the principal place of business of the corporation at Office of the Corporate Secretary, STAAR Surgical Company, 25510 Commercentre Drive, Lake Forest, California, 92630. As of the Record Date, there were [    ] shares of STAAR common stock outstanding and entitled to vote at the Special Meeting.

The presence, by remote communication or by proxy of the holders of record of a majority of the STAAR common stock entitled to vote at the Special Meeting on the Record Date will constitute a quorum at the Special Meeting. In the event that a quorum is not present at the Special Meeting, it is expected that the Special Meeting will be adjourned to solicit additional proxies.

Recommendation of the Board and Reasons for the Merger

The Board has unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, are advisable, fair to and in the best interests of STAAR and its stockholders, approved, adopted and declared advisable the execution and delivery of, and entry into, the Merger Agreement, and directed that the Merger Agreement be submitted to the STAAR stockholders for adoption at the Special Meeting. In its determinations and in reaching its recommendations, the Board held numerous meetings, consulted with STAAR senior management and its outside legal and financial advisors, and considered a number of factors and a substantial amount of information. For a description of the factors considered by the Board in reaching this decision, including potentially negative factors against which the anticipated benefits of the Merger were weighed, and additional information on the recommendations of the Board, see the section of this proxy statement titled

“Proposal 1: Adoption of the Merger Agreement—Recommendation of the Board and Reasons for the Merger—Reasons for the Merger.”

The Board unanimously recommends that you vote: (1) “FOR” the Merger Proposal and (2) “FOR” the Compensation Proposal.

Opinion of STAAR’s Financial Advisor

STAAR retained Citigroup Global Markets Inc. (“Citi”) as its financial advisor in connection with a possible transaction involving Alcon. In connection with Citi’s engagement, STAAR requested that Citi evaluate the fairness, from a financial point of view, to the holders of STAAR common stock of the Merger Consideration pursuant to the Merger Agreement. On August 4, 2025, at a meeting of the Board held to evaluate the Merger and at which the Merger Agreement was approved, Citi rendered to the Board an oral opinion, confirmed by delivery of a written opinion, dated August 4, 2025, to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi as set forth in its written opinion, the Merger Consideration to be received by the holders of STAAR common stock in the Merger pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.

The full text of Citi’s written opinion, dated August 4, 2025, to the Board, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi in rendering its opinion, is attached to this proxy statement as Annex B and is incorporated herein by reference in its entirety. The summary of Citi’s opinion in the section entitled “Proposal 1: Adoption of the Merger Agreement—Opinion of STAAR’s Financial Advisor” is qualified in its entirety by reference to the full text of Citi’s opinion. Citi’s opinion was rendered to the Board (in its capacity as such) in connection with its evaluation of the Merger and was limited to the fairness, from a financial point of view, to the holders of STAAR common stock of the Merger Consideration pursuant to the Merger Agreement. Citi’s opinion did not address any other terms, aspects or implications of the Merger. Citi’s opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the Merger.

For more information, see the section entitled “Proposal 1: Adoption of the Merger Agreement—Opinion of STAAR’s Financial Advisor.”

Interests of STAAR’s Executive Officers and Directors in the Merger

STAAR’s executive officers and directors have certain interests in the Merger and the transactions contemplated thereby that are or may be different from, or in addition to, the interests of STAAR stockholders generally. For more information, see “Proposal 1: Adoption of the Merger Agreement—Interests of STAAR’s Executive Officers and Directors in the Merger.”

Non Solicitation; Window Shop Period

During the period commencing on August 4, 2025 and ending as of the earlier of the Closing and the date, if any, on which the Merger Agreement is validly terminated, STAAR has agreed that it and its subsidiaries will not, and it will use commercially reasonable efforts to cause its representatives not to, directly or indirectly, among other things: (i) solicit, initiate, knowingly facilitate or encourage any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal (as defined in “The Merger Agreement—Non Solicitation; Window Shop Period”); (ii) engage in, continue, or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any non-public information in connection with, or for the purpose of soliciting or knowingly encouraging or facilitating, an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (other than to state that the terms of the Merger Agreement prohibit such discussion); or (iii) enter into any letter of intent, acquisition agreement, agreement in principle, or similar agreement with respect to an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal.

If STAAR or its subsidiaries (or their respective representatives) receives an unsolicited written Acquisition Proposal at any time after the date of the Merger Agreement and prior to receipt of the Stockholder Approval, and the Board determines in good faith, after consultation with financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Offer (each as defined in “The Merger Agreement—Non Solicitation; Window Shop Period”), STAAR or its subsidiaries and their respective representatives may (i) furnish, pursuant to an executed confidentiality agreement with terms not materially less favorable to STAAR than those contained in the confidentiality agreement entered into effective as of October 4, 2024, between STAAR and an affiliate of Alcon, as it may be amended from time to time, information concerning STAAR and its subsidiaries to such person or group of persons making such Acquisition Proposal, provided that any such material non-public information provided to such person or persons must also be provided to Alcon as promptly as practicable and in any event within one (1) business day, if not already provided to Alcon, and (ii) engage in discussions or negotiations with such person or group of persons making such Acquisition Proposal.

From and after August 4, 2025 (the date of the Merger Agreement) and prior to receipt of the Stockholder Approval, STAAR will (i) promptly (and in any event within one (1) business day after receipt) notify Alcon if any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal is received by STAAR or its subsidiaries and provide Alcon with an unredacted copy of any such written Acquisition Proposal, inquiry, proposal or offer (including any proposed term sheet, letter of intent, acquisition agreement, or similar agreement with respect thereto) and a summary of any unwritten material terms and conditions thereof, and the name(s) of the person or group making such Acquisition Proposal, inquiry, proposal or offer, and (ii) keep Alcon reasonably informed of any material developments, discussions, or negotiations regarding any such Acquisition Proposal on a prompt basis.

Prior to receipt of the Stockholder Approval, if STAAR receives a written Acquisition Proposal from a third party after August 4, 2025 that has not been withdrawn, the Board may, (x) effect a Recommendation Change (as defined in “The Merger Agreement—Recommendation of the Board; Recommendation Change”) or (y) only if the Acquisition Proposal did not result from STAAR’s material breach of its non-solicitation obligations, cause STAAR to terminate the Merger Agreement pursuant to the Superior Offer Termination Right (as defined in “The Merger Agreement—Termination of the Merger Agreement”), in each case if:

•

the Board determines in good faith after consultation with its outside legal counsel and financial advisors that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Offer and that failure to take such action would be inconsistent with its fiduciary duties under applicable law;

•

(i) at least four (4) business days before making such a Recommendation Change or terminating the Merger Agreement, STAAR provides to Alcon a written notice of its intention to make such Recommendation Change or terminate the Merger Agreement and (ii) during such four (4)-business day period, if requested by Alcon, has negotiated in good faith with respect to any revisions to the terms of the Merger Agreement or another proposal to the extent proposed by Alcon such that the Acquisition Proposal would cease to constitute a Superior Offer (provided that any material modifications or amendments to the terms of such Acquisition Proposal will commence a new notice period of two business days); and

•

the Board determines in good faith after consultation with its outside legal counsel and financial advisors that such Acquisition Proposal constitutes a Superior Offer and that failure to take such action would be inconsistent with its fiduciary duties under applicable law.

As described under the caption “The Merger Agreement—Termination Fees,” if STAAR terminates the Merger Agreement after the date of the Merger Agreement but prior to the adoption of the Merger Agreement by STAAR stockholders for the purpose of entering into an agreement in respect of a Superior Offer, STAAR must pay the STAAR Termination Fee (as defined in “The Merger Agreement—Termination Fees”) to Alcon. The STAAR Termination Fee is equal to $43,425,000, which is reduced in the case of an acquiror that made an Acquisition Proposal which, before the expiration of the 45-day window shop period (which ends at 11:59 p.m., Eastern Time, on September 19, 2025), the Board determines constitutes or could reasonably be expected to lead to a Superior Offer.

Additionally, at any time prior to receipt of the Stockholder Approval, other than in connection with an Acquisition Proposal, the Board may, in response to an Intervening Event (as defined in “The Merger Agreement—Recommendation of the Board; Recommendation Change”) make a Recommendation Change if:

•

the Board determines in good faith, after consultation with outside counsel and its financial advisor, that the failure of the Board to take such action would be inconsistent with its fiduciary duties under applicable law;

•

(i) at least four (4) business days before making such a Recommendation Change, STAAR provides Alcon a written notice specifying the facts and circumstances for such potential Recommendation Change, and (ii) during such four (4)-business day period, if requested by Alcon, has negotiated in good faith with respect to any revisions to the terms of the Merger Agreement or another proposal to the extent proposed by Alcon; and

•

the Board determines in good faith after consultation with its outside legal counsel and financial advisors that the failure to make the Recommendation Change would continue to be inconsistent with its fiduciary duties under applicable law.

For more information, see “The Merger Agreement—Recommendation of the Board; Recommendation Change.”

Termination of the Merger Agreement

Either STAAR or Alcon may terminate the Merger Agreement under certain circumstances, including (i) if the Merger is not completed by August 4, 2026 (provided that if, as of such date all conditions to Closing have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), other than the Absence of Legal Restraints Condition or the Regulatory Approvals Condition (each as defined in “The Merger Agreement—Conditions to the Closing of the Merger”), then such date will automatically be extended to November 4, 2026, (ii) if the STAAR stockholders fail to adopt the Merger Agreement, (iii) if a final and nonappealable order or action by specified governmental bodies having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or making the consummation of the Merger illegal, or (iv) pursuant to the Breach Termination Right (as defined in “The Merger Agreement—Termination of the Merger Agreement”). Alcon may terminate the Merger Agreement if, prior to receiving the Stockholder Approval, the Board has effected a Recommendation Change. STAAR may terminate the Merger Agreement prior to receiving the Stockholder Approval in order to enter into a definitive agreement with respect to a Superior Offer. Under certain circumstances, STAAR will be required to pay Alcon a termination fee of $43,425,000 in cash, which is reduced to $14,475,000 under certain circumstances in accordance with the “window shop” provision described above, or Alcon will be required to pay STAAR a termination fee of

$72,375,000 in cash, upon the termination of the Merger Agreement. For more information, see “The Merger Agreement—Termination Fees.”

Effect on STAAR if the Merger Is Not Completed

If the Merger Agreement is not adopted by STAAR stockholders, or if the Merger is not completed for any other reason:

•	STAAR stockholders will not be entitled to, nor will they receive, any payment for their shares of STAAR common stock pursuant to the Merger Agreement;

•

STAAR will remain an independent public company and STAAR common stock will continue to be listed and traded on the NASDAQ and registered under the Exchange Act, and STAAR will continue to file periodic and other reports with the SEC; and

•

under certain circumstances, STAAR will be required to pay Alcon a termination fee of up to $43,425,000 in cash, or Alcon will be required to pay STAAR a termination fee of $72,375,000 in cash, upon the termination of the Merger Agreement, as described in “The Merger Agreement—Termination Fees.”

For more information, see “Proposal 1: Adoption of the Merger Agreement—Effect on STAAR if the Merger Is Not Completed.”

QUESTIONS AND ANSWERS

The following questions and answers address some commonly asked questions regarding the Merger, the Merger Agreement and the Special Meeting. These questions and answers may not address all questions that are important to you. You should carefully read and consider the more detailed information contained elsewhere in this proxy statement and the annexes to this proxy statement, including the Merger Agreement, along with all of the documents to which this proxy statement refers, as they contain important information about, among other things, the Merger and how it affects you. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in “Where You Can Find More Information.”

Q:	Why am I receiving these materials?

A:	The Board is furnishing this proxy statement and form of proxy card to STAAR stockholders in connection with the solicitation of proxies to be voted at the Special Meeting.

Q:	When and where is the Special Meeting?

A:

The Special Meeting is scheduled to be held on [     ], 2025, at [     ], Pacific Time (unless the Special Meeting is adjourned or postponed), in a virtual format. STAAR will hold the Special Meeting virtually via live webcast to provide the opportunity for full and equal participation of all STAAR stockholders regardless of location.

You will be able to attend virtually and vote at the Special Meeting by visiting www.virtualshareholdermeeting.com/[ ] and using the control number found on your proxy card or voting instructions you previously received from your broker, bank or other nominee. You may begin to log into the Special Meeting website beginning at [    ], Pacific Time, on [    ], 2025.

The Special Meeting website is fully supported across browsers (Edge, Internet Explorer, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and mobile phones) that have the most updated version of applicable software and plugins installed. STAAR stockholders should ensure that they have a strong Internet connection if they intend to virtually attend the Special Meeting. Attendees should allow sufficient time to access the Special Meeting and ensure that they can hear streaming audio prior to the start of the Special Meeting.

Additional information regarding the rules of conduct and other materials for the Special Meeting will be available during the Special Meeting at www.virtualshareholdermeeting.com/[ ]. You will not be able to attend the Special Meeting physically in person.

Q:	What am I being asked to vote on at the Special Meeting?

A:	You are being asked to vote on the following proposals:

•	to approve the Merger Proposal; and

•	to approve, on an advisory (nonbinding) basis, the Compensation Proposal.

Q:	Who is entitled to vote at the Special Meeting?

A:

STAAR stockholders as of the Record Date of [     ], 2025 are entitled to notice of the Special Meeting and to vote at the Special Meeting. Each STAAR stockholder will be entitled to cast one vote on each matter properly brought before the Special Meeting for each such share owned at the close of business on the Record Date. Virtual attendance at the Special Meeting via the Special Meeting website is not required to vote.

Q:	How does the Merger Consideration compare to the market price of STAAR common stock prior to the announcement of the Merger Agreement?

A:

The Merger Consideration of $28.00 per share represents a premium of approximately 59% to the 90-day volume weighted average price of STAAR common stock at the time the Merger Agreement was announced on August 4, 2025, and approximately 51% premium to the closing price of STAAR common stock on August 4, 2025. The closing price of STAAR common stock on NASDAQ on [ ], 2025, the most recent practicable date prior to the date of this proxy statement, was $[ ]. You are encouraged to obtain current market prices of STAAR common stock in connection with voting your shares of STAAR common stock.

Q:	May I attend and vote at the Special Meeting?

A:

All STAAR stockholders as of the Record Date may attend the Special Meeting virtually via live webcast and vote at the Special Meeting. To vote your shares of STAAR common stock at the Special Meeting, you must attend the Special Meeting by visiting www.virtualshareholdermeeting.com/[ ] at [     ], Pacific Time, on [     ], 2025. For additional information on how to attend the Special Meeting, see “The Special Meeting—Attending the Special Meeting.”

If your shares of STAAR common stock are registered directly in your name with STAAR’s transfer agent, Equiniti Trust Company (formerly American Stock Transfer & Trust Company) (which this proxy statement refers to as “Equiniti”), you are considered a stockholder of record with respect to those shares. Some stockholders hold shares of STAAR common stock through a bank, broker or other nominee, and are often said to hold those shares in “street name.” These stockholders are considered “beneficial owners” of those shares. If you hold shares of STAAR common stock as a beneficial owner in “street name” as of the Record Date, you will receive separate instructions from your bank, broker or other nominee describing how to vote your shares.

Even if you plan to attend the virtual Special Meeting, STAAR encourages you to sign, date and return the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (in accordance with the instructions detailed in “The Special Meeting—Voting at the Special Meeting”) so that your vote will be counted if you later decide not to or become unable to attend the virtual Special Meeting. If you attend the virtual Special Meeting and vote thereat, your vote will revoke any proxy previously submitted.

Q:	What will I receive if the Merger is completed?

A:

At the Effective Time, you will be entitled to receive the Merger Consideration of $28.00 in cash, without interest, subject to any required tax withholding, for each share of STAAR common stock that you own (other than Excluded Shares and Dissenting Shares (as described in “Proposal 1: Adoption of the Merger Agreement—Merger Consideration”)) immediately prior to the Effective Time. For example, if you own 100 shares of STAAR common stock, you will receive $2,800 in cash in exchange for your shares of STAAR common stock (other than any Excluded Shares and Dissenting Shares), without interest and less any applicable withholding taxes. Excluded Shares are shares of STAAR common stock that are issued and outstanding immediately prior to the Effective Time that are owned or held in treasury by STAAR, or otherwise owned or held (a) by any wholly owned subsidiary of STAAR or (b) by Alcon or any of its wholly owned subsidiaries (including Merger Sub). Dissenting Shares are shares of STAAR common stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) and held by stockholders who have not voted in favor of adoption of the Merger Agreement and have not consented thereto in writing, and who have properly exercised appraisal rights for such shares in accordance with, and who have complied with, Section 262 with respect to such shares and have not effectively withdrawn or lost their rights to appraisal under the DGCL with respect to such shares.

Q:	What are the material U.S. federal income tax consequences of the Merger to holders of STAAR common stock?

A:

The exchange of STAAR common stock for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, a U.S. Holder (as defined in “Proposal 1: Adoption of the Merger Agreement—Material U.S. Federal Income Tax Consequences of the Merger”) who has shares of STAAR common stock exchanged for cash in the Merger generally will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash that such U.S. Holder receives in the Merger and such U.S. Holder’s adjusted tax basis in the shares of STAAR common stock surrendered pursuant to the Merger.

This proxy statement contains a general discussion of certain U.S. federal income tax consequences of the Merger. This description does not address any non-income tax consequences, nor does it address state, local, non-U.S. or other tax consequences or the consequences to holders who are subject to special treatment under U.S. federal tax law. Consequently, you should consult your tax advisor to determine the particular tax consequences to you of the Merger.

Q:	What vote is required to approve the Merger Proposal and the Compensation Proposal?

A:

The affirmative vote of the holders of a majority of the outstanding shares of STAAR common stock entitled to vote thereon is required to approve the Merger Proposal. Assuming a quorum is present, the affirmative vote of the holders of the shares of STAAR common stock representing a majority of the STAAR common stock present by remote communication or represented by proxy at the Special Meeting and entitled to vote on the Compensation Proposal is required to approve, on an advisory (nonbinding) basis, the Compensation Proposal.

If a quorum is present at the Special Meeting, the failure of any STAAR stockholder of record to: (1) submit a signed proxy card; (2) grant a proxy over the Internet or by telephone (in accordance with the instructions detailed in “The Special Meeting—Voting at the Special Meeting”); or (3) attend the Special Meeting will have the same effect as a vote “AGAINST” the Merger Proposal, but, assuming a quorum is present, will have no effect on the Compensation Proposal. If a quorum is present at the Special Meeting, for any STAAR stockholder who attends the Special Meeting or is represented by proxy and abstains from voting, such abstention will have the same effect as if the STAAR stockholder voted “AGAINST” the Merger Proposal and the Compensation Proposal.

If you hold your shares of STAAR common stock in “street name” and a quorum is present at the Special Meeting, the failure to instruct your bank, broker or other nominee how to vote your shares (resulting in a so-called “broker non-vote”) will have the same effect as a vote “AGAINST” the Merger Proposal, but, assuming a quorum is present, will have no effect on the Compensation Proposal. A so-called “broker non-vote” results when banks, brokers and other nominees return a valid proxy voting upon a matter or matters for which the applicable rules provide discretionary authority but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of such shares. STAAR does not expect any broker non-votes at the Special Meeting because the rules applicable to banks, brokers and other nominees only provide brokers with discretionary authority to vote on proposals that are considered “routine” or “discretionary,” and each of the proposals to be presented at the Special Meeting is considered “non-routine” and “non-discretionary.” As a result, no broker will be permitted to vote your shares of STAAR common stock at the Special Meeting without receiving instructions. If you properly sign your proxy card but do not mark the boxes showing how your shares of STAAR common stock should be voted on a matter, the shares represented by your properly signed proxy will be voted (1) “FOR” the Merger Proposal and (2) “FOR” the Compensation Proposal.

Q:	What constitutes a quorum?

A:

The presence by remote communication or by proxy of the holders of record on the Record Date of a majority of the STAAR common stock entitled to vote at the Special Meeting will constitute a quorum at the Special Meeting. Since there were [     ] shares of STAAR common stock outstanding and entitled to vote as of the Record Date, STAAR will need holders of at least [     ] shares present by remote communication or by proxy at the Special Meeting to achieve a quorum. In the event that a quorum is not present at the Special Meeting, it is expected that the Special Meeting will be adjourned to solicit additional proxies.

Q:	What happens if the Merger is not completed?

A:

If the Merger Agreement is not adopted by STAAR stockholders or if the Merger is not completed for any other reason, STAAR stockholders will not receive any payment for their shares of STAAR common stock. Instead, STAAR will remain an independent public company, STAAR common stock will continue to be listed and traded on NASDAQ and registered under the Exchange Act, and STAAR will continue to file periodic and other reports with the SEC.

Under specified circumstances, upon termination of the Merger Agreement, STAAR will be required to pay Alcon a termination fee of up to $43,425,000 in cash, or Alcon will be required to pay STAAR a termination fee of $72,375,000 in cash, as described in “The Merger Agreement—Termination Fees.”

Q:	Why are STAAR stockholders being asked to cast an advisory (nonbinding) vote to approve the Compensation Proposal?

A:

The Exchange Act and applicable SEC rules thereunder require STAAR to seek an advisory (nonbinding) vote with respect to certain payments that could become payable to its named executive officers in connection with the Merger.

Q:	What will happen if STAAR stockholders do not approve the Compensation Proposal at the Special Meeting?

A:

Approval of the Compensation Proposal is not a condition to the completion of the Merger and is separate and apart from the vote on the Merger Proposal. The vote with respect to the Compensation Proposal is an advisory vote and will not be binding on STAAR or Alcon. Therefore, if the approval of the Merger Proposal is obtained and the Merger is completed, the amounts payable under the Compensation Proposal will continue to be payable to STAAR’s named executive officers in accordance with the terms and conditions of the applicable agreements even if STAAR stockholders do not approve the Compensation Proposal.

Q:	What do I need to do now?

A:

You should carefully read and consider this entire proxy statement and the annexes to this proxy statement, including the Merger Agreement, along with all of the documents to which this proxy statement refers, as they contain important information about, among other things, the Merger and how it affects you. Then sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or grant your proxy electronically over the Internet or by telephone (in accordance with the instructions detailed in “The Special Meeting—Voting at the Special Meeting”), so that your shares of STAAR common stock can be voted at the Special Meeting. If you hold your shares of STAAR common stock in “street name,” please refer to the voting instructions provided by your bank, broker or other nominee to vote your shares.

Q:	Should I surrender my Certificates or Book-Entry Shares now?

A:

No. After the Merger is completed, the Exchange Agent will send each holder of record of certificated shares of STAAR common stock (a “Certificate”) a letter of transmittal and instructions that explain how to exchange shares of STAAR common stock represented by such holder’s Certificates for the Merger Consideration. Also, after the Merger is completed, the Exchange Agent will send each holder of non-certificated shares of STAAR common stock represented by book-entry (a “Book-Entry Share”) the Merger Consideration for each such Book-Entry Share upon receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request).

Q:	What happens if I sell or otherwise transfer my shares of STAAR common stock after the Record Date, but before the Special Meeting?

A:

The Record Date for the Special Meeting is earlier than the date of the Special Meeting and the date the Merger is expected to be completed. If you sell or transfer your shares of STAAR common stock after the Record Date, but before the Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares and each of you notifies STAAR in writing of such special arrangements, you will transfer the right to receive the Merger Consideration, if the Merger is completed, to the person to whom you sell or transfer your shares, but you will retain your right to vote those shares at the Special Meeting. Even if you sell or otherwise transfer your shares of STAAR common stock after the Record Date, STAAR encourages you to sign, date and return the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (in accordance with the instructions detailed in “The Special Meeting—Voting at the Special Meeting”).

Q:	What is the difference between holding shares as a STAAR stockholder of record and holding shares in “street name” as a beneficial owner?

A:

If your shares of STAAR common stock are registered directly in your name with STAAR’s transfer agent, Equiniti, you are considered a stockholder of record with respect to these shares. In this case, this proxy statement and your proxy card have been sent directly to you by STAAR.

If your shares are held through a bank, broker or other nominee, you are often said to hold these shares in “street name” and are considered the “beneficial owner” of those shares. In that case, this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, to be the STAAR stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares by following their instructions for voting. You are also invited to attend the virtual Special Meeting. If you did not obtain a 16-digit control number, you must contact your bank, broker or other nominee to obtain a 16-digit control number to vote your shares of STAAR common stock at the Special Meeting.

Q:	How may I vote?

A:	There are four ways to vote if you are a record holder (i.e., you do not hold your shares through a broker, bank or other nominee):

•

By Internet: If you have Internet access, STAAR encourages you to vote at www.proxyvote.com in advance of the Special Meeting by following the instructions on the proxy card prior to 11:59 p.m., Eastern Time, on [    ], 2025.

•	By Telephone: As instructed on the proxy card, you can vote by making a toll-free telephone call from the U.S. or Canada to 1-800-690-6903 prior to 11:59 p.m., Eastern Time, on [ ], 2025.

•

By Mail: If you received your proxy materials by mail, you can vote by completing, signing and returning the enclosed proxy card in the prepaid envelope provided. For your mailed proxy card to be counted, Broadridge Financial Solutions (which this proxy statement refers to as “Broadridge”) must receive it before 11:59 p.m., Eastern Time, on [    ], 2025.

•

At the Special Meeting: To vote during the Special Meeting, visit www.virtualshareholdermeeting.com/[ ] and enter the 16-digit control number included on your proxy card. Online access to the Special Meeting will open approximately 15 minutes prior to the start of the Special Meeting. If you encounter any difficulties accessing the virtual Special Meeting during the check-in or meeting time, please call the technical support number that will be posted on the Special Meeting website. Technical support will be available starting 15 minutes prior to the Special Meeting.

If you hold shares of STAAR common stock as a beneficial owner in “street name” as of the Record Date, you will receive separate instructions from your bank, broker or other nominee describing how to vote your shares.

Whether or not you plan to attend the virtual Special Meeting, STAAR urges you to vote in advance by proxy to ensure your vote is counted. STAAR encourages you to submit your proxy over the Internet or by telephone, both of which are convenient, cost-effective and reliable alternatives to returning a proxy card by mail. You may still attend the virtual Special Meeting and vote during the virtual Special Meeting if you have already voted by proxy.

Please be aware that, although there is no charge for voting your shares of STAAR common stock, if you vote electronically over the Internet by visiting the website on your proxy card or by telephone by calling the phone number on your proxy card, in each case, you may incur costs such as Internet access and telephone charges for which you will be responsible.

Q:	What is a proxy?

A:

A proxy is a STAAR stockholder’s legal designation of another person to vote shares owned by such stockholder on their behalf. If you are a STAAR stockholder of record, you can vote by proxy over the Internet, by telephone or by mail by following the instructions provided in the enclosed proxy card. If you hold shares of STAAR common stock beneficially in “street name,” you should follow the voting instructions provided by your bank, broker or other nominee.

Q:	If a STAAR stockholder gives a proxy, how are the shares voted?

A:

Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares of STAAR common stock in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign your proxy card, but do not mark one or more of the boxes showing how your shares of STAAR common stock should be voted on one or more particular matters, the shares represented by your properly signed proxy with respect to the unmarked matters will be voted (1) “FOR” the Merger Proposal and (2) “FOR” the Compensation Proposal.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:

No. Your bank, broker or other nominee is permitted to vote your shares of STAAR common stock on any proposal currently scheduled to be considered at the Special Meeting only if you instruct your bank, broker or other nominee on how to vote. You should follow the procedures provided by your bank, broker or other nominee to vote your shares. Without instructions, your shares of STAAR common stock will not be voted on such proposals, which will have the same effect as if you voted against the Merger Proposal, but, assuming a quorum is present, will have no effect on the Compensation Proposal.

Q:	May I change my vote after I have mailed my signed and dated proxy card?

A:	Yes. You may change your vote in the manner described in this proxy statement. You may do this by:

•

Subsequently Completed Proxy: Submitting another properly completed proxy card bearing a later date by mail, provided such proxy card is received by Broadridge no later than 11:59 p.m., Eastern Time, on [    ], 2025.

•

At the Special Meeting: Virtually attending the Special Meeting and voting at the Special Meeting. Please note that virtual attendance at the Special Meeting will not by itself constitute revocation of a proxy.

•	Voting Again Electronically: Voting again by telephone or the Internet before the closing of the voting facilities at 11:59 p.m., Eastern Time, on [ ], 2025.

•

Written Notice: Sending a written notice that you are revoking your proxy to STAAR’s Corporate Secretary at Office of the Corporate Secretary, STAAR Surgical Company, 25510 Commercentre Drive, Lake Forest, California, 92630, provided such written notice is received by 5:30 p.m., Pacific Time, on [    ], 2025.

If your shares of STAAR common stock are held in the name of a broker, bank or other nominee, you should follow the voting instructions you receive from the holder of record to revoke your proxy or change your vote.

If you have any questions about how to vote or change your vote, you should contact STAAR’s proxy solicitor:

INNISFREE M&A INCORPORATED

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders, please call toll-free: (877) 750-8233

Banks and brokerage firms, please call: (212) 750-5833

Q:	What should I do if I receive more than one set of voting materials?

A:

This means you own shares of STAAR common stock that are registered under different names or are in more than one account. For example, you may own some shares of STAAR common stock directly as a STAAR stockholder of record and other shares through a broker, or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must vote, sign and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards that you receive in order to vote all of the shares of STAAR common stock you own. Each proxy card you receive comes with its own prepaid return envelope. If you submit your proxy by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.

Q:	How many copies of this proxy statement and related voting materials should I receive if I share an address with another STAAR stockholder?

A:

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. STAAR and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address, unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or STAAR that they or STAAR will be sending householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares of STAAR common stock are held in a brokerage account or STAAR if you hold registered shares. You can notify STAAR by sending a request to Corporate Secretary, STAAR Surgical Company, 25510 Commercentre Drive, Lake Forest, CA 92630, or by calling Broadridge at (866) 540-7095 or sending a written request by mail to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

Q:	Where can I find the voting results of the Special Meeting?

A:

The preliminary voting results for the Special Meeting are expected to be announced at the Special Meeting. In addition, within four business days of the Special Meeting, STAAR will file the final voting results of the Special Meeting (or, if the final voting results have not yet been certified, the preliminary results) with the SEC on a Current Report on Form 8-K.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:

STAAR has engaged Innisfree M&A Incorporated, which this proxy statement refers to as “Innisfree,” to assist in the solicitation of proxies for the Special Meeting. STAAR estimates that it will pay Innisfree a fee of approximately $[ ][, plus reimbursement for reasonable out-of-pocket expenses]. STAAR has agreed to indemnify Innisfree against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

STAAR can use directors, officers and regular employees of STAAR to ask for proxies. These employees do not receive additional compensation for these services. STAAR may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation material to the beneficial owners of STAAR common stock.

Q:	When do you expect the Merger to be completed?

A:

The Merger is expected to close within six to 12 months of August 4, 2025 (the date of the Merger Agreement). However, the exact timing of completion of the Merger cannot be predicted because the consummation of the Merger is subject to the closing conditions specified in the Merger Agreement and summarized in this proxy statement, many of which are outside of STAAR’s control.

Q:	How can I obtain additional information about STAAR?

A:

STAAR will provide copies of this proxy statement, documents incorporated by reference and its 2024 Annual Report to Stockholders, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (which this proxy statement refers to as the “Annual Report”), without charge to any STAAR stockholder who makes a request in writing to STAAR’s Corporate Secretary at Office of the Corporate Secretary, STAAR Surgical Company, 25510 Commercentre Drive, Lake Forest, California, 92630 or by calling Broadridge at (866) 540-7095 or sending a written request by mail to Broadridge at Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717. In order for you to receive timely delivery of documents in advance of the Special Meeting, you must make such request by no later than [     ], 2025. The Annual Report and other SEC filings may also be accessed at https://sec.gov or on the Investors page of STAAR’s website at https://investors.staar.com/. STAAR’s website address is provided as an inactive textual reference only. The information contained in, or that can be accessed through, STAAR’s website is not part of this proxy statement and is not incorporated in this proxy statement by this or any other reference to STAAR’s website provided in this proxy statement.

Q:	Who can help answer my questions?

A:

If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of STAAR common stock, please contact STAAR’s proxy solicitor:

INNISFREE M&A INCORPORATED

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders, please call toll-free: (877) 750-8233

Banks and brokerage firms, please call: (212) 750-5833

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information covered by this proxy statement may contain forward-looking statements as defined in Section 27A of the Securities Act of 1933, as amended (which this proxy statement refers to as the “Securities Act”), and Section 21E of the Exchange Act, as amended by the Private Securities Litigation Reform Act of 1995, such as statements about the consummation of the proposed Merger and the anticipated benefits thereof. Forward-looking statements often contain words such as “anticipate,” “believe,” “expect,” “plan,” “estimate,” “project,” “continue,” “will,” “should,” “may” and similar terms. These forward-looking statements do not constitute guarantees of future performance and are subject to a variety of risks and uncertainties that may cause actual results to differ materially from any future results expressed or implied by the forward-looking statements. In addition, STAAR has based some of these forward-looking statements on assumptions about future events that may prove to be inaccurate. Such factors, risks and uncertainties include:

•

the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement between the parties to the Merger or extend the anticipated timetable for completion of the proposed transaction;

•	the failure to obtain the Stockholder Approval;

•	the failure to obtain certain required regulatory approvals or the failure to satisfy any of the other closing conditions to the completion of the Merger within the expected timeframes or at all;

•	risks related to disruption of management’s attention from STAAR’s ongoing business operations due to the Merger;

•

disruption from the Merger making it more difficult to maintain business, contractual and operational relationships, including the effect of the announcement of the Merger on the ability of STAAR to retain and hire key personnel and maintain relationships with its customers, distributors, suppliers and others with whom it does business, or on its operating results and business generally;

•	the ability of STAAR to meet expectations regarding the timing and completion of the Merger;

•	certain restrictions during the pendency of the Merger that may impact STAAR’s ability to pursue certain business opportunities or strategic transactions;

•

the risk that any announcements relating to the Merger could have adverse effects on the market price of STAAR common stock;the outcome of any legal proceedings that may be instituted against STAAR or Alcon related to the Merger;

•	the possibility that the price of STAAR common stock may decline significantly if the Merger is not consummated;

•	the ability to continue STAAR’s growth and profitability trajectory;

•	STAAR’s reliance on independent distributors in international markets;

•	the risk of a slowdown or disruption to the Chinese economy;

•	global economic conditions and competition;

•	potential disruptions in STAAR’s supply chain;

•	fluctuations in foreign currency exchange rates;

•	international trade disputes (including involving tariffs) and substantial dependence on demand from Asia;

•	changes in effective tax rate or tax laws;

•	any disruption to STAAR’s ability to manufacture Collamer or loss of use of STAAR’s principal manufacturing facility;

•	potential losses due to product liability claims or product recalls;

•	exposure to environmental liability and risks associated with climate change;

•	data corruption, cyber-based attacks or network security breaches and/or noncompliance with data protection and privacy regulations;

•	acquisitions of new technologies;

•	the willingness of surgeons and patients to adopt a new or improved product and procedure;

•	extensive clinical trials and resources devoted to research and development;

•	changes in pricing and pricing controls;

•

compliance with and changes to applicable laws and regulations, including laws pertaining to healthcare fraud and abuse, and U.S. Food and Drug Administration or international regulations related to product approval; and

•	the discretion of regulatory agencies to approve or reject existing, new or improved products, or to require additional actions before or after approval, or to take enforcement action.

Additional information and detailed discussion of these risks, uncertainties and other potential factors that could affect STAAR’s business and performance and cause actual results or outcomes to differ materially from the results, performance or achievements addressed in STAAR’s forward-looking statements is included in STAAR’s other filings with the SEC, including in the section of this proxy statement titled “Risk Factors” and sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of STAAR’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. STAAR assumes no obligation to update its forward-looking statements, which speak as of their respective dates, whether as a result of new information, future events or otherwise.

RISK FACTORS

In addition to the other information included and incorporated by reference into this proxy statement, including the matters addressed in the section entitled “Special Note Regarding Forward-Looking Statements,” you should be aware of and carefully consider the following risks and uncertainties that are applicable to the Merger Agreement, the Merger and STAAR before deciding whether to vote for the Merger Proposal and the Compensation Proposal. You should also consider the risks relating to STAAR’s business and ownership of STAAR common stock contained in the section titled “Risk Factors” in STAAR’s Annual Report on Form 10-K for the fiscal year ended December 27, 2024, STAAR’s Quarterly Report on Form 10-Q for the quarterly period ended June 27, 2025, and in any documents STAAR subsequently files with the SEC, which are incorporated into this proxy statement by reference. See “Where You Can Find More Information.”

The announcement and pendency of STAAR’s proposed acquisition by Alcon could adversely impact STAAR’s business, financial condition, and results of operations.

Uncertainty about the effect of the Merger on STAAR’s employees, distributors, customers, and other parties may have an adverse effect on STAAR’s business, financial condition, and results of operations regardless of whether the Merger is completed. These risks to STAAR’s business include the following, all of which could be exacerbated by a delay in the completion of the Merger:

•	the impairment of STAAR’s ability to attract, retain, and motivate STAAR’s employees, including key personnel;

•	the diversion of significant management time and resources toward the completion of the Merger;

•	difficulties maintaining relationships with distributors, customers, suppliers, and other business partners;

•	delays or deferments of certain business decisions by STAAR’s distributors, customers, suppliers, and other business partners;

•

the inability to pursue alternative business opportunities or make appropriate changes to STAAR’s business because the Merger Agreement requires STAAR to use commercially reasonable efforts to carry on STAAR’s business in the ordinary course and preserve intact STAAR’s material business organization and existing relationships;

•	litigation relating to the Merger and the costs related thereto; and

•	the incurrence of significant costs, expenses, and fees for professional services and other transaction costs in connection with the Merger.

The consummation of the Merger is subject to certain closing conditions, including adoption of the Merger Agreement by STAAR stockholders and certain regulatory conditions, which may not be satisfied on a timely basis or at all, and the failure to consummate the Merger within the expected timeframe or at all could adversely impact STAAR’s business, financial condition, and results of operations.

The obligations of STAAR, Alcon and Merger Sub to consummate the transactions contemplated by the Merger Agreement are subject to the satisfaction or waiver of a number of conditions, including the adoption of the Merger Agreement by holders of a majority of the outstanding shares of STAAR common stock entitled to vote thereon. Ownership of STAAR common stock is currently concentrated among a few investors, and STAAR’s largest investor reported beneficial ownership as of August 8, 2025 of approximately 27.3% of STAAR’s outstanding shares of STAAR common stock. If STAAR’s largest investors do not vote their shares in support of the adoption of the Merger Agreement, STAAR’s ability to satisfy this closing condition would be materially adversely affected.

In addition, the consummation of the Merger is subject to the expiration or termination of the applicable waiting period (and any extension thereof) under the HSR Act (which waiting period will expire on

2025 at 11:59 p.m., Eastern Time, unless otherwise earlier terminated or extended), as well as of any agreement not to close embodied in a “timing agreement” between the parties and a governmental body, and the receipt of regulatory approvals in other jurisdictions, including China and Japan among others. The relevant governmental entities may impose requirements, limitations or costs or place restrictions on the conduct of STAAR’s or Alcon’s business following the Merger as a condition to approval or not grant approval at all.

Other conditions that must be satisfied or waived before one or more of the parties will be obligated to consummate the Merger are (1) the accuracy of the other party’s representations and warranties, subject to certain materiality standards set forth in the Merger Agreement; (2) compliance by the other party in all material respects with such other party’s obligations and covenants under the Merger Agreement; (3) the absence of any law or order prohibiting consummation of the Merger or that that makes illegal the consummation of the Merger in specified jurisdictions in which STAAR, Alcon or their respective subsidiaries have business operations; and (4) in the case of Alcon’s and Merger Sub’s obligation to consummate the Merger, the absence of a Material Adverse Effect (as defined in “The Merger Agreement—Representations and Warranties”) on STAAR since the date of the Merger Agreement that is continuing.

STAAR can provide no assurance that the closing conditions will be fulfilled (or waived, if applicable) in a timely manner or at all, and, if all closing conditions are timely fulfilled (or waived, if applicable), STAAR can provide no assurance as to the terms, conditions, and timing of the completion of the Merger. Many of the conditions to consummation of the Merger are not within either STAAR’s, Alcon’s or Merger Sub’s control, and STAAR cannot predict when or if these conditions will be fulfilled (or waived, if applicable).

The Merger Agreement also includes termination provisions for both STAAR and Alcon. If the Merger Agreement is terminated under specified circumstances, STAAR may be required to pay Alcon a termination fee of up to $43,425,000, and if the Merger Agreement is terminated under certain circumstances, including a failure to timely receive required regulatory approvals, Alcon may be required to pay STAAR a termination fee of $72,375,000.

There can be no assurance that a remedy will be available to STAAR in the event of a breach of the Merger Agreement by Alcon or its affiliates or that STAAR will wholly or partially recover for any damages incurred by STAAR in connection with the Merger. A failed transaction may result in negative publicity and a negative impression of STAAR among STAAR’s customers or in the investment community or business community generally. Further, any disruptions to STAAR’s business resulting from the announcement and pendency of the Merger, including any adverse changes in STAAR’s relationships with its stockholders, distributors, customers, suppliers, lenders, partners, officers, employees, governmental entities, and other third parties could continue or accelerate in the event of a failed transaction. In addition, if the Merger is not completed, and there are no other parties willing and able to acquire STAAR at a price of $28.00 per share or higher, on terms acceptable to STAAR, the share price of the STAAR common stock may decline to the extent that the current market price of the common stock reflects an assumption that the Merger will be completed.

Also, STAAR has incurred, and will continue to incur, significant costs, expenses, and fees for professional services and other transaction costs in connection with the Merger, for which STAAR will have received little or no benefit if the Merger is not completed. Some of these fees and costs are payable by STAAR even if the Merger is not completed and may relate to activities that STAAR would not have undertaken other than to complete the Merger.

For additional information related to the Merger Agreement, see “Proposal 1: Adoption of the Merger Agreement” and “The Merger Agreement.”

STAAR is subject to certain restrictions in the Merger Agreement that may hinder operations pending the consummation of the Merger.

The Merger Agreement generally requires STAAR to operate its business in the ordinary course pending consummation of the Merger and restricts STAAR, without Alcon’s consent, from taking certain specified actions until the Merger is completed, subject to certain exceptions. These restrictions may affect STAAR’s ability to execute its business strategies and attain STAAR’s financial and other goals and may impact its financial condition, results of operations and cash flows.

These restrictions could be in place for an extended period of time if the consummation of the Merger is delayed, which may delay or prevent STAAR from undertaking business opportunities that, absent the Merger Agreement, STAAR might have pursued, or from effectively responding to competitive pressures or industry developments.

Whether or not the Merger is completed, the pending Merger may disrupt STAAR’s current plans and operations, which could have an adverse effect on STAAR’s business and financial results. For these and other reasons, the pendency of the Merger could adversely affect STAAR’s business and financial results. For more information, see “The Merger Agreement—Conduct of Business Pending the Merger.”

The Merger Agreement contains provisions that could discourage a potential competing acquiror of STAAR.

The Merger Agreement contains non-solicitation provisions that, subject to certain exceptions, restrict STAAR’s ability to solicit, initiate, knowingly encourage or facilitate competing third-party proposals for the acquisition of STAAR’s stock or assets. Under certain circumstances, the Board may (i) withdraw, qualify or modify its recommendation that STAAR’s stockholders adopt the Merger Agreement or (ii) terminate the Merger Agreement to enter into a definitive agreement with respect to an Acquisition Proposal. However, before doing so, the Board must comply with certain procedures described in the Merger Agreement, including provisions that give Alcon an opportunity to negotiate to modify the terms of the Merger Agreement in a manner such that any Acquisition Proposal would not constitute a Superior Offer. In some circumstances, upon termination of the Merger Agreement, STAAR will be required to pay a termination fee to Alcon of $43,425,000, although this fee will be reduced to $14,475,000 upon termination of the Merger Agreement under certain circumstances in the case of an acquiror who makes an Acquisition Proposal which, before the expiration of the 45-day window shop period, the Board determines constitutes or could reasonably be expected to lead to a Superior Offer. The window shop period ends at 11:59 p.m., Eastern Time, on September 19, 2025. For more information, see “The Merger Agreement—Non Solicitation; Window Shop Period” and “—Termination Fees.”

These provisions could discourage a potential third-party acquiror that might have an interest in acquiring all or a significant portion of STAAR from considering or proposing an acquisition, even if the acquiror was prepared to pay a greater amount of value than the Merger Consideration that STAAR stockholders would be afforded by the Merger, or could result in a potential third-party acquiror proposing to pay a lower amount of value to STAAR’s stockholders than they might otherwise have proposed due to the added expense of the termination fee that may become payable to Alcon in certain circumstances.

Lawsuits may be filed against STAAR or its directors or officers challenging the transactions contemplated by the Merger Agreement or the Merger, which could prevent or delay the completion of the Merger or result in the payment of damages.

Litigation relating to the Merger may be filed against STAAR or its directors or officers. Among other remedies, claimants could seek damages and/or to enjoin the Merger and the other transactions contemplated by the Merger Agreement. An adverse ruling in any such lawsuit may delay or prevent the proposed Merger from being completed. Any such actions may create uncertainty relating to the Merger and may be costly and distracting to STAAR’s management.

Additionally, if the Merger is not consummated for any reason, litigation could be filed in connection with the failure to consummate the Merger.

If the Merger is consummated, STAAR stockholders will not be able to participate in any further upside to STAAR’s business.

If the Merger is consummated, STAAR stockholders will receive the right to receive $28.00 per share in cash, without interest, subject to any required tax withholding, and will not receive any equity interests of Alcon. As a result, if STAAR’s business following the Merger performs well, STAAR’s current stockholders will not receive any additional consideration and will therefore not receive any benefit from any such future performance of STAAR’s business.

THE SPECIAL MEETING

The enclosed proxy is solicited on behalf of the Board for use at the Special Meeting.

Date, Time and Place

The Special Meeting will be held virtually via live webcast on [    ], 2025, beginning at [    ], Pacific Time (unless the Special Meeting is adjourned or postponed). STAAR stockholders will be able to virtually attend and vote at the Special Meeting by visiting www.virtualshareholdermeeting.com/[ ].

Purpose of the Special Meeting

At the Special Meeting, STAAR will ask STAAR stockholders to vote on proposals to (1) approve the Merger Proposal and (2) approve, on an advisory (nonbinding) basis, the Compensation Proposal.

Attending the Special Meeting

The Special Meeting is scheduled to be held on [    ], 2025, at [    ], Pacific Time (unless the Special Meeting is adjourned or postponed), in a virtual format. STAAR will hold the Special Meeting virtually via live webcast to provide the opportunity for full and equal participation of all STAAR stockholders regardless of location.

You may attend the Special Meeting virtually by visiting www.virtualshareholdermeeting.com/[ ] and using the 16-digit control number found on the proxy card that you previously received. If you plan to attend the Special Meeting virtually, STAAR encourages you to access the Special Meeting website prior to the start time of the meeting to allow time to log in and test your device’s audio system. You may begin to log into the Special Meeting website beginning at [    ], Pacific Time, on [    ], 2025.

The Special Meeting website is fully supported across browsers (Edge, Internet Explorer, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and mobile phones) that have the most updated version of applicable software and plugins installed. Stockholders should ensure that they have a strong Internet connection if they intend to virtually attend the Special Meeting. Attendees should allow sufficient time to access the meeting and ensure that they can hear streaming audio prior to the start of the Special Meeting.

If you encounter any difficulties accessing the Special Meeting, please call the technical support number that will be provided on the Special Meeting website. Technical support will be available beginning approximately 15 minutes prior to the start of the Special Meeting through its conclusion.

Additional information regarding related rules of conduct and other materials for the Special Meeting will be available during the Special Meeting at www.virtualshareholdermeeting.com/[ ].

You will not be able to attend the Special Meeting physically in person.

Record Date; Shares Entitled to Vote; Quorum

Only stockholders who held shares of STAAR common stock as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. The list of stockholders of record entitled to vote at the Special Meeting will be available for examination during the 10 days before the Special Meeting by any stockholder for any purpose germane to the Special Meeting during ordinary business hours, at the principal place of business of the corporation at Office of the Corporate Secretary, STAAR Surgical Company, 25510 Commercentre Drive, Lake Forest, California, 92630. As of the Record Date, there were [    ] shares of STAAR common stock outstanding and entitled to vote at the Special Meeting.

The presence by remote communication or by proxy of the holders of record of a majority of the STAAR common stock entitled to vote at the Special Meeting on the Record Date will constitute a quorum at the Special Meeting. In the event that a quorum is not present at the Special Meeting, it is expected that the Special Meeting will be adjourned to solicit additional proxies.

Vote Required; Abstentions and Broker Non-Votes

Each STAAR stockholder will be entitled to one vote for each share of STAAR common stock owned as of the close of business on the Record Date.

The affirmative vote of the holders of a majority of the outstanding shares of STAAR common stock entitled to vote thereon is required to approve the Merger Proposal. As of the Record Date, [    ] shares constitute a majority of the outstanding shares of STAAR common stock.

Assuming a quorum is present, the affirmative vote of the holders of the shares of STAAR common stock representing a majority of the STAAR common stock present by remote communication or represented by proxy at the Special Meeting and entitled to vote on the Compensation Proposal, is required to approve, on an advisory (nonbinding) basis, the Compensation Proposal.

If a quorum is present at the Special Meeting, the failure of any STAAR stockholder of record to: (1) submit a signed proxy card; (2) grant a proxy over the Internet or by telephone (in accordance with the instructions detailed in “—Voting at the Special Meeting”); or (3) attend the Special Meeting will have the same effect as a vote “AGAINST” the Merger Proposal but will have no effect on the Compensation Proposal. If a quorum is present at the Special Meeting, for any STAAR stockholder who attends the Special Meeting or is represented by proxy and abstains from voting, such abstention will have the same effect as if the STAAR stockholder voted “AGAINST” the Merger Proposal and the Compensation Proposal.

Each “broker non-vote” will also count as a vote “AGAINST” the Merger Proposal but, assuming a quorum is present, will have no effect on the Compensation Proposal, because broker non-votes will not be counted as shares present and entitled to vote with respect to proposals on which the broker has not voted. A so-called “broker non-vote” results when banks, brokers and other nominees return a valid proxy voting upon a matter or matters for which the applicable rules provide discretionary authority but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of such shares. STAAR does not expect any broker non-votes at the Special Meeting because the rules applicable to banks, brokers and other nominees only provide brokers with discretionary authority to vote on proposals that are considered “routine” or “discretionary” and each of the proposals to be presented at the Special Meeting is considered “non-routine” and “non-discretionary.” As a result, no broker will be permitted to vote your shares of STAAR common stock at the Special Meeting without receiving instructions. Failure to instruct your broker on how to vote your shares will have the same effect as a vote “AGAINST” the Merger Proposal, but will have no effect on the Compensation Proposal (assuming a quorum is present).

Stock Ownership and Interests of Certain Persons

Shares Held by STAAR’s Directors and Executive Officers

As of the Record Date, STAAR’s executive officers and directors beneficially owned and were entitled to vote, in the aggregate, [    ] shares of STAAR common stock, representing approximately [ ]% of the shares of STAAR common stock outstanding on the Record Date.

Voting at the Special Meeting

There are four ways to vote if you are a record holder (i.e., you do not hold your shares of STAAR common stock through a broker, bank or other nominee):

•

By Internet: If you have Internet access, STAAR encourages you to vote at www.proxyvote.com in advance of the Special Meeting by following the instructions on the proxy card prior to 11:59 p.m., Eastern Time, on [    ], 2025.

•	By Telephone: As instructed on the proxy card, you can make a toll-free telephone call from the U.S. or Canada to 1-800-690-6903 prior to 11:59 p.m., Eastern Time, on [ ], 2025.

•

By Mail: If you received your proxy materials by mail, you can vote by completing, signing and returning the enclosed proxy card in the prepaid envelope provided. For your mailed proxy card to be counted, Broadridge must receive it before 11:59 p.m., Eastern Time, on [    ], 2025.

•

At the Special Meeting: To vote during the Special Meeting, visit www.virtualshareholdermeeting.com/[ ] and enter the 16-digit control number included in your proxy card. Online access to the Special Meeting will open approximately 15 minutes prior to the start of the Special Meeting. If you encounter any difficulties accessing the virtual Special Meeting during the check-in or meeting time, please call the technical support number that will be posted on the Special Meeting website. Technical support will be available starting 15 minutes prior to the Special Meeting.

Although STAAR offers multiple voting methods, STAAR encourages you to vote over the Internet or by telephone as STAAR believes they are the most cost-effective methods. STAAR also recommends that you vote as soon as possible, even if you are planning to attend the Special Meeting, so that the vote count will not be delayed. Both the Internet and telephone provide convenient, cost-effective and reliable alternatives to returning your proxy card by mail. If you choose to vote your shares of STAAR common stock over the Internet or by telephone, there is no need for you to submit your proxy card by mail.

All shares of STAAR common stock represented by properly signed and dated proxies received by the deadline indicated above will be voted at the Special Meeting in accordance with the instructions of the STAAR stockholder. Properly signed and dated proxies that do not contain voting instructions for one or more specific proposals will be voted with respect to the proposals for which instructions are not provided (1) “FOR” the Merger Proposal and (2) “FOR” the Compensation Proposal. If you indicate on your proxy card that you wish to vote in favor of the Merger Proposal but do not indicate a choice on the Compensation Proposal, your shares of STAAR common stock will be voted “FOR” each such proposal. Proxy cards that are returned without a signature will not be counted as present at the Special Meeting and cannot be voted.

If your shares of STAAR common stock are registered directly in your name with STAAR’s transfer agent, Equiniti, you are considered a stockholder of record with respect to those shares. Some stockholders hold shares of STAAR common stock through a bank, broker or other nominee, and are often said to hold those shares in “street name.” These stockholders are considered “beneficial owners” of those shares. If you hold shares of STAAR common stock as a beneficial owner in “street name” as of the Record Date, you will receive separate instructions from your bank, broker or other nominee describing how to vote your shares. If you do not return your bank’s, broker’s or other nominee’s voting form, do not vote via the Internet or telephone through your bank, broker or other nominee, if possible, or do not attend the Special Meeting and vote thereat, it will have the same effect as if you voted “AGAINST” the Merger Proposal but, assuming a quorum is present, will not have any effect on the Compensation Proposal (so long as you do not attend the Special Meeting and abstain from voting on any given proposal, which would have the same effect as voting “AGAINST” the Merger Proposal and the Compensation Proposal).

Revocability of Proxies

Any proxy given by a STAAR stockholder may be revoked by doing any of the following:

•

Subsequently Completed Proxy: Submitting another properly completed proxy card bearing a later date by mail, provided such proxy card is received by Broadridge no later than 11:59 p.m., Eastern Time, on [    ], 2025.

•

At the Special Meeting: Virtually attending the Special Meeting and voting at the Special Meeting. Please note that virtual attendance at the Special Meeting will not by itself constitute revocation of a proxy.

•	Voting Again Electronically: Voting again by telephone or the Internet before the closing of the voting facilities at 11:59 p.m., Eastern Time, on [ ], 2025.

•

Written Notice: Sending written notice that you are revoking your proxy to STAAR’s Corporate Secretary at Office of the Corporate Secretary, STAAR Surgical Company, 25510 Commercentre Drive, Lake Forest, California, 92630, provided such written notice is received by 5:30 p.m., Pacific Time, on [    ], 2025.

If your shares of STAAR common stock are held in the name of a broker, bank or other nominee, you should follow the voting instructions you receive from the holder of record to revoke your proxy or change your vote.

Any adjournment, postponement or other delay of the Special Meeting, including for the purpose of soliciting additional proxies, will allow STAAR stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting, as adjourned, postponed or delayed.

Recommendation of the Board

The Board has unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, are advisable, fair to and in the best interests of STAAR and its stockholders, approved, adopted and declared advisable the execution and delivery of, and entry into, the Merger Agreement, and directed that the Merger Agreement be submitted to the STAAR stockholders for adoption at the Special Meeting.

The Board unanimously recommends that you vote: (1) “FOR” the Merger Proposal and (2) “FOR” the Compensation Proposal.

Solicitation of Proxies

The Board is soliciting your proxy, and STAAR will bear the cost of soliciting proxies. Innisfree has been retained to assist with the solicitation of proxies. Innisfree will be paid approximately $[ ] [and will be reimbursed for its reasonable out-of-pocket expenses for these and other advisory services in connection with the Special Meeting]. STAAR has agreed to indemnify Innisfree against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions). Forms of proxies and proxy materials may also be distributed through brokers, custodians and other like parties to the beneficial owners of shares of STAAR common stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses in accordance with SEC and NASDAQ regulations. Proxies may also be solicited in person or by telephone, facsimile, electronic mail or other electronic medium by Innisfree or, without additional compensation, by STAAR or its directors, officers and employees.

Anticipated Completion Date of the Merger

Assuming timely satisfaction of necessary closing conditions, including receipt of the Stockholder Approval, the Merger is expected to close within six to 12 months of August 4, 2025 (the date of the Merger

Agreement). However, the exact timing of completion of the Merger cannot be predicted because the consummation of Merger is subject to the closing conditions specified in the Merger Agreement and summarized in this proxy statement, many of which are outside of STAAR’s control.

Appraisal Rights

If the Merger is consummated and certain conditions are met, STAAR stockholders and beneficial owners who continuously hold shares of STAAR common stock through the Effective Time, who do not vote in favor of the proposal to adopt the Merger Agreement and who properly demand appraisal of their shares and who do not withdraw their demands or otherwise lose their rights to seek appraisal, will be entitled to seek appraisal of their shares of STAAR common stock in connection with the Merger under Section 262. This means that STAAR stockholders and beneficial owners may be entitled to have their shares of STAAR common stock appraised by the Delaware Court of Chancery, and to receive payment in cash of the “fair value” of their shares of STAAR common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be the fair value, if any, as determined by the Delaware Court of Chancery, as described further below. Due to the complexity of the appraisal process, persons who wish to seek appraisal of their shares of STAAR common stock are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.

STAAR stockholders and beneficial owners considering seeking appraisal should be aware that the fair value of their shares of STAAR common stock as determined pursuant to Section 262 could be more than, the same as or less than the value of the consideration that they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares.

To exercise appraisal rights, STAAR stockholders or beneficial owners of shares of STAAR common stock must: (i) properly deliver a written demand for appraisal to STAAR before the vote is taken on the adoption of the Merger Agreement; (ii) not submit a proxy or otherwise vote in favor of the proposal to adopt the Merger Agreement; (iii) continue to hold or beneficially own, as applicable, their shares of STAAR common stock upon the making of a demand under clause (i) through the Effective Time; (iv) not thereafter withdraw their demand for appraisal or otherwise lose their appraisal rights, in each case in accordance with the DGCL; and (v) otherwise meet the criteria and strictly comply with all other procedures for exercising appraisal rights under the DGCL. Failure to follow exactly the procedures specified under Section 262 may result in the loss of appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of shares of STAAR common stock unless certain stock ownership conditions are satisfied by the STAAR stockholders and beneficial owners seeking appraisal. The DGCL requirements for exercising appraisal rights are described in further detail in the section titled “Proposal 1: Adoption of the Merger Agreement—Appraisal Rights,” which is qualified in its entirety by Section 262, the relevant section of the DGCL regarding appraisal rights. A copy of Section 262 is accessible, without subscription or cost, at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.

If you hold your shares of STAAR common stock through a bank, broker, trust, or other nominee and you wish to exercise appraisal rights, you may make a written demand for appraisal in your own name, but you must satisfy the conditions set forth above and your written demand must also reasonably identify the holder of record of the shares of STAAR common stock for which demand is made, be accompanied by documentary evidence of your beneficial ownership of stock (such as a brokerage or securities account statement containing such information or a letter from a broker or other record holder of such shares of STAAR common stock confirming such information) and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provide an address at which you consent to receive notices given by the Surviving Corporation under Section 262 and to be set forth on the verified list required by Section 262(f) of the DGCL.

Delisting and Deregistration of STAAR Common Stock

If the Merger is completed, STAAR common stock will be delisted from NASDAQ and deregistered under the Exchange Act, and STAAR common stock will no longer be publicly traded.

Other Matters

Pursuant to the DGCL and STAAR’s bylaws, except as otherwise required by law, only the matters set forth in the Notice of Special Meeting may be brought before the Special Meeting.

Householding of Special Meeting Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. STAAR and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address, unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or STAAR that they or STAAR will be sending householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares of STAAR common stock are held in a brokerage account or STAAR if you hold registered shares. You can notify STAAR by sending a request to Corporate Secretary, STAAR Surgical Company, 25510 Commercentre Drive, Lake Forest, CA 92630, or by calling Broadridge at (866) 540-7095 or sending a written request by mail to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

Questions and Additional Information

If you have any questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of STAAR common stock, please contact STAAR’s proxy solicitor:

INNISFREE M&A INCORPORATED

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders, please call toll-free: (877) 750-8233

Banks and brokerage firms, please call: (212) 750-5833

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger, because it contains important information about the Merger and how it affects you.

Parties Involved in the Merger

STAAR Surgical Company

25510 Commercentre Drive

Lake Forest, California 92630

STAAR Surgical Company (NASDAQ: STAA) is a global leader in implantable phakic intraocular lenses, a vision correction solution that reduces or eliminates the need for glasses or contact lenses. Since 1982, STAAR has been dedicated solely to ophthalmic surgery, and for 30 years, STAAR has been designing, developing, manufacturing, and marketing advanced Implantable Collamer® Lenses (“ICLs”), using its proprietary biocompatible Collamer material. STAAR ICL’s are clinically-proven to deliver safe long-term vision correction without removing corneal tissue or the eye’s natural crystalline lens. Its EVO ICL™ product line provides visual freedom through a quick, minimally invasive procedure. STAAR has sold more than 3 million ICLs in over 75 countries. Headquartered in Lake Forest, California, STAAR operates research, development, manufacturing, and packaging facilities in California and Switzerland. For more information about ICL, visit www.EVOICL.com. To learn more about STAAR, visit www.staar.com.

STAAR’s principal executive offices are located at 25510 Commercentre Drive, Lake Forest, California 92630, and its telephone number is (626) 303-7902. STAAR common stock is listed on NASDAQ under the symbol “STAA.”

Alcon Research, LLC

6201 South Freeway

Fort Worth, Texas 76134

Alcon is a Delaware limited liability company. Its principal executive offices are located at 6201 South Freeway, Fort Worth, Texas 76134, and its telephone number is (817) 293-0450. Alcon is an indirect wholly owned subsidiary of Alcon Inc. Alcon Inc.’s ordinary shares are listed on the New York Stock Exchange and SIX Swiss Exchange under the symbol “ALC.”

Alcon Inc. helps people see brilliantly. As a global leader in eye care with a heritage spanning more than 75 years, Alcon Inc. offers the broadest portfolio of products to enhance sight and improve people’s lives. Alcon Inc.’s surgical and vision care products touch the lives of more than 260 million people in over 140 countries each year living with conditions like cataracts, glaucoma, retinal diseases, and refractive errors.

Rascasse Merger Sub, Inc.

c/o Alcon Research, LLC

6201 South Freeway

Fort Worth, Texas 76134

Merger Sub is a Delaware corporation and a wholly owned subsidiary of Alcon. Merger Sub was incorporated on July 28, 2025 and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement.

The principal executive offices of Merger Sub are located at 6201 South Freeway, Fort Worth, Texas 76134, and its telephone number is (817) 293-0450.

Certain Effects of the Merger

On the terms and subject to the conditions of the Merger Agreement, and in accordance with the applicable provisions of the DGCL, at the Effective Time, Merger Sub will merge with and into STAAR, as a result of which the separate corporate existence of Merger Sub will cease and STAAR will continue its corporate existence under the DGCL as the Surviving Corporation of the Merger. As a result of the Merger, STAAR will become a wholly owned subsidiary of Alcon, and STAAR common stock will no longer be publicly traded and will be delisted from NASDAQ. In addition, following the Merger, it is expected that STAAR common stock will be deregistered under the Exchange Act and STAAR will no longer file periodic or other reports with the SEC. If the Merger is consummated, you will not own any shares of the capital stock of the Surviving Corporation. For more information, please see the sections of this proxy statement titled “—Merger Consideration—Common Stock” and “—Merger Consideration—Treatment of STAAR Long-Term Incentive Awards.”

STAAR stockholders who properly and validly exercise and do not withdraw their demands for appraisal will have appraisal rights under Section 262. For more information, see “—Appraisal Rights.”

The Effective Time will occur at such time as the certificate of merger meeting the requirements of Section 251 of the DGCL relating to the Merger has been duly filed with the Secretary of State of the State of Delaware in accordance with the DGCL, or at such later time as may be agreed by the parties and specified in the certificate of merger in accordance with the DGCL.

Effect on STAAR if the Merger Is Not Completed

If the Merger Agreement is not adopted by STAAR stockholders, or if the Merger is not completed for any other reason:

•	STAAR stockholders will not be entitled to, nor will they receive, any payment for their respective shares of STAAR common stock pursuant to the Merger Agreement;

•

STAAR will remain an independent public company, STAAR common stock will continue to be listed and traded on NASDAQ and registered under the Exchange Act, and STAAR will continue to file periodic and other reports with the SEC; and

•

Under specified circumstances, STAAR will be required to pay Alcon a termination fee of up to $43,425,000, and Alcon will be required to pay STAAR a termination fee of $72,375,000, as described in “The Merger Agreement—Termination Fees.”

Merger Consideration

Common Stock

At the Effective Time, by virtue of the Merger and without any action on the part of Alcon, STAAR, Merger Sub or the STAAR stockholders, each share of STAAR common stock that is issued and outstanding immediately prior to the Effective Time, but excluding Excluded Shares and Dissenting Shares, will be converted automatically into the right to receive the Merger Consideration of $28.00 per share in cash, without interest, subject to any required tax withholding.

After the Merger is completed, you will have the right to receive the Merger Consideration in respect of each share of STAAR common stock that you own (other than Excluded Shares and Dissenting Shares) immediately prior to the Effective Time (subject to any required tax withholding), and you will no longer have any rights as a STAAR stockholder (except that STAAR stockholders who properly and validly exercise and do not withdraw their demands for appraisal will have appraisal rights under Section 262). For more information, see “—Appraisal Rights.”

Treatment of STAAR Long-Term Incentive Awards

STAAR Options. At the Effective Time, each In-the-Money STAAR Option (whether or not then vested) will be canceled and the holder will be entitled to receive a cash payment equal to (i) the excess of (A) the Merger Consideration over (B) the per share exercise price under such In-the-Money STAAR Option, multiplied by (ii) the total number of shares subject to such In-the-Money STAAR Option immediately prior to the Effective Time. At the Effective Time, each STAAR Option that is not an In-the-Money STAAR Option will be canceled at the Effective Time without payment of consideration.

STAAR RSU Awards. At the Effective Time, each STAAR RSU Award (whether or not then vested) that was granted before August 4, 2025 or that is held by a non-employee member of the Board will be canceled and the holder will be entitled to receive a cash payment equal to the product of (i) the Merger Consideration and (ii) the total number of shares subject to such STAAR RSU Award. At the Effective Time, each STAAR RSU Award that is held by an individual other than a non-employee member of the Board and that is granted on or after August 4, 2025 (subject to certain exceptions) will be converted into a restricted stock unit award in respect of a number of ordinary shares of Alcon equal to (a) the total number of shares subject to such STAAR RSU Award immediately prior to the Effective Time, multiplied by (b) the RSU Exchange Ratio, and otherwise subject to the same terms and conditions as apply to such STAAR RSU Award as of immediately prior to the Effective Time.

STAAR PSU Awards. At the Effective Time, each STAAR PSU Award (whether or not then vested) will be canceled and the holder will be entitled to receive a cash payment equal to the product of (i) the Merger Consideration and (ii) the total number of shares subject to such STAAR PSU Award immediately prior to the Effective Time, with performance deemed achieved at 160% of the target level.

STAAR Cash Awards. At the Effective Time, each STAAR Cash Award granted before August 4, 2025 will vest in full (to the extent unvested) and become payable. At the Effective Time, each STAAR Cash Award granted on or after August 4, 2025 will remain outstanding and continue to vest pursuant to the same terms and conditions as apply to such STAAR Cash Award as of immediately prior to the Effective Time.

Background of the Merger

In the ordinary course of business and as part of the Board’s ongoing consideration and evaluation of STAAR’s long-term strategic goals and plans, the Board and STAAR’s management periodically have reviewed, considered and assessed STAAR’s priorities, operations and financial performance, as well as overall industry conditions, as they may affect STAAR’s strategic goals and plans, in order to enhance value for STAAR’s stockholders. These have included, among other things, (i) the continuation of, and potential improvements to, STAAR’s standalone business plan; (ii) capital allocation initiatives; (iii) potential expansion opportunities through acquisitions, partnerships or other commercial relationships; and (iv) business combinations and other financial and strategic alternatives, including the sale of some or all of STAAR. The Board and members of STAAR’s management also have regularly engaged with STAAR’s stockholders to discuss their perspectives on STAAR’s strategic and financial direction.

As active participants in the eye care industry, STAAR and Alcon are well known to each other. From time to time, members of STAAR’s management have met with members of Alcon’s management to discuss the industry and their respective businesses. At various points in the past, STAAR and Alcon discussed consolidation in their industry and the potential for a business combination transaction between STAAR and Alcon.

On April 9, 2024, Thomas Frinzi, who was then serving as Chair of the Board, President and Chief Executive Officer of STAAR, and David Endicott, the Chief Executive Officer of Alcon, engaged in discussions regarding industry dynamics and the strategic opportunities and challenges that both STAAR and Alcon face. During these discussions, Mr. Endicott expressed his interest in discussing a potential business combination between the two companies. Mr. Frinzi indicated to Mr. Endicott that STAAR was focused on the execution of its standalone business plan, but that he would bring any proposal that Alcon made to the Board for consideration. Thereafter, Mr. Frinzi reported his conversation with Mr. Endicott to members of the Board.

On April 19, 2024, Mr. Endicott sent Mr. Frinzi a non-binding offer letter (the “April Offer”) proposing that Alcon would acquire 100% of STAAR common stock for $58.00 per share in cash. On April 19, 2024, the trading price of STAAR common stock closed at $46.39 per share. Mr. Frinzi discussed the terms of the April Offer with members of the Board.

Also on April 19, 2024, Mr. Frinzi and Mr. Endicott met in person, and Mr. Frinzi conveyed that, based on his discussions with the members of the Board, STAAR would continue working to execute its standalone business plan.

On April 26, 2024, Mr. Endicott sent Mr. Frinzi a letter expressing disappointment in STAAR’s response, and reiterated his request to engage with STAAR.

On April 30, 2024, the Board met to discuss the April Offer as well as the current market landscape and STAAR’s historical and potential future performance. The Board considered, among other things, an overview of fiduciary duty considerations under Delaware law provided by Nathaniel Sisitsky, who was then serving as STAAR’s General Counsel and Corporate Secretary, and who currently serves as STAAR’s Chief Legal Officer and Corporate Secretary. After discussion, the Board confirmed its view that, based on its current financial position and outlook, as well as the importance of continued execution without distraction, STAAR should continue to pursue its standalone business plan rather than engaging with Alcon, but decided to obtain the perspective of an independent financial adviser for consideration at the next regular meeting of the Board. Mr. Frinzi subsequently conveyed the Board’s decision regarding the April Offer to Mr. Endicott.

At its June 20, 2024 meeting, the Board continued its review of the business plan and strategy of STAAR, including the opportunities and risks associated therewith. Members of STAAR’s management and representatives of Citi, STAAR’s financial advisor, provided an update on the medical technology and ophthalmology markets as well as expectations for M&A activity in the medical technology and ophthalmology markets, and potential strategic transactions involving STAAR. The Board also reviewed STAAR’s performance to date, including its strong performance in recently completed fiscal quarter, and the expected performance in the second half of STAAR’s fiscal year, including in China and other countries in which STAAR operated, and potential opportunities and risks related thereto. The Board discussed, among other things, the importance of realizing a strong period of sales in China during the typical high season.

From June 2024 through October 2024, STAAR continued to execute on its standalone business plan, including its expansion into additional geographic markets and increased marketing efforts in its existing geographic markets. During this period, STAAR’s business in its largest market, China, faced a greater than expected economic slowdown and the trading price of STAAR common stock declined from its June 2024 levels. During this period, Mr. Frinzi and Mr. Endicott periodically engaged in discussions regarding general industry conditions and dynamics.

On July 10, 2024, several news outlets published articles indicating that STAAR was attracting takeover interest from Alcon and had hired an investment bank to review a potential sale of STAAR. On July 11, 2024, an industry analyst also issued a report on the potential interest from Alcon. Neither STAAR nor Alcon confirmed such takeover interest. On July 10, 2024, the trading price of STAAR common stock closed at $46.00, up approximately 11.1% from the prior day’s closing price. Following the reports, STAAR did not receive any indications of interest from third parties regarding a potential acquisition of STAAR.

At its October 3, 2024 meeting, the Board continued its discussions regarding the standalone business plan of STAAR, including the opportunities and risks associated therewith. Among other things, the Board engaged in a discussion with STAAR’s management regarding STAAR’s financial and operating performance and long-term strategy, the economic slowdown in China, STAAR’s research and development pipeline, its go-to-market strategy and challenges in realizing sales growth in other geographies. The Board also considered the standalone value creation opportunity and strategic alternatives that could be available to STAAR. The Board discussed the merits of further evaluating potential merger and acquisition transactions, including a potential acquisition of STAAR by Alcon and potential risks and benefits of exploring such a transaction. Mr. Frinzi indicated that Alcon remained interested in acquiring STAAR, and the Board directed STAAR’s management to engage in further discussions with Alcon and to enter into a confidentiality agreement with Alcon.

On October 4, 2024, Mr. Frinzi and Mr. Endicott discussed STAAR’s willingness to explore a potential acquisition of STAAR by Alcon. Alcon provided a draft mutual confidentiality agreement to facilitate discussions and the disclosure of information and, on October 7, 2024, Alcon and STAAR executed a mutual confidentiality agreement to facilitate the due diligence process. The confidentiality agreement did not contain a standstill restriction on either party. At that time, and thereafter during the course of discussions between STAAR and Alcon until they entered into the Merger Agreement, no third parties were subject to a standstill with STAAR restricting them from making an acquisition proposal to STAAR.

On October 11, 2024, Mr. Frinzi and Mr. Endicott met in-person, along with members of STAAR management and members of Alcon management, to discuss STAAR’s business and outlook. Following the discussions, Mr. Endicott told Mr. Frinzi that Alcon remained interested in a transaction with STAAR, but that Alcon’s proposed valuation was lower than the April Offer, and that Alcon was now willing to acquire 100% of the issued and outstanding shares of STAAR common stock for $55.00 in cash plus a contingent value right that would pay up to $7.00 upon the achievement of certain milestones (the “October 7 Offer”). On October 11, 2024, the trading price of STAAR common stock closed at $31.61 per share.

On October 13, 2024, the Board held a meeting to discuss the standalone value creation opportunity available to STAAR, as well as the risks of continuing to operate as an independent company, including macroeconomic headwinds and other challenges that could impact STAAR’s business. Among other things, the Board considered the potential value creation opportunity from STAAR’s research and development efforts, including expected timing and impact of new product introductions, and the continued uncertainty regarding demand for STAAR’s products in China. In addition, the Board considered strategic alternatives that may be reasonably available to STAAR, including the value that potentially could be achieved in a sale of STAAR, and the potential benefits and risks involved in a transaction. As part of that discussion, Mr. Sisitsky provided an overview of the fiduciary duties of the Board under Delaware law. The Board determined that further evaluation was warranted to consider the risks and opportunities of an acquisition by Alcon relative to STAAR’s standalone prospects and other strategic alternatives that might be available to STAAR, and accordingly directed STAAR’s management to do additional analysis on the risks and benefits of remaining as a standalone company compared to a potential sale of STAAR.

On October 22, 2024, the Board held a meeting to further discuss STAAR’s standalone prospects and consider potential strategic alternatives, including whether to proceed with further diligence and negotiations with Alcon. Following discussions, the Board determined that Alcon’s proposal merited further consideration and directed management to engage with Citi to prepare a preliminary financial analysis of STAAR to assist with the Board’s consideration of potential strategic alternatives.

On October 28, 2024, the Board held a meeting for the purpose of discussing the industry and competitive landscape, a strategy review, a discussion of STAAR’s business plan and the October 7 Offer. At the meeting, representatives from Citi presented a preliminary illustrative financial analysis of STAAR. Representatives from Citi also reviewed other potential buyers and the extent to which they might be interested in, and capable of, acquiring STAAR, as well as potential benefits and risks associated with soliciting interest from other potential buyers. The Board discussed STAAR’s standalone strategy, including potential alternative revenue channels, and members of STAAR’s management reviewed certain risks and opportunities that could impact STAAR’s future operations and expected revenue growth. Following discussion, the Board directed management to continue discussions with Alcon regarding a potential transaction and to request a formal written proposal from Alcon, and directed management to prepare a dataroom with information to facilitate Alcon’s diligence, subject to the receipt of a written proposal.

Also, on October 28, 2024, Mr. Frinzi contacted Mr. Endicott to request a written proposal reflecting the terms on which Alcon would be willing to proceed with a transaction.

On October 29, 2024, Mr. Endicott sent Mr. Frinzi a letter setting forth certain terms under which Alcon proposed to acquire STAAR (the “October 29 Offer”). The October 29 Offer offered $55.00 in cash per share of STAAR common stock, plus one contingent value right per share that would pay up to $7.00 upon the achievement of certain unspecified revenue milestones. On October 29, 2024, the trading price of STAAR common stock closed at $30.29 per share.

During the period from October 29, 2024 until January 3, 2024, representatives of Alcon and its advisors conducted business and legal due diligence, and engaged in due diligence discussions with STAAR’s management, representatives and advisors. The diligence focused on, among other things, STAAR’s commercial sales, potential synergies and risks, legal, audit and compliance matters, human resources matters, finance and accounting matters, and STAAR’s standalone business plan, including STAAR’s expectations for its China business and the vulnerability of the China business to an economic downturn.

On November 20, 2024, the Board held a meeting to discuss a potential transaction with Alcon. Members of STAAR’s management and representatives of Citi and Wachtell, Lipton, Rosen and Katz, STAAR’s legal counsel (“Wachtell Lipton”), attended the meeting. Mr. Frinzi provided an overview of his communications with representatives of Alcon, including a summary of the October 29 Offer. Representatives of Citi provided an overview of potential strategic alternatives available to STAAR, as well as potential strategic or private equity counterparties. The Board and members of management and representatives of Citi also discussed potential risks and disruption to the potential transaction with Alcon if STAAR were to engage in a process with other potential buyers, and the potential limits on the strategic fit and the ability of other acquirors to afford to acquire STAAR. In addition, representatives from Wachtell Lipton discussed the directors’ fiduciary duties under Delaware law in considering the potential transaction with Alcon and any alternative acquirors. The Board discussed STAAR’s standalone strategy, as well as the potential risks and merits of a transaction with Alcon and the potential value creation for STAAR stockholders from such a transaction relative to STAAR’s standalone business plan. Following discussion, the Board authorized management to (i) engage with Alcon to continue pursuing a potential acquisition of STAAR by Alcon, (ii) to enter into an engagement letter with Citi to serve as financial advisor to STAAR in connection with the potential transaction and (iii) to formally engage Wachtell Lipton as legal advisor to STAAR in connection with the potential transaction.

On November 21, 2024, representatives of legal counsel to Alcon sent an initial draft of the merger agreement to representatives of Wachtell Lipton. Among other things, the draft merger agreement provided that (i) Alcon would not be required to agree or commit to any remedial action to obtain any required regulatory approvals, (ii) non-solicitation restrictions would prohibit STAAR from soliciting or engaging in discussions with competing bidders, (iii) a termination fee of 4% of the implied equity value of the transaction (approximately $120 million) would be payable by STAAR if STAAR terminated the merger agreement to enter into a superior proposal, and (iv) a fee of 2% of the implied equity value of the transaction (approximately $60 million) would be payable by STAAR if STAAR’s stockholders did not approve the merger.

On November 29, 2024, representatives of Wachtell Lipton sent a revised draft of the merger agreement to representatives of legal counsel to Alcon and a term sheet reflecting proposed terms for the contingent value rights to be issued by Alcon as merger consideration. The revised draft merger agreement provided that (i) Alcon would be required to agree and commit to remedial actions as necessary to obtain any required regulatory approval unless those actions would have a “material adverse effect” on STAAR and its subsidiaries or Alcon and its controlled affiliates (with materiality measured by reference to the size of STAAR), (ii) Alcon would be required to make a payment to STAAR equal to approximately 8% of the implied equity value of the transaction (approximately $240 million) if the merger agreement was terminated in certain circumstances related to the failure to receive certain regulatory approvals, (iii) STAAR would have the benefit of a “window-shop” provision, pursuant to which STAAR would pay a reduced termination fee of 1% of the implied equity value (approximately $30 million) to Alcon if it terminated the merger agreement in response to a superior proposal from a competing bidder that emerged within a specified “window shop” period after signing, and would otherwise pay a termination fee of 2.75% of the implied equity value (approximately $82.5 million) if STAAR terminated the merger agreement to enter into a superior proposal, and (iv) that no fee was payable by STAAR if its stockholders did not approve the merger.

On December 2, 2024, the Board held a meeting to discuss the status of the potential transaction with Alcon, with members of STAAR’s management and representatives of Wachtell Lipton participating. Mr. Frinzi provided an update on discussions regarding the potential transaction with Alcon, and Mr. Sisitsky provided an update on key workstreams. Representatives from Wachtell Lipton then discussed the terms of the draft merger agreement with the Board, and the Board considered, among other things, the termination fees payable by STAAR and Alcon in certain scenarios in the draft merger agreement proposed by Alcon, including if STAAR’s stockholders did not approve the merger, the efforts required of Alcon and STAAR in order to obtain the requisite regulatory approvals and the non-solicitation restrictions that would be applicable to STAAR following execution of the merger agreement.

On December 12, 2024, representatives of legal counsel to Alcon sent an updated draft of the merger agreement to representatives of Wachtell Lipton. Among other things, the draft merger agreement provided that (i) Alcon would not be required to commit to any remedy to obtain any required regulatory approvals, (ii) Alcon would consider whether to agree to pay a fee (with the amount unspecified) to STAAR if the merger agreement was terminated in certain circumstances related to the failure to receive certain required regulatory approvals, (iii) non-solicitation restrictions would prohibit STAAR from soliciting or engaging in discussions with competing bidders, with a termination fee of 4% of the implied equity value of the transaction (approximately $120 million) payable by STAAR if STAAR terminated the merger agreement to enter into a superior proposal, and (iv) a fee would be payable by STAAR if its stockholders did not approve the merger.

On December 23, 2024, the Board held a meeting to discuss the status of the potential transaction with Alcon, with members of STAAR’s management and representatives of Wachtell Lipton participating. Mr. Frinzi noted that Alcon and STAAR were working towards completing negotiations prior to the J.P. Morgan Healthcare Conference in early January, but that Alcon was still conducting due diligence and focused on understanding the potential impact of the macroeconomic climate in China on STAAR ICL sales, inventory levels at distributors, and STAAR’s growth rate. The Board reviewed risks and opportunities that could impact STAAR’s future operations and expected revenue growth. Representatives from Wachtell Lipton discussed the terms of the draft merger agreement with the Board. The Board engaged in further discussions regarding the standalone value creation opportunity and the potential risks and benefits of reaching out to potential alternative acquirers. The Board also discussed whether to engage in discussions with a significant STAAR stockholder (“Stockholder A”) regarding the potential transaction. Following these discussions, the Board directed management to continue to engage in negotiations with Alcon and work to complete Alcon’s diligence requests.

On January 3, 2025, Mr. Endicott contacted Mr. Frinzi to indicate that based on Alcon’s diligence, including Alcon’s concerns regarding the macroeconomic climate in China and projected levels of STAAR ICL sales, inventory levels held by distributors, and STAAR’s growth rate, Alcon was no longer interested in pursuing an acquisition of STAAR. Promptly following the conversation, STAAR terminated Alcon’s access to the dataroom that had been provided to facilitate Alcon’s diligence.

On January 5, 2025, the Board held a meeting to discuss the termination of negotiations with Alcon and STAAR’s standalone business plan, including potential opportunities and risks in China, and market expectations for growth in fiscal 2025 and beyond. Following discussions, the Board directed management to focus on STAAR’s standalone business plan.

On February 11, 2025, STAAR issued a press release disclosing its financial results for the quarter and fiscal year ended December 27, 2024. Among other things, STAAR reported fourth quarter results of (i) net sales of $49.0 million, down from approximately $76.3 million year over year due to significant declines in China revenue, driven by worsening trends in overall refractive procedure volumes, (ii) reduced gross margin of 64.7% compared to 79.6% during the same period in the prior year and (iii) net loss of $(34.2) million compared to net income of $7.8 million during the same period in the prior year. STAAR also disclosed that based on STAAR’s outlook for fiscal year 2025, it no longer expected to achieve its Vision 2026 Target Sales and Operating Model, which included an approximate growth rate range of 15% to 20% year-over-year in 2024, 2025 and 2026. On February 12, 2025, the trading price of STAAR common stock closed at $16.48 per share.

Thereafter, on February 26, 2025, Stephen Farrell, who had previously served as the lead independent director of the Board, was appointed as the Chief Executive Officer of STAAR, and Elizabeth Yeu, M.D. was appointed to serve as Chair of the Board. On March 18, 2025, STAAR announced the appointment of Deborah Andrews as its Interim Chief Financial Officer.

In March and April 2025, STAAR undertook a realignment of its leadership team and organization structure with a focus on a number of strategic initiatives, including efforts to (i) address macroeconomic and business challenges in China, (ii) mitigate risks related to the potential adoption or increase of China tariffs, including by expanding STAAR’s manufacturing facility in Nidau, Switzerland, (iii) reduce operational costs, including through reductions to employee headcounts, (iv) continue to advance STAAR’s research and development and to obtain new and expanded regulatory approvals for STAAR ICLs and (v) seek to grow STAAR’s share in geographies outside of China.

From January 5, 2025 through the end of April 2025, there were occasional communications between Alcon and STAAR, including communications about industry trends and developments, but no substantive discussions regarding a possible strategic transaction.

On April 24, 2025, Louis Silverman was appointed to the Board. Also on April 24, 2025, STAAR announced that Aimee Weisner had chosen not to stand for re-election to the Board when her term expired at STAAR’s 2025 annual meeting of stockholders in June. Ms. Weisner’s decision not to stand for re-election was not due to any disagreement with STAAR on any matters relating to STAAR’s operations, policies or practices.

On April 26, 2025, Mr. Farrell, STAAR’s recently appointed CEO, had an introductory meeting with Mr. Endicott in person in Los Angeles, California in connection with their attendance at an industry meeting. During this meeting, Mr. Endicott expressed interest in pursuing a potential transaction, and he discussed the merits of a combination of Alcon and STAAR. Mr. Farrell indicated that management and the Board were focused on executing on STAAR’s standalone business plan. He reported on this introductory meeting to other members of the Board.

On May 7, 2025, STAAR issued a press release disclosing its financial results for the quarter ended March 28, 2025. Among other things, STAAR reported (i) net sales of $42.6 million, down approximately 45% year over year due to planned reduction of channel inventory in China, (ii) reduced gross margin of 65.8% compared to 78.9% during the same period in the prior year due to intentional reduction in U.S. production volumes and readiness for manufacturing in Switzerland, (iii) net loss of $(54.2) million compared to $(3.3) million during the same period in the prior year and (iv) spend reductions related to facilities, marketing and staff. STAAR also announced that it was withdrawing the financial guidance it previously provided on February 11, 2025, in light of economic uncertainty and tariff policies that made it more challenging to forecast potential results. On May 8, 2025, the trading price of STAAR common stock closed at $19.53 per share.

On May 25, 2025, STAAR announced that the Board authorized a share repurchase program for the repurchase of up to $30 million of STAAR common stock.

On May 30, 2025, representatives of Morgan Stanley, Alcon’s financial advisor, contacted representatives of Citi to express Alcon’s renewed interest in a potential transaction with STAAR. Representatives of Citi informed Mr. Farrell of the conversation.

At STAAR’s June 18, 2025 Board meeting, which was held on the same day as STAAR’s 2025 annual meeting of stockholders, Mr. Farrell discussed with the Board, among other things, his introductory meeting with Mr. Endicott in April and Alcon’s apparent renewed interest in a business combination. The Board authorized Mr. Farrell to meet with Mr. Endicott to assess Alcon’s interest in a potential transaction. At the meeting, the Board also discussed STAAR’s business plan and standalone strategy, including opportunities and risks associated therewith. During the meeting, the Board reviewed STAAR’s performance for the first quarter 2025, preliminary financial expectations for the second quarter 2025, and STAAR’s latest estimates for full year 2025. Among other things, the Board discussed risks and opportunities facing STAAR’s business in China, including the potential for increased competition, uncertainty regarding the recovery in refractive procedure volumes, and possible pricing controls.

Also on June 18, 2025, Mr. Endicott contacted Mr. Farrell to indicate Alcon was interested in re-engaging in discussions about a potential transaction and requested an in-person meeting the following week.

On June 25, 2025, STAAR announced the formation of a new committee of its Board, the Capital Stewardship Committee, to help guide STAAR’s financial strategies, including the responsible allocation, management and oversight of capital, and also announced the appointment of Deborah Andrews as STAAR’s Chief Financial Officer, following her service as interim Chief Financial Officer since March 2025.

On June 26, 2025, Mr. Endicott and Mr. Farrell met in person in Newport Beach, California to discuss Alcon’s interest in a potential transaction. Mr. Endicott indicated that Alcon was interested in acquiring all of the outstanding shares of STAAR common stock, and that while similar deals had been completed at a 25% to 30% premium, he recognized that STAAR would expect a higher premium. On June 26, 2025, the trading price of STAAR common stock closed at $16.83 per share. Mr. Endicott indicated he expected a prompt response from STAAR because Alcon was considering other strategic options that could potentially preclude a transaction with STAAR. Mr. Farrell responded that he would bring any proposal provided by Alcon to the Board for consideration. Following the meeting, Mr. Farrell conveyed the substance of his discussions with Mr. Endicott to the Board.

On July 6, 2025, the Board held a meeting to discuss a potential response to Alcon with members of STAAR’s management and representatives of Citi in attendance. Representatives of Citi reviewed their preliminary financial analysis of STAAR with the Board. STAAR’s management discussed preliminary financial analyses it had conducted and indicated it would prepare multi-year financial projections for the Board’s consideration at a future meeting. Management noted that STAAR’s expense profile was improved due to the reductions in operational costs, but that there remained uncertainty regarding the timing and durability of a recovery in refractive procedure volumes in China, which would impact revenue growth scenarios. In addition, the Board considered additional risks and opportunities that could affect STAAR’s standalone business plan, including competitive threats, a potential trade war and related tariff risks, and the potential for price controls in China. The Board then considered whether to solicit indications of interest from other third parties for a potential transaction with STAAR. Representatives of Citi reviewed the likely universe of potential buyers and provided their views as to the potential challenges such buyers would face. Among other things, the Board considered whether a higher value could be obtained for STAAR stockholders from a third party other than Alcon and whether increased competition could result in more attractive pricing or other improved terms for STAAR from Alcon, as well as potential risks and disruption that could result from exploratory outreaches and potential market rumors, and the terms that could be included in transaction agreement to enable STAAR to achieve the highest value for its stockholders. The Board also discussed how, following the market rumors in July 2024 that STAAR was attracting takeover interest, no potential buyers had approached STAAR. Following discussions with STAAR’s management and representatives of Citi, the Board was of the view that there was unlikely to be a third party who would be able or willing to provide greater value for STAAR’s stockholders on a timeline similar to the timeline Alcon was prepared to pursue to execute definitive agreements. Accordingly, the Board directed STAAR’s management to continue exploratory discussions with Alcon, provided that Alcon was willing to offer a high per share price. The Board then discussed how STAAR’s stockholders, including Stockholder A, may view a transaction with Alcon.

On July 7, 2025, Mr. Farrell wrote Mr. Endicott to request a meeting to discuss the Board’s reaction to Mr. Endicott’s verbal proposal.

On July 8, 2025, Mr. Farrell met with Mr. Endicott in person in Fort Worth, Texas, to discuss the potential transaction and to indicate that the Board had determined that a premium to STAAR’s stock price of $16.83 on June 26 in excess of 50% would be required for STAAR to engage in additional discussions regarding a potential transaction with Alcon.

On July 9, 2025, Mr. Endicott sent Mr. Farrell a letter setting forth certain terms under which Alcon would acquire all of the outstanding shares of STAAR common stock for $27.00 per share in cash (the “July 9 Offer”). On July 9, 2025, the trading price of STAAR common stock closed at $17.14 per share, and accordingly, the July 9 Offer represented an approximately 58% premium to such closing price.

On July 9 and July 10, 2025, Mr. Farrell conveyed the July 9 Offer to the Board and engaged in discussions with each of the directors. Based on their feedback, Mr. Farrell indicated to the directors that he would seek a higher purchase price, and that if Alcon agreed to a purchase price that the Board determined to be acceptable, he would plan to engage in discussions with Stockholder A. Mr. Farrell further noted that the confidentiality agreement with Alcon imposed limitations on the information that could be shared with Stockholder A.

On July 11, 2025, Mr. Farrell informed Mr. Endicott that the proposed purchase price of $27.00 per share was insufficient and that the Board required a purchase price of at least $29.00 per share of STAAR common stock in order to continue discussions.

On July 12, 2025, Mr. Endicott called Mr. Farrell and indicated that Alcon was unwilling to proceed at a purchase price of $29.00 per share, but that Alcon would be willing to offer $28.00 per share, subject to completing diligence. On July 11, 2025, the last trading day prior to July 12, 2025, the trading price of STAAR common stock closed at $17.38 per share, and therefore the proposed price of $28.00 per share represented an approximately 61% premium to such closing price.

Later on July 12, 2025, Mr. Farrell informed the Board of Alcon’s proposed purchase price of $28.00 per share and discussed appropriate next steps with the Chair of the Board. Based on those communications as well as prior guidance from the Board, Mr. Farrell informed Alcon that the Board would consider proceeding with diligence at $28.00 per share of STAAR common stock, provided that the definitive documentation reflected terms acceptable to the Board.

Later on the evening of July 12, 2025, Mr. Endicott sent Mr. Farrell a non-binding offer letter setting forth certain terms under which Alcon would acquire STAAR (the “July 12 Offer”). The July 12 Offer indicated that Alcon would acquire all of the outstanding shares of STAAR common stock for $28.00 per share, and that Alcon believed it could be in a position to announce the transaction by August 4, 2025.

On July 14, 2025, Mr. Farrell contacted representatives of Stockholder A to request an in-person meeting.

On July 15, 2025, following the execution of a confidentiality agreement between STAAR and Stockholder A (which did not contain a standstill obligation), Mr. Farrell and representatives of Stockholder A met in person to discuss STAAR’s financial performance, prospects and perspectives on valuation. During the meeting,

Mr. Farrell did not specifically identify Alcon by name or details of the potential transaction with Alcon, but inquired if Stockholder A would be supportive of an acquisition of STAAR. Representatives of Stockholder A indicated that they likely would not support an acquisition of STAAR.

On July 16, 2025, the Board held a meeting to discuss the potential transaction with Alcon as well as Mr. Farrell’s discussions with Stockholder A. Members of management and the Board provided their perspectives on the merits and risks of engaging in further discussions with Alcon or seeking a higher price from Alcon, including the risk of Alcon withdrawing its offer, as it had done in January 2025, and depriving STAAR’s stockholders of the opportunity to realize the premium offered in the July 12 Offer. The Board also discussed the risks of proceeding with a potential transaction if Stockholder A was not supportive, in light of the requirement that the merger with Alcon would need to be approved by holders of a majority of outstanding shares of STAAR common stock (and not only an approval by holders of a majority of the shares present at the meeting of STAAR’s stockholders). Following discussions, the Board directed STAAR’s management to again seek a higher purchase price from Alcon.

On July 17, 2025, Mr. Farrell called Mr. Endicott, indicating that the Board believed that a higher value was required before continuing with discussions. Also on July 17, 2025, representatives of Citi contacted representatives of Morgan Stanley to convey the same message. Alcon declined to offer a higher value.

On July 18, 2025, the Board held a meeting to discuss whether to continue further negotiations with Alcon and to discuss Mr. Farrell’s interactions with Stockholder A. Members of management and the Board provided their perspectives on the merits and risks of engaging in further negotiations with Alcon. Among other things, the Board discussed the potential of Alcon making a public offer for STAAR and the potential benefits to STAAR and its stockholders of a negotiated transaction. The Board also discussed the risks of proceeding with a potential transaction if Stockholder A did not support it, the likelihood of obtaining stockholder approval of a transaction with Alcon, and the costs and risks associated with a transaction with Alcon that was not eventually consummated. Further, the Board discussed that STAAR’s other stockholders would likely be supportive of a transaction with such a significant, certain premium and that it did not want to deprive all stockholders of an ability to consider such a transaction, and that stockholders would only have an opportunity to consider the transaction if it were submitted to STAAR’s stockholders. In addition, the Board engaged in further discussions regarding the value represented by Alcon’s proposed offer, as well as potential risks and benefits of remaining a standalone company or pursuing alternative transactions. Among other things, the Board discussed the importance of merger agreement terms that would afford STAAR a reasonable degree of certainty that the transaction would be consummated and flexibility to enable the Board to consider alternative proposals that could emerge and potentially be more favorable than Alcon’s proposal. Following this discussion, the Board determined that it was in the best interests of STAAR and its stockholders to continue discussions with Alcon, and it authorized Mr. Farrell to move forward to complete due diligence and negotiate the terms of the merger agreement based on the indicative price of $28.00 per share.

Later on July 18, 2025, Mr. Farrell contacted Mr. Endicott to advise him that the Board had agreed to move forward with due diligence, but that the Board remained focused on the terms of the merger agreement, including ensuring (i) sufficient flexibility to enable the Board to consider alternative acquisition proposals if any should emerge after the merger agreement was executed, (ii) that no termination fee would be payable by STAAR if its stockholders did not approve the merger and (iii) appropriate covenants related to regulatory approvals. Also on July 18, 2025, Mr. Farrell countersigned the non-binding July 12 Offer.

On July 20 and July 21, 2025, representatives of Wachtell Lipton provided representatives of Gibson, Dunn & Crutcher LLP, Alcon’s legal counsel (“Gibson Dunn”), with an updated draft of the merger agreement and an initial draft of the confidential disclosure schedules, and the parties continued to negotiate the terms of the transaction.

The revised draft merger agreement that Wachtell Lipton prepared provided that (i) Alcon would be required to agree and commit to remedial actions in order to obtain any requisite regulatory approvals unless they would have a “material adverse effect” on STAAR and its subsidiaries or Alcon and its controlled affiliates (with materiality measured by reference to the size of STAAR), (ii) Alcon would be required to make a payment to STAAR equal to approximately 8% of the implied equity value of the transaction (approximately $116 million) if the merger agreement was terminated in certain circumstances related to the failure to receive certain required regulatory approvals, (iii) STAAR would have the benefit of a “go-shop” period, during which STAAR would be permitted to solicit competing bids for a limited period following the signing of a transaction and pay a reduced termination fee of 1% of the implied equity value (approximately $14.5 million) to Alcon if it terminated the merger agreement in response to a superior proposal from a competing bidder that emerged within the “go-shop” period and would otherwise pay a termination fee of 2.75% of the implied equity value if STAAR terminated the merger agreement to enter into a superior proposal, and (iv) no fee would be payable by STAAR if its stockholders did not approve the merger.

Also on July 21, 2025, STAAR provided Alcon and its representatives access to a dataroom to facilitate diligence. During the period from July 21, 2025 until the execution of the Merger Agreement on August 4, 2025, representatives of Alcon and its advisors conducted business and legal due diligence, and engaged in due diligence discussions with STAAR’s management, representatives and advisors. The diligence focused on, among other things, commercial risks and opportunities, potential synergies, legal, audit and compliance matters, human resources matters, tax, finance and accounting matters, and business plans.

On July 23, 2025, members of management of STAAR and Alcon participated in in-person diligence sessions. Among other things, STAAR management presented the July Diligence Projections (as defined in “The Merger—Certain Unaudited Prospective Financial Information”), which were subsequently posted to the diligence dataroom. For more information, see “The Merger—Certain Unaudited Prospective Financial Information.”

From July 15 through August 3, 2025, Mr. Farrell participated in calls and meetings with representatives of Stockholder A, subject to the previously executed confidentiality agreement, to discuss STAAR’s financial performance and to better understand Stockholder A’s perspective on valuation to assist the Board in making an informed decision as whether to proceed with a potential transaction with Alcon. Representatives of Stockholder A and Mr. Farrell exchanged perspectives on STAAR’s potential future performance, and the risks and opportunities related thereto.

On July 25, 2025, the Board held a meeting to discuss the status of due diligence and negotiations with Alcon as well as Mr. Farrell’s interactions with Stockholder A, with members of STAAR’s management and representatives of Wachtell Lipton participating. Representatives of Wachtell Lipton provided an overview of the directors’ fiduciary duties under Delaware law. After discussion, Mr. Farrell provided an update on due diligence and the negotiation of the terms of the transaction, and recounted his discussions with representatives of Stockholder A. He noted that Stockholder A expected STAAR to grow at a rate higher than management’s projections for STAAR’s future growth, and STAAR’s management believed that Stockholder A’s outlook did not appropriately account for risks and challenges regarding, among other things, the macroeconomic climate in China, the utilization of inventory at distributors and STAAR’s “normalized” growth rate on a go-forward basis. Several members of the Board indicated that Stockholder A had contacted them to share its views on STAAR’s value and a potential sale of STAAR. Mr. Farrell indicated that based on his discussions with Representatives of Stockholder A, he believed Stockholder A was unlikely to support an acquisition of STAAR. The Board then discussed the risks of proceeding with a potential transaction if Stockholder A did not support the transaction, as well as the importance of maximizing deal value and deal certainty for STAAR’s stockholders. Following discussions, the Board concluded it was in the best interests of STAAR and its stockholders to continue negotiations with Alcon and work toward finalizing a definitive merger agreement.

Later on July 25, 2025, representatives of Gibson Dunn sent an updated draft of the merger agreement to representatives of Wachtell Lipton. Among other things, Gibson Dunn’s draft merger agreement provided that (i) Alcon would not be required to agree or commit to any remedial actions as may be needed to obtain any required regulatory approvals, (ii) Alcon would be required to make a payment to STAAR equal to approximately 4% of the implied equity value of the transaction (approximately $58 million) if the merger agreement was terminated in certain circumstances related to the failure to receive certain required regulatory approvals, (iii) non-solicitation restrictions would restrict STAAR from soliciting or engaging in discussions with competing bidders, with a termination fee of 4% of the implied equity value of the transaction (approximately $58 million) payable by STAAR if it terminated the merger agreement to enter into a superior proposal, and (iv) a fee that was payable by STAAR if its stockholders did not approve the merger.

On July 28, 2025, representatives of Wachtell Lipton and Citi had calls with representatives of Gibson Dunn and Morgan Stanley, respectively, to discuss certain open issues in the merger agreement.

Thereafter until the signing of the Merger Agreement on August 4, 2025, Wachtell Lipton and Gibson Dunn exchanged drafts of the merger agreement and confidential disclosure schedules and the parties continued to negotiate the terms of the transaction.

At various times from July 23 through August 1, 2025, Mr. Farrell, Warren Foust, STAAR’s President and Chief Operating Officer, and Ms. Andrews engaged in calls with representatives of Stockholder A to discuss STAAR’s financial performance and Stockholder A’s views regarding STAAR’s potential future performance and standalone value.

From July 31, 2025 and through August 4, 2025, STAAR’s and Alcon’s respective management teams, with the assistance of their respective legal advisors, worked to finalize the remaining open issues related to the merger agreement and related transaction documents. In addition, Mr. Farrell and Mr. Endicott from time to time discussed certain terms and open legal points in the merger agreement, including (i) the purchase price for each share of STAAR common stock, (ii) the terms of the “window shop” and amounts of termination fees that would be payable by STAAR to Alcon in certain circumstances, (iii) no termination fee payable by STAAR if its stockholders did not approve the merger and (iv) covenants related to regulatory approvals. Mr. Endicott indicated a willingness to resolve the open items in the merger agreement but noted that Alcon was unwilling to increase the offer price above $28.00 per share.

On August 2, 2025, the Board met with members of STAAR’s management with representatives of Citi and Wachtell Lipton in attendance. Members of STAAR’s management provided an update on the status of negotiations with Alcon, including Mr. Endicott’s indication that Alcon would not be willing to increase its offer price. Mr. Farrell provided an overview of his discussions with representatives of Stockholder A, including that Stockholder A continued to expect STAAR to grow at a rate higher than management’s expected growth for STAAR, and that Stockholder A may seek to vote down or to otherwise prevent the consummation of the Merger. The directors discussed STAAR’s business and prospects, and reviewed the Projections (as defined in “The Merger—Certain Unaudited Prospective Financial Information”), which were prepared by management following discussions with the Board at its July 6, 2025 meeting. For more information, see “The Merger—Certain Unaudited Prospective Financial Information.” The Board was advised that Citi intended to use the Projections in its financial analysis, and authorized Citi to use that information for purposes of the financial analysis underlying its fairness opinion. Representatives from Citi then reviewed with the Board preliminary financial information relating to STAAR based on the Projections. In addition, representatives of Citi provided their perspectives on alternative potential buyers, as well as potential benefits and risks associated with outreach to them at that time. The Board also discussed the risks of proceeding with the proposed transaction if Stockholder A did not support the transaction, the value represented by Alcon’s proposed offer and the potential risks and benefits of remaining as a standalone company, the likelihood of obtaining stockholder approval of a transaction with Alcon, and the costs and risks associated with a transaction that was submitted to STAAR’s stockholders but not approved by STAAR’s stockholders. Representatives of Wachtell Lipton provided guidance to the Board regarding its fiduciary duties under Delaware law and proposed transaction terms, including terms relating to a “window-shop” provision and related termination fees, and the regulatory commitment and regulatory termination fee from Alcon. The Board discussed the possibility that a competing bid might emerge post-signing, as well as limitations in the merger agreement on STAAR’s ability to solicit or engage with such bidders. In this regard, one of STAAR’s directors indicated that she had been contacted by two parties–a private equity firm with economic interests in a portfolio company in China (“Party A”), and a healthcare investment platform (“Party B”)–each of whom had expressed an interest in exploring potential opportunities involving STAAR. Neither party had indicated any views on valuation, timing, diligence requirements, financing capability, transaction structure or other transaction terms. Following discussion, the Board determined that it was in the best interests of STAAR to continue negotiations with Alcon, provided that Alcon made progress on key terms in the merger agreement, including with respect to the terms of a “go shop” or “window shop” provision, but that the director should respond to Party A and Party B and direct them to contact Mr. Farrell, who could respond prior to execution of the Merger Agreement.

Also at the August 2, 2025, meeting, Dr. Yeu reminded the Board that she had previously served as an outside consultant to Alcon, as she had for other companies in the eye care and medical device industry and as discussed with STAAR at the time she joined the Board, and that she had received fees from Alcon (which, in the last 7 years, had not exceeded $90,000 per year). She also noted that she had terminated her consulting arrangement with Alcon in October 2024 in conjunction with her appointment as the Chief Medical Officer of Tarsus Pharmaceuticals, Inc., and that she had accordingly not received any consulting fees from Alcon since November 2024. Following this disclosure, Dr. Yeu recused herself from the meeting and, in her absence, the Board determined that Dr. Yeu did not have an interest in Alcon or the potential transaction with Alcon that would impair her ability to exercise her independent business judgment in evaluating the potential transaction with Alcon.

In addition, the Board reviewed certain disclosures that had been provided by Citi regarding Citi’s relationships with STAAR and Alcon, and determined that none of the matters set forth in the disclosure would limit Citi’s ability to fulfill its responsibilities as financial advisor to STAAR in connection with the transaction. At the conclusion of the August 2, 2025 meeting, the Board reviewed the proposed terms of Citi’s engagement letter and, following discussion, authorized STAAR management to engage Citi as STAAR’s financial advisor in connection with the proposed transaction. Citi reviewed its disclosure regarding its relationships with STAAR and Alcon with the Board prior to the execution of the Merger Agreement on August 4, 2025.

On August 3, 2025, Mr. Farrell had discussions with a representative of Stockholder A. In these discussions, the representative of Stockholder A indicated that Stockholder A would likely not support such an acquisition and that Stockholder A would consider taking actions to prevent the consummation of an acquisition.

On August 3, 2025, in response to outreach from a member of the Board, Party A and Party B emailed Mr. Farrell to express interest in exploring potential opportunities with STAAR. Neither outreach included any proposal on valuation, timing, diligence requirements, financing capability, transaction or other transaction terms.

Also on August 3, 2025, the Board met with members of STAAR’s management with representatives of Citi and Wachtell Lipton in attendance. Mr. Farrell described the emails he had received from Party A and Party B and, following a discussion by the Board, the Board determined that Mr. Farrell should respond to Party A and Party B prior to signing a transaction with Alcon, but that the Company should not delay or risk the proposed transaction with Alcon based on the vague communications received from Party A and Party B, noting that such parties would have the ability to make an unsolicited proposal for the Board’s consideration in the post-signing period. Representatives of Wachtell Lipton described the proposed terms of the merger agreement and the transaction, including the “window-shop” provision, termination fees, and Alcon’s regulatory efforts covenant. Representatives from Citi then reviewed with the Board preliminary financial information relating to STAAR and their preliminary financial analysis, based on the Projections.

On August 4, 2025, the Board met with members of STAAR’s management with representatives of Citi and Wachtell Lipton in attendance. Representatives of Wachtell Lipton updated the Board regarding certain terms of the proposed merger agreement that had evolved since the Board’s prior meeting on August 3, 2025, and guided the Board in a discussion and review of the merger agreement, including the interim operating covenants, non-solicitation provision, regulatory efforts, conditions to closing, termination rights and termination fees. Representatives from Citi then reviewed Citi’s financial analysis with respect to fairness, from a financial point of view, to the holders of common stock of the proposed merger consideration of $28.00 per share, based on the Projections, and delivered to the Board an oral opinion, which was subsequently confirmed by delivery of a written opinion on August 4, 2025, that, as of such date and based upon and subject to the factors and assumptions set forth in its written opinion, the merger consideration of $28.00 in cash per share of STAAR common stock to be received by STAAR’s stockholders in the merger pursuant to the merger agreement was fair, from a financial point of view, to such holders. For more information, see “—Opinion of STAAR’s Financial Advisor.” The written opinion delivered by Citi is attached to this proxy statement as Annex B.

Following discussion, and after taking into consideration the information provided by and discussed with STAAR management and advisors, including the factors described below in greater detail in “—Reasons for the Merger,” the Board unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, are advisable, fair to and in the best interests of STAAR and its stockholders, approved, adopted and declared advisable the execution and delivery of, and entry into, the Merger Agreement, and directed that the Merger Agreement be submitted to the STAAR stockholders for adoption at the Special Meeting.

Prior to executing the Merger Agreement, Mr. Farrell reached out to each of Party A and Party B inviting them to make a proposal for STAAR’s review. Neither responded prior to the execution of the Merger Agreement and, following the execution of the Merger Agreement, Party B sent another email expressing interest in a potential transaction with STAAR without providing any indication of its views on valuation, timing, diligence requirements, financing capability or transaction structure.

Following the meeting of the Board on August 4, 2025, the Merger Agreement was executed on the evening of August 4, 2025. Before the opening of financial markets in New York on August 5, 2025, STAAR filed a current report on Form 8-K announcing the transaction, and the parties issued a joint press release in regards to the same.

On August 8, 2025, Alcon filed a current report on Form 6-K announcing the transaction.

Also on August 8, 2025, Stockholder A filed a Schedule 13D/A with the SEC disclosing beneficial ownership of 27.3% of the outstanding STAAR common stock. Stockholder A’s filing indicated it had not decided whether to vote in favor of the Merger, against the Merger, or in favor of a superior offer. Further, the Schedule 13D/A noted that Stockholder A would be seeking additional documents and information relating to the process that led to the signing of the Merger Agreement to inform its voting decision and was planning to explore strategic alternatives to the Merger.

As of the filing of this proxy statement, STAAR has not received an Acquisition Proposal that the Board has determined constitutes, or could reasonably be expected to lead to, a Superior Offer.

Recommendation of the Board and Reasons for the Merger

Recommendation of the Board

The Board has unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, are advisable, fair to and in the best interests of STAAR and its stockholders, approved, adopted and declared advisable the execution and delivery of, and entry into, the Merger Agreement, and directed that the Merger Agreement be submitted to the STAAR stockholders for adoption at the Special Meeting.

The Board unanimously recommends that you vote: (1) “FOR” the Merger Proposal and (2) “FOR” the Compensation Proposal.

Reasons for the Merger

In evaluating the transactions contemplated by the Merger Agreement, including the Merger, the Board consulted with STAAR management and STAAR’s outside legal and financial advisors and, in reaching its determinations and making its recommendations, the Board considered a number of factors, including the following:

•

Value of Merger Consideration Relative to Value of Standalone Prospects of STAAR. The Board considered the opportunities, risks and uncertainties inherent in STAAR’s ability to execute its standalone business plan as an independent public company, and its belief that $28.00 per share in cash represents an attractive and comparatively certain value for STAAR stockholders relative to the risk-adjusted prospects for STAAR on a standalone basis. Specifically, among other things, the Board considered:

•

the Board’s knowledge of the business, assets, operations, financial condition, earnings and prospects of STAAR, as well as the Board’s knowledge of the current and prospective environment in which STAAR and its businesses operate;

•

the fact that the price of STAAR’s common stock has decreased over the last several years, with a significant decline in the beginning of 2025, and the risk that the price of STAAR common stock could be negatively impacted if the Company failed to meet investor expectations, including if STAAR failed to meet its or analyst growth and profitability objectives;

•	the risk that STAAR may not be able to achieve projected financial performance, including the performance contemplated by the Projections;

•	risks associated with global macroeconomic conditions, including the potential impact of such conditions on demand for the Company’s cash-pay premium lenses;

•

risks associated with the Company’s high concentration of business in China, including the uncertainty regarding the timing and durability of a recovery in refractive procedural volumes in China, the possibility of sustained weakness of demand in China and the related impact on the Company’s inventory in China, gross margin and profitability, and the long-term potential for pricing controls in China;

•

risks associated with the Company’s standalone growth strategy of increasing sales of its lenses for lower diopter refractive vision correction, including for mild to moderate myopia, historical inability to meaningfully move down the diopter scale, and its strategy of increasing sales in geographies outside of China and Japan;

•	risks associated with the potential adoption or increase of tariffs, including risks relating to STAAR’s expansion of its manufacturing capabilities in its Nidau, Switzerland facility;

•

risks associated with competition from new and existing market participants, including from lower-cost manufacturers of phakic lenses for refractive vision correction, competitors who can offer both LASIK and phakic lenses, and competitors who have greater financial and operating capabilities;

•	risks related to the Company’s research and development pipeline and roadmap, and the limited number of new product introductions in the near-term; and

•	the impact of slowing revenue growth rate on share price of STAAR’s common stock.

•

Premium over Share Trading Price. The Board considered the current and historical trading prices of STAAR common stock, and the fact that the Merger Consideration of $28.00 per share in cash represented a premium of approximately 51% over the trading price of STAAR common stock at the close of trading on August 4, 2025 (the last full trading day prior to announcement of the transaction), and a premium of approximately 59% over the volume weighted average price of STAAR common stock for the 90 days ended August 4, 2025.

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Cash Consideration; Certainty of Value. The Board considered the fact that the Merger Consideration is a fixed cash amount, providing STAAR stockholders with certainty of value and liquidity immediately upon the closing of the Merger, in comparison to the risks, uncertainties and longer potential timeline for realizing equivalent value from STAAR’s standalone business plan or possible strategic transactions involving stock consideration or alternative acquirors.

•

Value Relative to Other Strategic Alternatives. The Board’s belief that Alcon was the transaction partner most likely to offer the best combination of value and certainty to STAAR stockholders. In reaching that determination, the Board considered, among other things:

•

the Board’s view, following discussions with STAAR’s management and financial advisor, that there was not a likelihood that other potential acquirors would be willing and able to engage in a transaction with STAAR with a value and contractual terms and conditions more favorable to STAAR’s stockholders than those contained in the Merger Agreement; and

•

the fact that there was no outreach from credible third parties interested in potentially acquiring STAAR in the months following widespread news reports regarding a possible sale of STAAR to Alcon in July 2024, nor any outreach following the significant decline in the trading price of STAAR common stock earlier this year, except inquiries from Party A and Party B shortly before the Merger Agreement was executed that did not provide any indication of proposed valuation, timing, diligence requirements, financing capability, transaction structure or other terms of a possible transaction;

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Terms of the Merger Agreement. The Board considered the terms and conditions of the Merger Agreement, which were reviewed by the Board, with the assistance of STAAR’s outside legal and financial advisors, and the fact that such terms were the result of robust, arm’s-length negotiations between the parties. Specifically, among other things, the Board considered:

•

the ability of STAAR to, subject to specified limitations, respond to and engage in discussions regarding unsolicited third-party acquisition proposals under certain circumstances and, ultimately, to terminate the Merger Agreement in order to enter into a definitive agreement providing for a Superior Offer, subject to compliance with the procedural terms and conditions set forth in the Merger Agreement and the payment of the Company Termination Fee of $43,425,000 (representing approximately 3.0% of STAAR’s implied equity value), which is reduced to $14,475,000 (representing approximately 1.0% of STAAR’s implied equity value) in the case of an acquirer who makes an Acquisition Proposal which, before the expiration of the 45-day window shop period, the Board determines constitutes or could reasonably be expected to lead to a Superior Offer, as further discussed in the sections of this proxy statement titled “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Termination Fees”;

•

the fact that the Company Termination Fee was viewed by the Board as relatively favorable to the Company under the circumstances and not likely to preclude or unduly deter another party from making a competing acquisition proposal;

•

the Board’s right, under the Merger Agreement, to withdraw, qualify or modify its recommendation that STAAR stockholders vote to adopt the Merger Agreement under certain circumstances, subject to the terms of the Merger Agreement;

•	the fact that the Merger is not subject to a financing condition, and that Alcon has represented that it has and will have available funds sufficient to pay the Merger Consideration;

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Alcon’s obligations under the Merger Agreement to use reasonable best efforts to take all actions necessary to consummate the Merger and the other transactions contemplated by the Merger Agreement as promptly as practicable, including obtaining third-party approvals necessary to consummate the Merger, and Alcon’s obligation to take all actions necessary, proper or advisable to eliminate any impediment under antitrust or foreign investment laws and obtain certain required regulatory approvals, subject to certain limitations set forth in the Merger Agreement (as discussed in the section of this proxy statement titled “The Merger Agreement—Efforts to Close the Merger”);

•

the Alcon Termination Fee of $72,375,000 (representing approximately 5% of STAAR’s implied equity value) payable to STAAR if the Merger Agreement is terminated in certain circumstances relating to a failure to timely receive certain required regulatory approvals (as discussed in the section of this proxy statement titled “The Merger Agreement—Efforts to Close the Merger”);

•

STAAR’s ability to seek specific performance of Alcon’s and Merger Sub’s obligations to cause the Merger to occur and to prevent breaches of the Merger Agreement, subject to the terms of the Merger Agreement;

•	STAAR management’s view that STAAR has sufficient operating flexibility under the terms of the Merger Agreement to conduct its business prior to the consummation of the Merger; and

•

the fact that the definition of “Material Adverse Effect” excludes certain types of events, occurrences, circumstances and changes, including changes in international tariffs, trade policies, sanctions, applicable law or any “trade wars” except to the extent such changes have (or would reasonably be expected to have) a disproportionate and adverse effect on STAAR relative to other medical device companies in similar geographies.

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Likelihood of Completion. The Board considered the likelihood that the Merger would be consummated based on, among other things, Alcon’s ability to complete large acquisition transactions, the lack of a financing condition, the limited number and nature of conditions required to be satisfied in order to consummate the Merger and the expectation of obtaining required regulatory approvals on a timely basis.

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Timing of Completion. The Board considered the anticipated timing of the consummation of the Merger and the expectation that the Merger could be consummated in a reasonable timeframe and in an orderly manner, reducing the period during which STAAR’s business would be subject to the potential uncertainty of closing and expediting the timeline for STAAR stockholders to receive the Merger Consideration.

•

Stockholder Vote. The Board considered the fact that the consummation of the Merger would be subject to the adoption of the Merger Agreement by STAAR stockholders, and STAAR stockholders would be free to reject the proposed Merger by voting against the adoption of the Merger Agreement for any reason, including if a higher offer were to be made prior to the Special Meeting, and that STAAR would not be required to pay Alcon a termination fee or expense reimbursement due to a failure of STAAR stockholders to adopt the Merger Agreement.

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Stockholder Appraisal Rights. The Board also considered the availability of appraisal rights under Delaware law to any holders of shares of STAAR common stock who do not vote in favor of the adoption of the Merger Agreement and who comply with all of the required statutory procedures, which provides those eligible stockholders with an opportunity to have a Delaware court determine the fair value of their shares, which may be more than, less than or the same as the amount such stockholders would have received under the Merger Agreement.

•

Opinion of Citigroup Global Markets Inc. The Board considered the oral opinion rendered by Citi to the Board, which was confirmed by delivery of a written opinion, dated August 4, 2025, to the effect that, as of such date and based upon and subject to the factors and assumptions set forth in its written opinion, the Merger Consideration of $28.00 in cash per share of STAAR common stock to be received by the STAAR stockholders pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. For more information, see the section of this proxy statement titled “—Opinion of STAAR’s Financial Advisor” (the full text of the written opinion of Citi, dated August 4, 2025, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with Citi’s opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference).

•

Potential Benefits to Patients and Surgeons. The Board considered that STAAR, as a subsidiary of Alcon (and indirect subsidiary of Alcon Inc.), would have access to the advantages provided by Alcon Inc.’s size and operational experience, including with respect to additional access to capital and marketing, and the resulting ability to provide STAAR’s products to a greater number of surgeons and patients.

The Board also considered a variety of risks and other potentially negative factors in its consideration of the Merger Agreement and the Merger, including the following:

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the fact that consummation of the Merger depends on the satisfaction or waiver of certain conditions which are outside of STAAR’s control, and the risk that one or more of such conditions could fail to be satisfied or waived on a timely basis or at all;

•

the fact that consummation of the Merger is subject to receipt of the Stockholder Approval, and the risk that Stockholder A—a significant stockholder of the Company that, as of August 8, 2025, reported beneficial ownership of 27.3% of STAAR’s outstanding shares of STAAR common stock—may oppose the Merger Proposal, thereby jeopardizing the satisfaction of this closing condition;

•

the costs involved in connection with negotiating and entering into the Merger Agreement and consummating the Merger, and the substantial time and effort of management required to consummate the Merger and related disruptions to the operation of STAAR’s business (including certain costs and expenses if the Merger is not consummated);

•

the risk that the expiration or termination of the waiting period under the HSR Act or other required regulatory approvals, which are required for the consummation of the Merger, may not be obtained or that regulators may require divestitures or other remedies, and the fact that Alcon’s commitment to agree to any such remedies is subject to certain limitations;

•

the fact that the announcement and pendency of the transactions contemplated by the Merger Agreement, the failure to consummate the Merger or actions that STAAR may be required, or Alcon may be permitted, to take under the Merger Agreement could have an adverse impact on existing and prospective business relationships with distributors, customers, suppliers, employees, partners or other business relationships, including the risk that certain key members of STAAR management might choose not to remain employed with STAAR prior to the consummation of the Merger, regardless of whether or not the Merger is consummated;

•

the fact that STAAR’s stockholders will have no ongoing equity participation in STAAR following the Merger, and will cease to participate in STAAR’s future earnings and growth, if any, and will not benefit from increases, if any, in the value of STAAR following the Merger, and the possibility that, although the Merger provides STAAR stockholders the opportunity to realize a significant premium to the price at which STAAR common stock traded prior to announcement of the Merger, the price of STAAR common stock might have increased in the future to a price greater than the Merger Consideration;

•	the fact that shares of STAAR common stock traded at a price higher than the per share Merger Consideration of $28.00 as recently as December 3, 2024;

•

as described in the section of this proxy statement titled “—Background of the Merger”, the fact that Alcon offered a price of $58.00 per share of STAAR common stock in April 2024 and, in October 2024, it offered a price of $55.00 per share of STAAR common stock plus up to $7.00 pursuant to a contingent value right upon the achievement of certain milestones, which would have afforded STAAR stockholders greater value as compared to the per share Merger Consideration of $28.00 per share;

•

the effect that a failure to consummate the Merger, for any reason, could have on the price of STAAR common stock and on the market’s perceptions of STAAR’s prospects, resulting in loss of value to STAAR’s stockholders;

•

the provisions of the Merger Agreement that restrict STAAR’s ability to solicit or participate in discussions or negotiations regarding alternative acquisition proposals with third parties, subject to specified exceptions, and that require STAAR to negotiate with Alcon (if Alcon so requests) prior to STAAR being able to terminate the Merger Agreement to accept a Superior Proposal, and the possibility that STAAR’s obligation to pay the Company Termination Fee of $43,425,000 (or $14,475,000 in certain circumstances) to Alcon upon termination of the Merger Agreement could discourage other potential acquirors from making alternative acquisition proposals to acquire STAAR;

•

the possibility that the price of STAAR’s common stock has not yet reflected all of the potential benefits and value to be derived from STAAR’s strategic initiatives, including reductions in operational expenses, new and expanded regulatory approvals for STAAR ICLs, and expansion of STAAR’s manufacturing operations in Switzerland;

•

the restrictions in the Merger Agreement on STAAR’s ability to conduct its business prior to the consummation of the Merger, which could delay or prevent STAAR from pursuing business opportunities that may arise prior to the Merger;

•

the risks and costs of potential litigation in connection with the execution of the Merger Agreement and the consummation of the Merger and the other transactions contemplated therein, even if the claims asserted in such litigation are baseless;

•	the fact that the Merger Consideration will be taxable to STAAR stockholders for U.S. federal income tax purposes;

•

the fact that some of STAAR’s directors and executive officers have interests in the Merger that are different from, or in addition to, STAAR stockholders generally (as further described in the section of this proxy statement titled “—Interests of STAAR’s Executive Officers and Directors in the Merger”); and

•

the fact that STAAR’s remedies in the event that the Merger Agreement is terminated may be limited to the Alcon Termination Fee of $72,375,000 in certain circumstances and certain other damages, associated enforcement costs and other indemnification and reimbursement obligations, which may be inadequate to compensate STAAR and its stockholders for any damage caused, and that the Alcon Termination Fee may not be payable in all instances where the Merger is not consummated and, even if payable, the success of any such action to cause such payment may be uncertain.

The foregoing discussion of factors considered by the Board is not intended to be exhaustive, but rather includes the material factors considered by the Board. In reaching its decision that the Merger Agreement and the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, are advisable, fair to and in the best interests of STAAR and its stockholders, approved, adopted and declared advisable the execution and delivery of, and entry into, the Merger Agreement, and directed that the Merger Agreement be submitted to the STAAR stockholders for adoption at the Special Meeting, the Board did not quantify, rank or otherwise assign any relative weights to, and did not make specific assessments of, the factors considered, and individual directors may have given different weights to different factors. The Board did not reach any specific conclusion with respect to any of the factors or reasons considered, but determined, in its business judgment, that, in the aggregate, the potential benefits it considered outweighed the potential risks or possible negative consequences of approving the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.

The above factors are not presented in any order of priority. The explanation of the factors and reasoning set forth above contain forward-looking statements and should be read in conjunction with the section of this proxy statement titled “Special Note Regarding Forward-Looking Statements.”

Opinion of STAAR’s Financial Advisor

STAAR retained Citi as its financial advisor in connection with a possible transaction involving Alcon. In connection with Citi’s engagement, STAAR requested that Citi evaluate the fairness, from a financial point of view, to the holders of STAAR common stock of the Merger Consideration pursuant to the Merger Agreement. On August 4, 2025, at a meeting of the Board held to evaluate the Merger and at which the Merger Agreement was approved, Citi rendered to the Board an oral opinion, confirmed by delivery of a written opinion, dated August 4, 2025, to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi as set forth in its written opinion, the Merger Consideration to be received by the holders of STAAR common stock in the Merger pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.

The full text of Citi’s written opinion, dated August 4, 2025, to the Board, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi in rendering its opinion, is attached to this proxy statement as Annex B and is incorporated herein by reference in its entirety. The summary of Citi’s opinion set forth below is qualified in its entirety by reference to the full text of Citi’s opinion. Citi’s opinion was rendered to the Board (in its capacity as such) in connection with its evaluation of the Merger and was limited to the fairness, from a financial point of view, to the holders of STAAR common stock of the Merger Consideration pursuant to the Merger Agreement. Citi’s opinion did not address any other terms, aspects or implications of the Merger. Citi’s opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the Merger.

In arriving at its opinion, Citi:

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reviewed a draft, dated August 4, 2025, of the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of STAAR concerning the business, operations and prospects of STAAR;

•

reviewed certain publicly available business and financial information relating to STAAR provided to or discussed with Citi by the management of STAAR, including certain financial forecasts and other information and data relating to STAAR which were prepared and provided to or discussed with Citi by the management of STAAR;

•

reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of STAAR common stock; certain historical and projected earnings and other operating data of STAAR; and the capitalization and financial condition of STAAR; and

•

considered, to the extent publicly available, the financial terms of certain other transactions which Citi considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of certain other companies whose operations Citi considered relevant in evaluating those of STAAR.

In addition to the foregoing, Citi conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citi deemed appropriate in arriving at its opinion. The issuance of Citi’s opinion had been authorized by Citi’s fairness opinion committee.

In rendering its opinion, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of the management of STAAR that they were not aware of any relevant information that has been omitted or that remained undisclosed to Citi. With respect to financial forecasts and other information and data relating to STAAR provided to or otherwise reviewed by or discussed with Citi, Citi was advised by the management of STAAR, and Citi assumed, with the Board’s consent, that such forecasts and other information and data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of STAAR as to, and are a reasonable basis upon which to evaluate, the future financial performance of STAAR. Citi also assumed, with the Board’s consent, that the financial results reflected in such financial forecasts and other information and data utilized in its analyses would be realized in the amounts and at the times projected. Citi expressed no view or opinion as to any financial and other information or data (or any underlying assumptions on which any such financial and other information or data are based) provided to or otherwise reviewed by or discussed with Citi.

Citi assumed, with the Board’s consent, that the Merger would be consummated in accordance with the terms, conditions and agreements set forth in the Merger Agreement, and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, and releases for the Merger, no delay, limitation, restriction or condition would be imposed or occur that would have an adverse effect on STAAR or the Merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to its analyses or opinion. Representatives of STAAR advised Citi, and Citi further assumed, that the final terms of the Merger Agreement would not vary, in any material respect, from those set forth in the draft reviewed by Citi. Citi did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent, derivative, off-balance sheet, accrued or otherwise) of STAAR or any other business or person, nor did Citi make any physical inspection of the properties or assets of STAAR or any other business or person. Citi’s opinion did not address any terms (other than the Merger Consideration to the extent expressly specified in its opinion), aspects or implications of the Merger, including, without limitation, the form or structure of the Merger, or any other agreement, arrangement, or understanding to be entered into in connection with, related to or contemplated by the Merger or otherwise. Citi expressed no view as to, and its opinion does not address, the underlying business decision of STAAR to effect or enter into the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for STAAR or the effect of any other transaction in which STAAR might engage or that STAAR might consider. Citi also expressed no view as to, and its opinion did not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation or other consideration to any officers, directors or employees of any parties to the Merger (in their capacity as such), or any class of such persons, relative to the Merger Consideration or otherwise. Citi did not express any opinion or view with respect to the accounting, tax, regulatory, legal or similar matters and Citi relied, with the Board’s consent, upon the assessments of representatives of STAAR as to such matters. Citi’s opinion was necessarily based upon information available to Citi, and financial, stock market and other conditions and circumstances existing, as of the date of its opinion. Although subsequent developments may affect Citi’s opinion, Citi has no obligation to update, revise or reaffirm its opinion.

In preparing its opinion, Citi performed a variety of financial and comparative analyses, including those described below. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. Citi arrived at its opinion based on the results of all analyses undertaken by it and factors assessed as a whole, and it did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion.

The estimates used by Citi for purposes of its analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, Citi’s analyses are inherently subject to substantial uncertainty.

Citi was not requested to, and it did not, recommend or determine the specific consideration payable in the Merger. The type and amount of consideration payable in the Merger were determined through negotiations between STAAR and Alcon and STAAR’s decision to enter into the Merger Agreement was solely that of the

Board. Citi’s opinion was only one of many factors considered by the Board in its evaluation of the Merger and should not be viewed as determinative of the views of the Board or the management of STAAR with respect to the Merger, the Merger Consideration or any other aspect of the transactions contemplated by the Merger Agreement.

Summary of Financial Analyses of Citi

The following is a summary of the material financial analyses prepared for and reviewed with the Board in connection with the rendering of Citi’s opinion, dated August 4, 2025, to the Board. The summary set forth below does not purport to be a complete description of the financial analyses performed by, and underlying the opinion of, Citi, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Citi. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary as the tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the financial analyses, could create a misleading or incomplete view of such financial analyses. Future results may be different from those described and such differences may be material. Approximate implied equity value per share reference ranges derived from the financial analyses described below and other per share ranges presented for reference purposes only were rounded to the nearest $0.05, except with respect to the 52-week trading range analysis. Financial data utilized for STAAR in the financial analyses described below, to the extent based on financial forecasts and estimates of management, were based on certain financial forecasts and other information and data relating to STAAR provided to or discussed with Citi by the management of STAAR, and approved for Citi’s use by the Board (see the “Projections,” as further summarized in the section entitled “—Certain Unaudited Prospective Financial Information”).

Selected Public Companies Analyses

Citi reviewed certain publicly available financial and stock market information of STAAR and the following selected companies, which are collectively referred to as the “selected companies”:

•	SI-BONE, Inc.

•	AtriCure, Inc.

•	Carl Zeiss Meditec AG

•	Tandem Diabetes Care, Inc.

•	RxSight, Inc.

Although none of the selected companies listed above is directly comparable to STAAR, the companies included were chosen because they have operations that, for purposes of Citi’s analysis and based on its experience and professional judgment, may be considered generally relevant in evaluating those of STAAR based on business sector participation, operational characteristics and financial metrics. The quantitative information used in this analysis, to the extent that it is based on market data, was based on market data as of August 1, 2025.

For each of the selected companies, and for STAAR for reference, Citi calculated and reviewed, among other information, enterprise value as a multiple of 2026 estimated revenue (such multiple, “EV / 2026E Revenue”). Financial data of the selected companies were based on Wall Street research analysts’ estimates and other publicly available information. With respect to the multiples calculated for STAAR for reference, the financial data of STAAR was based on Wall Street research analysts’ estimates, other publicly available information and information provided by STAAR management. The overall low to high EV / 2026E Revenue multiples, on a fully diluted basis, observed for the selected companies were 0.7x to 3.1x (with a median of 1.9x).

Based on its professional judgment and experience, and taking into consideration the observed multiples for the selected companies, Citi then applied an illustrative EV / 2026E Revenue multiple reference range of 1.9x to 3.1x to an estimate of STAAR’s 2026 revenue based on the Projections, to derive ranges of implied enterprise value for STAAR. To the range of implied enterprise values it derived for STAAR, Citi added STAAR’s net cash of $185 million as of June 27, 2025 and divided the results by the diluted common stock share count of STAAR calculated using the treasury stock method, based on equity information as of July 30, 2025, as provided by STAAR management. This analysis indicated an approximate implied per share equity value reference range for STAAR of $16.35 to $23.80, as compared to the closing share price of the STAAR common stock as of August 1, 2025, of $17.76, and the Merger Consideration of $28.00.

Selected Precedent Transactions Analysis

Using publicly available information, Citi performed a selected precedent transactions analysis of STAAR in which Citi reviewed financial data relating to the following seven selected transactions that Citi considered generally relevant for purposes of analysis, which are collectively referred to as the “selected transactions”:

Announcement Date	Acquiror	Target
03/24/2025	Alcon Inc.	LENSAR, Inc.
06/18/2024	Boston Scientific Corporation	Silk Road Medical, Inc.
02/09/2023	Abbott Laboratories	Cardiovascular Systems, Inc.
01/12/2021	STERIS plc	Cantel Medical Corp.
12/18/2020	Koninklijke Philips N.V.	BioTelemetry, Inc.
11/04/2019	Stryker Corporation	Wright Medical Group N.V.
08/30/2018	Stryker Corporation	K2M Group Holdings, Inc.

Although none of the target companies in the selected transactions are directly comparable to STAAR and none of the selected transactions are directly comparable to the transactions contemplated by the Merger Agreement, the selected transactions were chosen because they involved businesses with financial, operational or business characteristics that, in Citi’s view, based on its professional judgment and experience, made them sufficiently comparable to STAAR and/or the transaction contemplated by the Merger Agreement or otherwise relevant for purposes of analysis.

For each of the selected transactions, Citi reviewed, among other information, enterprise value as a multiple of the applicable target company’s most recently disclosed last 12 months revenue (“LTM revenue”) as of the announcement date of the relevant transaction (such multiples, “EV / LTM Revenue” multiples). Financial data of the selected transactions were based on public filings and other publicly available information. The overall low to high EV / LTM Revenue multiples observed for the selected transactions were 3.1x to 6.3x (with a median of 5.9x).

Based on its professional judgment and experience and taking into consideration the observed multiples for the selected transactions, Citi then applied an illustrative EV / LTM Revenue multiple reference range of 3.1x to 6.3x to the LTM revenue of STAAR as of June 27, 2025, to derive ranges of implied enterprise value for STAAR. To the range of implied enterprise values it derived for STAAR, Citi added STAAR’s net cash of $185 million as of June 27, 2025 and divided the results by the diluted common stock share count of STAAR calculated using the treasury stock method, based on equity information as of July 30, 2025 as provided by STAAR management. This analysis indicated an approximate implied per share equity value reference range for STAAR of $17.15 to $30.80, as compared to the closing share price of the STAAR common stock as of August 1, 2025, of $17.76, and the Merger Consideration of $28.00.

Discounted Cash Flow Analysis

Citi conducted a discounted cash flow analysis of STAAR using the Projections for the purpose of determining an implied fully diluted equity value per share for STAAR’s common stock. Based on the Projections, Citi calculated the estimated present value of unlevered free cash flows that STAAR was forecasted to generate during the fiscal years ending December 31, 2025 through December 31, 2030. Citi calculated a range of illustrative terminal values for STAAR as of December 31, 2030 by applying a selected range of revenue exit multiples of 2.5x to 6.5x to an estimate of STAAR revenue in the terminal year based on the Projections. The unlevered free cash flows and the range of terminal values were then discounted to present values, as of June 27, 2025, using mid-year discounting convention and discount rates ranging from 13.4% to 14.6%, to derive ranges of implied enterprise value for STAAR. To the range of implied enterprise values it derived for STAAR, Citi added STAAR’s net cash of $185 million as of June 27, 2025, and added a range of present values of STAAR’s tax benefits from Federal net operating losses carry forwards, and divided the results by the diluted common stock share count of STAAR calculated using the treasury stock method, based on equity information as of July 30, 2025 as provided by STAAR management. The range of present values of STAAR’s tax benefits from Federal net operating losses carry forwards was calculated by discounting to present values, as of June 27, 2025, estimates of STAAR’s tax benefits from Federal net operating losses carry forwards, as provided in the Projections, using mid-year discounting convention and discount rates ranging from 13.4% to 14.6%. This analysis indicated an approximate implied per share equity value reference range for STAAR of $17.70 to $37.50, as compared to the closing share price of the STAAR common stock as of August 1, 2025, of $17.76, and the Merger Consideration of $28.00.

Certain Additional Informational

Citi observed certain other information with respect to STAAR that was not considered part of its financial analyses with respect to its opinion, but was noted for reference purposes only, including the following:

52-Week Trading Range

Citi reviewed the historical closing share prices of STAAR common stock for the 52-week period ended August 1, 2025. Citi noted that the low and high closing prices of the STAAR common stock during this period were approximately $15.09 and $40.36 per share, as compared to the closing share price of the STAAR common stock as of August 1, 2025, of $17.76, and the Merger Consideration of $28.00.

Discounted Equity Research Analyst Price Targets

Citi reviewed the most recent publicly available research analysts’ one-year forward price targets for STAAR common stock prepared and published by selected research analysts. Citi noted that as of August 1, 2025, such price targets ranged from $13.00 to $27.00 for STAAR common stock. Citi also noted that these ranges of price targets, discounted one year at an estimated 14.0%, reflecting a mid-point estimate of STAAR’s cost of equity, was $11.75 to $24.40 for STAAR common stock, as compared to the closing share price of the STAAR common stock as of August 1, 2025, of $17.76, and the Merger Consideration of $28.00.

Premia Paid

Citi calculated, using publicly available information, the median one-day unaffected stock price premia paid for acquisition transactions of selected U.S. target public companies announced since January 1, 2015 involving 100% cash consideration with a transaction value over $500 million that Citi deemed appropriate in its professional judgment, which indicated a median one-day unaffected stock price premium of 26%. Based on the foregoing review and its professional judgment and experience, Citi applied an illustrative premia reference range of 17.0% to 62.0% to the closing share price of STAAR common stock on August 1, 2025 of $17.76. This analysis indicated an approximate implied per share equity value reference range for STAAR of $20.70 to $28.70, as compared to the closing share price of the STAAR common stock as of August 1, 2025, of $17.76, and the Merger Consideration of $28.00.

Miscellaneous

STAAR has agreed to pay Citi for its services in connection with the Merger an aggregate fee estimated based on information available as of the date of this proxy statement to be approximately $30.6 million, of which $4.0 million was payable in connection with the delivery of Citi’s opinion to the Board and $26.6 million payable contingent upon consummation of the Merger. In addition, STAAR agreed to reimburse Citi for Citi’s reasonable expenses, including reasonable fees and expenses of counsel, and to indemnify Citi and related parties against certain liabilities, including liabilities under federal securities laws, arising out of Citi’s engagement.

As the Board was aware, although Citi and its affiliates have not provided investment banking, commercial banking and other similar financial services to STAAR during the two-year period prior to the date of Citi’s opinion for which Citi and such affiliates received or expected to receive compensation, Citi and such affiliates in the future may provide such services to STAAR or its affiliates, for which services Citi would expect to receive compensation. In addition, as the Board was further aware, Citi and its affiliates in the past have provided, currently are providing and in the future may provide investment banking, commercial banking and other similar financial services to Alcon Inc. (a/k/a Alcon AG and Alcon SA) or its affiliates unrelated to the Merger, for which services Citi and such affiliates have received and expect to receive compensation, including, without limitation, during the two-year period prior to the date of Citi’s opinion, having acted or acting as sole coordinator, facility agent, and lender with respect to a certain credit facility of Alcon Inc., and having provided or providing certain markets and securities services, treasury and trade solutions services, and corporate portfolio management services. For the investment banking services described above for Alcon Inc., Citi and its affiliates received, during the two-year period prior to the date of Citi’s opinion, aggregate fees of approximately $0.1 million from Alcon Inc. and/or certain of its affiliates. In the ordinary course of its business, Citi and its affiliates may actively trade or hold the securities or financial instruments (including loans and other obligations) of STAAR, Alcon Inc., and their respective affiliates for Citi’s own account or for the account of Citi’s customers and, accordingly, may at any time hold a long or short position or otherwise effect transactions in such securities or financial instruments. In addition, Citi and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with STAAR, Alcon Inc., and their respective affiliates. As of August 1, 2025, Citi held, on a proprietary basis, less than 1.0% of the outstanding equity securities of (i) STAAR and (ii) Alcon Inc., respectively.

STAAR selected Citi to act as its financial advisor in connection with the Merger based on Citi’s reputation, experience and familiarity with STAAR and its business. Citi is an internationally recognized investment banking firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Certain Unaudited Prospective Financial Information

STAAR has from time to time provided financial guidance to investors, which has been limited given, among other reasons, the inherent difficulty of predicting financial performance for future periods and the uncertainty, unpredictability and subjectivity of underlying assumptions and estimates. In connection with the Merger, prior to the execution of the Merger Agreement, management prepared and provided certain nonpublic financial projections regarding STAAR’s future operations to the Board, Citi and Alcon, in each case as described below.

Upon discussion with and at the direction of the Board, STAAR’s management prepared certain unaudited prospective financial information for STAAR on a standalone basis for fiscal years 2025 through 2030, as reflected below (the “Projections”), which assumed an annual net sales growth rate of approximately 10% beginning in 2027.

In advance of the Projections being finalized and approved by the Board, STAAR management prepared certain preliminary unaudited prospective financial information for STAAR on a standalone basis for fiscal years 2025 through 2027, as summarized below (the “July Diligence Projections” and together with the Projections, the

“financial projections”). The July Diligence Projections were provided to Alcon in July 2025 as part of its due diligence process. Following the preparation of the July Diligence Projections, STAAR’s management team continued to refine and assess its estimates and judgments for STAAR’s future operations, incorporating further risk-adjusted expectations for net sales of ICLs and new product introductions. Management considered multiple factors, including emerging competition in China, that could impact growth rates and overall future financial results to arrive at the expectations reflected in the Projections. Relative to the Projections, the July Diligence Projections assumed incremental ICL net sales in 2026 and 2027 and incremental net sales attributable to ongoing and accelerated new product introductions in 2027. In early August 2025, the Projections were provided to the Board in connection with its evaluation of the Merger, and were provided to Citi and approved by STAAR for Citi’s use and reliance in connection with Citi’s financial analysis and opinion as summarized in “Proposal 1: Adoption of the Merger Agreement—Opinion of STAAR’s Financial Advisor.”

Both of the Projections and the July Diligence Projections reflect STAAR on a standalone basis without giving effect to the Merger, including any impact of the negotiation or execution of the Merger Agreement, the expenses that may be incurred in connection with the Merger, the effect of any business or strategic decision or action that has been or will be taken as a result of the Merger Agreement having been executed or in anticipation of the Merger, or the effect of any alteration, acceleration, postponement or decision not to take any business or strategic decisions or actions which would likely have been taken if the Merger Agreement had not been executed but which were instead altered, accelerated, postponed or not taken in anticipation of Merger. Further, the financial projections do not take into account the effect of any failure of the Merger to be consummated and should not be viewed as accurate or continuing in that context. Although the July Diligence Projections were presented to the Board in connection with its review of the Projections, only the Projections were approved by STAAR for Citi’s use and reliance, and were used and relied upon by Citi, in connection with its financial analysis and fairness opinion.

The financial projections were not intended for public disclosure, and, accordingly, do not necessarily comply with, nor were they prepared with a view toward compliance with, the published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts or generally accepted accounting principles, or GAAP (and do not include footnote disclosures as may be required by GAAP). Neither STAAR’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the financial projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the financial projections. A summary of the financial projections is included in this proxy statement only because they were made available to the Board, Citi or Alcon, as applicable, as described in this proxy statement, and are not included in this proxy statement to influence a STAAR stockholder’s decision whether to vote to adopt the Merger Agreement or for any other purpose. The inclusion of the financial projections in this proxy statement does not constitute an admission or representation by STAAR that the information contained therein is material information nor should the inclusion be regarded as an indication that STAAR or anyone else then considered, or now considers, such summaries to be necessarily predictive of actual future events, and this information should not be relied upon as such. In light of the foregoing, STAAR’s stockholders are cautioned not to place undue reliance thereon. The prospective financial information has been prepared by, and is the responsibility of, our management. BDO USA, P.C. has not audited, reviewed, examined, compiled, nor applied agreed-upon procedures with respect to this prospective financial information. Accordingly, BDO USA, P.C. does not express an opinion or any other form of assurance with respect thereto. The report of BDO USA, P.C. incorporated by reference in this proxy statement relates to STAAR’s Annual Report on Form 10-K for the year ended December 27, 2024 and does not extend to the prospective financial information, and should not be read to do so.

In the view of STAAR’s management, the Projections reflect management’s best and most current available estimates and judgments regarding STAAR’s risk-adjusted likely future financial performance on a standalone basis as of the time they were prepared. While presented with numerical specificity, the financial projections are based upon a variety of estimates and assumptions that are inherently uncertain. Some or all of the estimates and assumptions that have been made in connection with the preparation of the financial projections may have changed since the dates that the financial projections were prepared. None of STAAR or any of its affiliates, advisors or other representatives assumes any responsibility for the validity, reasonableness, accuracy or completeness of the financial projections. Neither STAAR nor any of its affiliates, advisors or other representatives have or intend to, and each of them disclaims any obligation to, update, revise or correct the financial projections if any or all of them have become or become inaccurate (even in the short term) since the time of their preparation. These considerations should be taken into account in reviewing the financial projections, which were prepared as of an earlier date.

The financial projections do not reflect changes in general business or economic conditions since the time they were prepared, changes in STAAR’s businesses or prospects since the time they were prepared, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the financial projections were prepared, and the financial projections are not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth below and should not be regarded as a representation that the financial projections will be achieved. The financial projections also reflect assumptions as to certain business decisions that are subject to change. In addition, STAAR’s future financial performance may be affected by its ability to successfully implement a number of initiatives to improve its operations and financial performance and its ability to achieve strategic goals, objectives and targets over the applicable periods.

Because the financial projections reflect subjective judgment in many respects, they are susceptible to multiple interpretations and frequent revisions based on actual experience and business developments. The financial projections also cover multiple years, and such information by its nature becomes less predictive with each succeeding year. The estimates and assumptions underlying the financial projections involve judgments with respect to, among other things, economic, competitive and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic and competitive uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industries in which STAAR operates. The financial projections constitute forward-looking information and are subject to a wide variety of significant risks and uncertainties that could cause the actual results to differ materially from the financial projections. For additional information on factors that may cause STAAR’s future financial results to materially vary from the financial projections summarized below, see the section entitled “Special Note Regarding Forward-Looking Statements.” Accordingly, there can be no assurance that the financial projections summarized below will be realized or that actual results will not differ materially from the financial projections summarized below, and the financial projections cannot be considered a guarantee of future operating results and should not be relied upon as such. Neither STAAR nor its affiliates nor advisors nor any other person has made any representation to any of STAAR’s stockholders or any other person regarding STAAR’s actual performance compared to the results included in the financial projections, nor has STAAR made any representation to Alcon or its affiliates, in the Merger Agreement or otherwise, concerning the financial projections.

The financial projections should be evaluated, if at all, in conjunction with the historical financial statements and other information contained in STAAR’s public filings with the SEC. For more information about STAAR’s actual results and historical financial information, see “Where You Can Find More Information.”

The financial projections contain certain non-GAAP financial measures and were not prepared with a view toward compliance with GAAP or published guidelines of the SEC. The SEC rules that would otherwise require a reconciliation of a non-GAAP financial measure to the most directly comparable financial measure calculated and presented in accordance with GAAP do not apply to non-GAAP financial measures included in a disclosure relating to a proposed business combination such as the Merger if the disclosure is included in a document such as this proxy statement. In addition, reconciliations of non-GAAP financial measures were not relied upon by the Board in connection with its evaluation of the Merger or by Citi for purposes of its financial analyses and opinion. Accordingly, STAAR has not provided a reconciliation of the non-GAAP financial measures included in the financial projections to the most directly comparable GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information calculated and presented in accordance with GAAP, and non-GAAP financial measures as used by STAAR may not be comparable to similarly titled amounts used by other companies. Accordingly, these non-GAAP financial measures should be considered together with, and not as an alternative to, financial measures calculated and presented in accordance with GAAP. The financial projections include Adjusted EBITDA (burdened by stock-based compensation expense (“SBC”)), Adjusted EBITDA (unburdened by SBC) and Adjusted EBITDA Margin, each of which is a non-GAAP financial measure. Certain supplemental information with respect to the calculation of these non-GAAP financial measures is included in the footnotes to the tables for the financial projections.

STAAR believes that its presentation of these non-GAAP measures provides useful supplemental information to investors and management regarding STAAR’s financial condition and results of operations. Other firms may calculate non-GAAP measures differently than STAAR, which limits comparability between companies. Non-GAAP measures are not in accordance with, nor a substitute for, GAAP.

Projections

Subject to the foregoing qualifications, the following table presents a summary of the Projections:

($ in millions)	2025E	2026E	2027E	2028E	2029E	2030E
Net Sales	$260	$340	$375	$408	$448	$495
Adjusted EBITDA (unburdened by SBC)(1)	$9	$86	$113	$130	$155	$187
Adjusted EBITDA Margin(2)	3.5%	25.4%	30.2%	32.0%	34.6%	37.7%
Adjusted EBITDA (burdened by SBC)(3)	$(26)	$48	$71	$86	$108	$136
Unlevered Free Cash Flows(4)	$(40)	$5	$28	$39	$50	$65

(1)

For purposes of the Projections, Adjusted EBITDA (unburdened by SBC) is calculated by adding (a) interest income and expense, net; provision for income taxes; depreciation and amortization; and stock-based compensation expense, net; to (b) net income.

(2)	For purposes of the Projections, Adjusted EBITDA Margin is calculated as Adjusted EBITDA (unburdened by SBC) divided by net sales.
(3)

For purposes of the Projections, Adjusted EBITDA (burdened by SBC) is calculated by adding interest income and expense, net; provision for income taxes; and depreciation and amortization to net income.

(4)

For purposes of the Projections, Unlevered Free Cash Flows is calculated as Adjusted EBITDA less taxes, less changes to net working capital, less total capital expenditures. Total capital expenditures refer to the funds required to acquire, upgrade and maintain essential physical assets like property, technology or equipment.

July Diligence Projections

Subject to the foregoing qualifications, the following table presents a summary of the July Diligence Projections:

($ in millions)	2025E	2026E	2027E
Net Sales	$256	$350	$428
Adjusted EBITDA (unburdened by SBC)(1)	$7	$98	$142
Adjusted EBITDA Margin(2)	3%	28%	33%

(1)

For purposes of the July Diligence Projections, Adjusted EBITDA (unburdened by SBC) is calculated by adding (a) interest income and expense, net; provision for income taxes; depreciation and amortization; and stock-based compensation expense, net; to (b) net income.

(2)	For purposes of the July Diligence Projections, Adjusted EBITDA Margin is calculated as Adjusted EBITDA (unburdened by SBC) divided by net sales.

STAAR does not intend to update or otherwise revise the above financial projections to reflect circumstances existing after the date when they were prepared or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying such unaudited prospective financial information are no longer appropriate.

Interests of STAAR’s Executive Officers and Directors in the Merger

In considering the recommendation of the Board that STAAR stockholders vote for the Merger Proposal and the Compensation Proposal, STAAR stockholders should be aware that the executive officers and directors of STAAR have certain interests in the transactions contemplated by the Merger Agreement that are or may be different from, or in addition to, the interests of STAAR stockholders generally. The Board was aware of these interests and considered them, among other matters, in determining that the Merger Agreement and the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, are advisable, fair to and in the best interests of STAAR and its stockholders, approving, adopting and declaring advisable the execution and delivery of, and entry into, the Merger Agreement, and directing that the Merger Agreement be submitted to the STAAR stockholders for adoption at the Special Meeting.

These interests are described in more detail below, and certain of them are quantified in the narrative below, including compensation that may become payable in connection with the Merger to STAAR’s named executive officers (which is the subject of an advisory (nonbinding) vote of STAAR stockholders). For more information, please see the section of this proxy statement titled “Proposal 2: The Compensation Proposal.” The dates used below to quantify these interests have been selected for illustrative purposes only in accordance with SEC rules and do not necessarily reflect the dates on which certain events will occur.

For purposes of this disclosure, STAAR’s named executive officers are:

•	Stephen C. Farrell—Chief Executive Officer

•	Deborah Andrews—Chief Financial Officer

•	Warren Foust—President and Chief Operating Officer

•	Magda Michna, PhD—Chief Development Officer

•	Nathaniel B. Sisitsky, Esq.—Chief Legal Officer and Corporate Secretary

•	Thomas G. Frinzi—Former President and Chief Executive Officer

•	Patrick F. Williams—Former Chief Financial Officer

For purposes of this disclosure, STAAR’s executive officers consist of its named executive officers, other than Messrs. Frinzi and Williams.

Treatment of STAAR Long-Term Incentive Awards

STAAR Options. At the Effective Time, each In-the-Money STAAR Option (whether or not then vested) will be cancelled and the holder will be entitled to receive a cash payment equal to (i) the excess of (A) the Merger Consideration over (B) the per share exercise price under such In-the-Money STAAR Option, multiplied by (ii) the total number of shares subject to such In-the-Money STAAR Option immediately prior to the Effective Time, less applicable tax withholdings. At the Effective Time, each STAAR Option that is not an In-the-Money STAAR Option will be cancelled at the Effective Time without payment of consideration.

STAAR RSU Awards. At the Effective Time, each STAAR RSU Award (whether or not then vested) that was granted before August 4, 2025 or that is held by a non-employee member of the Board will be cancelled and the holder will be entitled to receive a cash payment equal to the product of (i) the Merger Consideration and (ii) the total number of shares subject to such STAAR RSU Award, less applicable tax withholdings. At the Effective Time, each STAAR RSU Award that is held by an individual other than a non-employee member of the Board and that is granted on or after August 4, 2025 (subject to certain exceptions) will be converted into a restricted stock unit award in respect of a number of ordinary shares of Alcon equal to (a) the total number of shares subject to such STAAR RSU Award immediately prior to the Effective Time, multiplied by (b) the RSU Exchange Ratio, and otherwise subject to the same terms and conditions as apply to such STAAR RSU Award as of immediately prior to the Effective Time (including that the vesting will be accelerated pro rata upon a termination within 24 months following the Effective Time without cause or, for employees at the Vice President level or above, for good reason).

STAAR PSU Awards. At the Effective Time, each STAAR PSU Award (whether or not then vested) will be cancelled and the holder will be entitled to receive a cash payment equal to the product of (i) the Merger Consideration and (ii) the total number of shares subject to such STAAR PSU Award immediately prior to the Effective Time, with performance deemed achieved at 160% of the target level.

For an estimate of the value of unvested equity awards held by STAAR’s named executive officers that would vest assuming that the Merger occurs on August 27, 2025, see “—Quantification of Payments and Benefits to STAAR’s Named Executive Officers” below. We estimate that the aggregate value of unvested equity awards held by all non-employee directors of STAAR that would vest assuming that the Merger occurs on August 27, 2025 is $2,553,676, calculated based on the Merger Consideration of $28.00 per share.

Employment Agreement

STAAR is party to an employment agreement with Mr. Farrell. Under the employment agreement, in the event of a termination without cause within 12 months following a change in control or for good reason within 18 months following a change in control, Mr. Farrell would be entitled to the following severance payments and benefits: (a) 24 months of base salary; (b) an amount equal to his bonus, if any, for the year prior to termination; (c) an amount equal to his target bonus for the year of termination; (c) reimbursement of group health coverage premiums for 24 months; and (d) accelerated vesting of all outstanding equity or other incentive compensation awards. The foregoing severance payments and benefits are generally subject to Mr. Farrell’s execution and nonrevocation of a release of claims.

Change in Control Agreements

STAAR is party to a change in control agreement with each of its executive officers (other than Mr. Farrell). Under each change in control agreement, in the event of a termination without cause within 12 months following a change in control or for good reason within 15 months following a change in control, the executive generally would be entitled to the following severance payments and benefits: (a) 12 months of base salary; (b) target bonus; (c) continued group health coverage for 12 months at the same expense to the executive as before termination; and (d) the greater of (x) the annual bonus earned in the preceding year prorated based on the number of days employed during the year of termination and (y) the bonus accrued for the year of termination. The foregoing severance payments and benefits are generally subject to the executive’s execution and nonrevocation of a release of claims.

Pursuant to the terms of the employment agreement with Mr. Farrell and the change in control agreements with each of our other executive officers, if payments to an executive under the applicable agreement would be subject to Sections 280G and 4999 of the Code, such payments would be reduced to avoid imposition of the excise tax to the extent the executive would be better off after taxes. Pursuant to the Merger Agreement, STAAR and Alcon have agreed that STAAR may implement strategies to mitigate the effects, if any, of Section 280G and 4999 of the Code, including accelerating income into 2025 (if STAAR determines that it is likely that the closing will occur in 2026) and entering into gross-up agreements with individuals reasonably expected to be adversely affected by the excise tax (subject to an aggregate cap of $15 million). STAAR anticipates entering into a gross-up agreement with each named executive officer who is expected to be subject to the excise tax, with the amount of potential gross-ups under all such agreements subject to an aggregate cap of $15 million.

For an estimate of the value of the severance payments and benefits described above that would be payable to STAAR’s executive officers assuming that the Effective Time occurs on August 27, 2025 and that the executive experiences a termination without cause on that date, see “—Quantification of Payments and Benefits to STAAR’s Named Executive Officers” below.

2026 Annual Bonus

Under the Merger Agreement, STAAR will make payments under fiscal year 2026 bonus or other incentive plans immediately prior to the Effective Time at the target level and prorated based on the portion of the performance period that has elapsed through the Effective Time (with any entitlements to prorated bonus pursuant to change in control agreements reduced accordingly by such amounts paid).

Indemnification Insurance

STAAR’s directors and executive officers will be entitled to certain ongoing indemnification and coverage for a period of not less than six years following the Effective Time under directors’ and officers’ liability insurance policies from the Surviving Company. This indemnification and insurance coverage is further described in the section entitled “The Merger Agreement—Indemnification and Insurance.”

New Compensation Arrangements

Any executive officers and directors who become officers, directors or employees or who otherwise are retained to provide services to the Surviving Company may enter into new individualized compensation arrangements and may participate in cash or equity incentive or other benefit plans maintained by Alcon, any of its affiliates or the Surviving Company. As of the date of this proxy statement, no compensation arrangements between such persons and the Surviving Company and/or its affiliates have been established or discussed.

Quantification of Payments and Benefits to STAAR’s Named Executive Officers

The table below sets forth the amount of payments and benefits that each of STAAR’s named executive officers would receive in connection with the Merger, assuming (i) that the Merger were consummated and each such named executive officer experienced a termination without cause on August 27, 2025; and (ii) a per share price of STAAR common stock of $28.00, which is the Merger Consideration. The calculations in the table below do not attempt to forecast any adjustments in compensation that may occur following the date of this proxy statement, including additional awards, grants or forfeitures that may occur prior to the Effective Time or any awards that, by their terms, vest irrespective of the Merger prior to the Effective Time. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Tax Reimbursement ($)(4)	Total ($)
Named Executive Officers
Stephen C. Farrell Chief Executive Officer	2,175,000	14,560,000	118,257	6,839,000	23,692,257
Deborah Andrews Chief Financial Officer	945,518	3,047,873	51,253	1,385,000	5,429,644
Warren Foust President and Chief Operating Officer	1,295,014	7,052,282	76,644	3,045,000	11,468,940
Magda Michna, PhD Chief Development Officer	955,729	4,319,986	21,305	1,805,000	7,102,020
Nathaniel B. Sisitsky, Esq. Chief Legal Officer and Corporate Secretary	945,518	4,578,678	71,629	1,925,000	7,520,825
Thomas G. Frinzi(5) Former President and Chief Executive Officer	—	819,532	—	—	819,532
Patrick F. Williams(5) Former Chief Financial Officer	—	—	—	—	—

(1)

The cash amounts payable to the executive officers consist of (a) 12 months (or 24 months in the case of Mr. Farrell) of base salary; (b) target bonus; (c) for all executive officers other than Mr. Farrell, the greater of (x) annual bonus earned in the preceding year prorated based on the number of days employed during the year of termination and (y) bonus accrued for the year of termination; and (d) for Mr. Farrell, bonus for the year preceding the year of termination if any, as described under “—Employment Agreement” and “—Change in Control Agreements” above. With respect to the foregoing clause (c), there was no annual bonus payment to the named executive officers for 2024, and the amount included in the table for clause (c) (and included in the “Earned Bonus” column below) is the target bonus prorated through the assumed date of qualifying termination. With respect to the foregoing clause (d), the amount included in the table for Mr. Farrell is zero because the assumed closing date for the table occurs in 2025 and there was no 2024 bonus payout.

The amounts described above are “double-trigger” (i.e., they are contingent upon a qualifying termination of employment in connection with the closing of the Merger). The estimated amounts of each component of the cash payments are set forth in the table below.

Name	Base Salary Severance ($)	Target Bonus ($)	Earned Bonus ($)
Named Executive Officers
Stephen C. Farrell	1,450,000	725,000	—
Deborah Andrews	495,000	272,250	178,268
Warren Foust	600,000	420,000	275,014
Magda Michna, PhD	523,000	261,500	171,229
Nathaniel B. Sisitsky, Esq.	495,000	272,250	178,268
Thomas G. Frinzi	—	—	—
Patrick F. Williams	—	—	—

(2)

For a description of the treatment of equity awards held by the named executive officers in connection with the Merger, see “—Treatment of STAAR Long-Term Incentive Awards” above. Set forth below are the values of each type of unvested STAAR equity award held by the named executive officers that would become vested upon the consummation of the Merger (i.e., “single-trigger”) in accordance with the terms of the Merger Agreement. None of the unvested STAAR Options held by the named executive officers are In-the-Money STAAR Options. Accordingly, all unvested STAAR Options held by the named executive officers will be cancelled at the Effective Time without payment of consideration. The values of STAAR PSU Awards set forth below are based on 160% of target performance in accordance with the terms of the Merger Agreement.

Name	RSUs ($)	PSUs ($)
Named Executive Officers
Stephen C. Farrell	5,600,000	8,960,000
Deborah Andrews	1,172,276	1,875,597
Warren Foust	3,110,912	3,941,370
Magda Michna, PhD	1,955,128	2,364,858
Nathaniel B. Sisitsky, Esq.	2,213,820	2,364,858
Thomas G. Frinzi	819,532	—
Patrick F. Williams	—	—

(3)

The amounts in this column reflect the value of continued group health coverage for 12 months at the same expense to the executive as before termination (or, in the case of Mr. Farrell, reimbursement of group health coverage premiums for 24 months), as described under “—Employment Agreement” and “—Change in Control Agreements” above. Such amounts are “double-trigger” (i.e., they are contingent upon a qualifying termination of employment in connection with the closing of the Merger).

(4)

The amounts in this column reflect the estimated value of gross-up payments to mitigate the impact of Sections 280G and 4999 of the Code, if STAAR enters into gross-up agreements with the applicable named executive officers as permitted under the Merger Agreement, as described under “—Employment Agreement” and “—Change in Control Agreements” above. If the Effective Time occurs in 2026, based on reasonable assumptions, STAAR expects that only Mr. Farrell will be entitled to tax gross-up payments.

(5)

Messrs. Frinzi and Williams are former STAAR executives who are no longer employees of STAAR. Mr. Frinzi is a party to a consulting agreement with STAAR that expires on January 26, 2026, and the STAAR RSU Awards granted to Mr. Frinzi during his employment with STAAR continue to vest during the term of the consulting agreement. Messrs. Frinzi and Williams will not receive compensatory payments or benefits in connection with the Merger, other than outstanding STAAR RSU Awards held by Mr. Frinzi that will vest at the Effective Time as set forth in the table above.

Financing of the Merger

The Merger Agreement is not conditioned upon receipt of financing by Alcon. Alcon and Merger Sub have represented in the Merger Agreement that at August 4, 2025 (the date of the Merger Agreement) and at the Effective Time, it will have immediately available funds in an amount sufficient to consummate the Merger and the other transactions contemplated by the Merger Agreement, including payment of the aggregate Merger Consideration as and when due, and to pay all related fees and expenses required to be paid by Alcon or Merger Sub pursuant to the terms of the Merger Agreement. STAAR understands that Alcon expects to fund amounts needed for the acquisition of STAAR under the Merger Agreement through the use of cash on hand and the issuance of short- and long-term credit facilities.

Closing and Effective Time

The Closing will occur on the third (3rd) business day (or such other date agreed by STAAR and Alcon) after the satisfaction or waiver of all of the closing conditions of the Merger (described below under the caption “The Merger Agreement—Conditions to the Closing of the Merger”), other than those conditions to be satisfied at the Closing.

Accounting Treatment

The Merger will be accounted for as a “business combination” for financial accounting purposes.

Appraisal Rights

General

If the Merger is consummated, record holders and beneficial owners of Dissenting Shares will be entitled to receive such consideration as will be determined pursuant to Section 262.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is accessible, without subscription or cost, at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262 and incorporated by reference herein. The following summary does not constitute any legal or other advice and does not constitute a recommendation that stockholders exercise their appraisal rights under Section 262. All references in Section 262 and in this summary to (i) a “stockholder” are to the record holder of shares of STAAR common stock unless otherwise expressly noted therein or herein, (ii) “beneficial owner” are to a person who is the beneficial owner of shares of STAAR common stock held either in voting trust or by a nominee on behalf of such person unless otherwise expressly noted therein or herein, and (iii) a “person” are to an individual, corporation, partnership, unincorporated association or other entity.

Under Section 262, if the Merger is consummated, stockholders and beneficial owners who (i) properly deliver a written demand for appraisal of their shares of STAAR common stock before the taking of the vote on the proposal to adopt the Merger Agreement, (ii) do not submit a proxy or otherwise vote in favor of the proposal to adopt the Merger Agreement, (iii) continuously hold of record or beneficially own, as applicable, such shares upon the making of a demand under clause (i) through the Effective Time, (iv) do not thereafter withdraw their demand for appraisal or otherwise lose their appraisal rights in each case in accordance with the DGCL and (v) otherwise meet the criteria and strictly follow the procedures set forth in Section 262, will be entitled to have their shares of STAAR common stock appraised by the Delaware Court of Chancery and to receive in lieu of the Merger Consideration payment in cash of the amount determined by the Delaware Court of Chancery to be the “fair value” of the shares of STAAR common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid on the amount determined to be fair value as determined by the Delaware Court of Chancery (subject, in the case of interest payments, to any voluntary cash payments made by the Surviving Corporation pursuant to subsection (h) of Section 262). Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award from the Effective Time through the date the judgment is paid will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period; provided that, if at any time before the Delaware Court of Chancery enters judgment in the appraisal proceeding, the Surviving Corporation pays to each stockholder entitled to appraisal an amount in cash, interest will accrue after the time of such payment only on the amount that equals the sum of (1) the difference, if any, between the amount so paid and the “fair value” of the shares of STAAR common stock as determined by the Delaware Court of Chancery and (2) any interest accrued prior to the time of such voluntary payment, unless paid at such time. The Surviving Corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment.

Stockholders and beneficial owners who are considering seeking appraisal should be aware that the fair value of their shares of STAAR common stock as determined pursuant to Section 262 could be more than, the same as or less than the Merger Consideration payable pursuant to the Merger Agreement if they did not seek appraisal of their shares of STAAR common stock.

Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available that appraisal rights are available and include in the notice either a copy of Section 262 or information directing the stockholders to a publicly available electronic resource at which Section 262 may be accessed without subscription or cost. This proxy statement constitutes STAAR’s notice to stockholders that appraisal rights are available in connection with the Merger, and the full text of Section 262 may be accessed, without subscription or cost, at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. In connection with the Merger, any stockholder or beneficial owner who wishes to exercise appraisal rights or who wishes to preserve such person’s right to do so should review the following summary and Section 262 carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner will result in the loss of appraisal rights under the DGCL. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings as to all stockholders and beneficial owners who assert appraisal rights unless (a) the total number of shares of STAAR common stock held by stockholders or beneficial owners who have become entitled to appraisal rights as determined by the Delaware Court of Chancery exceeds 1% of the outstanding shares eligible for appraisal or (b) the value of the aggregate Merger Consideration for such shares entitled to appraisal exceeds $1 million. Because of the complexity of the procedures for exercising the right to seek appraisal of shares of STAAR common stock, STAAR believes that if a stockholder or beneficial owner is considering exercising appraisal rights, that person should seek the advice of legal counsel. A stockholder or beneficial owner who loses his, her, its or their appraisal rights will be entitled to receive the Merger Consideration as described in the Merger Agreement upon surrender of the certificates that formerly represented such shares of STAAR common stock.

Stockholders and beneficial owners wishing to exercise the right to seek an appraisal of their shares of STAAR common stock must fully comply with Section 262, which means doing, among other things, ALL of the following:

•	the person must not submit a proxy or otherwise vote in favor of the proposal to adopt the Merger Agreement;

•

the person must deliver to STAAR a written demand for appraisal before the vote on the adoption of the Merger Agreement at the Special Meeting. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the proposal to adopt the Merger Agreement. Voting against or failing to vote for the adoption of the Merger Agreement by itself does not constitute a demand for appraisal within the meaning of Section 262. The demand must reasonably inform STAAR of the identity of the stockholder or beneficial owner, as applicable, and the intention of such person to demand appraisal of his, her, its or their shares of STAAR common stock. A stockholder’s or beneficial owner’s failure to make a written demand for appraisal before the vote on the adoption of the Merger Agreement at the Special Meeting is taken will constitute a waiver of appraisal rights;

•

the person must continuously hold the shares of STAAR common stock from the date of making the demand through the Effective Time (a stockholder or beneficial owner, as applicable, will lose appraisal rights if such stockholder or beneficial owner transfers the shares of STAAR common stock before the Effective Time); and

•

the person, another stockholder or beneficial owner who has properly demanded appraisal rights and is otherwise entitled to appraisal rights or the Surviving Corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares of STAAR common stock within 120 days after the Effective Time. The Surviving Corporation is under no obligation to file any petition and has no intention of doing so.

If you fail to comply with any of these conditions and the Merger is completed, then you will be entitled to receive the Merger Consideration, but you will have no appraisal rights with respect to your shares of STAAR common stock.

Making a Written Demand

Any stockholder or beneficial owner wishing to exercise appraisal rights must deliver to STAAR, before the vote on the adoption of the Merger Agreement at the Special Meeting, a written demand for the appraisal of the stockholder’s or beneficial owner’s shares of STAAR common stock. The person making the written demand must be a stockholder of record or a beneficial owner, as applicable, on the date the written demand for appraisal is made, and such person must continue to hold or beneficially own, respectively, the shares of STAAR common stock as to which such demand relates through the effective date of the Merger.

A person wishing to exercise appraisal rights must not vote or submit a proxy in favor of the proposal to adopt of the Merger Agreement either during the Special Meeting or by proxy. In the case of a holder of record of shares of STAAR common stock, a proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the proposal to adopt the Merger Agreement, and it will cause a stockholder to lose such stockholder’s right to appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the proposal to adopt the Merger Agreement or abstain from voting on the adoption of the Merger Agreement at the Special Meeting. In the case of a beneficial owner, broker, bank, trust or other nominees that hold shares of STAAR common stock in “street name” for their customers do not have discretionary authority to vote those shares of STAAR common stock on the adoption of the Merger Agreement without specific voting instructions from the beneficial owner on such proposal, but such broker, bank, trust or other nominees will vote such shares of STAAR common stock as instructed if the beneficial owner provides such instructions. If a beneficial owner of shares of STAAR common stock held in “street name” instructs such person’s broker, bank, trust, or other nominee to vote such person’s shares of STAAR common stock in favor of the proposal to adopt the Merger Agreement, and does not revoke such instruction prior to the vote on such proposal, then such shares of STAAR common stock will be voted in favor of the adoption of the Merger Agreement, and it will cause such beneficial owner to lose his, her, its or their right to appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a beneficial owner who wishes to exercise appraisal rights must either not provide any instructions to such person’s broker, bank, trust, or other nominee how to vote on the adoption of the Merger Agreement or must instruct such broker, bank, trust, or other nominee to vote against the adoption of the Merger Agreement or abstain from voting on such proposal. Neither voting against the proposal to adopt the Merger Agreement nor abstaining from voting or failing to vote on the adoption of the Merger Agreement will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the Merger Agreement. A proxy or vote against the proposal to adopt the Merger Agreement will not constitute a demand. A stockholder’s or beneficial owner’s failure to make the written demand prior to the taking of the vote on the adoption of the Merger Agreement at the Special Meeting will cause such person to lose its appraisal rights in connection with the Merger.

A demand for appraisal made by a stockholder or beneficial owner should be executed by or on behalf of the holder of record or beneficial owner, as applicable, and must reasonably inform STAAR of the identity of such stockholder or beneficial owner. In addition, in the case of a demand for appraisal of such beneficial owner, the demand must also (a) reasonably identify the holder of record of the shares of STAAR common stock for which the demand is made, (b) be accompanied by documentary evidence of the beneficial owner’s ownership of stock (such as a brokerage or securities account statement containing such information or a letter from the broker or other record holder of such shares of STAAR common stock confirming such information) and a statement that such documentary evidence is a true and correct copy of what it purports to be and (c) provide an address at which such beneficial owner consents to receive notices given by the Surviving Corporation under Section 262 and the verified list required by subsection (f) of Section 262 (discussed further below). Whether made by a stockholder or a beneficial owner, a written demand for appraisal must state that the person intends thereby to demand appraisal of the person’s shares of STAAR common stock in connection with the Merger. If the shares of STAAR common stock are held of record or beneficially owned in a fiduciary capacity, such as by a trustee, guardian or custodian, then such demand must be executed by or on behalf of such holder of record or beneficial owner in such capacity, and if the shares of STAAR common stock are held of record or beneficially owned by more than one person, such as in a joint tenancy or a tenancy in common, then the demand should be executed by or on behalf of all such joint holders of record or beneficial owners. An authorized agent, including an authorized agent for two or more joint stockholders or beneficial owners, may execute a demand for appraisal on behalf of a holder of record or beneficial owner; however, the agent must identify the record holder or holders or beneficial owner or owners, respectively, and should expressly disclose that, in executing the demand, the agent is acting as agent for the record holder or holders or beneficial owner or owners, as applicable.

All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:

Office of the Corporate Secretary

STAAR Surgical Company

25510 Commercentre Drive

Lake Forest, California 92630

Any stockholder or beneficial owner who has delivered a written demand to STAAR and who has not commenced an appraisal proceeding or joined such proceeding as a named party may withdraw his or her or its demand for appraisal in respect of some or all of such person’s shares of STAAR common stock and accept the Merger Consideration with respect to the shares of STAAR common stock subject to the withdrawal by delivering to the Surviving Corporation a written withdrawal of the demand for appraisal within 60 days after the Effective Time. However, any such attempt to withdraw the demand made more than 60 days after the Effective Time will require written approval of the Surviving Corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any person without the approval of such court and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just including without limitation, a reservation of jurisdiction for any application to the Delaware Court of Chancery made under subsection (j) of Section 262; provided, however, that this will not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal in respect of some or all of such person’s shares of STAAR common stock and accept the Merger Consideration with respect to the shares of STAAR common stock subject to the withdrawal within 60 days after the Effective Time.

Notice by the Surviving Corporation

If the Merger is consummated, within 10 days after the Effective Time, the Surviving Corporation will notify each stockholder who has made a written demand for appraisal pursuant to Section 262 and who has not voted in favor of the proposal to adopt the Merger Agreement, and any beneficial owner who has properly demanded appraisal in such person’s name pursuant to Section 262, of the date that the Merger has become effective.

Filing a Petition for Appraisal

Within 120 days after the Effective Time, the Surviving Corporation or any stockholder or beneficial owner who has complied with Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of STAAR common stock held by all persons entitled to appraisal. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The Surviving Corporation is under no obligation, and has no present intention, to file such a petition, and stockholders and beneficial owners should not assume that the Surviving Corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of STAAR common stock. Accordingly, any stockholders or beneficial owners of shares of STAAR common stock who desire to have their shares of STAAR common stock appraised by the Delaware Court of Chancery should assume that they will be responsible for filing a petition for appraisal with the Delaware Court of Chancery in the manner prescribed in Section 262. The failure of a stockholder or beneficial owner to file such a petition for appraisal within the period specified in Section 262 will nullify the person’s previous written demand for appraisal.

Within 120 days after the Effective Time, any stockholder or beneficial owner who has complied with the requirements for the exercise of appraisal rights, will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares of STAAR common stock not voted in favor of the proposal to adopt the Merger Agreement and with respect to which STAAR received demands for appraisal, and the aggregate number of stockholders or beneficial owners holding or owning such shares of STAAR common stock (provided that, in the case of a demand made by a beneficial owner in such person’s name, the record holder of such shares of STAAR common stock will not be considered a separate stockholder holding such shares of STAAR common stock for purposes of such aggregate number). The Surviving Corporation must mail this statement to the requesting person within 10 days after receipt of the written request for such a statement or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for an appraisal is duly filed by a stockholder or beneficial owner and a copy thereof is served upon the Surviving Corporation, the Surviving Corporation will then be obligated within 20 days after such service to file in the office of the Delaware Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal of their shares of STAAR common stock and with whom agreements as to the value of their shares of STAAR common stock have not been reached. After notice to the stockholders and beneficial owners as may be required by the Delaware Court of Chancery, the Delaware Court of Chancery will determine those persons who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the persons who demanded appraisal of their shares of STAAR common stock and who hold stock represented by certificates to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any person fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to such person.

Determination of Fair Value

After determining the persons entitled to appraisal, the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. The Delaware Court of Chancery will determine the “fair value” of the shares of STAAR common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the Merger that throw any light on future prospects of the merged corporation. The Delaware Supreme Court has indicated that transaction price is one of the relevant factors the Delaware Court of Chancery may consider in determining “fair value” and that absent deficiencies in the sale process the transaction price should be given “considerable weight.” Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Supreme Court of Delaware stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders and beneficial owners considering seeking appraisal should be aware that the fair value of their shares of STAAR common stock as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares of STAAR common stock and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262. Although STAAR believes that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of

Chancery, and stockholders and beneficial owners should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Neither STAAR nor Alcon anticipates offering more than the Merger Consideration to any person exercising appraisal rights. Each of STAAR and Alcon reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of STAAR common stock is less than the Merger Consideration.

Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment; provided that if at any time before the Delaware Court of Chancery enters judgment in the appraisal proceeding, the Surviving Corporation pays to each stockholder entitled to appraisal an amount in cash, interest will accrue after the time of such payment only on the amount that equals the sum of (a) the difference, if any, between the amount so paid and the “fair value” of the shares of STAAR common stock as determined by the Delaware Court of Chancery and (b) any interest accrued prior to the time of such voluntary payment, unless paid at such time. The Surviving Corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a person whose name appears on the list filed by the Surviving Corporation of persons who participated in the proceeding and incurred expenses in connection therewith, the Delaware Court of Chancery may order that all or a portion of the expenses, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares of STAAR common stock entitled to appraisal not dismissed pursuant to subsection (k) of Section 262 or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of Section 262. In the absence of such an order, each party bears its own expenses.

If any stockholder or beneficial owner who demands appraisal of his, her, its, or their shares of STAAR common stock under Section 262 fails to perfect, or loses or successfully withdraws, such person’s right to appraisal, the person’s shares of STAAR common stock will be deemed to have been converted at the Effective Time into the Merger Consideration, less applicable withholding taxes. A person will fail to perfect, or effectively lose or withdraw, the person’s right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time or if the stockholder or beneficial owner, as applicable, delivers to the Surviving Corporation a written withdrawal of the person’s demand for appraisal in respect to some or all of such person’s shares of STAAR common stock and an acceptance of the Merger Consideration with respect to the shares of STAAR common stock subject to withdrawal in accordance with Section 262.

From and after the Effective Time, no person who has demanded appraisal rights will be entitled to vote their shares of STAAR common stock for any purpose, or to receive payment of dividends or other distributions on the shares of STAAR common stock, except dividends or other distributions on the person’s shares of STAAR common stock, if any, payable to stockholders of record as of a time prior to the Effective Time.

Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of statutory appraisal rights. Consequently, any stockholder or beneficial owner wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

STOCKHOLDERS AND BENEFICIAL OWNERS WHO VOTE SHARES IN FAVOR OF THE ADOPTION OF THE MERGER AGREEMENT WILL NOT BE ENTITLED TO EXERCISE APPRAISAL RIGHTS WITH RESPECT THERETO, BUT, RATHER, WILL RECEIVE THE MERGER CONSIDERATION.

To the extent there are any inconsistences between the foregoing summary, on the one hand, and Section 262, on the other hand, Section 262 will govern.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a general discussion of certain U.S. federal income tax consequences of the Merger that may be relevant to U.S. Holders (as defined below) of shares of STAAR common stock whose shares of STAAR common stock are converted into the right to receive cash pursuant to the Merger. This discussion is limited to U.S. Holders who hold their shares of STAAR common stock as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This discussion does not address U.S. federal income tax consequences with respect to holders other than U.S. Holders. This discussion is based upon the Code, Treasury Regulations promulgated under the Code, rulings and other published positions of the Internal Revenue Service (which this proxy statement refers to as the “IRS”) and judicial decisions, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations at any time, possibly with retroactive effect. Any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth in this discussion. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax considerations described in this discussion. No advance ruling has been or will be sought from the IRS, and no opinion of counsel has been or will be rendered, regarding any matter discussed below.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of shares of STAAR common stock that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity or arrangement taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more “United States persons” (within the meaning of the Code) have the authority to control all substantial decisions of the trust or (b) the trust validly elected to be treated as a United States person for U.S. federal income tax purposes.

This discussion is for general information purposes only and does not purport to be a complete analysis of all of the U.S. federal income tax considerations that may be relevant to particular holders in light of their particular facts and circumstances, or to STAAR stockholders subject to special rules under the U.S. federal income tax laws, including, for example:

•	banks and other financial institutions;

•	mutual funds;

•	insurance companies;

•	brokers or dealers in securities, currencies or commodities;

•	dealers or traders in securities subject to a mark-to-market method of accounting with respect to shares of STAAR common stock;

•	regulated investment companies and real estate investment trusts;

•	retirement plans, individual retirement and other deferred accounts;

•	tax-exempt organizations, governmental agencies, instrumentalities or other governmental organizations and pension funds;

•	holders that hold shares of STAAR common stock as part of a “straddle,” hedge, constructive sale, or other integrated transaction or conversion transaction or similar transactions;

•	U.S. Holders whose functional currency is not the U.S. dollar;

•

partnerships, other entities classified as partnerships for U.S. federal income tax purposes, “S corporations,” or any other pass-through entities for U.S. federal income tax purposes (or investors in such entities);

•	holders that own or have owned (directly, indirectly or constructively) 5% or more of STAAR common stock (by vote or value);

•	holders that received their shares of STAAR common stock in a compensatory transaction, through a tax-qualified retirement plan or pursuant to the exercise of options or warrants;

•	corporations that accumulate earnings to avoid U.S. federal income tax;

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	holders that own an equity interest in Alcon following the Merger;

•	holders subject to any applicable minimum tax;

•	holders exercising appraisal rights under the DGCL; and

•	persons required to accelerate the recognition of any item of gross income with respect to STAAR common stock as a result of such income being taken into account on an applicable financial statement.

This discussion does not address any U.S. federal tax considerations other than those pertaining to the income tax (such as estate, gift or other non-income tax consequences) or any state, local or non-U.S. income or non-income tax considerations. In addition, this discussion does not address any considerations arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 or any considerations in respect of the Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations and administrative guidance promulgated thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith and any laws, regulations or practices adopted in connection with any such agreement).

If any entity or arrangement treated as a partnership for U.S. federal income tax purposes is a beneficial owner of shares of STAAR common stock, the U.S. federal income tax treatment of a partner in such partnership generally will depend upon the status of the partner, the activities of the partner and the partnership and certain determinations made at the partner or partnership level. Accordingly, entities or arrangements treated as partnerships holding shares of STAAR common stock, and any partners therein, should consult their tax advisors as to the particular tax consequences to them of the Merger.

THE U.S. FEDERAL INCOME TAX TREATMENT OF THE TRANSACTIONS DISCUSSED HEREIN TO ANY PARTICULAR STAAR STOCKHOLDER WILL DEPEND ON THE STAAR STOCKHOLDER’S PARTICULAR CIRCUMSTANCES. YOU SHOULD CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE MERGER IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, INCLUDING U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES.

The receipt of cash by a U.S. Holder in exchange for shares of STAAR common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. Holder who receives cash in exchange for STAAR common stock pursuant to the Merger will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received in the Merger and the U.S. Holder’s adjusted tax basis in the shares of STAAR common stock surrendered pursuant to the Merger. A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares of STAAR common stock. Any gain or loss will generally be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one year at the time of the completion of the Merger. Long-term capital gains of certain non-corporate holders, including individuals, currently are subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations. If a U.S. Holder acquired different blocks of STAAR common stock at different times or different prices, such U.S. Holder must determine its adjusted tax basis and holding period separately with respect to each block of STAAR common stock.

Information Reporting and Backup Withholding

Generally, information reporting requirements may apply in connection with payments made to U.S. Holders in connection with the Merger.

Backup withholding of tax (currently, at a rate of 24%) generally will apply to the proceeds received by a U.S. Holder pursuant to the Merger, unless the U.S. Holder provides the applicable withholding agent with a properly completed and executed IRS Form W-9 providing such U.S. Holder’s correct taxpayer identification number and certifying that such U.S. Holder is not subject to backup withholding, or otherwise establishes an exemption, and otherwise complies with the backup withholding rules.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder generally will be refunded or credited against such U.S. Holder’s U.S. federal income tax liability, if any, provided that the required information is timely furnished to the IRS.

THIS DISCUSSION IS FOR GENERAL INFORMATION ONLY. IT DOES NOT ADDRESS TAX CONSIDERATIONS THAT MAY VARY WITH, OR ARE CONTINGENT ON, YOUR INDIVIDUAL CIRCUMSTANCES OR THE APPLICATION OF ANY U.S. NON-INCOME TAX LAWS OR THE LAWS OF ANY STATE, LOCAL OR NON-U.S. JURISDICTION, AND HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING SUCH MATTERS AND THE TAX CONSEQUENCES OF THE MERGER TO THEM IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

Regulatory Approvals Required for the Merger

General

The consummation of the Merger is conditioned on and cannot be completed until the parties receive certain regulatory approvals and clearances. The parties have agreed to cooperate with each other and use their reasonable best efforts to make filings in connection with these approvals and clearances as promptly as practicable and to take, or cause to be taken, and to do, or cause to be done, and to assist and cooperate with each other in doing, all things necessary, proper or advisable, to consummate and make effective the Merger as promptly as practicable, but in no case later than the End Date (as defined in “The Merger Agreement—Termination of the Merger Agreement”), subject to certain limitations. See “The Merger Agreement—Efforts to Close the Merger.”

There can be no assurance that all of the required regulatory approvals that might be required to consummate the Merger will be obtained and, if obtained, there can be no assurance as to the timing of any such approvals, the parties’ ability to obtain the approvals on satisfactory terms, or that such regulatory bodies or private parties will not seek to take legal action to enjoin the completion of the Merger, seek divestiture of substantial assets of the parties, or require the parties to license or hold separate assets or terminate existing relationships and contractual rights. Although Alcon and STAAR do not believe the Merger violates the antitrust or foreign investment laws in any jurisdiction, there can be no assurance that a challenge to the Merger on such grounds will not be made or, if such a challenge is made, that it would not be successful.

Required Regulatory Approvals

The consummation of the Merger is subject to the HSR Act. A transaction notifiable under the HSR Act may not be completed until the expiration or termination of a 30-day waiting period following the parties’ filings of their HSR Act notification and report forms. If the FTC or the DOJ issues a Second Request prior to the expiration of the initial waiting period, the parties must observe a second 30-day waiting period, which would begin to run only after the parties have substantially complied with the Second Request, unless the waiting period is terminated earlier or the parties otherwise agree to extend the waiting period. The parties intend to make the filings required under the HSR Act on or before September 2, 2025, the deadline under the Merger Agreement.

At any time before or after the consummation of the Merger, notwithstanding the termination or expiration of the waiting period under the HSR Act, the FTC or the DOJ could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of the parties, or requiring the parties to license or hold separate assets or terminate existing relationships and contractual rights. At any time before or after the completion of the Merger, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the Merger or seeking divestiture of substantial assets of the parties. U.S. state attorneys general and private parties may also seek to take legal action under the antitrust laws under certain circumstances. STAAR cannot be certain that a challenge to the Merger will not be made or that, if a challenge is made, STAAR will prevail.

In addition to clearance under the HSR Act, the consummation of the Merger is also subject to the receipt of regulatory approvals under China antitrust, Japan antitrust, Turkey antitrust, United Kingdom antitrust, Spain antitrust, Portugal antitrust, Australia antitrust, Kingdom of Saudi Arabia antitrust and Austria antitrust laws, as set forth in greater detail in “The Merger Agreement—Conditions to the Closing of the Merger.”

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of STAAR common stock entitled to vote thereon is required for approval of the Merger Proposal.

Assuming a quorum is present, (1) a failure to be represented by proxy or attend the Special Meeting, (2) abstentions and (3) “broker non-votes” (if any) will each have the same effect as a vote “AGAINST” the Merger Proposal. Shares of STAAR common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. If a STAAR stockholder returns a signed proxy card without indicating voting preferences on such proxy card, the shares of STAAR common stock represented by that proxy will be counted as present for purposes of determining the presence of a quorum for the Special Meeting, and all of such shares will be voted as recommended by the Board.

The Board unanimously recommends that you vote “FOR” the Merger Proposal.

THE MERGER AGREEMENT

The following summary summarizes the material provisions of the Merger Agreement. The descriptions of the Merger Agreement in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger, because this summary may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.

The Merger Agreement is described below, and included as Annex A, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding STAAR, Alcon, Merger Sub, or their respective businesses. Accordingly, the representations, warranties, covenants, and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this document and in STAAR’s filings with the SEC regarding STAAR and its business.

The representations, warranties, covenants, and agreements described below and included in the Merger Agreement (i) were made only for purposes of the Merger Agreement and as of specific dates; (ii) were made solely for the benefit of the parties to the Merger Agreement; and (iii) may be subject to important qualifications, limitations, and supplemental information agreed to by STAAR, Alcon, and Merger Sub in connection with negotiating the terms of the Merger Agreement. In addition, the representations and warranties have been included in the Merger Agreement for the purpose of allocating contractual risk between STAAR, Alcon, and Merger Sub rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Stockholders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants, and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of STAAR, Alcon, or Merger Sub, or any of their respective affiliates or businesses, except with respect to their right to receive the Merger Consideration at and after the Effective Time. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, including because the parties may take certain actions that are either expressly permitted in the confidential disclosure letters to the Merger Agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public.

Effects of the Merger; Certificate of Incorporation; Bylaws; Directors and Officers

The Merger Agreement provides that, on the terms and subject to the conditions of the Merger Agreement and in accordance with the DGCL, at the Effective Time (i) Merger Sub will be merged with and into STAAR, and the separate corporate existence of Merger Sub will thereupon cease and (ii) STAAR will be the successor or surviving corporation in the Merger and will continue to be governed by the laws of the State of Delaware. STAAR, as the corporation surviving the Merger is sometimes referred to in this proxy statement as the “Surviving Corporation.” The Merger will have the effects set forth in the applicable provisions of the DGCL.

At the Effective Time, the certificate of incorporation of STAAR will be amended and restated to be identical to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that (i) such certificate will be amended to comply with the provisions of the Merger Agreement providing for indemnification of directors and officers after closing, (ii) the name of the Surviving Corporation will be STAAR Surgical Company and (iii) references to the initial directors or incorporator will be removed, and, as so amended and restated, will be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

At the Effective Time, the bylaws of STAAR will be amended and restated to be identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that (i) such bylaws will be amended to comply with the provisions of the Merger Agreement providing for indemnification of directors and officers after closing and (ii) the name of the Surviving Corporation will be STAAR Surgical Company, and, as so amended and restated, will be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

At the Effective Time, the directors and officers of the Surviving Corporation will be the respective individuals who served as the directors and officers of Merger Sub as of immediately prior to the Effective Time, until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Closing and Effective Time

The Closing will occur on the third (3rd) business day (or such other date agreed by STAAR and Alcon) after the satisfaction or waiver of all of the closing conditions of the Merger (described below under the caption “—Conditions to the Closing of the Merger”), other than those conditions to be satisfied at the Closing. As soon as practicable on the date of the Closing, Alcon, Merger Sub, and STAAR will cause the Certificate of Merger to be executed and filed with the Secretary of State of the State of Delaware in accordance with the DGCL. The Merger will become effective upon the time and date of the filing of the Certificate of Merger or such later date and time as agreed by STAAR and Alcon and specified in the Certificate of Merger.

Merger Consideration

Common Stock

At the Effective Time, and without any further action on the part of the parties or any of STAAR stockholders, each share of STAAR common stock then outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares, which will be canceled and cease to exist and will not be converted into or represent the right to receive the Merger Consideration at the Effective Time, as discussed further in “Proposal 1: Adoption of the Merger Agreement—Appraisal Rights”), will be automatically converted into the right to receive the Merger Consideration of $28.00 per share in cash, without interest, subject to any withholding of taxes.

If, between August 4, 2025 and the Effective Time, the outstanding shares of STAAR common stock are changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split or similar event, the Merger Consideration will be equitably adjusted to proportionally reflect such change.

Treatment of STAAR Long-Term Incentive Awards

STAAR Options. At the Effective Time, each In-the-Money STAAR Option (whether or not then vested) will be canceled and the holder will be entitled to receive a cash payment equal to (i) the excess of (A) the Merger Consideration over (B) the per share exercise price under such In-the-Money STAAR Option, multiplied by (ii) the total number of shares subject to such In-the-Money STAAR Option immediately prior to the Effective Time. At the Effective Time, each STAAR Option that is not an In-the-Money STAAR Option will be canceled without payment of consideration.

STAAR RSU Awards. At the Effective Time, each STAAR RSU Award (whether or not then vested) that was granted before August 4, 2025 or that is held by a non-employee member of the Board will be canceled and the holder will be entitled to receive a cash payment equal to the product of (i) the Merger Consideration and (ii) the total number of shares subject to such STAAR RSU Award. At the Effective Time, each STAAR RSU Award that is held by an individual other than a non-employee member of the Board and that is granted on or after August 4, 2025 (subject to certain exceptions) will be converted into a restricted stock unit award in respect of a number of ordinary shares of Alcon equal to (a) the total number of shares subject to such STAAR RSU Award immediately prior to the Effective Time, multiplied by (b) the RSU Exchange Ratio, and otherwise subject to the same terms and conditions as apply to such STAAR RSU Award as of immediately prior to the Effective Time.

STAAR PSU Awards. At the Effective Time, each STAAR PSU Award (whether or not then vested) will be canceled and the holder will be entitled to receive a cash payment equal to the product of (i) the Merger Consideration and (ii) the total number of shares subject to such STAAR PSU Award immediately prior to the Effective Time, with performance deemed achieved at 160% of the target level.

STAAR Cash Awards. At the Effective Time, each then outstanding STAAR Cash Award granted before August 4, 2025 will vest in full (to the extent unvested) and be paid as soon as reasonably practicable.

Withholding of Taxes

To the extent that amounts otherwise payable pursuant to the Merger Agreement are deducted or withheld as required by any legal requirement and timely and properly remitted to the appropriate governmental body, such withheld amounts are treated for all purposes of the Merger Agreement as having been paid to the person in respect of which such deduction and withholding was made (except in the case of any deduction or withholding under the legal requirements of Switzerland or any political subdivision thereof that is applicable as a result of the status of Alcon or any affiliate of Alcon as a tax resident of Switzerland, Alcon or any affiliate of Alcon having any other nexus with Switzerland for tax purposes or any payment under the Merger Agreement being made from or through Switzerland (and, for the avoidance of doubt, other than a deduction or withholding in respect of amounts payable or deliverable to a holder of common stock or equity awards that is tax resident in Switzerland)).

Exchange and Payment Procedures

The Merger Agreement provides that the Exchange Agent will act as agent for the holders of STAAR common stock and will receive the funds to which holders of STAAR common stock will become entitled in connection with the Merger. The Exchange Agent will act as agent to the stockholders to receive the Merger Consideration payments. Alcon will deposit, or cause to be deposited, with the Exchange Agent on or prior to the Closing Date, cash sufficient to pay for STAAR common stock converted in the Merger into the right to receive the Merger Consideration (the “Exchange Fund”). If the Exchange Fund is inadequate to pay the amounts to which holders of STAAR common stock are entitled, Alcon will promptly deposit, or cause to be deposited, additional cash with the Exchange Agent sufficient to pay the aggregate Merger Consideration.

As soon as reasonably practicable after the Effective Time (but in no event later than three (3) business days thereafter), the Surviving Corporation will cause the Exchange Agent to deliver to each holder of record of certificated shares of STAAR common stock (a “Certificate”) or non-certificated shares of STAAR common stock represented by book-entry (a “Book-Entry Share”) which immediately prior to the Effective Time represented outstanding shares of STAAR common stock, whose shares were converted into the right to receive the Merger Consideration (i) a letter of transmittal and (ii) instructions for effecting the surrender of the Certificate or Book-Entry Shares in exchange for payment of the Merger Consideration. Upon surrender of a Certificate or Book-Entry Share for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed and properly completed and such other documents as may be reasonably requested by the Exchange Agent, the holder of such Certificate or Book-Entry Share will be entitled to receive in exchange therefor the Merger Consideration (such payments to be net of applicable taxes withheld) for each share of STAAR common stock formerly represented by such Certificate or Book-Entry Share, and the Certificate or Book-Entry Share so surrendered will forthwith be canceled.

At any time following twelve (12) months after the Effective Time, Alcon may require the Exchange Agent to deliver to it any unclaimed funds, at which point holders of shares entitled to the unclaimed funds may look only to the Surviving Corporation (subject to abandoned property, escheat, or other similar laws) only as general creditors with respect to the Merger Consideration payable upon due surrender of their certificates or shares of STAAR common stock, without any interest thereon.

Representations and Warranties

The Merger Agreement contains representations and warranties of STAAR, Alcon, and Merger Sub.

Some of the representations and warranties in the Merger Agreement made by STAAR are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the Merger Agreement, a “Material Adverse Effect” means any event, occurrence, circumstance, change, or effect which, individually or when taken together with all other events, occurrences, circumstances, changes or effects, has had or would reasonably be expected to have a material adverse effect on the business, assets, financial condition or results of operations of STAAR and its subsidiaries, taken as a whole; provided, however, that none of the following will be deemed to constitute or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect:

(i)

any change in the market price or trading volume of shares of STAAR common stock or change in STAAR’s credit ratings (provided that the underlying causes of any such change may be considered in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded by another exception in the Merger Agreement);

(ii)

any event, occurrence, circumstance, change, or effect resulting from the execution, announcement, pendency, or performance of the transactions contemplated by the Merger Agreement, including any impact on the relationships of STAAR and its subsidiaries with employees, labor organizations, financing sources, customers, distributors, suppliers, partners, governmental bodies or other business relationships (other than for purposes of certain specified representations and warranties);

(iii)

any event, occurrence, circumstance, change, or effect generally affecting the industries in which STAAR and its subsidiaries operate or in the economy generally or other general business, financial, or market conditions;

(iv)

any event, occurrence, circumstance, change, or effect arising directly or indirectly from or otherwise relating to general changes in the financial, credit, banking, securities, or capital markets in the United States or any other country or region in the world (including any disruption thereof and any decline in the price of any market index) and including changes or developments in or relating to currency exchange or interest rates;

(v)

any event, occurrence, circumstance, change, or effect arising directly or indirectly from or otherwise relating to any political, social or regulatory conditions (or changes in such conditions) in the United States or any other country or region in the world, act of terrorism, cyberterrorism, ransomware or malware, war, national or international calamity, natural disaster, acts of god, weather or environmental event, epidemic, pandemic, or any other similar event, or any escalation or worsening of any of the foregoing, or any action taken by any governmental body in response to any of the foregoing;

(vi)

the failure of STAAR to meet internal or analysts’ expectations or projections (provided that the underlying causes of such failure may be considered in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein);

(vii)

any event, occurrence, circumstance, change or effect arising from any action taken by STAAR or any of its subsidiaries at the written direction or request of Alcon or with Alcon’s written consent, or any action required or specifically permitted to be taken by STAAR or any of its subsidiaries pursuant to the Merger Agreement;

(viii)

any event, occurrence, circumstance, change, or effect resulting or arising from the identity of, or any facts or circumstances relating to, Alcon, Merger Sub, or any of their respective affiliates, including any impact on the relationships of STAAR and its subsidiaries with any employees, labor organizations, financing sources, customers, distributors, suppliers, partners, governmental bodies or other business relationships;

(ix)

any event, occurrence, circumstance, change, or effect arising directly or indirectly from or otherwise relating to any change in, or any compliance with or action taken for the purpose of complying with any change in, any legal requirement or GAAP (or interpretations or enforcement of any legal requirement or GAAP);

(x)

any event, occurrence, circumstance, change or effect resulting or arising from any actual or potential sequester, stoppage, shutdown, default, or similar event or occurrence by or involving any governmental body affecting a national or federal government as a whole;

(xi)

any event, occurrence, circumstance, change or effect resulting or arising from changes in anti-dumping actions, international tariffs, trade policies, sanctions, legal requirements, or any “trade wars”;

(xii)	any event, occurrence, circumstance, change or effect resulting or arising from any stockholder litigation;

(xiii)	any event, occurrence, circumstance, change or effect resulting or arising from any breach by Alcon or Merger Sub of the Merger Agreement; or

(xiv)	any event, occurrence, circumstance, change or effect resulting or arising from certain specific matters in the confidential disclosure schedule;

provided that if any event, occurrence, circumstance, change or effect set forth in clauses (iii), (iv), (v), (ix), (x) and (xi) above has had, or would reasonably be expected to have, a disproportionate and adverse effect on STAAR and its subsidiaries, taken as a whole, relative to other medical device companies in similar geographies in STAAR and its subsidiaries they operate, then only the incremental disproportionate adverse effect may be taken into account in determining whether a Material Adverse Effect with respect to STAAR has occurred.

In the Merger Agreement, STAAR has made customary representations and warranties to Alcon and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement and the confidential disclosure schedule. These representations and warranties relate to, among other things:

•	due organization, valid existence, good standing, and authority and qualification to conduct business with respect to STAAR and its subsidiaries;

•	the certificate of incorporation and bylaws of STAAR and its subsidiaries;

•	ownership and capital structure of STAAR and its subsidiaries;

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the absence of any encumbrances and transfer restrictions (except for encumbrances or transfer restrictions of general applicability as may be provided under applicable securities laws) regarding any shares of STAAR common stock;

•	STAAR’s corporate power and authority to execute and deliver the Merger Agreement and perform its obligations thereunder, and the enforceability of the Merger Agreement against STAAR;

•	required consents, approvals, and regulatory filings in connection with the Merger Agreement;

•	the preparation of STAAR’s financial statements, including STAAR’s maintenance of internal controls with respect to financial reporting;

•	the preparation, compliance, accuracy, and timely filing of or furnishing to the SEC of STAAR’s SEC documents;

•	the absence of any action that has occurred that had a Material Adverse Effect, since December 27, 2024;

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the operation in all material respects in the ordinary course of business by STAAR and its subsidiaries since December 27, 2024 and that STAAR and its subsidiaries have not taken certain specified actions described in the section of this proxy statement entitled “—Conduct of Business Pending the Merger”;

•	the absence of specified undisclosed liabilities or obligations;

•	litigation matters;

•	possession of all governmental authorizations necessary to enable STAAR and its subsidiaries to conduct its business;

•	compliance with applicable laws;

•	employee benefit plans;

•	labor matters;

•	certain tax matters;

•	the existence, validity, and enforceability of specified categories of STAAR’s material contracts;

•	intellectual property, data privacy and information security matters;

•	real and personal property;

•	environmental matters;

•	this proxy statement;

•	compliance with anti-corruption laws, sanctions, customs and trade control laws and similar rules and regulations;

•	insurance policies and programs;

•	compliance with STAAR’s organizational documents, including with respect to the transactions contemplated by the Merger Agreement;

•	the applicability of Section 203 of the DGCL and any other applicable anti-takeover laws;

•	the fairness opinion that Citi, STAAR’s financial advisor, provided to the Board; and

•	the payment of fees and expenses to any investment banker, broker or finder in connection with the Merger Agreement.

In the Merger Agreement, Alcon and Merger Sub have made customary representations and warranties to STAAR that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•	due organization, valid existence, good standing, and authority and qualification to conduct business with respect to each of Alcon and Merger Sub;

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Alcon’s and Merger Sub’s corporate power and authority to execute and deliver the Merger Agreement and perform their respective obligations thereunder, and the enforceability of the Merger Agreement against Alcon and Merger Sub;

•	required consents, approvals, and regulatory filings in connection with the Merger Agreement;

•	this proxy statement;

•	litigation matters;

•	payment of fees to any investment banker, broker or finder in connection with the Merger Agreement;

•	sufficiency of funds and solvency;

•	the capitalization of Merger Sub and lack of any “interested stockholder” of STAAR among Alcon Inc. and its subsidiaries;

•	that Alcon and its affiliates and subsidiaries have not engaged in research and development matters on any phakic intraocular lens for the treatment of refractive errors since August 4, 2024; and

•	the tax residency of Alcon Inc.

The representations and warranties contained in the Merger Agreement will not survive the consummation of the Merger.

Conduct of Business Pending the Merger

The Merger Agreement provides that during the period from August 4, 2025 (the date of the Merger Agreement) until the Closing or earlier termination of the Merger Agreement in accordance with its terms (the “Pre-Closing Period”), except (i) as required by law, (ii) as may be consented to in writing by Alcon (which consent will not be unreasonably withheld, conditioned or delayed), (iii) as may be required or expressly contemplated in accordance with the Merger Agreement, or (iv) as disclosed in the confidential disclosure schedule to the Merger Agreement, STAAR will, and will cause its subsidiaries to, use commercially reasonable efforts to conduct its business in the ordinary course and use its commercially reasonable efforts to preserve intact its material business organizations and existing relationships with employees, customers, suppliers, distributors, licensors, licensees, regulatory authorities and other persons with whom STAAR and its subsidiaries have business relationships that are material to STAAR and its subsidiaries, taken as a whole.

Without limiting the generality of the foregoing, the Merger Agreement provides that STAAR will not, and will cause each of its subsidiaries not to:

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establish a record date for, declare, set aside, or pay any dividend, or make any other distribution in respect of any shares of STAAR’s capital stock (including the shares of STAAR common stock), other than dividends and distributions paid by wholly owned subsidiaries of STAAR to STAAR, or to any of STAAR’s other wholly owned subsidiaries;

•	adopt any stockholder rights plan or “poison pill”;

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repurchase, redeem, or otherwise reacquire any of the shares of STAAR common stock, or any rights, warrants, or options to acquire any of the shares of STAAR common stock, other than: (1) certain repurchases of shares of STAAR common stock pursuant to STAAR’s right under written commitments to purchase STAAR common stock held by an employee, officer, director or independent contractor of STAAR as of August 4, 2025, (2) forfeitures or repurchases of STAAR Options, STAAR RSU Awards or STAAR PSU Awards (or shares of STAAR common stock issued upon the exercise or vesting thereof) pursuant to their terms, (3) in connection with withholding to satisfy the exercise price or tax obligations with respect to STAAR Options, STAAR RSU Awards or STAAR PSU Awards;

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split, combine, subdivide, or reclassify any shares of common stock or other equity interests, except for any such transaction by a wholly owned subsidiary of STAAR which remains a wholly owned subsidiary of STAAR after consummation of such transaction;

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sell, issue, grant, deliver, pledge, transfer, encumber, or authorize the sale, issuance, grant, delivery, pledge, transfer or encumbrance of (i) any capital stock, equity interest, or other security of STAAR and its subsidiaries, (ii) any option, call, warrant, restricted securities or right to acquire any capital stock, equity interest or other security of STAAR and its subsidiaries, or (iii) any instrument convertible into or exchangeable for any capital stock, equity interest or other security of STAAR and its subsidiaries; subject to certain exceptions allowing STAAR to issue shares of common stock in connection with the exercise or vesting of equity awards and solely among STAAR and STAAR’s wholly owned subsidiaries;

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(i) establish, adopt, enter into, terminate or materially amend any benefit plan, (ii) amend or waive any of its rights under, or accelerate the vesting or payment under, any provision of any benefit plan, (iii) grant or increase any severance, transaction, retention or termination pay to any current or former employee, officer, director or independent contractor of STAAR or its subsidiaries, (iv) pay or grant any bonus or grant any employee, officer, director or independent contractor of STAAR or its subsidiaries any increase in compensation or benefits, (v) grant any equity, equity-based or other incentive awards to, or discretionarily accelerate the vesting or payment of any such awards held by, any current or former employee, officer, director or independent contractor of STAAR or its subsidiaries, (vi) hire any individual who would be at the VP level or above or promote any individual into a position at the VP level or above, or hire any new consultant with total annual compensation in excess of $250,000, (vii) terminate or give notice to terminate the employment of any employee at the VP level or above other than for cause or gross misconduct, or (viii) announce or agree to any mass layoffs or plant closings (each as defined under WARN), in each case subject to exceptions;

•	amend or permit the adoption of any amendment to STAAR’s certificate of incorporation or bylaws or other charter or similar organizational documents;

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(i) form any subsidiary, (ii) acquire any equity interest in or material portion of the assets of any other entity, or (iii) enter into any material joint venture, partnership, or similar arrangement, except (A) in the case of the foregoing clauses (ii) and (iii), in transactions between STAAR and a wholly owned subsidiary, or between wholly owned subsidiaries of STAAR, and (B) for purchases of supplies, raw material, inventory and similar assets in the ordinary course of business consistent with past practice;

•	make or authorize any capital expenditures exceeding $5 million in any calendar year;

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lease, license, sublicense, pledge, sell, or otherwise dispose of, divest or spin-off, relinquish, create, or incur any encumbrance (other than any permitted encumbrances) on, transfer, or assign any material asset or material real or personal property (other than intellectual property rights and cash), except (i) in the ordinary course of business, (ii) pursuant to dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of the business of STAAR and its subsidiaries, (iii) capital expenditures permitted by any foregoing bullet point, (iv) transactions between STAAR and a wholly owned subsidiary or between wholly owned subsidiaries of STAAR, (v) pursuant to existing contracts in effect prior to August 4, 2025, or (vi) for an aggregate purchase price not exceeding $5 million in any fiscal year;

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lease, license, sublicense, pledge, sell, or otherwise dispose of, divest or spin-off, abandon, waive, create, or incur any encumbrance (other than a permitted encumbrance) on, relinquish, or permit to lapse (other than any registered intellectual property expiring at the end of its statutory term or any withdrawal or abandonment of existing applications for registered intellectual property that have not yet been granted), grant any other right or immunity under (whether present or contingent, including any option, right of first refusal, or other preferential right, non-assert, or covenant not to sue), transfer or assign, or fail to take any action necessary to maintain, enforce, or protect, any intellectual property right owned by STAAR or its subsidiaries, except (i) granting non-exclusive licenses in the ordinary course of business or (ii) transactions between STAAR and its wholly owned subsidiaries or between wholly owned subsidiaries of STAAR, in each case, in the ordinary course of business;

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(i) lend money to, make capital contributions or advances to, or make investments in, any person or incur, issue, assume or guarantee any indebtedness for borrowed money (except for advances to employees and consultants for travel and other business related expenses in the ordinary course of business and in compliance with STAAR’s policies related thereto), other than between STAAR and a wholly owned subsidiary, or between wholly owned subsidiaries STAAR, or (ii) invest or re-invest any funds or monies in any financial instruments, cryptocurrency or securities that do not qualify as cash, cash equivalents or commercial paper, certificates of deposit, U.S. treasury securities or corporate debt securities with a maturity of less than two (2) years as of the date of such investment or reinvestment;

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except as required or expressly permitted by the provisions of the Merger Agreement governing employee matters and STAAR’s 401(k) plan, renewals of contracts on substantially similar terms, or extensions of contracts in the ordinary course of business consistent with past practice, (i) amend or modify in any material respect, waive or settle any material rights or claims under, or voluntarily terminate, any material contract in a manner which is adverse to STAAR, (ii) enter into specified types of new material contracts, or (iii) elect not to extend any lease in respect of material leased property;

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except in the ordinary course of business: (i) make any change to any accounting method or any change to any accounting period, in each case, used for tax purposes; (ii) rescind or change any tax election; (iii) file an amended tax return; (iv) enter into a closing agreement with any governmental body regarding any tax liability or assessment (or surrender a right to a tax refund); (v) settle, compromise or consent to any tax claim or assessment for an amount materially in excess of the amount reserved therefor in STAAR’s SEC filings; or (vi) waive or extend the statute of limitations with respect to the filing of any tax return (except in connection with automatic or automatically granted extensions of time to file tax returns granted in the ordinary course of business); in each case of the immediately preceding clauses (i) through (vi), if such action would materially increase the tax liability of STAAR or any of its subsidiaries, taken as a whole;

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settle, satisfy, release, waive or compromise any legal proceeding or other claim (or threatened legal proceeding or other claim) against STAAR or any of its subsidiaries, other than any settlement, satisfaction, release, waiver or compromise that results in (i) monetary obligations not exceeding $500,000 individually or $2 million in the aggregate, in each case net of insurance proceeds, and (ii) no material non-monetary obligation of STAAR or any of its subsidiaries (excluding confidentiality, non-disparagement, and similar customary provisions) (other than any legal proceeding or claim brought in respect of taxes or by the stockholders of STAAR against STAAR or its directors relating to the transactions contemplated by the Merger Agreement or a breach of the Merger Agreement or any other agreements contemplated thereby);

•	enter into, amend, or terminate any collective bargaining agreement;

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waive, release or adversely amend or knowingly fail to enforce the restrictive covenant obligations in any contracts with current or former officers, directors, employees, independent contractors or consultants of STAAR;

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(i) initiate any new clinical trial (excluding investigator-initiated trials) or (ii) except if ordered by a regulatory authority, terminate, undertake a protocol amendment for, or materially modify an existing agreement with a contract research organization relating to, or otherwise materially impede the conduct of, any ongoing clinical trial;

•	voluntarily terminate, withdraw or let lapse the terms of any material permit, license, certification or other governmental authorization;

•	fail to use commercially reasonable efforts to maintain existing insurance policies or to renew or replace such insurance policies on terms no less favorable in the aggregate;

•	materially change any financial accounting methods or practices, except as required by GAAP or other applicable law;

•	adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization of STAAR or any of its subsidiaries; or

•	authorize any of, or agree or commit to take, any of the actions described above.

Non Solicitation; Window Shop Period

During the Pre-Closing Period, STAAR has agreed that it and its subsidiaries will not, and will use commercially reasonable efforts to cause its representatives not to, directly or indirectly:

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continue any solicitation, knowing encouragement, discussions or negotiations with any persons that may be ongoing as of the date of the Merger Agreement with respect to an Acquisition Proposal (as defined below);

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(i) solicit, initiate, knowingly facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any non-public information in connection with, or for the purpose of soliciting or knowingly encouraging or facilitating, an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (other than to state that the terms of the Merger Agreement prohibit such discussion), or (iii) enter into any letter of intent, acquisition agreement, agreement in principle, or similar agreement with respect to an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, subject to certain exceptions; or

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waive or release any person from, intentionally forebear in the enforcement of, or amend any standstill agreement or any standstill provisions of any other contract, or take any action to exempt any person (other than Alcon, Merger Sub or their affiliates) from the restrictions on “business combinations” or any similar provision contained in applicable takeover laws or the organizational and other governing documents of STAAR or any of its subsidiaries, unless the Board determines in good faith, after consultation with STAAR’s outside legal counsel, that the failure to do so would reasonably be expected to be inconsistent with the fiduciary duties of the Board to STAAR stockholders under applicable law.

STAAR agreed that any violations of the non-solicitation obligations of the Merger Agreement by STAAR, any of its subsidiaries, any of STAAR’s directors or officers (acting in his or her capacity as such on behalf of STAAR) or STAAR’s financial, investor relations or legal advisor acting at the direction or on behalf of a STAAR director or officer, will be deemed to be a breach of the Merger Agreement by STAAR.

In addition, as of the date of the Merger Agreement, STAAR was required to request that each person or group that had executed a confidentiality agreement or otherwise received non-public information about STAAR or its subsidiaries from, or on behalf of, STAAR, in each case in connection with such person’s or group’s consideration of an Acquisition Proposal, prior to the date of the Merger Agreement promptly return or destroy all non-public information furnished to such person or group by or on behalf of STAAR or its subsidiaries and promptly terminate all physical and electronic data room access for such persons or group and their representatives to diligence or other non-public information regarding STAAR or its subsidiaries.

If STAAR or its subsidiaries (or their respective representatives) receives an unsolicited written Acquisition Proposal at any time after the date of the Merger Agreement and prior to receipt of the Stockholder Approval, STAAR or its subsidiaries and their respective representatives may contact such person or group of persons making such Acquisition Proposal solely to clarify the terms and conditions thereof or inform such person or group of persons of the existence of the non-solicitation provisions of the Merger Agreement.

If STAAR or its subsidiaries (or their respective representatives) receives an unsolicited written Acquisition Proposal at any time after the date of the Merger Agreement and prior to receipt of the Stockholder Approval, and the Board determines in good faith, after consultation with financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Offer, STAAR and its representatives may (i) furnish, pursuant to an executed confidentiality agreement with terms not materially less favorable to STAAR than those contained in the confidentiality agreement entered into effective as of October 4, 2024, between STAAR and an affiliate of Alcon, as it may be amended from time to time, information concerning STAAR and its subsidiaries to such person or group of persons making such Acquisition Proposal, provided that any such material non-public information provided to such person or persons must also be provided to Alcon as promptly as practicable and in any event within one (1) business day, if not already provided to Alcon, and (ii) engage in discussions or negotiations with such person or group of persons making such Acquisition Proposal.

From and after August 4, 2025 (the date of the Merger Agreement) and prior to receipt of the Stockholder Approval, STAAR will (i) promptly (and in any event within one (1) business day after receipt) notify Alcon if any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal is received by STAAR or its subsidiaries and provide Alcon with an unredacted copy of any such written Acquisition Proposal, inquiry, proposal or offer (including any proposed term sheet, letter of intent, acquisition agreement, or similar agreement with respect thereto) and a summary of any unwritten material terms and conditions thereof, and the name(s) of the person or group making such Acquisition Proposal, inquiry, proposal or offer, and (ii) keep Alcon reasonably informed of any material developments, discussions, or negotiations regarding any such Acquisition Proposal on a prompt basis (and in any event within one (1) business day of such material development, discussion, or negotiation).

As described under the caption “—Termination Fees,” if STAAR terminates the Merger Agreement after the date of the Merger Agreement but prior to the adoption of the Merger Agreement by STAAR stockholders for the purpose of entering into an agreement in respect of a Superior Offer, STAAR must pay the STAAR Termination Fee to Alcon, which is reduced in the case of an acquiror that made an Acquisition Proposal which, before the expiration of the 45-day window shop period (which ends at 11:59 p.m., Eastern Time, on September 19, 2025), the Board determines constitutes or could reasonably be expected to lead to a Superior Offer.

An “Acquisition Proposal” is defined as any bona fide inquiry, proposal or offer from any person (other than Alcon and its affiliates) or “group” (other than a “group” that includes Alcon or its affiliates), relating to, in a single transaction or series of related transactions, any:

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acquisition or exclusive license of assets of STAAR or any STAAR subsidiary equal to more than twenty percent (20%) of the consolidated assets (based on the fair market value thereof) of STAAR and its subsidiaries, taken as a whole, or to which more than twenty percent (20%) of STAAR’s and its subsidiaries’ revenues or earnings on a consolidated basis are attributable;

•	issuance or acquisition of more than twenty percent (20%) of the aggregate voting power of the capital stock or equity interests of STAAR;

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recapitalization, tender offer or exchange offer that if consummated would result in any person or group (or the stockholders of any person) beneficially owning more than twenty percent (20%) of the aggregate voting power of the capital stock or equity interests of STAAR (or the surviving entity, or the resulting direct or indirect parent of STAAR or such surviving entity); or

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merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution, or similar transaction involving any of STAAR or its subsidiaries that if consummated would result in any person or group (or the stockholders of any person) beneficially owning more than twenty percent (20%) of the aggregate voting power of the capital stock or equity interests of STAAR (or the surviving entity, or the resulting direct or indirect parent of STAAR or such surviving entity);

in each case, other than the transactions contemplated by the Merger Agreement.

A “Superior Offer” is defined as a bona fide written Acquisition Proposal received after August 4, 2025 that the Board determines, in its good faith judgment, after consultation with outside legal counsel and its financial advisors, is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory, and financing aspects (including certainty of closing) of the proposal and the person making the proposal and other aspects of the Acquisition Proposal that the Board deems relevant, and, if consummated, would result in a transaction more favorable to STAAR stockholders (solely in their capacity as such) from a financial point of view than the transactions contemplated by the Merger Agreement (including after giving effect to proposals, if any, made by Alcon pursuant to the Merger Agreement); provided that for purposes of the definition of “Superior Offer,” in all cases, the references to “20%” in the definition of Acquisition Proposal will be deemed to be references to “50%.”

Recommendation of the Board; Recommendation Change

As described above, and subject to the provisions described below, the Board has made the unanimous recommendation that the holders of STAAR common stock vote “FOR” the Merger Proposal. The Merger Agreement provides that the Board will not effect a Recommendation Change (as defined below) except as described below.

During the Pre-Closing Period, the Board may not take any action described in the following (any such action, a “Recommendation Change”):

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withdrawing, qualifying or modifying, or proposing publicly to withdraw, qualify or modify, in a manner adverse to Alcon or Merger Sub, the recommendation that STAAR stockholders adopt the Merger Agreement (the “Board Recommendation”);

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adopting, approving, recommending, or declaring advisable, or publicly proposing to adopt, approve, recommend or declare advisable, any Acquisition Proposal or allowing STAAR to execute or enter into any letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement, joint venture agreement or similar contract with respect to any Acquisition Proposal (other than an acceptable confidentiality agreement in accordance with Merger Agreement);

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failing to publicly reaffirm the Board Recommendation within five (5) business days of the written request of Alcon, provided that Alcon may make only one such request with respect to any public Acquisition Proposal, subject to certain exceptions; or

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failing to recommend against acceptance of any tender offer or exchange offer that is publicly commenced for the STAAR common stock within ten (10) business days of the written request of Alcon, provided that Alcon may make only one such request with respect to any public Acquisition Proposal, subject to certain exceptions.

Prior to receipt of the Stockholder Approval, if STAAR receives a written Acquisition Proposal from a third party after August 4, 2025 that has not been withdrawn, the Board may, (x) effect a Recommendation Change or (y) only if the Acquisition Proposal did not result from STAAR’s material breach of its non-solicitation obligations, cause STAAR to terminate the Merger Agreement pursuant to the Superior Offer Termination Right, in each case if:

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the Board determines in good faith after consultation with its outside legal counsel and financial advisors that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Offer and that failure to take such action would be inconsistent with its fiduciary duties under applicable law;

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(i) at least four (4) business days before making such a Recommendation Change or terminating the Merger Agreement, STAAR provides to Alcon a written notice of its intention to make such Recommendation Change or terminate the Merger Agreement and (ii) during such four (4)-business day period, if requested by Alcon, has negotiated in good faith with respect to any revisions to the terms of the Merger Agreement or another proposal to the extent proposed by Alcon such that the Acquisition Proposal would cease to constitute a Superior Offer (provided that any material modifications or amendments to the terms of such Acquisition Proposal will commence a new notice period of two (2) business days); and

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the Board determines in good faith after consultation with its outside legal counsel and financial advisors that such Acquisition Proposal constitutes a Superior Offer and that failure to take such action would be inconsistent with its fiduciary duties under applicable law.

Additionally, at any time prior to receipt of the Stockholder Approval, other than in connection with an Acquisition Proposal, the Board may, in response to an Intervening Event (as defined in this section below) make a Recommendation Change if:

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the Board determines in good faith, after consultation with outside counsel and its financial advisor, that the failure of the Board to take such action would be inconsistent with its fiduciary duties under applicable law;

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(i) at least four (4) business days before making such a Recommendation Change, STAAR provides to Alcon a written notice specifying the facts and circumstances for such potential Recommendation Change, and (ii) during such four (4)-business day period, if requested by Alcon, has negotiated in good faith with respect to any revisions to the terms of the Merger Agreement or another proposal to the extent proposed by Alcon; and

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the Board determines in good faith after consultation with its outside legal counsel and financial advisors that the failure to make the Recommendation Change would continue to be inconsistent with its fiduciary duties under applicable law.

An “Intervening Event” is defined as any event, occurrence, circumstance, change, or effect that materially affects the business, assets, operations, financial condition or results of operations of STAAR and its subsidiaries, taken as a whole (other than any event, occurrence, circumstance, change, or effect primarily resulting from or arising out of a breach of the Merger Agreement by STAAR) occurring or arising after the date of the Merger Agreement that was neither known to the Board nor reasonably foreseeable as of the date of the Merger Agreement, which event, occurrence, circumstance, change, or effect becomes known to the Board prior to the Effective Time, other than (i) changes in price of the shares of STAAR common stock, in and of itself, (ii) the announcement or pendency of the Merger Agreement or the transactions contemplated by the Merger Agreement, (iii) any Acquisition Proposal, or (iv) the fact that, in and of itself STAAR exceeds any internal or published projections, estimates or expectations of STAAR’s revenue, earnings, or other financial performance or results of operations for any period (provided, however, that the underlying reasons for such events in clauses (i) and (iv) may constitute an Intervening Event).

Indemnification and Insurance

Under the Merger Agreement, for a period of six (6) years from and after the Effective Time, all rights to indemnification, advancement of expenses, or exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (whether asserted or claimed prior to, at, or after the Effective Time) now existing in favor of the current or former directors or officers of STAAR or its subsidiaries pursuant to the organizational documents thereof and any indemnification or other similar agreements of STAAR or its subsidiaries, in each case as in effect on the date of the Merger Agreement, will continue in full force and effect and will not be amended, repealed, or otherwise modified in any manner that would adversely affect the rights thereunder of any such current or former directors or officers, except to the extent required by applicable law, and Alcon will cause the Surviving Corporation and its subsidiaries to perform their respective obligations thereunder.

Without limiting the foregoing, until the six (6)-year anniversary of the Effective Time, Alcon will cause the Surviving Corporation and its subsidiaries to indemnify and hold harmless each individual who is as of the date of the Merger Agreement, or who becomes prior to the Effective Time, a director or officer of STAAR or its subsidiaries, against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs, and expenses, including attorneys’ fees and disbursements, incurred in connection with any legal proceeding, claim, action, suit, or proceeding, whether civil, criminal, administrative, or investigative (including with respect to matters existing or occurring at or prior to the Effective Time, including the Merger Agreement and the transactions and actions contemplated thereby), arising out of or pertaining to the fact that such current or former director or officer is or was a director or officer of STAAR or its subsidiaries, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted by law.

In the event of any such claim, action, suit, or proceeding, each such current or former director or officer will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, or proceeding from the Surviving Corporation or its subsidiaries, as applicable, in accordance with the organizational documents and any indemnification or other similar agreements of the Surviving Corporation or its subsidiaries, as applicable, as in effect on the date of the Merger Agreement (subject to providing an undertaking, if required by the DGCL or the Surviving Corporation’s or any of its subsidiaries’ certificate of incorporation or bylaws (or comparable organizational documents) or any such indemnification or other similar agreements to repay such advances if it is ultimately determined by final adjudication that such current or former director or officer is not entitled to indemnification). If the Surviving Corporation or any of its subsidiaries so advances expenses, then Alcon will be entitled to assume the defense of such claim, action, suit or proceeding, if appropriate, with counsel satisfactory to such current or former director or officer. In the event of any such claim, action, suit, or proceeding, the Surviving Corporation and its subsidiaries will reasonably cooperate in the defense of any such matter.

Prior to the Effective Time, STAAR will use reasonable best efforts, in consultation with Alcon, to purchase “tail” directors’ and officers’ liability insurance for STAAR and its subsidiaries and their respective current and former directors, officers and employees who are covered by STAAR’s directors’ and officers’ liability insurance in place as of August 4, 2025 (the “current D&O insurance”), in an amount that is no less than the existing coverage and with terms no less favorable than the existing coverage with respect to claims arising from facts or events that occurred at or prior to the Effective Time, so long as the annual premium therefor would not be in excess of 300% of the aggregate annual premium paid by STAAR and its subsidiaries for the current D&O insurance (the “Maximum Amount”). Such “tail” policy will be maintained for a period of six (6) years following the Closing Date. In the event such “tail” policy has not been purchased as of the Closing Date, for a period of six (6) years from and after the Effective Time, the Surviving Corporation will, and Alcon will cause the Surviving Corporation to, either cause to be maintained in effect the current D&O insurance or provide substitute insurance for STAAR and its subsidiaries and their current and former directors, officers and employees who are covered by the current D&O insurance, in either case, of not less than the existing coverage and having other terms not less favorable to the insured persons than the current D&O insurance with respect to claims arising from facts or events that occurred at or before the Effective Time, except that if the payments in any annual period would exceed the Maximum Amount, it will obtain as much comparable insurance as possible for the years within such six (6)  year period for a premium equal to the Maximum Amount.

Employee Matters

The Merger Agreement provides that, during the period commencing on the Closing Date and ending on the first anniversary of the Closing Date, Alcon shall, or shall cause one of its affiliates to, provide each continuing STAAR employee with (i) a base salary or wage level and target annual cash bonus opportunities that, in each case, are no less favorable than those provided to similarly situated employees of Alcon or its subsidiaries (provided that base salary or wage may not be reduced from the level in effect for such continuing employee as of immediately prior to the Effective Time), (ii) employee benefits that are substantially comparable in the aggregate to the employee benefits (excluding post-employment welfare benefits, defined benefit pension benefits, equity-based compensation and transaction or retention bonuses) provided to similarly situated employees of Alcon or its subsidiaries and (iii) severance benefits in accordance with STAAR severance arrangements set forth in the confidential disclosure schedule.

The Merger Agreement further provides that, for purposes of vesting, eligibility to participate and benefit accrual under the Alcon employee benefit plans in which a continuing STAAR employee participates following the Closing Date, each continuing STAAR employee shall be credited with his or her years of service with STAAR and its subsidiaries and their respective predecessors before the Effective Time, to the same extent as such employee was entitled before the Effective Time to credit for such service under any corresponding STAAR employee benefit plan in which such employee participated immediately prior to the Effective Time; except that such service credit will not be provided to the extent that its application would result in a duplication of benefits, for purposes of benefit accrual under any defined benefit pension plan, or for purposes of any retiree welfare arrangement or long-term incentive arrangement.

The Merger Agreement requires the Board (or the appropriate committee thereof) to adopt resolutions and take such corporate action as is necessary or appropriate to terminate the STAAR 401(k) plan, effective as of the day prior to the Closing Date, contingent upon the occurrence of the Closing, unless Alcon notifies STAAR in writing not less than ten (10) business days before the Effective Time that it has determined not to terminate the STAAR 401(k) plan. If the STAAR 401(k) plan is terminated, then Alcon shall, or shall cause one of its affiliates to, have in effect an Alcon 401(k) plan as of the Effective Time under which each regular continuing STAAR employee who is actively employed at the Closing and is not considered a temporary or contract employee shall be immediately eligible to participate and shall receive credit for prior service as a regular employee with STAAR and its predecessors. Such service credit shall be applied to any applicable waiting periods or vesting provisions of Alcon’s 401(k) plan. As soon as practicable following the Closing, the account balances under the STAAR 401(k) plan shall be distributed to the participants, and Alcon shall permit such continuing employees to make rollover contributions to the Alcon 401(k) plan of “eligible rollover distributions” within the meaning of Section 401(a)(31) of the U.S. Internal Revenue Code (excluding promissory notes evidencing participant loans) in the form of cash, in an amount equal to the full account balance distributed to such continuing employee from the STAAR 401(k) plan.

Efforts to Close the Merger

Under the Merger Agreement, Alcon and STAAR agreed to, and to cause their respective controlled affiliates to, cooperate with each other and use their respective reasonable best efforts to take, or cause to be taken, and to do, or cause to be done, and to assist and cooperate with each other in doing, all things necessary, proper or advisable, to consummate and make effective the Merger and the transactions contemplated by the Merger Agreement as promptly as practicable, but in no case later than the End Date, including: (i) preparing and filing all registrations, declarations, filings or documentation necessary to effect all necessary actions or non-actions, consents, waivers, clearances, decisions, declarations, and the lapse of waiting periods by or from any governmental body (including any regulatory authority), (ii) obtaining as promptly as practicable after the date of the Merger Agreement, and maintaining, all necessary actions or non-actions, consents, waivers, clearances, decisions, declarations, approvals from third parties (including governmental bodies and regulatory authorities), and (iii) executing and delivering any additional instruments necessary to consummate the transactions contemplated by the Merger Agreement.

In furtherance of the foregoing, Alcon has agreed to, and to cause its controlled affiliates to, take all actions, and do, or cause to be done, all things necessary, proper or advisable to eliminate each and every impediment under any antitrust or foreign investment law, and to otherwise cause the Closing to occur as promptly as reasonably practicable, and in any event prior to the End Date, including (i) proposing, negotiating, committing to, effecting, agreeing to and executing, by consent decree, settlement, undertaking, stipulation or otherwise, the license, hold separate or disposition of any asset, product, product line or business of Alcon, STAAR, or any of their respective controlled affiliates, (ii) terminating, transferring or creating relationships, contractual rights or other obligations of Alcon, STAAR, or their respective controlled affiliates, or (iii) otherwise taking or committing to take any actions or agree to any undertakings that would limit Alcon’s or its controlled affiliates’ freedom of action with respect to, or their ability to retain, or impose obligations on Alcon’s or its controlled affiliates’ future operation with respect to any asset, product, product line or business of Alcon, STAAR, or any of their respective controlled affiliates (each of foregoing clauses (i)–(iii), a “Remedy Action”); provided, however, that, (A) Alcon is not required to sell or divest any asset, product, product line, or business of Alcon, STAAR, or any of their respective affiliates, (B) Alcon is not required to take any Remedy Action that would, individually or in the aggregate, reasonably be expected to result in a greater than $50 million reduction in the aggregate amount of reasonably projected LASIK and ICL sales revenue of Alcon and its controlled affiliates, including STAAR and its subsidiaries, taken as a whole, for the twelve (12)-month period following Closing, and (C) STAAR is only required to take or commit to take a Remedy Action if such Remedy Action is binding on STAAR only in the event the Closing occurs.

Further, under the Merger Agreement, Alcon, Merger Sub, and STAAR agreed to, and to cause their respective affiliates to:

•

promptly, but in no event later than twenty (20) business days after the date of the Merger Agreement, unless otherwise agreed by the parties, make an appropriate filing of all Notification and Report Forms with the U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice as required by the HSR Act;

•

as promptly as reasonably practicable, but in no event later than thirty-five (35) business days after the date of the Merger Agreement, submit all other filings or notifications (or drafts thereof) in connection with any other required regulatory approval;

•

give each other prompt notice of the making or commencement of any notice, communication, request, inquiry, investigation, action or legal proceeding brought, or threatened to be brought, by a governmental body, or by a third party before any governmental body, in each case, with respect to the transactions contemplated by the Merger Agreement and relating to any antitrust or foreign investment law;

•

keep each other reasonably informed as to the status of any such notice, communication, request, inquiry, investigation, action or legal proceeding in each case, with respect to the transactions contemplated by the Merger Agreement and relating to any antitrust or foreign investment law;

•

promptly inform each other of, and give the other reasonable advance notice of and the opportunity to participate in, any communication to or from any governmental body or third party with respect to the transactions contemplated by the Merger Agreement and relating to any antitrust or foreign investment law;

•

promptly furnish each other with copies of documents provided to or received from any governmental body or a third party that relates to the transactions contemplated by the Merger Agreement and any antitrust or foreign investment law;

•

consult and cooperate with each other and consider in good faith the views of the other party in connection with any analysis, appearance, communication, filing, submission, presentation, memorandum, brief, argument, opinion or proposal made or submitted to any governmental body or third party with respect to the transactions contemplated by the Merger Agreement and any antitrust or foreign investment law; and

•

except as may be prohibited by any governmental body or by any legal requirement, give each other reasonable advance notice of, and permit the other party (or their authorized representatives) to be present at and participate in each meeting or conference and to have access to and be consulted in connection with any argument, opinion or proposal made or submitted to any governmental body or third party, in each case, with respect to the transactions contemplated by the Merger Agreement and any antitrust or foreign investment law.

None of Alcon or any of its affiliates are obligated to litigate, participate in litigation or otherwise contest any administrative or judicial action or legal proceeding, decree, judgment, injunction or other order, whether temporary, preliminary or permanent, challenging the transactions contemplated by the Merger Agreement with respect to any antitrust or foreign investment law.

Subject to compliance with its obligations under the Merger Agreement, Alcon will control the strategy on behalf of the parties relating to regulatory approvals under the antitrust or foreign investment laws that are required to consummate the Merger or the other transactions contemplated by the Merger Agreement; provided that, Alcon has agreed to (and to cause its controlled affiliates to) consult with STAAR with respect to, and to keep STAAR apprised of, proposed strategy and other significant decisions with respect to such regulatory approvals and consider comments or suggestions provided by STAAR with respect to such regulatory approvals in good faith.

Stockholder Meeting

As promptly as reasonably practicable following the earliest of (i) the date on which the SEC confirms that it has no further comments to this proxy statement, (ii) the receipt by STAAR of confirmation from the SEC that it will not be reviewing this proxy statement, or (iii) if the SEC has failed to affirmatively notify STAAR that it will or will not be reviewing the proxy statement within ten (10) calendar days after the initial filing of this proxy statement with the SEC, the tenth (10th) day after such filing (the “clearance date”), STAAR has agreed to establish a record date for, duly call, give notice of, convene, and hold the Special Meeting for the purpose of seeking the Stockholder Approval and approval of the Compensation Proposal and to use reasonable best efforts to cause the Special Meeting to be held no later than the 45th day following the clearance date and to obtain the Stockholder Approval.

Stockholder Litigation

STAAR has agreed to promptly notify Alcon in writing, and keep Alcon reasonably and promptly informed, of any actions, suits, claims, investigations or proceedings instituted or threatened against STAAR or its directors, officers, by any holders of shares of STAAR common stock, relating to the Merger Agreement or the transactions contemplated by the Merger Agreement. STAAR has also agreed (i) to give Alcon the right to participate in (but not control) and consult with STAAR regarding the defense, prosecution, settlement or compromise of any such actions, suits, claims, investigations or proceedings and (ii) not to settle, compromise, or agree to settle or compromise, any such actions, suits, claims, investigations or proceedings without Alcon’s written consent (not to be unreasonably withheld, conditioned, or delayed).

Other Covenants

The Merger Agreement contains other covenants, including those relating to:

•	access to information;

•	the preparation of this proxy statement;

•	anti-takeover statutes and regulations;

•	public announcements;

•	stock exchange delisting and deregistration;

•	matters related to Section 16 of the Exchange Act; and

•	notification of certain events.

Conditions to the Closing of the Merger

The obligations of STAAR, Alcon, and Merger Sub, as applicable, to consummate the Merger are subject to the satisfaction or waiver of the following conditions:

•	receipt of the Stockholder Approval;

•

the absence of any temporary restraining order, preliminary or permanent injunction, final judgment or other order issued and remaining in effect by any specified governmental body prohibiting or enjoining the consummation of the Merger and no legal requirement having been promulgated, enacted, issued, or deemed applicable to the Merger by specified governmental bodies which remains in effect and prohibits or makes illegal the consummation of the Merger (the “Absence of Legal Restraints Condition”); and

•

the expiration or termination of the waiting period applicable to the consummation of the Merger under the HSR Act, as well as any agreement not to close embodied in a “timing agreement” between the parties and a governmental body, and making of, termination of, expiry of or obtainment of all other actions, non-actions, consents, waivers, clearances or lapses in waiting periods with respect to China antitrust, Japan antitrust, Turkey antitrust, United Kingdom antitrust, Spain antitrust, Portugal antitrust, Australia antitrust, Kingdom of Saudi Arabia antitrust and Austria antitrust laws (the “Regulatory Approvals Condition”).

Additionally, the obligations of Alcon and Merger Sub, as applicable, to consummate the Merger are subject to the satisfaction or waiver of the following conditions:

•

the representations and warranties of STAAR set forth in the Merger Agreement relating to certain aspects of STAAR’s capitalization being accurate subject to de minimis inaccuracies, as of the date of the Merger Agreement and as of the Closing Date as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which will have been accurate as of such earlier date);

•

the representations and warranties of STAAR set forth in the Merger Agreement relating to STAAR’s due organization, subsidiaries, certain aspects of its capitalization, authority to enter into, and the binding nature of the Merger Agreement, takeover laws, and the fees and commissions payable to brokers and similar persons being accurate, disregarding for such purposes all qualifications of “materiality” or “Material Adverse Effect” contained in such representations and warranties, in all material respects as of the date of the Merger Agreement and as of the Closing Date as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which will have been accurate as of such earlier date);

•

the representations and warranties of STAAR set forth in the Merger Agreement relating to the absence of a Material Adverse Effect since December 27, 2024 being accurate in all respects as of the date of the Merger Agreement and as of the Closing Date (except for those representations and warranties which address matters only as of an earlier date which will have been accurate in all respects as of such earlier date);

•

all other representations and warranties of STAAR set forth in the Merger Agreement being accurate, disregarding for such purposes all qualifications of “materiality” or “Material Adverse Effect” contained in such representations and warranties, except that the word “material” in the definition of “Material Contracts” will not be disregarded, as of the date of the Merger Agreement and as of the Closing Date as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which will have been accurate as of such earlier date), except where the failure to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

•	STAAR having performed or complied with, in all material respects, the covenants and agreements, required to be performed by STAAR under the Merger Agreement at or prior to the Closing Date;

•	the absence of any Material Adverse Effect having occurred since the date of the Merger Agreement that is continuing; and

•	the receipt by Alcon and Merger Sub of an officer’s certificate of STAAR, certifying that the conditions set forth in the preceding six (6) bullets have been satisfied.

Additionally, the obligations of STAAR to consummate the Merger are subject to the satisfaction or waiver of the following conditions:

•

the representations and warranties of Alcon and Merger Sub set forth in the Merger Agreement relating to due organization, authority to enter into and the binding nature of the Merger Agreement, and the fees and commissions payable to brokers and similar persons being accurate in all material respects, disregarding for such purposes all qualifications of “materiality” or “Material Adverse Effect” contained in such representations and warranties, as of the date of the Merger Agreement and as of the Closing Date as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which will have been accurate as of such earlier date);

•

all other representations and warranties of Alcon and Merger Sub set forth in the Merger Agreement being accurate, disregarding for such purposes all qualifications of “materiality” or “Material Adverse Effect” contained in such representations and warranties, as of the date of the Merger Agreement and as of the Closing Date as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which will have been true and correct as of such earlier date), except where the failure to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, the effect of materially adversely affecting, or materially delaying or impairing, the ability of Alcon or Merger Sub to perform their obligations under the Merger Agreement and consummate the transactions contemplated by the Merger Agreement on or before the End Date;

•

Alcon and Merger Sub having performed or complied with, in all material respects, the covenants and agreements required to be performed by Alcon or Merger Sub under the Merger Agreement prior to the Closing Date; and

•	the receipt by STAAR of an officer’s certificate of Alcon, certifying that the conditions described in the preceding three (3) bullets have been satisfied.

Termination of the Merger Agreement

The Merger Agreement may be terminated and the transactions contemplated thereby may be abandoned at any time prior to the Effective Time:

•	by mutual written consent of Alcon and STAAR;

•	by either Alcon or STAAR:

•

if the Merger is not completed by the August 4, 2026, provided that if, as of such date all conditions to Closing have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), other than the Absence of Legal Restraints Condition or the Regulatory Approvals Condition, then such date will automatically be extended to November 4, 2026 (such date as it may be so extended, the “End Date”), provided that the right to terminate the Merger Agreement in accordance with this bullet will not be available to any party (i) whose breach of the Merger Agreement has proximately caused or resulted in the Merger not being consummated or (ii) that has failed to use its reasonable best efforts as required by Section 6.2 of the Merger Agreement (the “End Date Termination Right”);

•

if a final and nonappealable order or action by specified governmental bodies having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or making the consummation of the Merger illegal; provided, however, that the right to terminate the Merger Agreement in accordance with the foregoing will not be available to any party (i) whose breach of the Merger Agreement has proximately caused the issuance of such final and nonappealable order, decree, ruling or other action, or (ii) that has failed to use its reasonable best efforts as required by Section 6.2 of the Merger Agreement to remove such order, decree, ruling or other action (the “Restraint Termination Right”);

•	by Alcon, prior to receipt of the Stockholder Approval, if the Board has failed to include the Board Recommendation in this proxy statement when mailed, or has effected a Recommendation Change;

•

by STAAR, prior to receipt of the Stockholder Approval, in order to accept a Superior Offer and substantially concurrently enter into a binding written definitive acquisition agreement providing for the consummation of a transaction that constitutes a Superior Offer (the “Superior Offer Termination Right”);

•

by STAAR or Alcon, if the other party (including Merger Sub in the case of STAAR’s termination right) has breached a representation or warranty contained in the Merger Agreement or failed to perform any covenant or obligation in the Merger Agreement has occurred, such that the conditions providing that the other party’s representations and warranties are accurate and that it has performed and complied with, in all material respects, its obligations under the Merger Agreement would not be satisfied and cannot be cured by the other party by the End Date, or if capable of being cured in such time period, is not cured within thirty (30) business days of the terminating party providing notice to the other party of such breach or failure to perform, provided that the terminating party is not in breach of any representation, warranty, covenant or obligation of the Merger Agreement which would permit the other party to terminate the Merger Agreement (the “Breach Termination Right”); or

•

by STAAR or Alcon if the Stockholder Approval has not been obtained because of the failure to obtain the required vote upon a final vote taken thereon at the Special Meeting (and any adjournment or postponement thereof).

If the Merger Agreement is terminated in accordance with the termination rights discussed immediately above, certain sections of the Merger Agreement will survive the termination of the Merger Agreement in full force and effect in accordance with their terms, including terms relating to confidentiality, termination, expenses and termination fees, and other miscellaneous items. Notwithstanding the foregoing, nothing in the Merger Agreement will relieve any party from liability for fraud or willful breach of any of its representations, warranties, covenants, or agreements set forth in the Merger Agreement, and no such termination will relieve Alcon or Merger Sub of their obligations in respect of any amounts payable, or expense reimbursement payable in respect of, any filing fees or other fees payable to governmental bodies pursuant to Section  6.2 of the Merger Agreement.

Termination Fees

The Merger Agreement contains certain remedies in the event of a termination, including the payment of the STAAR Termination Fee or the Alcon Termination Fee in certain circumstances.

In the event that:

•	the Merger Agreement is terminated by STAAR pursuant to the Superior Offer Termination Right;

•

the Merger Agreement is terminated by Alcon, prior to receipt of the Stockholder Approval, if the Board has failed to include Board Recommendation in this proxy statement when mailed, or has effected a Recommendation Change; or

•

(i) the Merger Agreement is terminated by Alcon or STAAR pursuant to the End Date Termination Right or due to the failure to obtain Stockholder Approval on a vote taken thereon at the Stockholder Meeting, or by Alcon pursuant to the Breach Termination Right, (ii) an Acquisition Proposal has been publicly disclosed or, in the case of a termination pursuant to the End Date Termination Right or due to the failure to obtain Stockholder Approval on a vote taken thereon at the Stockholder Meeting, communicated to the Board, and has not been withdrawn at least four (4) business days prior to (A) such termination, if terminated pursuant to the End Date Termination Right, (B) the Special Meeting, if terminated due to failure to obtain the Stockholder Approval or (C) the applicable breach or failure to perform pursuant to the Breach Termination Right, and (iii) within twelve (12) months of such termination, STAAR enters into a definitive agreement with respect to an Acquisition Proposal that is subsequently consummated, provided that for purposes of this bullet, the references to “20%” in the definition of Acquisition Proposal will be deemed to refer to “50%”;

then STAAR will be required to promptly pay or cause to be paid to Alcon or its designee, the STAAR Termination Fee:

•	in the case of the first bullet above, prior to or concurrently with entering into such definitive agreement to accept the Superior Offer;

•	in the case of the second bullet, three (3) business days after such termination; or

•	in the case of the third bullet, prior to or concurrently with the consummation of such Acquisition Proposal.

The “STAAR Termination Fee” is $43,425,000, but is reduced to $14,475,000 in the event that the termination fee becomes payable as a result of the termination of the Merger Agreement pursuant to (i) the Superior Offer Termination Right or (ii) a termination by Alcon, if the Board has failed to include the Board Recommendation in this proxy statement when mailed, or has effected a Recommendation Change, in respect of an Acquisition Proposal received by STAAR during the 45-day window shop period that the Board determines in good faith, after consultation with STAAR’s outside legal and financial advisors, constitutes or could reasonably be expected to lead to a Superior Offer (provided that such Acquisition Proposal does not expire in accordance with its terms or is not withdrawn). STAAR will not be required to pay the STAAR Termination Fee in accordance with the foregoing on more than one occasion. If paid, Alcon’s receipt of the STAAR Termination Fee is generally the sole and exclusive remedy of Alcon with respect to the Merger Agreement.

In the event that the Merger Agreement is terminated by STAAR or Alcon (i) pursuant to the End Date Termination Right or (ii) pursuant to the Restraint Termination Right, and in each case all other conditions to closing have been satisfied (or is capable of being satisfied at the Closing), other the Absence of Legal Restraints Condition (if such specified governmental body’s restraint relates to such antitrust and foreign investment laws) or the Regulatory Approvals Condition, and in each case a material breach by STAAR of its efforts obligations under the Merger Agreement is not the principal cause of either the Merger not being consummated by the End Date or the issuance of the applicable final and non-appealable order, decree, ruling or other action, as applicable, then Alcon will pay, or cause to be paid, to STAAR a termination fee of $72,375,000 (the “Alcon Termination Fee”). If paid, STAAR’s receipt of the Alcon Termination Fee is generally the sole and exclusive remedy of STAAR with respect to the Merger Agreement. The Alcon Termination Fee is exclusive of the Swiss Federal Value Added Tax. The payment of, and liability for, any Swiss Federal Value Added Tax imposed with respect to the payment of the Alcon Termination Fee will be the sole responsibility of Alcon.

Specific Performance

Notwithstanding anything to the contrary in the Merger Agreement, Alcon, Merger Sub, and STAAR are entitled, in addition to any other remedy to which it may be entitled at law or in equity, to specific performance to prevent breaches of the Merger Agreement and to enforce specifically the terms and conditions of the Merger Agreement without proof of damages or otherwise. The parties waive, in any action for specific performance, the defense of adequacy of a remedy at law and any other objections to specific performance of the Merger Agreement. Additionally, each party may pursue any other remedy available to it at law or in equity, including monetary damages.

Fees and Expenses

Except in specified circumstances, whether or not the Merger is consummated, all fees, costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses. Alcon is required to pay any filing fees or other fees payable to governmental bodies pursuant to Section 6.2 of the Merger Agreement.

Amendment

The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. Prior to the Effective Time, the Merger Agreement may be amended with the approval of the respective boards of directors of STAAR, Alcon and Merger Sub at any time, whether before or after Stockholder Approval has been obtained. However, after Stockholder Approval has been obtained, no amendment will be made that by any legal requirement requires further approval by STAAR stockholders without the further approval of such stockholders.

Governing Law

The Merger Agreement is governed by Delaware law.

PROPOSAL 2: THE COMPENSATION PROPOSAL

Under Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, STAAR is required to submit a proposal to STAAR stockholders to approve, on an advisory (nonbinding) basis, the compensation that may be paid or become payable to STAAR’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement (which this proxy statement refers to as the “Compensation Proposal”). This compensation is summarized in “Proposal 1: Adoption of the Merger Agreement—Interests of STAAR’s Executive Officers and Directors in the Merger.” The Board encourages you to carefully review the named executive officer Merger-related compensation information disclosed in this proxy statement. Accordingly, STAAR is asking you to approve the following resolution:

RESOLVED, that the stockholders of STAAR approve, on a nonbinding, advisory basis, the compensation that will or may become payable to STAAR’s named executive officers that is based on or otherwise relates to the Merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section of the proxy statement titled “Proposal 1: Adoption of the Merger Agreement—Interests of STAAR’s Executive Officers and Directors in the Merger.”

The vote on this Compensation Proposal is a vote separate and apart from the vote on the Merger Proposal. Accordingly, you may vote to approve the Merger Proposal and vote not to approve the Compensation Proposal and vice versa. Because the vote on the Compensation Proposal is advisory only, it will not be binding on STAAR or Alcon. Accordingly, if the Merger Proposal is approved and the Merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the vote on this Compensation Proposal.

Required Vote

Assuming a quorum is present, the affirmative vote of the holders of the shares of STAAR common stock representing a majority of the voting power present by remote communication or represented by proxy at the Special Meeting and entitled to vote on the Compensation Proposal is required to approve, on an advisory (nonbinding) basis, the Compensation Proposal.

Assuming a quorum is present, (1) a failure to be represented by proxy or attend the Special Meeting will have no effect on the outcome of the Compensation Proposal, (2) abstentions will have the same effect as a vote “AGAINST” the Compensation Proposal and (3) “broker non-votes” (if any) will have no effect on the outcome of the Compensation Proposal. Shares of STAAR common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. If a STAAR stockholder returns a signed proxy card without indicating voting preferences on such proxy card, the shares of STAAR common stock represented by that proxy will be counted as present for purposes of determining the presence of a quorum for the Special Meeting, and all of such shares of STAAR common stock will be voted as recommended by the Board.

The Board unanimously recommends that you vote “FOR” the Compensation Proposal.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The tables below and the accompanying footnotes show information regarding the beneficial ownership of STAAR common stock as of August 25, 2025, unless otherwise indicated. As of August 25, 2025, STAAR had 49,696,096 shares of common stock outstanding. The amounts and percentages of STAAR common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of (or to direct the disposition of) such security. A person is also deemed to be a beneficial owner of any securities that such person has a right to beneficially acquire within 60 days. Securities that can be acquired within 60 days are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s ownership percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

The following table shows information concerning the shares of common stock beneficially owned by each person known by STAAR to be the beneficial owner of more than 5% of STAAR common stock (other than directors and executive officers). This information is based on publicly available information filed with the SEC as of August 28, 2025.

Name and Address	Shares Beneficially Owned	Percent of Class(1)
Broadwood Partners, L.P.(2) C/O Broadwood Capital, Inc. 156 W 56th Street, 3rd Floor New York, NY 10019	13,545,391	27.3%

BlackRock, Inc.(3) 50 Hudson Yards New York, NY 10001	7,401,395	14.9%

The Vanguard Group(4) 100 Vanguard Boulevard Malvern, PA 19355	4,390,767	8.8%

Armistice Capital, LLC(6) 510 Madison Avenue, 7th Floor New York, NY 10022	2,812,000	5.7%

Soleus Capital Master Fund, L.P.(5) 104 Field Point Road, 2nd Floor Greenwich, CT 06830	2,562,893	5.2%

(1)

Percent of Class calculated based on 49,696,096 shares of common stock outstanding on August 25, 2025. Under Rule 13d-3 of the Securities Exchange Act of 1934, certain shares may be deemed to be beneficially owned by more than one person (if, for example, a person shares the power to vote or the power to dispose of the shares). As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding on the Record Date.

(2)

In its Schedule 13D/A filed August 8, 2025 and its Form 4 filed April 10, 2025, with respect to its ownership of STAAR securities as of April 8, 2025, Broadwood Partners, L.P. and Broadwood Capital, Inc. state they may be deemed to beneficially own 13,519,491 shares and have sole voting power as to no shares, shared voting power as to 13,519,491 shares, sole dispositive power as to no shares, and shared dispositive power as to 13,519,491 shares. Neal C. Bradsher states he may be deemed to beneficially own 13,545,391 shares and has sole voting power as to 25,900 shares, shared voting power as to 13,545,391 shares, sole dispositive power as to 25,900 shares, and shared dispositive power as to 13,545,391 shares.
(3)

In its Schedule 13G/A filed April 30, 2025, with respect to its ownership of STAAR securities as of March 31, 2024, BlackRock, Inc. states that it has sole voting power as to 7,345,417 shares, shared voting power as to no shares, sole dispositive power as to 7,401,395 shares, and shared dispositive power as to no shares.

(4)

In its Schedule 13G/A filed July 29, 2025, with respect to its ownership of STAAR securities as of June 30, 2025, The Vanguard Group states it has sole voting power as to no shares, shared voting power as to 53,426 shares, sole dispositive power as to 4,286,971 shares, and shared dispositive power as to 103,796 shares.

(5)

In its Schedule 13G filed March 28, 2025, with respect to its ownership of STAAR securities as of March 26, 2025, Soleus Capital Master Fund, L.P., Soleus Capital, LLC, Soleus Capital Group, LLC, Soleus Capital Management, L.P., Soleus GP, LLC and Guy Levy state they have sole voting power as to no shares, shared voting power as to 2,562,893 shares, sole dispositive power as to no shares, and shared dispositive power as to 2,562,893 shares.

(6)

In its Schedule 13G filed August 15, 2025, with respect to its ownership of STAAR securities as of June 30, 2025, Armistice Capital, LLC and Steven Boyd state that they have sole voting power as to no shares, shared voting power as to 2,812,000 shares, sole dispositive power as to no shares, and shared dispositive power as to 2,812,000 shares.

The following table shows information with respect to the shares of STAAR common stock beneficially owned by (1) each STAAR director, (2) each STAAR named executive officer, and (3) all current STAAR executive officers and directors as a group.

	Shares Beneficially Owned
Name(1)	Shares of Common Stock Owned(2)(4) (#)	Shares Subject to Options Exercisable on or Before October 24, 2025(3) (#)	RSUs Vesting on or Before October 24, 2025(3) (#)	Total (#)	Percent of Class(5)
Deborah Andrews	8,586	—	—	8,586	*
Arthur C. Butcher	4,208	5,173	—	9,381	*
Stephen C. Farrell	35,156	43,335	—	78,491	*
Wei Jiang	25,571	4,010	—	29,581	*
Louis E. Silverman	475	2,440	—	2,915	*
Elizabeth Yeu	5,099	19,101	—	24,200	*
Lilian Y. Zhou	4,571	7,786	—	12,357	*
Thomas G. Frinzi	55,803	—	—	55,803	*
Patrick F. Williams	—	—	—	—	*
Warren Foust	19,311	41,855	—	61,166	*
Magda Michna	9,761	29,668	—	39,429	*
Nathaniel Sisitsky	10,804	32,621	—	43,425	*
All current directors and executive officers as a group (10 individuals)	123,542	185,989	—	309,531	*

*	Less than 1%.
(1)	The business address of each person named is c/o STAAR Surgical Company, 25510 Commercentre Drive, Lake Forest, California 92630.
(2)

Pursuant to Rule 13d-3(a), includes all shares of common stock over which the listed person has, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, voting power, which includes the power to vote, or to direct the voting of, the shares, or investment power, which includes the power to dispose, or to direct the disposition of, the shares. STAAR believes that each individual or entity named has sole investment and voting power with respect to shares of common stock indicated as beneficially owned by him or her, subject to community property laws, where applicable, except where otherwise noted. Restricted shares are listed even when unvested and subject to forfeiture because the holder has the power to vote the shares.
(3)

In accordance with Rule 13d-3(d)(1) under the Exchange Act, each listed person is deemed the beneficial owner of shares that the person has a right to acquire by exercise of a vested option or other right on or before October 24, 2025 (60 days after August 25, 2025). This number includes both In-the-Money STAAR Options and options that are not In-the-Money STAAR Options.

(4)	Includes vested restricted stock awards or units subject to deferred delivery, as follows: Mr. Jiang—1,061 shares and Mr. Farrell – 921 shares.
(5)

Based on 49,696,096 shares of common stock outstanding on the stock records as of August 25, 2025. The percentages are calculated in accordance with Rule 13d-3(d)(1), which provides that shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable on or before October 24, 2025 (60 days after August 25, 2025) are deemed outstanding for the purpose of calculating the number and percentage that each person owns, but not deemed outstanding for the purpose of calculating the percentage which any other listed person owns.

FUTURE STOCKHOLDER PROPOSALS

If the Merger is completed, STAAR will have no public stockholders and there will be no public participation in any future meetings of STAAR stockholders. However, if the Merger is not completed, STAAR stockholders will continue to be entitled to attend and participate in stockholder meetings.

STAAR will hold an annual meeting of stockholders in 2026 (the “2026 Annual Meeting”) only if the Merger has not already been completed and STAAR remains a public company.

A stockholder who intends to nominate a candidate for election to the Board or to propose any business for presentation at the 2026 Annual Meeting, in the event such a meeting is held, pursuant to the advance notice provisions of STAAR’s bylaws must timely submit notice thereof in writing to STAAR’s Corporate Secretary at STAAR’s principal executive offices at Office of the Corporate Secretary, STAAR Surgical Company, 25510 Commercentre Drive, Lake Forest, California, 92630. In order to be timely, the stockholder must provide such written notice not earlier than the 120th day and not later than the 90th day prior to the first anniversary of the preceding year’s annual meeting (no earlier than February 18, 2026, and no later than March 20, 2026); provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder must be so delivered not earlier than the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The notice must contain all of the information required in STAAR’s bylaws.

In addition to satisfying the requirements under the bylaws, to comply with universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than STAAR’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act (including a statement that such stockholder intends to solicit the holders of shares of STAAR common stock representing at least 67% of the voting power of STAAR common stock entitled to vote on the election of directors in support of director nominees other than STAAR’s nominees), which notice must be postmarked or transmitted electronically to STAAR at STAAR’s principal executive office no later than 60 calendar days prior to the anniversary date of the immediately preceding annual meeting of stockholders. However, if the date of the annual meeting is changed by more than 30 calendar days from such anniversary, then notice must be provided by the later of 60 calendar days prior to the date of the annual meeting or the 10th calendar day following the day on which public announcement of the date of the annual meeting is first made.

Proposals should be sent to: Office of the Corporate Secretary, STAAR Surgical Company, 25510 Commercentre Drive, Lake Forest, California 92630. STAAR stockholders are advised to review STAAR’s bylaws, which contain additional requirements regarding advance notice stockholder proposals, including director nominations.

All proposals must comply with the applicable requirements of the federal securities laws and STAAR’s bylaws in order to be included in the proxy statement and proxy card for the 2026 Annual Meeting, to the extent such meeting is held.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows STAAR to “incorporate by reference” information into this proxy statement, which means that STAAR can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that STAAR has previously filed with the SEC. These documents contain important information about STAAR and STAAR’s financial condition and are incorporated by reference into this proxy statement.

The following STAAR filings with the SEC are incorporated by reference:

•	STAAR’s Annual Report on Form 10-K for the fiscal year ended December 27, 2024, filed on February 21, 2025;

•	STAAR’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 28, 2025, filed on May 7, 2025, and June 27, 2025, filed on August 6, 2025;

•	STAAR’s Definitive Proxy Statement on Schedule 14A filed on April 24, 2025; and

•

STAAR’s Current Reports on Form 8-K, in each case, to the extent filed and not furnished with the SEC on February  26, 2025, March  18, 2025, April  24, 2025, May  16, 2025, June  18, 2025, June  25, 2025 and August 5, 2025.

STAAR also incorporates by reference into this proxy statement additional documents that STAAR may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement and the earlier of the date of the Special Meeting or the termination of the Merger Agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials.

Information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this proxy statement.

STAAR is subject to the informational requirements of the Exchange Act. STAAR files reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains STAAR’s reports, proxy and information statements and other information at https://sec.gov.

You may obtain copies of this proxy statement and any documents incorporated by reference herein (not including exhibits to the documents that are incorporated by reference unless such exhibits are specifically incorporated by reference into such documents), without charge, by requesting them in writing or by telephone from STAAR:

STAAR Surgical Company

Office of the Corporate Secretary

25510 Commercentre Drive

Lake Forest, California 92630

In order for you to receive timely delivery of documents in advance of the Special Meeting, you must make such request by no later than [    ], 2025. The requested documents will be provided by first class mail or other similarly prompt means. Please note that all of the documents that STAAR files with the SEC are also promptly available through the Investor page of STAAR’s website at https://investors.staar.com. STAAR’s website address is provided as an inactive textual reference only. The information contained in, or that can be accessed through, STAAR’s website is not part of this proxy statement and is not incorporated in this proxy statement by this or any other reference to STAAR’s website provided in this proxy statement.

If you have any questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of STAAR common stock, please contact STAAR’s proxy solicitor:

INNISFREE M&A INCORPORATED

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders, please call toll-free: (877) 750-8233

Banks and brokerage firms, please call: (212) 750-5833

MISCELLANEOUS

STAAR has supplied all information relating to STAAR, and Alcon has supplied, and STAAR has not independently verified, all of the information relating to Alcon, Merger Sub and their affiliates contained in this proxy statement.

You should rely only on the information contained in this proxy statement, the annexes to this proxy statement and the documents that STAAR incorporates by reference in this proxy statement in voting on the Merger. STAAR has not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated [    ], 2025. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement), and the mailing of this proxy statement to STAAR stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

STAAR SURGICAL COMPANY,

a Delaware corporation,

ALCON RESEARCH, LLC,

a Delaware limited liability company, and

RASCASSE MERGER SUB, INC.,

a Delaware corporation

Dated as of August 4, 2025

A-i

SECTION 4 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

4.1	Due Organization	A-27
4.2	Merger Sub	A-27
4.3	Authority; Binding Nature of Agreement	A-27
4.4	Non-Contravention; Consents	A-28
4.5	Disclosure	A-28
4.6	Absence of Litigation	A-28
4.7	Funds	A-28
4.8	Ownership of Shares	A-29
4.9	Acknowledgement by Parent and Merger Sub	A-29
4.10	Brokers and Other Advisors	A-30
4.11	Solvency	A-30
4.12	Research and Development	A-30
4.13	Tax Residency of Ultimate Parent	A-30

SECTION 5 CERTAIN COVENANTS OF THE COMPANY

5.1	Access and Investigation	A-30
5.2	Operation of the Acquired Corporations’ Business	A-31
5.3	Stockholder Meeting; Proxy Statement	A-35
5.4	No Solicitation	A-36

SECTION 6 ADDITIONAL COVENANTS OF THE PARTIES

6.1	Company Board Recommendation	A-38
6.2	Filings, Consents and Approvals	A-39
6.3	Employee Matters	A-42
6.4	Company 401(k)	A-42
6.5	Indemnification of Officers and Directors	A-43
6.6	Stockholder Litigation	A-45
6.7	Additional Agreements	A-45
6.8	Disclosure	A-45
6.9	Takeover Laws	A-46
6.10	Section 16 Matters	A-46
6.11	Stock Exchange Delisting; Deregistration	A-46
6.12	Notification of Certain Events	A-46
6.13	Merger Sub	A-46

SECTION 7 CONDITIONS PRECEDENT TO THE MERGER

7.1	Condition to the Obligations of Each Party	A-46
7.2	Conditions to the Obligations of Parent and Merger Sub	A-47
7.3	Conditions to the Obligations of the Company	A-48

A-ii

SECTION 8 TERMINATION

8.1	Termination	A-48
8.2	Effect of Termination	A-50
8.3	Expenses; Termination Fees	A-50

SECTION 9 MISCELLANEOUS PROVISIONS

9.1	Amendment	A-52
9.2	Waiver	A-53
9.3	No Survival of Representations and Warranties	A-53
9.4	Entire Agreement; Counterparts	A-53
9.5	Applicable Legal Requirements; Jurisdiction; Specific Performance; Remedies	A-53
9.6	Assignability	A-54
9.7	Transfer Tax	A-54
9.8	No Third Party Beneficiaries	A-54
9.9	Notices	A-55
9.10	Severability	A-55
9.11	Obligation of Parent	A-56
9.12	Construction	A-56

Exhibit A Certain Definitions

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of August 4, 2025 by and among Alcon Research, LLC, a Delaware limited liability company (“Parent”); Rascasse Merger Sub, Inc., a Delaware corporation and a wholly owned direct subsidiary of Parent (“Merger Sub”); and STAAR Surgical Company, a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

(A) Parent desires to acquire the Company through a merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger (the “Surviving Corporation”), on the terms and subject to the conditions set forth in this Agreement, whereby (i) each issued and outstanding share of Company Common Stock (the “Shares”) as of the Effective Time (other than Excluded Shares and Dissenting Shares) will be converted into the right to receive $28.00 per Share, in cash, without interest (the “Merger Consideration”), and (ii) the Company shall become a wholly owned Subsidiary of Parent as a result of the Merger.

(B) The Board of Directors has unanimously (i) determined that this Agreement and the Transactions, including the Merger, on the terms and subject to the conditions set forth in this Agreement, are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved, adopted and declared advisable the execution and delivery of, and entry into, this Agreement, and the performance by the Company of the covenants and agreements contained herein and the consummation of the Transactions, including the Merger, (iii) resolved to recommend that the stockholders of the Company adopt this Agreement and (iv) directed that this Agreement and the Merger be submitted to the stockholders of the Company for adoption thereby.

(C) The boards of directors of Parent and Merger Sub have each approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement.

(D) Immediately following the execution of this Agreement, Parent, as the sole stockholder of Merger Sub, will adopt this Agreement and the Transactions, including the Merger (the “Merger Sub Sole Stockholder Approval”).

(E) Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

AGREEMENT

In consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the Parties agree as follows:

SECTION 1

THE MERGER

1.1 The Closing. Unless this Agreement shall have been terminated pursuant to Section 8, and unless otherwise mutually agreed in writing among the Company, Parent and Merger Sub, the consummation of the Merger (the “Closing”) shall take place remotely via the electronic exchange of signatures on the third (3rd) Business Day after the satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Section 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions). The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

1.2 The Merger.

(a) Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Company and Merger Sub shall file or cause to be filed a certificate of merger with the Secretary of State of the State of Delaware with respect to the Merger, in such form as required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL, and the Parties shall take all such further actions as may be required by applicable Legal Requirements to make the Merger effective.

(b) The Merger shall become effective upon the date and time of the filing of that certificate of merger with the Secretary of State of the State of Delaware or such later date and time as is agreed upon in writing by the Parties and specified in the certificate of merger (such date and time the Merger is effective, the “Effective Time”).

(c) Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease and the Company shall continue as the Surviving Corporation.

(d) The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.3 Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(i) any Shares held immediately prior to the Effective Time by the Company (or held in the Company’s treasury) shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) any Shares held immediately prior to the Effective Time by Parent or Merger Sub shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii) any Shares held immediately prior to the Effective Time by any direct or indirect Subsidiary of Parent or Merger Sub or any direct or indirect Subsidiary of the Company shall be converted into such number of shares of stock of the Surviving Corporation such that each such Subsidiary shall own the same percentage of the outstanding capital stock of the Surviving Corporation immediately following the Effective Time as such Subsidiary owned in the Company immediately prior to the Effective Time (such Shares, together with the Shares described in clause (i) and clause (ii), the “Excluded Shares”);

(iv) except as provided in clauses (i), (ii), and (iii) above, and subject to Section 1.3(b), each Share outstanding immediately prior to the Effective Time (excluding any Dissenting Shares, which shall have only those rights set forth in Section 1.5) shall be converted into the right to receive the Merger Consideration, without interest and subject to any withholding of Taxes in accordance with Section 1.4(e); and

(v) each share of the common stock, $0.01 par value per share, of Merger Sub then outstanding shall be converted into one share of common stock of the Surviving Corporation.

From and after the Effective Time, subject to this Section 1.3(a), all Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and (a) each applicable holder of Shares (other than Dissenting Shares and Excluded Shares) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with this Section 1.3, without any interest thereon, upon the surrender of such Shares in accordance with Section 1.4, (b) each applicable holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights specified in Section 1.5 and (c) each applicable holder of Excluded Shares shall cease to have any rights with respect thereto.

(b) Subject to Section 1.3(b) of the Company Disclosure Schedule, if, between the date of this Agreement and the Effective Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be equitably adjusted.

1.4 Surrender of Certificates; Stock Transfer Books.

(a) Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Exchange Agent”) for the purposes of exchanging Shares represented by a certificate evidencing such Shares (the “Certificates”) and Book-Entry Shares for the Merger Consideration to which holders of such Shares shall become entitled pursuant to Section 1.3. On or prior to the Closing Date, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent cash sufficient to pay the aggregate Merger Consideration payable pursuant to Section 1.3(a)(iv) (the “Payment Fund”). The Payment Fund shall not be used for any purpose other than to pay the aggregate Merger Consideration in the Merger; provided that any interest or other income resulting from investment of the Payment Fund that results in an amount being held in the Payment Fund that is greater than the amount payable pursuant to Section 1.3 and this Section 1.4 shall be promptly returned to Parent. The Payment Fund shall be invested by the Exchange Agent as directed by the Surviving Corporation; provided that such investments shall be (w) in obligations of or guaranteed by the United States of America, (x) in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, (y) in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or (z) in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three (3) months. Notwithstanding anything to the contrary herein, the Equity Award Consideration will not be deposited with the Exchange Agent and will be paid in accordance with Section 1.6. In the event the Payment Fund shall be insufficient to pay the aggregate Merger Consideration in accordance with this Agreement (including Section 1.3(a)(iv) and in respect of any Dissenting Shares that shall be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with the proviso in the first sentence of Section 1.5), Parent shall promptly deposit, or cause to be deposited, additional funds with the Exchange Agent in an amount that is equal to the shortfall that is required to make such payment.

(b) As soon as reasonably practicable after the Effective Time and in any event not later than the third (3rd) Business Day following the Effective Time, the Surviving Corporation shall cause to be delivered to each Person who was, at the Effective Time, a holder of record of the Certificates or Book-Entry Shares, who, in each case, was entitled to receive the Merger Consideration pursuant to Section 1.3, (A) a form of letter of transmittal, which shall be in reasonable and customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof in accordance with Section 1.4(f), if applicable) to the Exchange Agent, or a customary agent’s message with respect to Book-Entry Shares, and (B) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration issuable and payable in respect of such Shares pursuant to Section 1.3. Upon surrender to the Exchange Agent of Certificates (or affidavits of loss in lieu thereof in accordance with Section 1.4(f), if applicable) or Book-Entry Shares, together with such letter of transmittal in the case of Certificates, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to the instructions, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Certificates or Book-Entry Shares, and such Certificates and Book-Entry Shares shall then be cancelled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificates or Book-Entry Shares for the benefit of the holder thereof. If the payment of any Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificates formerly evidencing the Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered (“Other Person Transfer Taxes”), or shall have established to the reasonable satisfaction of the Surviving Corporation that such Other Person Transfer Taxes either have been paid or are not applicable. Except as required by Legal Requirements, none of Parent, Merger Sub or the Surviving Corporation shall have any liability for the Other Person Transfer Taxes described in the immediately preceding sentence of this Section 1.4(b); provided, that if Legal Requirements impose any such liability on Parent, Merger Sub, or the Surviving Corporation, such Person requesting the payment as described in the immediately preceding sentence of this Section 1.4(b) shall cause such Other Person Transfer Taxes to be paid on behalf of Parent, Merger Sub, or the Surviving Corporation (such that none of Parent, Merger Sub, or the Surviving Corporation has any economic responsibility for such Other Person Transfer Taxes). Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated by this Section 1.4, each Certificate and Book-Entry Share (in each case, other than the Dissenting Shares (subject to Section 1.5) and Excluded Shares) shall be deemed at any time after the Effective Time to represent only the right to receive the applicable Merger Consideration as contemplated by Section 1.3.

(c) At any time following the twelve (12)-month anniversary of the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to it any funds (with respect to the aggregate Merger Consideration to which holders of Shares shall become entitled pursuant to Section 1.3) which had been made available to the Exchange Agent and not disbursed to holders of Certificates or Book-Entry Shares (including all interest and other income received by the Exchange Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar Legal Requirements) only as general creditors thereof with respect to the Merger Consideration that may be payable upon due surrender of the Certificates or Book-Entry Shares held by them, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Exchange Agent shall be liable to any holder of Certificates or Book-Entry Shares for the Merger Consideration delivered in respect of such share to a public official pursuant to any abandoned property, escheat or other similar Legal Requirements. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Body shall become, to the extent permitted by applicable Legal Requirements, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(d) At the Effective Time, the stock transfer books of the Company with respect to the Shares shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable Legal Requirements. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(e) (i) Each of the Company, the Surviving Corporation, Parent, Merger Sub, the Exchange Agent and their respective Affiliates, shall be entitled to deduct and withhold (or cause the Exchange Agent to deduct and withhold) from any amount payable to any Person pursuant to this Agreement such amounts as it is required by any Legal Requirement to deduct and withhold with respect to Taxes. Each such withholding agent shall use commercially reasonable efforts to reduce or eliminate any such withholding, including by requesting any necessary Tax forms, including IRS Form W-9 or the appropriate series of IRS Form W-8, as applicable, or any similar information under U.S. federal, state or local or non-U.S. Legal Requirements. Each such withholding agent shall take all action that may be necessary to ensure that any such amounts so withheld are timely and properly remitted to the appropriate Governmental Body. To the extent that amounts are so deducted or withheld and timely and properly remitted to the appropriate Governmental Body, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made (except in the case of any deduction or withholding under the Legal Requirements of Switzerland or any political subdivision thereof that is applicable as a result of the status of Parent or any Affiliate of Parent as a tax resident of Switzerland, Parent or any Affiliate of Parent having any other nexus with Switzerland for Tax purposes or any payment hereunder being made from or through Switzerland (and, for the avoidance of doubt, other than a deduction or withholding in respect of amounts payable or deliverable to a holder of Shares or Awards that is tax resident in Switzerland)). (ii) Each of Parent and Merger Sub acknowledges and agrees that no amount with respect to Taxes is required to be deducted or withheld from any amounts payable or deliverable pursuant to Section 1.3, Section 1.5, Section 1.6 or Section 8.3 under the Legal Requirements of Switzerland or any political subdivision thereof as in effect on the date of this Agreement (in each case, respectively, other than from amounts payable or deliverable to a holder of Shares or Awards that is tax resident in Switzerland). (iii) Notwithstanding any other provision of this Agreement, Parent and Merger Sub shall ensure that none of the Company, the Surviving Corporation, Parent, Merger Sub, the Exchange Agent or any of their respective Affiliates or agents shall deduct or withhold, or cause to be deducted or withheld, from any amounts payable or deliverable pursuant to Section 1.3, Section 1.5, Section 1.6 or Section 8.3 any amount with respect to Taxes imposed under the Legal Requirements of Switzerland or any political subdivision thereof (in each case, respectively, other than amounts payable or deliverable to a holder of Shares or Awards that is tax resident in Switzerland) other than as required by any change under the Legal Requirements of Switzerland after the date of this Agreement. Notwithstanding anything in this agreement to the contrary, the sole remedy for a breach of the representation set forth in Section 1.4(e)(ii) shall be the application of Section 1.4(e)(i) and (iii) with respect to any withholding under the Legal Requirements of Switzerland and, as applicable, Section 1.3, Section 1.4(f), Section 1.5, Section 1.6 and Section 8.3.

(f) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder of the Shares formerly represented by that Certificate, or by a representative of that holder, claiming that Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by that holder of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate (which shall not exceed the Merger Consideration payable with respect to such Certificate), the Exchange Agent will pay (less any amounts entitled to be deducted or withheld pursuant to Section 1.4(e)), in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate, as contemplated by this Section 1.

1.5 Dissenters’ Rights. Notwithstanding anything to the contrary contained in this Agreement, Shares outstanding immediately prior to the Effective Time, and held by holders who are entitled to appraisal rights under Section 262 of the DGCL and have properly exercised and perfected their respective demands for appraisal of such Shares in the time and manner provided in Section 262 of the DGCL and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration, but shall, by virtue of the Merger, be automatically cancelled and no longer outstanding, shall cease to exist and shall be entitled to only such consideration as shall be determined pursuant to Section 262 of the DGCL; provided that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to appraisal and payment under the DGCL, such holder’s Shares shall be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration (less any amounts entitled to be deducted or withheld pursuant to Section 1.4(e)), and such Shares shall no longer be deemed to be Dissenting Shares. The Company shall give prompt notice to Parent and Merger Sub of any demands received by the Company for appraisal of any Dissenting Shares, withdrawals of such demands and any other instruments served pursuant to Section 262 of the DGCL, in each case, prior to the Effective Time. Parent and Merger Sub shall have the right to direct and participate in (at their respective cost and expense), and the Company shall have the opportunity to participate (at its cost and expense) in and be consulted with respect to, all negotiations and proceedings with respect to such demands, and prior to the Effective Time, neither Parent, Merger Sub nor the Company shall, without the prior written consent of Parent and the Company, settle or offer to settle, or make any payment with respect to, any such demands, or agree or commit to do any of the foregoing. This Section 1.5, and not Section 6.6 or Section 6.2(e), shall govern with respect to such appraisals and demands.

1.6 Treatment of Company Long-Term Incentive Compensation.

(a) At the Effective Time, each Company Option which has a per Share exercise price that is less than the Merger Consideration (each, an “In-the-Money Company Option”) (whether or not then vested) shall be cancelled and the holder thereof shall be entitled to receive a cash payment equal to (i) the excess of (A) the Merger Consideration over (B) the per Share exercise price under such In-the-Money Company Option, multiplied by (ii) the total number of Shares subject to such In-the-Money Company Option immediately prior to the Effective Time.

(b) At the Effective Time, each Company Option that is not an In-the-Money Company Option (each, an “Out-of-the-Money Company Option”) shall be cancelled at the Effective Time without any consideration payable therefor.

(c) At the Effective Time, each then outstanding Company RSU Award (whether or not then vested) that was granted prior to the date hereof or that is held by a non-employee member of the Board of Directors shall be cancelled and the holder thereof shall be entitled to receive a cash payment equal to the product of (i) the Merger Consideration and (ii) the total number of Shares subject to such Company RSU Award.

(d) At the Effective Time, each then outstanding Company PSU Award (whether or not then vested) shall be cancelled and the holder thereof shall be entitled to receive a cash payment equal to the product of (i) the Merger Consideration and (ii) the total number of Shares subject to such Company PSU Award immediately prior to the Effective Time, with performance deemed achieved at 160% of the target level.

(e) At the Effective Time, each then outstanding Company Cash Award shall vest in full (to the extent unvested) and be paid as soon as reasonably practicable after the Effective Time, and in any event by the second regularly scheduled payroll date following the Closing Date.

(f) As soon as reasonably practicable after the Effective Time, and in any event by the second regularly scheduled payroll date following the Closing Date, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, pay the aggregate cash consideration payable pursuant to this Section 1.6 with respect to In-the-Money Company Options, Company RSU Awards and Company PSU Awards (collectively, “Awards”) through, to the extent applicable, the Surviving Corporation’s payroll (subject to any required withholding Taxes) to the holders of In-the-Money Company Options, Company RSU Awards and/or Company PSU Awards. Prior to the Effective Time, the Company shall take all actions appropriate or necessary (under the Company Equity Plan and award agreements pursuant to which Company Options, Company RSU Awards and Company PSU Awards are outstanding or otherwise) to effect the transactions described in this Section 1.6.

(g) To the extent a payment pursuant in this Section 1.6 would trigger a Tax or penalty under Section 409A of the Code, such payment shall be made on the earliest date that payment would not trigger such Tax or penalty.

(h) Prior to the Effective Time, the Board of Directors or the appropriate committee of the Board of Directors, as applicable, shall adopt all resolutions that it determines to be appropriate or necessary (under the Company Equity Plan and award agreements pursuant to which Company Options, Company RSU Awards and Company PSU Awards are outstanding or otherwise) to effect the transactions described in this Section 1.6.

1.7 Further Action(a) . If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub and/or in the name of the Company) to take such action.

SECTION 2

THE SURVIVING CORPORATION

2.1 Certificate of Incorporation and Bylaws; Directors and Officers.

(a) As of the Effective Time, subject to Section 6.5, the certificate of incorporation of the Company shall by virtue of the Merger and without any further action, be amended and restated to read in its entirety so that it reads to be the same as the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, except that (i) all references therein to Merger Sub shall be automatically amended to become references to the Surviving Corporation, (ii) the provisions naming the initial director(s) or incorporator(s) of Merger Sub shall be omitted and (iii) the certificate of incorporation shall be amended to comply with Section 6.5, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Legal Requirements.

(b) As of the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that the bylaws shall be amended to comply with Section 6.5, until thereafter changed or amended as provided therein or by applicable Legal Requirements, except that references to the name of Merger Sub shall be replaced by references to the name of the Surviving Corporation.

(c) As of the Effective Time, the directors and officers of the Surviving Corporation shall be the respective individuals who served as the directors and officers of Merger Sub as of immediately prior to the Effective Time, until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

SECTION 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub as follows (it being understood that each representation and warranty contained in this Section 3 is subject to (a) exceptions and disclosures set forth in the section or subsection of Section 3 of the Company Disclosure Schedule corresponding to the particular section or subsection in this Section 3, (b) any exception or disclosure set forth in any other section or subsection of the Company Disclosure Schedule to the extent it is reasonably apparent on the face of such disclosure that such exception or disclosure is applicable to qualify such representation and warranty, and (c) disclosures in the Annual Report on Form 10-K filed on February 21, 2025 by the Company with the SEC and the Company SEC Documents filed thereafter but at least one (1) day prior to the date of this Agreement (other than (i) any generally cautionary or forward-looking statements contained in the “Risk Factors” or “Forward-Looking

Statements” sections of such Company SEC Documents and (ii) any disclosures in any supplements, modifications or amendments to the Company SEC Documents filed on or after the date of this Agreement) to the extent it is reasonably apparent on the face of such disclosure that such disclosure is applicable to qualify such representation and warranty; provided that clause (c) of this paragraph shall not apply to the representations and warranties set forth in Section 3.5(b) (Absence of Changes; No Material Adverse Effect), Section 3.1(a) (other than the third and fourth sentences of Section 3.1(a)), the first sentence of Section 3.1(b) (Due Organization; Subsidiaries, Etc.), Section 3.2 (Certificate of Incorporation and Bylaws) and Section 3.3 (Capitalization, Etc.).

3.1 Due Organization; Subsidiaries, Etc.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and each of the Company’s Subsidiaries as of the date of this Agreement (including its jurisdiction of incorporation or organization and the percentage of the outstanding equity interests of each such Subsidiary owned by the Company and any other Person) are set forth on Section 3.1 of the Company Disclosure Schedule (the Company and each such Subsidiary, an “Acquired Corporation” and collectively, the “Acquired Corporations”). The Company has all necessary corporate or similar power and authority (i) to conduct its business in the manner in which its business is currently being conducted and (ii) to own and use its assets in the manner in which its assets are currently owned and used, except as would not reasonably be expected to be material to the Acquired Corporations, taken as a whole. Each of the Company’s Subsidiaries is duly organized, validly existing and, where applicable, in good standing in its jurisdiction of incorporation or organization and has all necessary corporate or similar power and authority (i) to conduct its business in the manner in which its business is currently being conducted and (ii) to own and use its assets in the manner in which its assets are currently owned and used, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Acquired Corporation is qualified or licensed to do business as a foreign corporation, and, where applicable, is in good standing, in each jurisdiction where the nature of its business requires such qualification or licensing, except where the failure does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The Company owns beneficially and of record all of the outstanding shares of capital stock or ordinary shares of the other Acquired Corporations, all of which are duly authorized and validly issued, fully paid or credited as fully paid, nonassessable (to the extent such entity is a corporate entity and such concept exists in the jurisdiction of organization of such entity) free and clear of all Encumbrances and transfer restrictions, except for Encumbrances or transfer restrictions of general applicability as may be provided under the Securities Act, applicable securities laws or organizational documents of such Acquired Corporations. Except for the shares of capital stock, ordinary shares or other equity interests of any Acquired Corporations, no Acquired Corporation owns, directly or indirectly, any capital stock or equity interests in, or subscriptions, options, calls, warrants or rights (whether or not currently exercisable) to acquire, or other securities convertible into or exchangeable or exercisable for, any capital stock or equity interests of any Entity.

3.2 Certificate of Incorporation and Bylaws.

(a) The Company has delivered or made available to Parent copies that are accurate and complete of its certificate of incorporation and bylaws, including all amendments thereto, as in effect on the date of this Agreement. The Company has delivered or made available to Parent copies that are accurate and complete in all material respects of the certificate of incorporation, bylaws or other equivalent constitutional and organizational documents of each other Acquired Corporation, including all amendments thereto, as in effect on the date of this Agreement.

(b) The Company is not in violation of its certificate of incorporation and is not in material violation of any of the provisions of its bylaws.

3.3 Capitalization, Etc.

(a) The authorized capital stock of the Company consists of 60,000,000 Shares and 10,000,000 shares of preferred stock, par value $0.01 per share. As of the close of business on July 30, 2025 (the “Capitalization Date”), there were (i) 49,177,405 Shares issued and outstanding (excluding any Shares held in the Company’s treasury) and (ii) no shares of preferred stock issued and outstanding. All of the outstanding shares of the capital stock of the Company have been duly authorized and validly issued, and are fully paid and nonassessable.

(b) (i) None of the outstanding shares of capital stock of the Acquired Corporations are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of capital stock of the Acquired Corporations are subject to any right of first refusal in favor of any Acquired Corporation; (iii) there are no outstanding bonds, debentures, notes or other indebtedness of any Acquired Corporation having a right to vote (or that are convertible into or exercisable for securities having the right to vote) on any matters on which the stockholders of the Acquired Corporations have a right to vote (“Voting Company Debt”); and (iv) there is no Contract relating to the voting or registration of any shares of capital stock of the Acquired Corporations. No Acquired Corporation is under any obligation, or bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of the Acquired Corporations. The Shares (including any Shares issuable in respect of Company Options, Company PSU Awards, Company RSU Awards or otherwise issued under the Employee Plans) constitute the only outstanding class of securities of the Company registered under the Securities Act.

(c) As of the close of business on the Capitalization Date, (i) no Shares were underlying outstanding unvested PSU Awards for which performance has been certified, (ii) 2,272,281 Shares were underlying outstanding Company Options, (iii) 818,039 Shares were underlying outstanding unvested Company PSU Awards (if the target level of performance is achieved pursuant to performance vesting), (iv) 1,522,282 Shares were underlying outstanding unvested Company RSU Awards, and (v) 901,672 Shares were reserved for future issuance under the Company Equity Plan (exclusive of Shares included in clauses (i), (ii), (iii) and (iv)). Other than as set forth in this Section 3.3(c), there is no issued, reserved for issuance, outstanding or authorized restricted stock, restricted stock unit, stock option, performance stock unit, stock appreciation, phantom stock, profit participation or similar rights or equity-based awards of the Company.

(d) Except as set forth in this Section 3.3 and except for Company Options, Company RSU Awards and Company PSU Awards outstanding (and Shares issuable on the exercise, vesting or conversion thereof, as applicable), as of the close of business on the Capitalization Date, there are no: (i) outstanding shares of capital stock of or other equity securities of any Acquired Corporation; (ii) outstanding subscriptions, options, calls, warrants, equity-based compensation awards, phantom stock, stock appreciations, rights (whether or not currently exercisable) to acquire any shares of capital stock, restricted stock units, stock-based performance units, or any other right that is linked to, or the value of which is in any way based on or derived from, the value of any shares of capital stock or other equity securities of any Acquired Corporation, or any Voting Company Debt, of any Acquired Corporation, in each case, other than securities or derivative securities not issued by any Acquired Corporation; (iii) outstanding securities, instruments, bonds, debentures, notes or obligations that are or may become convertible into or exchangeable for any shares of the capital stock, other equity securities, or Voting Company Debt of any Acquired Corporation; or (iv) stockholder rights plans (or similar plans commonly referred to as a “poison pill”) or Contracts under which any Acquired Corporation is or may become obligated to sell or otherwise issue any shares of its capital stock or any other equity securities or Voting Company Debt (clauses (i) through (iv), collectively, “Company Securities”). There are no accrued and unpaid dividends with respect to any outstanding Shares.

(e) Since the Capitalization Date through the date of this Agreement, the Company has not issued any new Shares or other Company Securities except pursuant to the vesting of Company RSU Awards and Company PSU Awards outstanding as of the Capitalization Date in accordance with their terms or the exercise of Company

Options outstanding as of the Capitalization Date in accordance with their terms and, since the Capitalization Date, the Company has not issued any Company Options, Company RSU Awards or Company PSU Awards, or other equity-based awards, in each case, other than pursuant to any offer of employment executed on or prior to the date of the Capitalization Date.

(f) Each award of a Company Option, Company RSU Award and Company PSU Award (i) was granted in material compliance with all applicable Legal Requirements of each jurisdiction where the recipient of such award was a resident and all applicable securities laws or exemptions therefrom and (ii) was granted under the Company Equity Plan and is in material compliance with all requirements set forth in the Company Equity Plan. Each Company Option (A) has an exercise or strike price that is no less than the fair market value of the Shares underlying such Company Option on the grant date and (B) does not constitute “nonqualified deferred compensation” for purposes of Section 409A of the Code.

(g) The Company has made available to Parent complete and accurate copies of the (i) Company Equity Plan pursuant to which Company Stock Options, Company RSU Awards and Company PSU Awards have been issued and (ii) forms of award agreements evidencing Company Stock Options, Company RSU Awards and Company PSU Awards.

(h) No Shares of the Company are owned by any Subsidiary of the Company.

3.4 SEC Filings; Financial Statements.

(a) Since January 1, 2023, the Company has filed or furnished on a timely basis all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by the Company with the SEC (as supplemented, modified or amended since the time of filing, the “Company SEC Documents”). As of their respective dates (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, then on the date of such most recent applicable amendment, supplement or superseding filing), the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to those Company SEC Documents, and, except to the extent that information contained in such Company SEC Document has been revised, amended, modified or superseded (prior to the date of this Agreement) by a later filed or furnished Company SEC Document, none of the Company SEC Documents when filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The financial statements (including any related notes and schedules) contained or incorporated by reference in the Company SEC Documents (if amended, as of the date of the last such amendment prior to the date of this Agreement): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto at such time; (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor form under the Exchange Act); and (iii) fairly presented, in all material respects, the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby (subject, in the case of the unaudited financial statements, to the absence of notes and to normal year-end adjustments and to any other adjustments described therein, including the notes thereto).

(c) The Company maintains, and since December 31, 2023 has maintained, in all material respects a system of internal control over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company maintains, and since December 31, 2023 has maintained, in all material respects a system of disclosure controls and procedures (as defined in Rule 13a-15(e) and 15d-15(e) under the Exchange Act) sufficient to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2023, and, except as set forth in the Company SEC Documents filed prior to the date of this Agreement, that assessment concluded that those controls were effective. Since December 31, 2023, neither the Company nor the Company’s independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of the internal control over financial reporting utilized by the Company, which is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; or (B) any fraud, whether or not material, that involves the management or other employees of the Company who have a significant role in the Company’s internal control over financial reporting.

(d) The Company is in compliance in all material respects with all current listing and corporate governance requirements of Nasdaq.

(e) The Company is not a party to, nor does the Company have any obligation or other commitment to become a party to, any off-balance sheet arrangements (as contemplated by Item 303 of Regulation S-K under the Exchange Act) or similar arrangements where, in each case, the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company SEC Documents.

(f) As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents. To the knowledge of the Company, (i) none of the Company SEC Documents is the subject of ongoing SEC review and (ii) there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case, regarding any accounting practices of the Company. The Company has made available to Parent all correspondence between the Company, on the one hand, and the SEC, on the other hand, since January 1, 2023 through the date hereof.

(g) The proxy statement of the Company to be filed with the SEC in connection with the Merger and any amendments or supplements thereto (the “Proxy Statement”), when filed, distributed or otherwise disseminated to the Company’s stockholders, as applicable, and at the time of the Stockholder Meeting, will comply as to form in all material respects with the applicable requirements of the Exchange Act. The Proxy Statement, at the time of the filing of such Proxy Statement or any supplement or amendment thereto with the SEC, at the time such Proxy Statement or any supplement or amendment is first distributed or otherwise disseminated to the Company’s stockholders, and at the time of the Stockholder Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent, Merger Sub or their Affiliates for inclusion or incorporation by reference in the Proxy Statement.

3.5 Absence of Changes; No Material Adverse Effect.

(a) Since December 27, 2024 to the date of this Agreement, except for discussions, negotiations and activities related to this Agreement and the Transactions or any similar alternative transactions, the Acquired Corporations have operated in all material respects in the ordinary course of business.

(b) Since December 27, 2024 to the date of this Agreement, there has not occurred any event, occurrence, circumstance, change or effect that, individually or when taken together with all other events,

occurrences, circumstances, changes or effects, has had or would reasonably be expected to have, a Material Adverse Effect.

(c) Since December 27, 2024 to the date of this Agreement, no Acquired Corporation has taken any actions that, if taken after the date of the Agreement without Parent’s written consent, would constitute a breach of the covenants set forth in any of clauses (i), (v), (vi), or (xvi) (excluding, for purposes of (xvi) any investigator initiated trials) of Section 5.2(b).

3.6 Title to Assets. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) the Company and each other Acquired Corporation have good and valid title to all tangible assets owned by it and necessary for the conduct of the businesses of the Acquired Corporations, taken as a whole, as currently conducted, and (b) such assets are owned by the Acquired Corporations free and clear of any material Encumbrances (other than Permitted Encumbrances).

3.7 Real Property.

(a) The Acquired Corporations do not own any real property. None of the Acquired Corporations is a party to any agreement or option to purchase any real property or interest therein.

(b) The Acquired Corporations hold valid and existing leasehold interests in the real property that is leased or subleased by the Acquired Corporations from another Person (the “Leased Real Property”) free and clear of any Encumbrances other than Permitted Encumbrances, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Section 3.7(c) of the Company Disclosure Schedule sets forth an accurate and complete list of all material Leased Real Property as of the date of this Agreement. Copies of the Leases relating to such Leased Real Property that are true, correct and complete in all material respects as of the date of this Agreement have been delivered to Parent. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Lease is in full force and effect, and is the valid and binding obligation of the applicable Acquired Corporation party thereto, enforceable against the Acquired Corporation in accordance with its terms, except as such enforcement may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and by general equitable principles.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) none of the Acquired Corporations nor, to the Company’s knowledge, any other party to any Lease, is in default under such Lease as of the date of this Agreement, and no event has occurred or exists which with the passage of time or notice, or both, would constitute a default, (ii) no Acquired Corporation has received or delivered any written notice, claim, complaint or objection regarding any violation or breach or default under any lease related to the Leased Real Property that has not since been cured or waived in writing and (iii) the Improvements (x) are in good condition and repair and (y) do not require any renovations to continue to operate the business of the Acquired Corporations in the ordinary course of business.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the present use of the Improvements on the Leased Real Property are in conformity with all applicable laws, rules, regulations and ordinances, including all applicable zoning laws, ordinances and regulations and with all registered deeds, leases, restrictions of record or other agreements affecting such Leased Real Property and, to the knowledge of the Company, there is no proposed change therein that would so affect any of the Leased Real Property or its use.

3.8 Intellectual Property; Data Privacy.

(a) Section 3.8(a) of the Company Disclosure Schedule sets forth a list of all Registered IP included in the Company Owned IP, such list being true, correct and complete in all material respects as of the date of this

Agreement. Except as would not reasonably be expected to be material to the Acquired Corporations, taken as a whole, (i) one or more Acquired Corporations are the sole and exclusive beneficial and record owners of all Registered IP included in the Company Owned IP, and (ii) all Registered IP included in the Company Owned IP is subsisting and, to the knowledge of the Company, not invalid or unenforceable. Except as had not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Acquired Corporations own all Company Owned IP, free and clear of all Encumbrances, other than Permitted Encumbrances, and have a valid and enforceable license or other right to use all other Intellectual Property Rights necessary to, or used or held for use in, the conduct of the business of the Acquired Corporations as currently conducted; provided that this sentence is not a representation or warranty with respect to infringement, misappropriation or other violation of Intellectual Property Rights.

(b) Except as would not reasonably be expected to be material to the Acquired Corporations, taken as a whole, no interference, opposition, reissue, reexamination proceeding, cancellation proceeding, or other Legal Proceeding (other than routine office examination proceedings with respect to pending applications) is pending or threatened in writing (i) in which the scope, validity, enforceability or ownership of any Company Owned IP is being contested or challenged, or (ii) that is otherwise challenging or seeking to deny or restrict any rights of any Acquired Corporation in any Company Owned IP.

(c) The Company takes reasonable measures to protect the confidentiality of all Trade Secrets or confidential information included in the Company Owned IP or otherwise disclosed in confidence to any Acquired Corporation and, to the knowledge of the Company, there has not been any disclosure of or unauthorized access to any such Trade Secrets or confidential information to any Person, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) The consummation of the Transactions will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, any Acquired Corporation’s right to own, use, or hold for use any Intellectual Property Rights as owned, used, or held for use (including for defensive purposes) in the conduct of the business as currently conducted and as contemplated to be conducted, except as would not reasonably be expected to be material to the Acquired Corporations, taken as a whole.

(e) Except as would not reasonably be expected to be material to the Acquired Corporations, taken as a whole, (i) the conduct of each Acquired Corporation’s business as currently conducted and as currently contemplated to be conducted does not infringe, misappropriate or otherwise violate, and, since July 1, 2022, has not infringed, misappropriated or otherwise violated, any Intellectual Property Rights owned by any other Person, and (ii) since July 1, 2022, no Legal Proceeding has been asserted or, to the knowledge of the Company, has been threatened in writing, against any Acquired Corporation alleging that the conduct of any Acquired Corporation’s business infringes, misappropriates or otherwise violates, or will infringe, misappropriate or otherwise violate, any Intellectual Property Rights of another Person.

(f) To the knowledge of the Company, since July 1, 2022, no Person has infringed, misappropriated or otherwise violated any Company Owned IP, except as would not reasonably be expected to be material, to the Acquired Corporations, taken as a whole. No Legal Proceeding is pending or, to the knowledge of the Company, has been threatened in writing since July 1, 2022 by any Acquired Corporation against any other Person alleging any such infringement, misappropriation or other violation of any such Company Owned IP, except as would not reasonably be expected to be material to the Acquired Corporations, taken as a whole.

(g) Section 3.8(g) of the Company Disclosure Schedule contains a true and complete list of any and all material Company Owned IP that was created, developed, invented or reduced to practice (in part or in whole) as of the date of this Agreement, (i) pursuant to, or in connection with, any Contract or other arrangement with any Governmental Body or Governmental Body-affiliated entity, or university, college or other educational institution, or (ii) using any funding or facilities of any Governmental Body or Governmental Body-affiliated entity, or university, college or other educational institution (collectively, “Government Funded IP”). Except as would not reasonably be expected to be material to the Acquired Corporations, taken as a whole, since July 1, 2022, each Acquired Corporation has taken all actions reasonably necessary to obtain, secure, maintain, enforce and protect such Acquired Corporation’s right, title and interest in, to and under all material Government Funded IP, and each Acquired Corporation has complied in all material respects with any and all Intellectual Property Right disclosure or licensing obligations under any applicable Contract or other arrangement referenced in clause (i) above.

(h) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company IT Systems operate in accordance with their specifications and related documentation and perform in a manner that permits the Acquired Corporations to conduct their respective businesses as currently conducted, (ii) the Acquired Corporations take commercially reasonable actions to protect the confidentiality, integrity and security of the Company IT Systems (and all data and other information and transactions stored or contained therein or processed or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, including the implementation of commercially reasonable data backup, disaster avoidance and recovery procedures and business continuity procedures, and (iii) since July 1, 2022, to the knowledge of the Company, there has been no unauthorized use or access or security breaches, or interruption, modification, loss or corruption of any of the Company IT Systems (or any data or other information or transactions stored or contained therein or processed or transmitted thereby).

(i) Except as would not reasonably be expected to be material to the Acquired Corporations, taken as a whole, since July 1, 2022, each Acquired Corporation (and to the knowledge of the Company, any third party Processing personal data for or on behalf of an Acquired Corporation) has complied with all applicable Privacy Requirements.

(j) Except as would not reasonably be expected to be material to the Acquired Corporations, taken as a whole, (i) each Acquired Corporation has implemented and maintains commercially reasonable security measures, compliant with generally accepted industry standards, that are designed to protect against the accidental or unlawful destruction, theft, loss or unauthorized Processing, access, use, modification or disclosure of Personal Information, including through the deployment of appropriate administrative, technical and physical safeguards and have used their commercially reasonable efforts to require any third party Processing such Personal Information on its behalf to have implemented all of the foregoing requirements, including by entering into written agreements with any such third party processor requiring that they meet the requirements of Data Privacy Laws, and (ii) there has been no unauthorized access, use or disclosure or other security incidents or adverse events relating to Personal Information affecting any Acquired Corporation in any material respect, including that which would require notification of individuals or any Governmental Body or any remedial action under Data Privacy Laws.

(k) Since July 1, 2022, no investigation by any Governmental Body has been initiated and no Legal Proceeding has been asserted or, to the knowledge of the Company, threatened in writing (including through receipt of any notice) against any Acquired Corporation by any Person (i) regarding any collection, use, storage, transfer, dissemination or other Processing of Personal Information in connection with any Acquired Corporation’s business, or (ii) alleging a violation by any Acquired Corporation of Data Privacy Laws, in each case except as would not reasonably be expected to be material to the Acquired Corporations, taken as a whole.

(l) Except as would not reasonably be expected to be material to the Acquired Corporations, taken as a whole, neither the execution, delivery or performance of this Agreement, nor the consummation of any of the Transactions, will breach or otherwise cause any violation of any Privacy Requirements in respect of which any Acquired Corporation is obligated to comply or adversely impair any Acquired Corporation’s right to process Personal Information in the conduct of that Acquired Corporation’s business in the manner and for the purposes currently conducted.

3.9 Contracts.

(a) Section 3.9(a) of the Company Disclosure Schedule identifies each Contract (other than an Employee Plan), to which any Acquired Corporation is a Party, or by which it is bound, that constitutes a Material Contract as of the date of this Agreement. For purposes of this Agreement, each of the following Contracts to which any Acquired Corporation is a party or by which it is bound (other than an Employee Plan) constitutes a “Material Contract”:

(i) any Contract that is a settlement, conciliation or similar Contract with any Governmental Body or other Person (A) pursuant to which an Acquired Corporation will be required after the date of this Agreement to pay monetary obligations in excess of $1,000,000 (excluding workers compensation claims from employees or former employees of any Acquired Corporation that will be covered by insurance), in each case, net of any insurance coverage, (B) that contains material obligations or limitations on such Acquired Corporation’s conduct after the date of this Agreement (excluding customary confidentiality requirements, non-disparagement requirements and other similar requirements) or (C) that is a corporate integrity agreement, deferred prosecution agreement, monitoring agreement, consent decree, settlement order, plan of correction or similar agreement with or imposed by any Governmental Body that contains any ongoing obligations of an Acquired Corporation;

(ii) any Contract (A) materially limiting the freedom or right of any Acquired Corporation (or, following the Closing, Parent or any of its Affiliates) to engage in any line of business or to compete with any other Person in any location or line of business, (B) containing any material “most favored nations” terms and conditions (including with respect to pricing) granted by any Acquired Corporation, (C) containing material exclusivity obligations or otherwise materially limiting the freedom or right of any Acquired Corporation (or, following the Closing, Parent or any of its Affiliates) to sell, distribute or manufacture any products or services to or for any other Person, (D) providing for the purchase or supply of minimum quantity of goods or services that are material to the Acquired Corporations, taken as a whole, or (E) that is with a sole-source supplier of goods, supplies, inventory or services that are, in each case, material to the Acquired Corporations, taken as a whole;

(iii) any Contract that required, by its terms the payment or delivery of cash or other consideration by or to the Acquired Corporations in an amount in excess of $5,000,000 during the twelve (12) months ended June 30, 2025, and in each case (A) that cannot be cancelled by any Acquired Corporation without material penalty or breach on less than ninety (90) days’ notice and (B) excluding commercially available off-the-shelf software and licenses, commercially available software-as-a-service offerings, material transfer agreements, generally available patent license agreements, and non-exclusive outbound license agreements (in each case, entered into in the ordinary course of business);

(iv) each Contract (excluding purchase orders given or received in the ordinary course of business) with any Top Distributor or Top Supplier of the Acquired Corporations;

(v) each Contract that provides for the acquisition or disposition of any assets or any businesses (whether by merger, sale of stock, sale of assets or otherwise) involving in excess of $10,000,000 that (A) has not yet been consummated or (B) has outstanding any purchase price adjustment, “earn-out,” material indemnification or payment, or similar obligations on the part of any Acquired Corporation (excluding in each case any distribution, importation, consignment or similar Contracts);

(vi) any Contract relating to outstanding indebtedness for borrowed money in an aggregate principal amount in excess of $5,000,000 (whether incurred, assumed, guaranteed or secured by any asset) of any Acquired Corporation (other than indebtedness solely among Acquired Corporations);

(vii) each Lease under which any Acquired Corporation leases, subleases or licenses any real property (whether as lessor or lessee) involving annual base rental payments in excess of $250,000;

(viii) each Contract relating to the sale of products, supplies or services that is between an Acquired Corporation, on one hand, and a Governmental Body, on the other, that is material to the Acquired Corporations, taken as a whole;

(ix) any material joint venture, partnership, limited liability company, collaboration or cooperation agreement or similar material Contract relating to the formation or operation of joint ventures, partnerships, non-wholly owned limited liability companies arrangements, or collaboration or cooperation arrangements similar to any of the foregoing;

(x) any Contract providing for any grant by the Acquired Corporations of manufacturing, marketing, sales or commercialization rights that is material to the Acquired Corporations, taken as a whole;

(xi) any co-advertising, co-development, co-promotion, collaboration or similar Contract that is material to the Acquired Corporations, taken as a whole;

(xii) any Contract that prohibits the declaration or payment of dividends or distributions in respect of the capital stock of an Acquired Corporation, the pledging of the capital stock or other equity interests of an Acquired Corporation, or the issuance of any guaranty by an Acquired Corporation;

(xiii) any Contract pursuant to which any Acquired Corporation (i) is granted a license under any material Intellectual Property Right owned by any third party, other than, to the extent entered into in the ordinary course of business, any material transfer agreements, clinical trial agreements, nondisclosure agreements, or licenses to generally and commercially available software or technology or (ii) grants to any third party a license under any material Company Owned IP, other than any material transfer agreements, clinical trial agreements, nondisclosure agreements, and other agreements in which the license grant is incidental or not material to performance thereunder;

(xiv) any Collective Bargaining Agreement (other than any such agreement at the industry-, sector-, or national-level);

(xv) any Contract with any Affiliate, director, or executive officer of the Company (as such term is defined in the Exchange Act), Person holding 15% or more of the Shares, or, to the knowledge of the Company, any Affiliate (other than the Company) or immediate family member of any of the foregoing;

(xvi) any Contract that pertains to ongoing reimbursement obligations relating to any Acquired Corporation product by a private issuer or Governmental Body, including governmental health authority (but excluding any Contracts with public hospitals or public healthcare providers), in any relevant jurisdiction;

(xvii) any Contract that is material to the Acquired Corporations, taken as a whole, that requires (A) any consent or approval by a third party to such Contract or (B) payment by any Acquired Corporation, in each case as a result of a change of control of the Company; and

(xviii) any other Contract that is currently in effect and has been filed (or is required to be filed) by the Company as an exhibit pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act as a “material contract”.

(b) As of the date of this Agreement, the Company has either delivered or made available to Parent an accurate and complete copy of each Material Contract. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) no Acquired Corporation nor, to the knowledge of the Company, any other party thereto is in breach of, or default under, any Material Contract, (ii) no Acquired Corporation nor, to the knowledge of the Company, any other party to a Material Contract has taken or failed to take any action that with or without notice, lapse of time or both would constitute a breach of or default under any Material Contract, and (iii) each Material Contract is, with respect to the Acquired Corporations and, to the knowledge of the Company, each other party thereto, a valid and binding agreement in full force and effect, enforceable in accordance with its terms, except as such enforcement may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and by general equitable principles. Since July 1, 2024, to the knowledge of the Company, the Acquired Corporations have not received any notice regarding any violation or breach or default under any Material Contract that has not since been cured, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date of this Agreement, no Acquired Corporation has received any written notice from any third party to any Material Contract that such party intends to terminate, or not renew, any Material Contract, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.10 Liabilities. The Acquired Corporations do not have any liabilities (whether accrued, absolute, contingent or otherwise) of the type which would be required to be reflected or reserved against on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP or the notes thereto, except for: (a) liabilities specifically disclosed, reflected or reserved against in the most recent financial statements or notes thereto included in the Company SEC Documents filed prior to the date of this Agreement; (b) liabilities or obligations permitted or expressly contemplated by this Agreement or otherwise incurred in connection with the Transactions; (c) liabilities for performance of obligations under Contracts binding upon the Acquired Corporations (other than resulting from any breach or acceleration thereof); (d) liabilities incurred in the ordinary course of business since July 1, 2024 (none of which is a liability for breach of contract, breach of warranty, tort, infringement, violation of Legal Requirements, or that relates to any cause of action, claim or lawsuit that individually, or in the aggregate, would be material to the Company); and (e) liabilities that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.11 Compliance with Legal Requirements. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since July 1, 2022, (a) the Acquired Corporations have been in compliance with all applicable Legal Requirements and (b) no Governmental Body has given any Acquired Corporation written notice of, or charged any Acquired Corporation with, any violation of any applicable Legal Requirement.

3.12 Regulatory Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Acquired Corporations have filed with all applicable Regulatory Authorities all required material applications, filings, declarations, listings, registrations, reports or submissions. To the knowledge of the Company, all such applications, filings, declarations, listings, registrations, reports or submissions were in material compliance with applicable Legal Requirements when filed, and, as of the date of this Agreement, no material deficiencies have been asserted in writing to any of the Acquired Corporations by any applicable Regulatory Authority or Governmental Body with respect to any such applications, filings, declarations, listings, registrations, reports or submissions, except for those deficiencies that have been addressed in full by the Company or as would not reasonably be expected to be material to the Acquired Corporations, taken as a whole.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all preclinical and clinical investigations conducted by, or on behalf of, the Acquired Corporations since July 1, 2022 have been and are being conducted in material compliance with all applicable Legal Requirements, including Good Clinical Practices requirements in each relevant jurisdiction, and including Legal Requirements restricting the use and disclosure of individually identifiable health information. Since July 1, 2022, no Acquired Corporation has received any material written notice from a Regulatory Authority with respect to any ongoing clinical or preclinical investigations requiring the termination, suspension or material modification of such studies or tests.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since July 1, 2022, no Acquired Corporation has (i) made an untrue statement of a material fact or fraudulent statement to a Regulatory Authority, (ii) failed to disclose a material fact required to be disclosed to a Regulatory Authority, or (iii) to the knowledge of the Company, committed any other act, made any statement or failed to make any statement, that (in any such case) would reasonably be expected to establish a reasonable basis for any Regulatory Authority to invoke any policy related to fraud or untrue statements (e.g., the FDA’s Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no Acquired Corporation is the subject of any pending, or, to the knowledge of the Company, threatened investigation by a Regulatory Authority with respect to the matters specified in the foregoing clauses (i) – (iii). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since July 1, 2022 to the date of this Agreement, no Acquired Corporation nor, to the knowledge of the Company, any officers, employees, agents or clinical investigators (acting on behalf of the business of the Acquired Corporation) has been suspended, disqualified, debarred or convicted of any crime by a Regulatory Authority or, to the knowledge of the Company, engaged in any conduct that would reasonably be expected to result in debarment or exclusion under 21 U.S.C. Section 335a, 42 U.S.C. Section 1320a-7 or a similar Legal Requirement.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i) each Acquired Corporation and the products manufactured or marketed by or on behalf of such Acquired Corporation have, since July 1, 2022, been in compliance with all Legal Requirements issued by a Regulatory Authority applicable to the operation of such Acquired Corporation’s business;

(ii) no Acquired Corporation or, to the knowledge of the Company, third party that manufactures or commercializes finished product on behalf of the Acquired Corporations (but only in their capacity as such) has been subject to any enforcement, regulatory or administrative proceedings against or affecting such Acquired Corporation or such third party initiated by a Regulatory Authority and no such enforcement, regulatory or administrative proceeding has been threatened in writing; and

(iii) no Acquired Corporation or, to the knowledge of the Company, third party that manufactures or commercializes finished product on behalf of any Acquired Corporation (but only in their capacity as such) is party to or has any ongoing obligations pursuant to or under any corporate integrity agreements, deferred prosecution agreements, monitoring agreements, consent decrees, settlement orders, plans of correction or similar agreements with or imposed by any Governmental Body.

(e) Except as would not reasonably be expected to be material to the Acquired Corporations, taken as a whole, since July 1, 2022, (i) the products manufactured or marketed by or on behalf of the Acquired Corporations have complied in all material respects with all applicable Legal Requirements, including GMP, and (ii) the promotional materials and claims made by the Acquired Corporations for the products manufactured or marketed by or on behalf of the Acquired Corporations have complied with all applicable Legal Requirements.

(f) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since July 1, 2022, (i) there have been no product recalls conducted by the Acquired Corporations, no product recalls of product manufactured by or on behalf of the Acquired Corporations, and no written requests from any Governmental Body requiring any Acquired Corporation to cease manufacturing, marketing, distributing or selling any products of the Acquired Corporations, (ii) no Regulatory Authority has initiated an injunction, seizure, or import or export prohibition against any Acquired Corporation, any product manufactured or marketed by or on behalf of any Acquired Corporation, or any third-party establishment that manufactures or tests product on behalf of any Acquired Corporation (but only in their capacity as such), and (iii) no Acquired Corporation has received any written notice of adverse observational inspections or other written warning after inspection of a manufacturing facility similar to an FDA Form 483 from a Regulatory

Authority, and, to the knowledge of the Company, all adverse observations that have been received have been addressed to the satisfaction of the relevant Governmental Body.

(g) Except as would not reasonably be expected to be material to the Acquired Corporations, taken as a whole, since July 1, 2022, (i) no third-party audit or inspection of any Acquired Corporation manufacturing facility has resulted in major findings requiring corrective actions, and (ii) the Acquired Corporations have taken all steps required to comply with any corrective action plan arising out of any third party auditor or internal quality audit or inspection.

(h) Since July 1, 2022, no Acquired Corporation has been, with respect to any Governmental Body, party to any consent decree, judgment, order, or settlement that (i) requires the payment of money by the Acquired Corporation to any Governmental Body or third party, (ii) requires any recoupment of money from the Acquired Corporation by any Governmental Body or (iii) prohibits any activity currently conducted in the ordinary course of business by the Acquired Corporation.

(i) To the knowledge of the Company, since July 1, 2022, no Person has filed against the Company a Legal Proceeding relating to the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.) or equivalent state statute, which was disclosed to the Company.

3.13 Compliance with Anti-Corruption Laws, Sanctions and Customs & Trade Control Laws; Certain Business Practices.

(a) None of the Acquired Corporations, none of their respective officers or directors, and, to the knowledge of the Company, none of such Acquired Corporation’s employees or other Representatives (in each case acting on behalf of such Acquired Corporation) has since April 24, 2019, violated any Sanctions Laws, or in the past five (5) years has (i) used any funds (whether of an Acquired Corporation or otherwise) for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) directly or indirectly, unlawfully provided, offered, promised, or authorized the provision of anything of value to any Government Official or any person or entity to influence an official action or secure an improper advantage, (iii) otherwise violated in any material respect any Anti-Corruption Laws, or (iv) violated in any material respect any Customs & Trade Control Laws.

(b) None of the Acquired Corporations, any of their directors or officers or, to the knowledge of the Company, any of their respective employees or other Representatives acting on behalf of any of the Acquired Corporations, is a Sanctioned Person or a Restricted Person.

(c) Since April 24, 2019, none of the Acquired Corporations, any of their directors or officers, or, to the knowledge of the Company, any of the their respective employees or other Representatives acting on behalf of any of the Acquired Corporations (i) is or has been a Sanctioned Person or Restricted Person or has acted unlawfully, directly or indirectly, on behalf of a Sanctioned Person or Restricted Person; (ii) is unlawfully conducting or has unlawfully conducted any business in violation of Sanctions; (iii) is unlawfully engaged or has unlawfully engaged in making or receiving any contribution of funds, goods or services to or for the benefit of any Sanctioned Person or Sanctioned Territory in violation of Sanctions; or (iv) is unlawfully dealing in or has unlawfully dealt in, or otherwise engaged in any transaction relating to, any property or interests in property of any Sanctioned Person or Sanctioned Territory in violation of Sanctions.

(d) The Company has in place controls and systems reasonably designed to ensure compliance by the Acquired Corporations and their respective officers, directors, and employees and any such Acquired Corporation’s other Representatives with Sanctions, Customs & Trade Control Laws, Anti-Corruption Laws, and Anti-Money Laundering Laws in each of the jurisdictions in which the Acquired Corporations do business.

(e) The Company has maintained complete and accurate books and records and effective internal controls, in each case in all material respects, in accordance with the Anti-Corruption Laws for the past five (5) years.

(f) For the past five (5) years (and since April 24, 2019, in the case of any alleged or actual violation of Sanctions), no Acquired Corporation has (i) made any voluntary, directed, or involuntary disclosure to any Governmental Body, there are no pending or, to the knowledge of the Company, threatened, claims or any legal action against, or investigations, inquiries, or enforcement proceedings by any Governmental Body of, the Acquired Corporations, nor is there any judgment, penalty, or citation imposed (or, to the knowledge of the Company, threatened to be imposed, including by a warning letter) upon the Acquired Corporations by or before any Governmental Body, in each case, in connection with any alleged violation of Sanctions, Customs & Trade Control Laws, or Anti-Corruption Laws or (ii) been the subject of any investigation related to any actual or potential violation of Anti-Corruption Laws.

(g) Since April 24, 2019, no funds, proceeds or assets contributed, sold, or otherwise made available to or for the benefit of any Acquired Corporation were obtained or derived from any criminal activities (including, without limitation, activity in violation of Anti-Corruption Laws, Anti-Money Laundering Laws, or Sanctions).

3.14 No TID U.S. Business. None of the Acquired Companies (a) produces, designs, tests, manufactures, fabricates, or develops one or more “critical technologies” within the meaning of the DPA; (b) owns, operates, maintains, supplies, or services any “covered investment critical infrastructure” within the meaning of the DPA (where such activities are covered by column 2 of Appendix A to 31 C.F.R. Part 800); or (c) maintains or collects, directly or indirectly, “sensitive personal data” of U.S. citizens within the meaning of the DPA.

3.15 Governmental Authorizations. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Acquired Corporations hold all material Governmental Authorizations necessary to enable the Acquired Corporations to conduct their business in the manner in which such business is currently being conducted (such Governmental Authorizations, the “Company Governmental Authorizations”). The material Company Governmental Authorizations held by the Acquired Corporations are valid and in full force and effect and were not obtained in violation of Anti-Corruption Laws, except as would not have, or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Acquired Corporations are in compliance in all material respects with the terms and requirements of such Company Governmental Authorizations, except as would not have, or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.16 Tax Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) (i) each of the Tax Returns required to be filed by or on behalf of an Acquired Corporation with any Governmental Body (the “Company Returns”) have been filed on or before the applicable due date (including any extensions of such due date), and have been prepared in accordance with all applicable Legal Requirements and are accurate and complete, and (ii) all Taxes due and payable by an Acquired Corporation (whether or not shown on the Company Returns) have been paid in each case, to the relevant Governmental Body, in each case of the foregoing clauses (i) and (ii), except with respect to matters for which adequate reserves have been established in accordance with GAAP;

(b) no unresolved written claim has been received within the past three (3) years by any Acquired Corporation from any Governmental Body in any jurisdiction where an Acquired Corporation does not file Tax Returns that such Acquired Corporation is or may be subject to Taxes in that jurisdiction, except with respect to matters for which adequate reserves have been established in accordance with GAAP;

(c) no extension or waiver of the statute of limitation period applicable to any Company Returns has been granted and is currently in effect, other than automatic or automatically granted extensions or waivers;

(d) no Legal Proceeding involving the IRS or any other Governmental Body is pending or has been threatened in writing within the past three (3) years against or with respect to any Acquired Corporation in respect of any Tax, and no deficiency of Taxes has been asserted in writing as a result of any audit or examination by any Governmental Body that has not been paid in full, settled or withdrawn in accordance with applicable Legal Requirements, in each case, except with respect to matters for which adequate reserves have been established in accordance with GAAP;

(e) for taxable years for which the applicable statute of limitations for an assessment of Taxes has not expired, no Acquired Corporation has any liability for the Taxes of any other Person (other than the Acquired Corporations) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Legal Requirements), as a transferee or successor;

(f) during the two-year period preceding the date of this Agreement, none of the Acquired Corporations have been either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355(a) of the Code (or any similar provisions of state law);

(g) no Acquired Corporation has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2);

(h) no Acquired Corporations will be required to include any item of income in, or exclude any item of deduction from, the computation of taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting, which change in method of accounting is filed prior to the Closing Date and is for a taxable period ending on or prior to the Closing Date and results from transactions or events occurring, or accounting methods employed, prior to the Closing, (ii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. income Tax Legal Requirements) executed prior to the Closing, (iii) installment sale or open transaction disposition made prior to the Closing, (iv) prepaid amount received or accrued deferred revenue accrued on or prior to the Closing Date, in each case, other than in the ordinary course of business, or (v) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state or local income Tax Legal Requirements);

(i) no Acquired Corporation is party to or bound by any Tax allocation, Tax indemnity or Tax sharing agreement with any Person, other than any agreement not primarily related to Taxes and entered into in the ordinary course of business and any agreement solely among the Acquired Corporations;

(j) there are no Encumbrances with respect to Taxes upon any of the assets or properties of any Acquired Corporation, other than Permitted Encumbrances;

(k) each of the Acquired Corporations has duly and timely withheld all Taxes required to be withheld from any payment to any Person, except for any Taxes with respect to which adequate reserves have been established in accordance with GAAP, and such withheld Taxes have been or will be duly and timely paid to the appropriate Governmental Body, no Acquired Corporation is required to make any deferred payments pursuant to Section 965(h) of the Code in any taxable period ending after the Closing Date; and

(l) no Acquired Corporation has requested in writing from a Governmental Body any formal written private letter ruling that has not been issued but would be binding on the Governmental Body and have continuing effect after the Closing Date.

Notwithstanding anything to the contrary contained in this Agreement, the representations and warranties made in Sections 3.16 and 3.17 are the sole and exclusive representations and warranties of the Acquired Corporations with respect to Taxes and no other representation or warranty of the Acquired Corporations contained herein shall be construed to relate to Taxes (including compliance with any Legal Requirement). For the avoidance of doubt, no representation is made by the Acquired Corporations concerning the existence or amount of any net operating loss, Tax basis or other Tax asset or, with respect to a taxable period (or portion thereof) ending after the Closing, any Tax liability.

3.17 Employee Matters; Benefit Plans.

(a) As of the date of this Agreement, (i) none of the Acquired Corporations is a party to, bound by or is currently negotiating to enter into, any Collective Bargaining Agreement and no employees of any of the Acquired Corporations are represented by a Labor Organization with respect to their employment with such Acquired Corporation and (ii) there are no negotiations with any Labor Organization or other organization formed for a similar purpose, which might affect such employees’ terms and conditions of employment.

(b) Since July 1, 2022 and to the date of this Agreement, there has not been any strike, lockout, material work slowdowns, picketing or other union organizing activity, or, to the knowledge of the Company, any threat thereof, by any employees of any Acquired Corporation with respect to their employment with such Acquired Corporation. There are no materially unfair labor practice complaints pending or, to the knowledge of the Company, threatened against any of the Acquired Corporations before the National Labor Relations Board or any other Governmental Body.

(c) Section 3.17(c) of the Company Disclosure Schedule sets forth an accurate and complete list of each material Employee Plan as of the date of this Agreement (other than (i) offer letters for non-officer employees of the Acquired Corporations in the United States that do not provide for severance, transaction or retention bonuses, change in control payments or other contractual obligations, (ii) equity grant notices and related documentation under the Company Equity Plan, with respect to employees of the Acquired Corporations and (iii) employment agreements entered into with non-officer employees of the Acquired Corporations outside of the United States that are materially consistent with a form of agreement set forth in Section 3.17(c) of the Company Disclosure Schedule). To the extent applicable, the Company has either delivered or made available to Parent prior to the execution of this Agreement with respect to each material Employee Plan set forth in Section 3.17(c) of the Company Disclosure Schedule accurate and complete copies of, as applicable: (A) all plan documents and all material amendments thereto, and all related trust or other funding documents, and in the case of unwritten material Employee Plans, written descriptions thereof, (B) all determination letters, rulings, opinion letters, information letters or advisory opinions issued by the IRS or the United States Department of Labor, (C) the most recently filed annual return/report (Form 5500) and accompanying schedules and attachments thereto, (D) the most recently prepared actuarial report and financial statements and (E) the most recent prospectus or summary plan descriptions and any material modifications thereto.

(d) To the knowledge of the Company, all individuals who are performing, and for the three (3)-year period preceding the date of this Agreement have performed, services for any Acquired Corporation while classified as independent contractors have been properly so classified for all purposes. In the past two (2) years, no Acquired Corporation has received written notice from any Person challenging the classification of these individuals as independent contractors.

(e) Neither the Company nor any other Person that would be or, at any relevant time, would have been considered a single employer with the Company under the Code or ERISA has ever sponsored, maintained, administered, contributed to, has been required to contribute to or has or is reasonably expected to have any direct or indirect liability with respect to, any plan subject to Title IV of ERISA or Code Section 412, including any “single employer” defined benefit plan or any “multiemployer plan,” each as defined in Section 4001 of ERISA.

(f) No Acquired Corporation is or has ever been an employer of, or been associated or connected with an employer of, any defined benefit pension arrangement. No Acquired Corporation has any obligation (written or oral) to fund or contribute to or has any liability (whether current, future or contingent) in respect of a defined benefit pension arrangement.

(g) Since July 1, 2022, no employee or former employee of any Acquired Corporation transferred to that Acquired Corporation pursuant to the Transfer Regulations and no such employee or former employee prior to such transfer participated in a defined benefit pension scheme that made provision for benefits other than related to old age, invalidity or death.

(h) Each of the Employee Plans that is intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code, each such Employee Plan has timely adopted all currently effective amendments to the Code and to the Company’s knowledge there are no events that have occurred that would reasonably be expected to affect adversely the qualified status of any such Employee Plan. Each trust created under any such Employee Plan is exempt from Tax under Section 501(a) of the Code and has been so exempt since its creation. Each of the Employee Plans is now and has been operated in compliance in all material respects with its terms and all applicable Legal Requirements, including ERISA and the Code. The Acquired Corporations are, and have been in material compliance with all of their obligations under and in respect of each Employee Plan and all applicable Legal Requirements with respect to each Employee Plan. No events have occurred with respect to any Employee Plan that would reasonably be expected to result in any material payment or assessment by or against any Acquired Corporation of any excise Tax under ERISA or the Code. The Acquired Corporations are not and could not reasonably be expected to be subject to either a material liability pursuant to Section 502 of ERISA or a material Tax imposed pursuant to Section 4975 or 4976 of the Code.

(i) Except to the extent required under Section 601 et seq. of ERISA or 4980B of the Code (or any other similar state or local Legal Requirement), none of the Acquired Corporations nor any Employee Plan has any present or future obligation to provide post-employment or post-retirement welfare benefits to or make any payment to, or with respect to, any present or former employee, officer or director of any Acquired Corporation pursuant to any Employee Plan.

(j) Except as provided in Section 1.6, the consummation of the Transactions (including in combination with other events or circumstances) will not (i) entitle any current or former employee, director, officer, or independent contractor of any of the Acquired Corporations to any severance pay, bonus, retention, or other similar payment or benefit, (ii) enhance any benefits or accelerate the time of payment or vesting or trigger any payment, or increase the amount of compensation or benefits due to any such employee, director, officer, or independent contractor, (iii) directly or indirectly cause any Acquired Corporation to transfer or set aside any material assets to fund any benefits under any Employee Plan or (iv) limit or restrict the right of any of the Acquired Corporations or, after Closing, Parent, to merge, amend or terminate any Employee Plan.

(k) No Employee Plan, individually or collectively, could reasonably be expected to give rise to the payment of any amount that would not be deductible due to the application of Section 280G of the Code.

(l) Each Employee Plan, and any award thereunder, that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A or 457A of the Code has been operated in material compliance with, and the Acquired Corporations have materially complied in practice and operation with, all applicable requirements of Sections 409A and 457A of the Code. None of the Acquired Corporations has any obligation to gross-up, indemnify or otherwise reimburse any current or former employee, director, officer or independent contractor for any Tax incurred by such Person under Section 409A, 457A or 4999 of the Code.

(m) There are no, and since July 1, 2022, there have been no, material Legal Proceeding pending against or involving, or, to the Company’s knowledge, threatened against or involving any Employee Plan, employee or independent contractor of any Acquired Corporation before any arbitrator or any Governmental Body, including the IRS, Equal Employment Opportunity Commission or the United States Department of Labor. The Acquired Corporations are, and have been since July 1, 2022, in material compliance with all applicable Legal Requirements with respect to employment and labor matters, including those relating to labor relations, wages, vacation, hours of work, holiday pay calculation, overtime, employee classification, discrimination, harassment, sexual harassment, child labor, civil rights, pay equity, disability rights and benefits, employee leave issues, affirmative action, equal opportunity, work authorization, immigration, safety and health, information privacy and security, workers’ compensation, unemployment insurance, plant closures, redundancies and layoffs, continuation coverage under group health plans, wage payment and the payment and withholding of Taxes. Since July 1, 2019, (i) no allegations of sexual harassment, sexual misconduct or discrimination have been made against any Key Employee and (ii) neither the Acquired Corporations nor any Key Employee has entered into any written settlement agreement related to any such allegations of sexual harassment, sexual misconduct or discrimination made by any Person.

(n) The Acquired Corporations are, and have been since July 1, 2022, in material compliance with the Worker Adjustment and Retraining Notification Act and any comparable foreign, state or local law (“WARN”) and have no material outstanding liabilities or other material outstanding obligations thereunder.

(o) Each Employee Plan that covers employees, directors or officers that are not located primarily within the United States (i) has been maintained in material compliance with its terms and applicable Legal Requirements, (ii) if intended to qualify for special tax treatment, meets all the requirements for such treatment in all material respects, and (iii) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is in all material respects funded, book-reserved or secured by an insurance policy, as applicable, in accordance with applicable requirements and, if applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles.

3.18 Environmental Matters.

(a) The Acquired Corporations are and, except for matters which have been fully resolved, have been since July 1, 2020 in compliance in all respects with all applicable Environmental Laws, which compliance includes obtaining, maintaining or complying with all Governmental Authorizations required under Environmental Laws for the operation of their business, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) There is no Legal Proceeding relating to or arising under any Environmental Law that is pending, or to the knowledge of the Company threatened in writing against any Acquired Corporation or with respect to any Leased Real Property, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i) since July 1, 2020, no Acquired Corporation has received any written notice, report or other information alleging or entered into any legally binding agreement, order, settlement, judgment, injunction or decree acknowledging uncompleted, outstanding or unresolved violations, liabilities or requirements on the part of any Acquired Corporation relating to or arising under Environmental Laws;

(ii) to the knowledge of the Company, there are and have been no Hazardous Materials present or Releases on, under, at or from the Leased Real Property or any real property formerly owned or leased by the Acquired Corporations, or any other locations where Hazardous Material attributable to any Acquired Corporation has been sent to, in each case in a manner and concentration that would reasonably be expected to result in any claim against or liability of an Acquired Corporation under any Environmental Law; and

(iii) no Acquired Corporation has assumed or retained any currently known liability of another Person or Entity relating to Environmental Laws.

(d) Except as would not reasonably be expected to be material to the Acquired Corporations, taken as whole, the Acquired Corporations have delivered or otherwise made available for inspection to Parent copies of any material reports, audits, assessments (including all Phase I environmental site assessments and Phase II environmental site assessments), studies, analyses, tests or monitoring prepared since July 1, 2022 and in the possession or control of the Company or any of the other Acquired Corporations pertaining to: (i) any unresolved material liabilities under Environmental Law; (ii) any Hazardous Materials in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by, and reasonably likely to result in material liabilities of, any Acquired Corporation; or (iii) any Acquired Corporation’s noncompliance in any material respect with applicable Environmental Laws.

3.19 Insurance. Section 3.19 of the Company Disclosure Schedule sets forth an accurate and complete list of all material insurance policies relating to the business, assets and operations of the Acquired Corporations as of the date of this Agreement (collectively, the “Insurance Policies”), and the Company has delivered or made available to Parent an accurate and complete copy of each such Insurance Policy as of the date of this Agreement. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) the Acquired Corporations maintain insurance coverage in such amounts and covering such risks as are in accordance in all material respects with customary industry practice for companies of similar size and stage of development, (b) all Insurance Policies are in full force and effect and all premiums due thereunder have been paid in full, (c) no written notice of cancellation or modification has been received (other than a notice in connection with ordinary renewals) with respect to any Insurance Policy, and (d) there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default or breach of any Insurance Policy with respect to any Acquired Corporation. As of the date of this Agreement, there is no claim pending under any of the Insurance Policies as to which coverage has been questioned or denied by the underwriters of such policies, in each case, except for any such claim that would not reasonably be expected to be material to the Acquired Corporations, taken as a whole.

3.20 Legal Proceedings; Orders.

(a) As of the date of this Agreement, there are no material Legal Proceedings pending (or, to the knowledge of the Company, threatened) against any Acquired Corporation or, to the knowledge of the Company, against any present or former officer, director or employee of an Acquired Corporation in such individual’s capacity as such, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) As of the date of this Agreement, to the knowledge of the Company, there is no order, writ, injunction or judgment to which an Acquired Corporation is subject (excluding customary confidentiality requirements and other similar administrative requirements), except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) As of the date of this Agreement, to the knowledge of the Company, no material investigation or review by any Governmental Body with respect to an Acquired Corporation is pending or being threatened in writing (excluding customary inspections by any Governmental Body conducted in the ordinary course of the Acquired Corporations’ business).

3.21 Authority; Binding Nature of Agreement. The Company has the corporate power and authority to execute and deliver and to perform its obligations under this Agreement and to consummate the Transactions, subject to obtaining the affirmative vote of the holders of a majority of all the outstanding Shares voting to adopt this Agreement and the Merger at the Stockholder Meeting (the “Company Stockholder Approval”). The Company Stockholder Approval is the only vote of the holders of any of the Company’s capital stock that is necessary in connection with the consummation of the Merger. The Board of Directors has unanimously (i) determined that this Agreement and the Transactions, including the Merger, on the terms and subject to the conditions set forth in this Agreement, are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved, adopted and declared advisable the execution and delivery of, and entry into, the Merger Agreement and the performance by the Company of the covenants and agreements contained herein and the consummation of the Transactions, including the Merger and (iii) resolved to recommend that the stockholders of the Company adopt this Agreement (such recommendation in the preceding clause (iii), the “Company Board Recommendation”), which Company Board Recommendation, except as permitted otherwise in accordance with Section 6.1, has not been subsequently withdrawn or modified in a manner adverse to Parent as of the date of this Agreement. This Agreement has been duly executed and delivered by the Company, and assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes the legal, valid and binding obligation of the Company and is enforceable against the Company in accordance with its terms, except as such enforcement may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and by general equitable principles.

3.22 Non-Contravention; Consents.

(a) Assuming compliance with the applicable provisions of the DGCL, the HSR Act and other Antitrust Laws, the rules and regulations of the SEC and Nasdaq, and obtainment of the Company Stockholder Approval, the execution and delivery of this Agreement by the Company and the consummation of the Transactions, will not: (i) cause a violation of any of the provisions of the certificate of incorporation or bylaws (or other organizational documents) of any Acquired Corporation; (ii) cause a violation by any Acquired Corporation of any Legal Requirement applicable to an Acquired Corporation, or to which an Acquired Corporation is subject; (iii) require any consent or notice under, conflict with, result in breach of, or constitute a default under (or an event that with notice or lapse of time or both would become a default), or give rise to any right of payment, purchase, termination, amendment, cancellation, acceleration or other adverse change of any right or obligation or the loss of any benefit to which an Acquired Corporation is entitled under any provision of any Material Contract; or (iv) result in an Encumbrance (other than a Permitted Encumbrance) on any of the property or assets of any Acquired Corporation, except in the case of each of clauses (ii), (iii) and (iv), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Except for the filing of the certificate of merger with the Secretary of State of the State of Delaware or as may be required by the Exchange Act (including the filing with the SEC of the Proxy Statement and such reports under the Exchange Act as may be required in connection with this Agreement and the Transactions), the DGCL, the HSR Act and any applicable filing, notification or approval in any foreign jurisdiction required by any Antitrust Law, and the applicable rules and regulations of the SEC and Nasdaq, the Acquired Corporations are not required to give notice to, make any filing with, or obtain any Consent from any Governmental Body (including any Regulatory Authority) at any time prior to the Closing in connection with the execution and delivery of this Agreement by the Company, or the consummation by the Company of the Merger or the other Transactions, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.23 Takeover Laws. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.8, the Board of Directors has taken and will take all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL and any other relevant Takeover Law are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Merger and the other Transactions.

3.24 Opinion of Financial Advisors. The Board of Directors has received the oral opinion of Citigroup Global Markets Inc. (to be confirmed by delivery of a written opinion), that, as of the date of such opinion and subject to the various assumptions, limitations, qualifications and other matters set forth therein, the Merger Consideration to be received by the holders of Shares in the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders. The Company shall provide a copy of such written opinion to Parent solely for informational purposes and on a non-reliance basis promptly after the execution of this Agreement by each of the Parties hereto.

3.25 Brokers and Other Advisors. Except for Citigroup Global Markets Inc., no investment banker, broker, financial advisor or finder engaged by or on behalf of the Company or any of its Subsidiaries in connection with the Transactions is entitled to any fee or any commission in connection with this Agreement or upon consummation of the Transactions (including the Merger) based on arrangements made by or on behalf of the Company or any of its Subsidiaries.

3.26 Acknowledgement by Company. The Company is not relying and has not relied on any representations or warranties whatsoever regarding the Transactions or the subject matter of this Agreement, express or implied, except for the representations and warranties expressly set forth in Section 1.4(e)(ii) and Section 4, as qualified therein, and in the certificate contemplated by Section 7.3(c). Such representations and warranties by Parent and Merger Sub constitute the sole and exclusive representations and warranties of Parent and Merger Sub in connection with the Transactions and the Company understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Company.

SECTION 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

4.1 Due Organization. Each of Parent and Merger Sub is a corporation or other Entity duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization and has all necessary corporate or similar power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; and (ii) to own and use its assets in the manner in which its assets are currently owned and used. Each of Parent and Merger Sub is qualified or licensed to do business as a foreign corporation, and, where applicable, is in good standing, in each jurisdiction where the nature of its business requires such qualification or licensing, except where the failure does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.2 Merger Sub. Merger Sub has not engaged, and prior to the Effective Time will not engage, in any business activities or conduct any operations, and has no assets, liabilities or obligations of any nature, other than in connection with the execution of this Agreement and the Transactions and those incident to Merger Sub’s formation. Either Parent or a wholly owned Subsidiary of Parent owns, and at all times prior to the Effective Time will own, beneficially and of record all of the outstanding capital stock of Merger Sub, free and clear of all Encumbrances and transfer restrictions, except for Encumbrances or transfer restrictions of general applicability as may be provided under the Securities Act, applicable securities laws or the organizational documents of Merger Sub.

4.3 Authority; Binding Nature of Agreement. Parent and Merger Sub have the corporate or other power and authority to execute and deliver and perform their obligations under this Agreement, and to consummate the Transactions, subject to the Merger Sub Sole Stockholder Approval. The board of directors of each of Parent and Merger Sub have approved the respective execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation of the Transactions, including the Merger, subject to the Merger Sub Sole Stockholder Approval. The Merger Sub Sole Stockholder Approval is the only vote of the holders of any of Merger Sub’s or Parent’s capital stock that is necessary in connection with the consummation of the Transactions and the Merger and will be delivered immediately following the execution of this Agreement. This Agreement has been duly executed and delivered by Parent and Merger Sub, and assuming due authorization, execution and delivery by the Company, this Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub and is enforceable against Parent and Merger Sub in accordance with its terms, except as such enforcement may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and by general equitable principles. No vote of Ultimate Parent’s shareholders is necessary to approve this Agreement or any of the Transactions.

4.4 Non-Contravention; Consents.

(a) Assuming compliance with the applicable provisions of the DGCL, the HSR Act and other Antitrust Laws, and, if applicable, the rules and regulations of the SEC and any national securities exchange, the execution and delivery of this Agreement by Parent and Merger Sub, and the consummation of the Transactions, will not: (i) cause a violation of any of the provisions of the certificate of incorporation or bylaws (or other organizational documents) of Parent or Merger Sub; (ii) cause a violation by Parent or Merger Sub of any Legal Requirement applicable to Parent or Merger Sub, or to which Parent or Merger Sub are subject; (iii) require any consent or notice under, conflict with, result in breach of, or constitute a default under (or an event that with notice or lapse of time or both would become a default), or give rise to any right of payment, purchase, termination, amendment, cancellation, acceleration or other adverse change of any right or obligation or the loss of any benefit to which Parent or Merger Sub is entitled under any provision of any Contract; or (iv) result in an Encumbrance (other than a Permitted Encumbrance) on any of the property or assets of Parent or Merger Sub, except in the case of clauses (ii), (iii) and (iv) above, as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Except for the filing of the certificate of merger with the Secretary of State of the State of Delaware or as may be required by the Exchange Act, Takeover Laws, the DGCL, the HSR Act and any applicable filing, notification or approval in any foreign jurisdiction required by any Antitrust Law, and the applicable rules and regulations of the SEC and any national securities exchange, neither Parent nor Merger Sub, nor any of Parent’s other Affiliates, is required to give notice to, make any filing with or obtain any Consent from any Governmental Body at any time prior to the Closing in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent or Merger Sub of the Merger or the other Transactions, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

4.5 Disclosure. None of the written information with respect to Parent, Merger Sub or their Affiliates supplied or to be supplied by or on behalf of Parent, Merger Sub or their Affiliates, for inclusion or incorporation by reference in the Proxy Statement will, (i) at the time such document is filed with the SEC, (ii) at any time such document is amended or supplemented, (iii) at the time such Proxy Statement or any supplement or amendment is first distributed or otherwise disseminated to the Company’s stockholders, and (iv) at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation with respect to statements made or incorporated by reference therein based on written information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement.

4.6 Absence of Litigation. As of the date of this Agreement, there is no Legal Proceeding pending (or, to the knowledge of Parent, threatened), against Parent or Merger Sub, except as would not, and would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect. As of the date of this Agreement, neither Parent nor Merger Sub is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or continuing investigation or review by, or being threatened in writing by, any Governmental Body, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Body or settlement agreement or similar written agreement, except as would not, and would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

4.7 Funds. As of the date hereof and at the Effective Time, Parent will have immediately available funds in an amount sufficient to consummate the Transactions and to pay all fees and expenses in connection with the consummation of the Transactions (including immediately available funds in an amount sufficient to pay the Merger Consideration as and when due, the cash portion of the Equity Award Consideration payable following the Effective Time and for any repayment or refinancing of any outstanding indebtedness of the Company and/or its Subsidiaries contemplated by, or required in connection with the transactions described in this Agreement)

(such amounts, collectively, the “Financing Amounts”). For the avoidance of doubt, the obligations of Parent and Merger Sub hereunder are not subject to any condition with respect to Parent’s or Merger Sub’s ability to obtain financing for the Merger or the Transactions.

4.8 Ownership of Shares. Neither Ultimate Parent nor any of its Subsidiaries nor any “Affiliate” or “Associate” (as each such term is defined in Section 203 of the DGCL) of Ultimate Parent or any of its Subsidiaries, is, or has been at any time during the period commencing three (3) years prior to the date hereof through the date hereof, an “interested stockholder” (as such term is defined in Section 203 of the DGCL) of the Company. Neither Ultimate Parent nor Merger Sub, nor any of their respective Subsidiaries owns (as defined in Section 203 of the DGCL) or beneficially owns (as defined in Rule 13d-3(a) of the Exchange Act) or has a right to acquire any Shares or other securities convertible into, exchangeable into or exercisable for Shares, except pursuant to this Agreement (other than through passive investments, pension or employee benefit plans or trusts for Parent’s or its Affiliates’ employees, or limited partnership funds, mutual funds or similar entities that Parent or its Affiliates have invested in, in all cases that Parent and its Affiliates do not directly or indirectly control the management or policies thereof). There are no voting trusts or other agreements or understandings to which Parent or Merger Sub or any of their Affiliates is a party with respect to the voting of capital stock or other equity interests of the Company or any of its Subsidiaries.

4.9 Acknowledgement by Parent and Merger Sub.

(a) Neither Parent nor Merger Sub is relying and neither Parent nor Merger Sub has relied on any representations or warranties whatsoever regarding the Transactions or the subject matter of this Agreement, express or implied, except for the representations and warranties expressly set forth in Section 3, as qualified therein and by the Company Disclosure Schedule, and in the certificate contemplated by Section 7.2(d). Such representations and warranties by the Acquired Corporations constitute the sole and exclusive representations and warranties of the Acquired Corporations in connection with the Transactions and each of Parent and Merger Sub understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Acquired Corporations.

(b) Each of Parent and Merger Sub acknowledges and agrees that it and its Representatives have received access to books and records, facilities, equipment, contracts and other assets of the Acquired Corporations and that it and its Representatives have had a full opportunity to meet with the management of the Company and to discuss the business and assets of the Acquired Corporations. In connection with the due diligence investigation of the Acquired Corporations by Parent and Merger Sub and their respective Affiliates or Representatives, Parent and Merger Sub and their respective Affiliates and Representatives have received and may continue to receive after the date of this Agreement from the Company, the other Acquired Corporations and their respective Affiliates and Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Acquired Corporations and their respective businesses and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and that Parent and Merger Sub will have no claim against any Acquired Corporations, or any of their respective Affiliates, stockholders or Representatives, or any other Person with respect thereto unless and then only to the extent that any such information is expressly included in a representation or warranty contained in this Agreement or in any certificate contemplated by Section 7.2(d) and delivered by the Company or any of its Representatives in connection with the Transactions. Accordingly, Parent and Merger Sub hereby acknowledge and agree that neither the Acquired Corporations nor any of their respective Affiliates, stockholders or Representatives, or any other Person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans unless any such information is expressly included in a representation or warranty contained in this Agreement or in any certificate contemplated by this Agreement and delivered by the Company or any of its Representatives in connection with the Transactions.

4.10 Brokers and Other Advisors. Except for Morgan Stanley & Co. LLC, no investment banker, broker, financial advisor or finder in connection with the Transactions is entitled to any fee or any commission in connection with this Agreement or upon consummation of the Transactions (including the Merger) based on arrangements made by or on behalf of Parent or any of its Subsidiaries.

4.11 Solvency. None of Parent or Merger Sub is entering into the Transactions with the actual intent to hinder, delay or defraud creditors of the Company or any of its Subsidiaries. As of the Closing and the Effective Time, assuming that the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived, and after giving effect to any indebtedness being incurred on such date in connection herewith, Parent and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), on a consolidated basis, will be solvent, such that (i) they are able to pay their respective indebtedness and other liabilities, contingent or otherwise, as such indebtedness and other liabilities become due in the usual course of business; (ii) they have a total “fair saleable value” (determined on a going concern basis) of assets not less than the sum of their liabilities, contingent or otherwise, as of such date; (iii) they do not have unreasonably small capital and liquidity with which to conduct their business; and (iv) the fair value of the assets of Parent and its Subsidiaries on a consolidated basis, at a fair valuation, exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of Parent and its Subsidiaries on a consolidated basis. Parent is not entering into this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of itself or of the Company and its Subsidiaries.

4.12 Research and Development. Neither Parent, nor any Affiliate or Subsidiary of Parent, is researching or developing, and for the one (1)-year period prior to the date hereof has not researched or developed, for commercial sale or use, any phakic intraocular lens for the treatment of refractive errors.

4.13 Tax Residency of Ultimate Parent. Ultimate Parent is tax resident solely in Switzerland.

SECTION 5

CERTAIN COVENANTS OF THE COMPANY

5.1 Access and Investigation. During the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Section 8 (the “Pre-Closing Period”), upon reasonable advance notice to the Company, the Company shall, and shall cause the Acquired Corporations and Representatives of the Acquired Corporations to, provide Parent and Parent’s Representatives with reasonable access during normal business hours to the Company’s designated Representatives, facilities, assets and existing books, records, documents and information relating to the Acquired Corporations, and promptly provide Parent and Parent’s Representatives with all reasonably requested information regarding the business of the Acquired Corporations and such additional financial, Tax, operating and other data and information regarding the Acquired Corporations, as Parent may reasonably request, in each case, for purposes reasonably related to the consummation of the Transactions; provided, however, that any such access shall be conducted at Parent’s expense, at a reasonable time, under the supervision of appropriate personnel of the Acquired Corporations and in such a manner as not to unreasonably interfere with the normal operation of the business of the Acquired Corporations. Nothing herein shall require any of the Acquired Corporations to provide access or disclose any information to Parent or Parent’s Representatives if such access or disclosure: (i) would jeopardize any attorney-client or other legal privilege in the reasonable judgment of the Company (so long as the Acquired Corporations have used commercially reasonable efforts to permit such inspection of or to disclose such information on a basis that does not waive such privilege with respect thereto), (ii) would contravene any applicable Legal Requirement or constitute a breach of any Contract to which it is a party or by which it is bound (so long as the Acquired Corporations have used commercially reasonable efforts to permit disclosure to the extent permitted by Legal Requirements or such Contract), (iii) relates to a litigation where the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties, (iv) subject to, and without limiting, the requirements of Section 5.4 and Section 6.1, specifically relates to the negotiation and execution of this Agreement or to transactions potentially competing with or alternative to the Transactions or proposals from other third parties relating to any competing or alternative transactions (including Acquisition Proposals), including any actions of the Board of Directors (or any committee thereof) with respect to any of the foregoing, whether prior to or after the execution of this Agreement, (v) would reasonably be expected to result in the disclosure of Trade Secrets or other commercially sensitive information, or (vi) involves any invasive sampling, testing or investigation of water, groundwater, soil, sediment, soil vapor, air, or other environmental media at any of the Leased Real Property. With respect to the information disclosed pursuant to this Section 5.1, Parent shall comply with, and shall cause Parent’s Representatives to comply with, all obligations under the Confidentiality Agreement, dated October 4, 2024, between the Company and Alcon Vision, LLC (the “Confidentiality Agreement”), and the Clean Team Agreement, dated November 15, 2024, between the Company and Alcon Vision, LLC (the “Clean Team Agreement”). Notwithstanding the foregoing, the Company may as it reasonably deems advisable and necessary (after consultation with its outside legal counsel) designate any commercially or competitively sensitive materials provided pursuant to this Section 5.1 as (i) “Outside Counsel Only”, in which case such materials and the information contained therein shall be given to the outside counsel of Parent and will not be disclosed by such outside counsel to employees, officers, or directors of Parent or its Subsidiaries without the advance written consent from the Company or its legal counsel, or (ii) “Clean Team Information,” pursuant to and as defined in the Clean Team Agreement.

5.2 Operation of the Acquired Corporations’ Business. During the Pre-Closing Period, except (i) as required or expressly contemplated by this Agreement or as required by applicable Legal Requirements, (ii) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or (iii) as set forth in Section 5.2 of the Company Disclosure Schedule:

(a) the Company shall, and shall cause each Acquired Corporation to, use commercially reasonable efforts to conduct its business in the ordinary course and use its commercially reasonable efforts to preserve intact its material business organizations and existing relationships with employees, customers, suppliers, distributors, licensors, licensees, Regulatory Authorities and other persons with whom the Acquired Corporations have business relationships that are material to the Acquired Corporations, taken as a whole; and

(b) the Company shall not, and shall cause the other Acquired Corporations not to:

(i) (A) establish a record date for, declare, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock (including the Shares), other than dividends and distributions paid by wholly owned Subsidiaries of the Company to the Company or to any of the Company’s other wholly owned Subsidiaries, (B) repurchase, redeem or otherwise reacquire any of the Shares, or any rights, warrants or options to acquire any of the Shares, other than: (1) repurchases of Shares outstanding as of the date of this Agreement pursuant to the Company’s right (under written commitments in effect as of the date of this Agreement) to purchase Shares held by a Company Associate; (2) forfeitures or repurchases of Company Options, Company RSU Awards, or Company PSU Awards (or Shares issued upon the exercise or vesting thereof) outstanding on the date of this Agreement (or granted after the date of this Agreement in accordance with the terms hereof) pursuant to the terms of any such Company Option, Company RSU Award, or Company PSU Award in effect as of the date of this Agreement (or as in effect on the date of grant with respect to awards granted after the date of this Agreement in accordance with the terms hereof) between the Company and a Company Associate; or (3) in connection with withholding to satisfy the exercise price or Tax obligations with respect to Company Options, Company RSU Awards or Company PSU Awards or (C) enter into or adopt any “poison pill” or similar stockholder rights plan;

(ii) split, combine, subdivide or reclassify any Shares or other equity interests, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary of the Company after consummation of such transaction;

(iii) sell, issue, grant, deliver, pledge, transfer, encumber or authorize the sale, issuance, grant, delivery, pledge, transfer or encumbrance of (A) any capital stock, equity interest or other security of any Acquired Corporation, or Voting Company Debt, (B) any option, call, warrant, restricted securities or right to acquire any capital stock, equity interest or other security of any Acquired Corporation, or Voting Company Debt, or (C) any instrument convertible into or exchangeable for any capital stock, equity interest or other security of any Acquired Corporation, or Voting Company Debt; provided, however, the Company and the other Acquired Corporations (1) may issue Shares as required to be issued upon the exercise or vesting of Company Options, Company RSU Awards, and Company PSU Awards that, in each case, are outstanding as of the date of this Agreement (or granted after the date of this Agreement in accordance with the terms hereof) and as required pursuant to the terms of such awards as in effect on the date of this Agreement (or to the terms of such awards granted after the date of this Agreement in accordance with the terms hereof), and (2) may issue capital stock, equity interests, voting securities or Voting Company Debt solely to the Company or from any Acquired Corporation other than the Company to the Company’s wholly owned Subsidiaries;

(iv) except as set forth in the Company Disclosure Schedule, as contemplated by Section 1.6 or as required under any Employee Plan as in effect on the date of this Agreement, (A) establish, adopt, enter into, terminate or materially amend any Employee Plan, (B) amend or waive any of its rights under, or accelerate the vesting or payment under, any provision of any Employee Plan, (C) grant or increase any severance, transaction, retention or termination pay to any current or former employee, officer, director or independent contractor of any of the Acquired Corporations, (D) pay or grant any bonus or grant any employee, officer, director or independent contractor of any of the Acquired Corporations any increase in compensation or benefits, (E) grant any equity, equity-based or other incentive awards to, or discretionarily accelerate the vesting or payment of any such awards held by, any current or former employee, officer, director or independent contractor of any of the Acquired Corporations, (F) hire any individual who would be a Key Employee or promote any individual into a position which would make that individual a Key Employee, or hire any new consultant with total annual compensation in excess of $250,000 (for clarity, other than any consultant previously engaged by the Company whose contract may be up for renewal), (G) terminate or give notice to terminate the employment of any Key Employees other than for cause or gross misconduct, or (H) announce or agree to any mass layoffs or plant closings (each as defined under WARN); provided, however, the Company may: (1) amend any Employee Plan to the extent required by applicable Legal Requirements or, with respect to health and welfare plans, in the ordinary course of business as part of annual plan renewal procedures; (2) issue offer letters for at-will employment (or employment agreements in non-U.S. jurisdictions) in connection with the hiring of non-Key Employees in the ordinary course of business; and (3) enter into agreements with new consultants in the ordinary course of business (and on terms consistent with the terms entered into with similarly situated consultants by the Company); provided, further, that, in the case of clauses (2) and (3) above, such offer letters (or employment agreements in non-U.S. jurisdictions) or consulting agreements (i) solely in the case of individual consultants (for clarity, other than any consultant previously engaged by the Company whose contract may be up for renewal), do not contemplate or provide for, as applicable, total annual compensation in excess of $250,000 (or the local equivalent), (ii) are terminable without penalty on less than ninety (90) days’ advance notice (or in non-U.S. jurisdictions, such longer period as required by applicable Legal Requirements or consistent with notice periods applicable to other similarly situated employees of the Acquired Corporations in the applicable jurisdictions), and (iii) do not provide for severance (except in non-U.S. jurisdictions as required by applicable Legal Requirements or consistent with severance applicable to other similarly situated employees of the Acquired Corporations), change in control benefits, retention bonuses or other material contractual benefits;

(v) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or similar organizational documents;

(vi) (A) form any subsidiary, (B) acquire any equity interest in or material portion of the assets of any other Entity, or (C) enter into any material joint venture, partnership, or similar arrangement, except (i) in the cases of clauses (B) and (C), in transactions between the Company and a wholly owned Acquired Corporation or between wholly owned Acquired Corporations and (ii) for purchases of supplies, raw material, inventory and similar assets in the ordinary course of business consistent with past practice;

(vii) make or authorize any capital expenditures exceeding $5,000,000 in the aggregate in any calendar year;

(viii) lease, license, sublicense, pledge, sell or otherwise dispose of, divest or spin-off, relinquish, create or incur any Encumbrance (other than any Permitted Encumbrances) on, transfer or assign, any material asset or material real or personal property (other than Intellectual Property Rights, which are addressed in Section 5.2(b)(ix) below, and cash), except (A) in the ordinary course of business, (B) pursuant to dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of the business of the Acquired Corporations, (C) capital expenditures permitted by Section 5.2(b)(vii), (D) transactions between the Company and any other wholly owned Acquired Corporation or between wholly owned Acquired Corporations, (E) pursuant to existing Contracts in effect prior to the execution of this Agreement or (F) for a purchase price (or if no purchase price is received, with a value) not in excess of $5,000,000 in aggregate in any fiscal year;

(ix) lease, license, sublicense, pledge, sell, or otherwise dispose of, divest or spin-off, abandon, waive, create or incur any Encumbrance (other than a Permitted Encumbrance) on, relinquish or permit to lapse (other than any Registered IP expiring at the end of its statutory term or any withdrawal or abandonment of existing applications for Registered IP that have not yet been granted), grant any other right or immunity under (whether present or contingent, including any option, right of first refusal or other preferential right, non-assert or covenant not to sue), transfer or assign, or fail to take any action necessary to maintain, enforce or protect, any Company Owned IP (other than at the end of the statutory term for Registered IP), except (A) granting non-exclusive licenses in the ordinary course of business or (B) transactions between the Company and a wholly owned Acquired Corporation or between wholly owned Acquired Corporations, in each case, in the ordinary course of business;

(x) (A) lend money or make capital contributions or advances to or make investments in, any Person, or incur, issue, assume or guarantee any indebtedness for borrowed money (except for advances to employees and consultants for travel and other business related expenses in the ordinary course of business and in compliance with the Company’s policies related thereto), other than between the Company and a wholly owned Acquired Corporation or between wholly owned Acquired Corporations or (B) invest or re-invest any funds or monies in any financial instruments, cryptocurrency or securities that do not qualify as cash, cash equivalents or commercial paper, certificates of deposit, U.S. treasury securities or corporate debt securities with a maturity of less than two (2) years as of the date of such investment or reinvestment;

(xi) except as otherwise required or expressly permitted pursuant to Sections 6.3 and 6.4 or renewals of Contracts on substantially similar terms (subject to any changes to address changes in applicable Law or to reflect immaterial updates to the counterparties’ forms) or extensions of Contracts in the ordinary course of business consistent with past practice, (A) amend or modify in any material respect, waive or settle any material rights or claims under, or voluntarily terminate, any Material Contract in a manner which is adverse to the Acquired Corporation, (B) enter into any Contract that would constitute a Material Contract pursuant to Section 3.9(a)(ii)(A)-(D), (a)(iii), (a)(v), (a)(ix), (a)(x), (a)(xi), (a)(xiii) or (a)(xiv) if it were in effect on the date of this Agreement, or (C) elect or elect not to extend any Lease in respect of material Leased Real Property;

(xii) except in the ordinary course of business: (A) make any change to any accounting method or any change to any accounting period, in each case, used for Tax purposes; (B) except in the ordinary course of business, rescind or change any Tax election; (C) file an amended Tax Return; (D) enter into a closing agreement with any Governmental Body regarding any Tax liability or assessment (or surrender a right to a Tax refund); (E) settle, compromise or consent to any Tax claim or assessment for an amount materially in excess of the amount reserved therefor in the Company SEC Documents; or (F) waive or extend the statute of limitations with respect to the filing of any Tax Return (except in connection with automatic or automatically granted extensions of time to file Tax Returns granted in the ordinary course of business); in each case of the immediately preceding clauses (A) through (F), if such action would materially increase the Tax Liability of the Acquired Corporations, taken as a whole (it being agreed and understood that Section 5.2(b)(i) through (xi) and Section 5.2(b)(xiii) through (xxi) shall not apply to Tax compliance matters, except for Section 5.2(b)(xxi) insofar as it relates to this Section 5.2(b)(xii));

(xiii) settle, satisfy, release, waive or compromise any Legal Proceeding or other claim (or threatened Legal Proceeding or other claim) (other than any Legal Proceeding or other claim in respect of Taxes, which shall be governed by clause (xii) above) against any Acquired Corporation, other than any settlements, satisfactions, releases, waivers or compromises that involve (A) with respect to monetary obligations, monetary obligations by the Acquired Corporations of not more than $500,000 (individually) or $2,000,000 (in the aggregate) (in each case net of insurance proceeds) and (B) no other material non-monetary obligation of any Acquired Corporation (excluding confidentiality, non-disparagement, and similar customary provisions); provided that the settlement, satisfaction, release, waiver or compromise of any Legal Proceeding or claim brought by the stockholders of the Company against the Company or its directors relating to the Transactions or a breach of this Agreement or any other agreements contemplated hereby shall be subject to Section 1.5 or Section 6.6, as applicable;

(xiv) enter into, amend or terminate any Collective Bargaining Agreement;

(xv) waive, release or adversely amend or knowingly fail to enforce the restrictive covenant obligations in any Contracts with any current or former Company Associate;

(xvi) (A) initiate any new clinical trial (excluding, for the avoidance of doubt, any investigator initiated trials), or (B) except if ordered by a Regulatory Authority, terminate, undertake a protocol amendment for, materially modify an existing agreement with a contract research organization relating to, or otherwise materially impede the conduct of, any ongoing clinical trial;

(xvii) voluntarily terminate, withdraw or let lapse the terms of any material Governmental Authorization;

(xviii) fail to use commercially reasonable efforts to maintain in full force and effect the existing Insurance Policies or, alternatively, to renew or replace such Insurance Policies with new insurance policies that have terms that are no less favorable in the aggregate; provided that the Acquired Corporations, in no event, shall be required to maintain Insurance Policies or obtain new or replacement insurance policies to the extent that the coverage provided thereunder is duplicative of existing insurance coverage;

(xix) materially change any financial accounting methods or practices used by any Acquired Corporation, except as required by GAAP or applicable Legal Requirements (including the Financial Accounting Standards Board or any similar organization, Regulation S-X of the Exchange Act or applicable Legal Requirement);

(xx) adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any of the Acquired Corporations; or

(xxi) authorize any of, or agree or commit to take, any of the actions described in the foregoing clauses (i) through (xx) of this Section 5.2(b).

Notwithstanding the foregoing, nothing contained herein shall give to Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Acquired Corporations prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its and its, if applicable, Subsidiaries’ respective operations consistent with applicable Legal Requirements, including the Antitrust Laws.

5.3 Stockholder Meeting; Proxy Statement.

(a) The Company shall establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (together with any adjournments or postponements thereof, the “Stockholder Meeting”) as promptly as reasonably practicable after the earliest to occur of (i) the date on which the SEC confirms that it has no further comments on the Proxy Statement, (ii) the receipt of confirmation from the SEC that it will not be reviewing the Proxy Statement or (iii) if the SEC has failed to affirmatively notify the Company that it will or will not be reviewing the Proxy Statement within ten (10) calendar days after the initial filing of the Proxy Statement with the SEC, the tenth (10th) day after such filing (the earliest of such dates described in (i)-(iii), the “SEC Clearance Date”), for the purpose of (A) voting on the matters requiring Company Stockholder Approval; and (B) in accordance with Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, seeking advisory approval of a proposal to the Company’s stockholders for a non-binding, advisory vote to approve certain compensation that may become payable to the Company’s executive officers in connection with the completion of the Merger; provided, that the Company shall use its reasonable best efforts to cause the Stockholder Meeting to occur no later than the forty-fifth (45th) calendar day following the SEC Clearance Date. Notwithstanding the foregoing, the Company may postpone or adjourn to a later date the Stockholder Meeting, on no more than two (2) occasions (but excluding any postponements or adjustments made pursuant to clause (i) below) without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), for a period of up to ten (10) Business Days for each such postponement or adjournment (and shall postpone or adjourn the Stockholder Meeting at the request of Parent under the circumstances described in the following clauses (iii) and (iv), on no more than two (2) occasions, for a period of time requested by Parent not to exceed ten (10) Business Days for each such postponement or adjournment): (i) with the written consent of Parent, not to be unreasonably withheld or delayed, (ii) after consultation with Parent, to the extent necessary (as determined by the Board of Directors in good faith) to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders as required by applicable Legal Requirements in advance of the Stockholder Meeting, (iii) for the absence of a quorum necessary to conduct the business of the Stockholder Meeting, (iv) to allow reasonable additional time to solicit additional proxies if the Company has not received proxies representing a sufficient number of votes to adopt this Agreement, whether or not a quorum is present or (v) if required by applicable Legal Requirements, provided that, (x) any postponement or adjournment that would require the setting of a new record date shall require the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of both Parent and the Company, and (y) the Stockholder Meeting will not be postponed or adjourned beyond the date that is six (6) Business Days prior to the End Date without the prior written consent of Parent. Unless and until a Company Adverse Recommendation Change has occurred in accordance with Section 6.1, the Board of Directors shall make the Company Board Recommendation and use its reasonable best efforts to obtain the Company Stockholder Approval, including to solicit proxies in favor of the adoption of the Agreement. The Company shall otherwise comply in all material respects with all Legal Requirements applicable to the Stockholder Meeting. Unless this Agreement is terminated in accordance with Section 8.1, (a) the Company shall submit this Agreement to its stockholders at the Stockholder Meeting even if the Board of Directors shall have made a Company Adverse Recommendation Change or proposed or announced any intention to do so, and (b) the Company agrees that it shall not submit to the vote of the stockholders of the Company any Acquisition Proposal (whether or not a Superior Offer) prior to the vote of the Company’s stockholders with respect to the Merger at the Stockholder Meeting. The notice of such Stockholder Meeting shall state that a resolution to adopt this Agreement and the Merger will be considered at the Stockholder Meeting, and no other matters shall be considered or voted upon at the Stockholder Meeting without Parent’s prior written consent (other than (i) a non-binding, advisory vote to approve or disapprove certain compensation that may become payable to the Company’s named executive officers in connection with the completion of the Merger and (ii) whether to adjourn the Stockholder Meeting in accordance with this Section 5.3(a)) (such consent not to be unreasonably withheld, conditioned or delayed). Following dissemination of the definitive Proxy Statement, the Company shall cooperate with and keep Parent informed on a reasonably current basis regarding voting results, and unless and until a Company Adverse Recommendation Change has occurred in accordance with Section 6.1, its solicitation efforts. As promptly as practicable after the date of this Agreement, the Company shall conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act assuming that, for such purposes only, the record date of the Stockholder Meeting will be twenty (20) Business Days after the date the broker search is conducted.

(b) Except to the extent expressly permitted by Section 6.1, (i) the Board of Directors shall recommend that the Company’s stockholders vote in favor of the adoption of this Agreement and the Merger at the Stockholder Meeting and (ii) the Proxy Statement shall include the Company Board Recommendation.

(c) As promptly as practicable after the date hereof, the Company shall prepare and file with the SEC the Proxy Statement in preliminary form (but in no event later than twenty (20) Business Days after the date of this Agreement). As soon as practicable thereafter, the Company shall file the definitive Proxy Statement and use its commercially reasonable efforts to mail to its stockholders the Proxy Statement and all other proxy materials for the Stockholder Meeting. If necessary in order to comply with applicable securities laws, after the Proxy Statement shall have been so mailed, the Company shall promptly circulate amended, supplemental or supplemented proxy material, and, if required in connection therewith, re-solicit proxies. The Company and Parent, as the case may be, shall furnish all information concerning the Company or Parent as the other Party may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement. Subject to applicable Legal Requirements, Parent and its legal counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement before such document (or any amendment or supplement thereto) is filed with the SEC, and the Company shall consider in good faith any comments reasonably proposed by Parent and its legal counsel. Subject to applicable Legal Requirements, the Company shall, as promptly as practicable after receipt thereof, provide Parent and its legal counsel with copies of any written comments, and advise Parent and its legal counsel of any oral comments, with respect to the Proxy Statement (or any amendment or supplement thereto) received from the SEC or its staff, provide Parent and its legal counsel a reasonable opportunity to review the Company’s proposed response to such comments, and consider in good faith any comments reasonably proposed by Parent and its legal counsel. The Company shall cause the Proxy Statement to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and Nasdaq. Each of the Company, Parent and Merger Sub shall correct any information provided by it for use in the Proxy Statement as promptly as reasonably practicable if and to the extent such information contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

5.4 No Solicitation.(a) For the purposes of this Agreement, “Acceptable Confidentiality Agreement” means any customary confidentiality agreement that (i) contains provisions that are not materially less favorable to the Company than those contained in the Confidentiality Agreement (it being understood that such agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Acquisition Proposal) and (ii) does not prohibit any Acquired Corporation from complying with its obligations to provide information to Parent in accordance with this Section 5.4 and Section 6.1.

(b) Except as permitted by this Section 5.4, during the Pre-Closing Period, the Acquired Corporations shall not, and shall use commercially reasonable efforts to cause their Representatives not to, directly or indirectly, (i) continue any solicitation, knowing encouragement, discussions or negotiations with any Persons that may be ongoing as of the date of this Agreement with respect to an Acquisition Proposal; (ii) (A) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information in connection with, or for the purpose of soliciting or knowingly encouraging or facilitating, an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (other than to state that the terms of this provision prohibit such discussion) or (C) enter into any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement in accordance with Section 5.4(c)); or (iii) waive or release any Person from, intentionally forebear in the enforcement of, or amend any standstill agreement or any standstill provisions of any other Contract, or take any action to exempt any Person (other than Parent, Merger Sub or their Affiliates) from the restrictions on “business combinations” or any similar provision contained in applicable Takeover Laws or the organizational and other governing documents of an Acquired Corporation, unless, solely in the case of this clause (iii), the Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would reasonably be expected to be inconsistent with the fiduciary duties of the Board of Directors to the Company’s stockholders under applicable Legal Requirements. In furtherance of the foregoing, promptly following (and no later than one (1) Business Day after) the execution and delivery of this Agreement, the Company shall (1) request that each such Person or group and its representatives (other than Parent and its representatives) that has, prior to the execution and delivery of this Agreement, executed a confidentiality agreement or otherwise received non-public information about the Company or its Subsidiaries from, or on behalf of, the Company, in each case in connection with such Person’s or group’s consideration of an Acquisition Proposal, promptly return or destroy all non-public information furnished to such Person or group by or on behalf of the Company or any of its Subsidiaries prior to the date of this Agreement in accordance with the applicable confidentiality agreement and (2) promptly terminate all physical and electronic data room access for such Persons or group and their representatives to diligence or other non-public information regarding the Company or any of its Subsidiaries.

(c) Notwithstanding anything to the contrary contained in this Agreement, if at any time on or after the date of this Agreement and prior to the Company Stockholder Approval, any Acquired Corporation or any of their Representatives receives an unsolicited written Acquisition Proposal from any Person or group of Persons, which Acquisition Proposal was made or renewed on or after the date of this Agreement, (i) the Company and its Representatives may contact such Person or group of Persons solely to clarify the terms and conditions thereof or inform such Person or group of Persons of the existence of the provisions of this Section 5.4 and (ii) if the Board of Directors determines in good faith, after consultation with financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Offer, then the Company and its Representatives may (A) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Acquired Corporations to the Person or group of Persons who has made such Acquisition Proposal; provided, that the Company shall as promptly as practicable (and in any event within one (1) Business Day) provide to Parent any material non-public information concerning the Acquired Corporations that is provided to any Person to the extent access to such information was not previously provided to Parent or its Representatives and (B) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Acquisition Proposal. Within one (1) Business Day after the Board of Directors makes a determination contemplated by the foregoing clause (ii) with respect to an Acquisition Proposal, the Company shall provide written notice to Parent of such determination of the Board of Directors described in the preceding clause (ii), together with the identity of such Person or group making such Acquisition Proposal.

(d) During the Pre-Closing Period, the Company shall (i) promptly (and in any event within one (1) Business Day after the receipt thereof) notify Parent if any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, is received by any Acquired Corporation and provide to Parent (x) an unredacted copy of any such written Acquisition Proposal, inquiry, proposal or offer (including any proposed term sheet, letter of intent, acquisition agreement or similar agreement with respect thereto) and a summary of any unwritten material terms and conditions thereof, and (y) the name(s) of the Person or group of Persons making such written Acquisition Proposal, inquiry, proposal or offer, and (ii) keep Parent reasonably informed of any material developments, discussions or negotiations regarding any such Acquisition Proposal on a prompt basis (and in any event within one (1) Business Day of such material development, discussion or negotiation).

(e) Nothing in this Section 5.4 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to the stockholders of the Company a position contemplated by or otherwise making any disclosure as is required under Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, including any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act, or (ii) making any disclosure to the stockholders of the Company that is required by applicable Legal Requirements; provided, however, that this Section 5.4(e) shall not permit the Board of Directors to make a Company Adverse Recommendation Change, except to the extent permitted by Section 6.1(b).

(f) The Company agrees that in the event any (i) Acquired Corporation, (ii) director or officer of the Company (acting in its capacity as such on behalf of the Company) or (iii) financial, investor relations or legal advisor to the Company acting at the direction of, or on behalf of, a director or officer of an Acquired Corporation, in each case takes any action that, if taken by the Company, would constitute a breach of this Section 5.4, the Company shall be deemed to be in breach of this Section 5.4.

SECTION 6

ADDITIONAL COVENANTS OF THE PARTIES

6.1 Company Board Recommendation.

(a) Subject to Section 6.1(b), during the Pre-Closing Period, neither the Board of Directors nor any committee thereof shall (i)(A) withdraw, qualify or modify in a manner adverse to Parent or Merger Sub, or publicly propose to withdraw, qualify or modify in a manner adverse to Parent or Merger Sub, the Company Board Recommendation or (B) adopt, approve, recommend or declare advisable, or publicly propose to adopt, approve, recommend or declare advisable, any Acquisition Proposal, (ii) adopt, approve, recommend or declare advisable, or publicly propose to adopt, approve, recommend or declare advisable, or allow the Company to execute or enter into, any letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement, joint venture agreement, or similar Contract with respect to any Acquisition Proposal (excluding an Acceptable Confidentiality Agreement in accordance with Section 5.4(c)), (iii) fail to publicly reaffirm the Company Board Recommendation within five (5) Business Days after Parent so requests in writing (which request may be made once per applicable public Acquisition Proposal, provided that Parent shall be entitled to make a new request each time there is a publicly disclosed material change in such applicable Acquisition Proposal), or (iv) fail to recommend against acceptance of any tender offer or exchange offer that is publicly commenced for the Shares within ten (10) Business Days after Parent so requests in writing (which request may be made once per applicable public Acquisition Proposal, provided that Parent shall be entitled to make a new request each time there is a publicly disclosed material change in such applicable Acquisition Proposal) (any action described in the foregoing clauses (i) through (iv), a “Company Adverse Recommendation Change”); provided that, for the avoidance of doubt, any determination or action by the Board of Directors or any committee thereof to the extent permitted by Section 5.4 or this Section 6.1 shall not be, and shall not be deemed to be, in and of itself a breach or violation of this Section 6.1 and shall not, unless a Company Adverse Recommendation Change has occurred, give Parent a right to terminate this Agreement pursuant to Section 8.1(d).

(b) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the Company Stockholder Approval:

(i) if any Acquired Corporation has received after the date of this Agreement a written Acquisition Proposal from any Person that has not been withdrawn and after consultation with outside legal counsel and financial advisors, the Board of Directors shall have determined, in good faith, that such Acquisition Proposal constitutes a Superior Offer, (x) the Board of Directors may make a Company Adverse Recommendation Change, or (y) solely if such Acquisition Proposal did not result from a material breach of Section 5.4, the Company may terminate this Agreement pursuant to Section 8.1(e) to enter into a Specified Agreement with respect to such Superior Offer, in each case under clauses (x) and (y), if and only if: (A) the Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, that the failure to do so would be inconsistent with the fiduciary duties of the Board of Directors under applicable Legal Requirements (it being understood that any such determination in and of itself shall not be deemed a Company Adverse Recommendation Change), (B) the Company shall have given Parent prior written notice of its intention to consider making a Company Adverse Recommendation Change or terminating this Agreement pursuant to Section 8.1(e), which notice shall include the material terms and conditions of the applicable Acquisition Proposal, an unredacted copy of any such written Acquisition Proposal and the identity of the Person making such Acquisition Proposal, at least four (4) Business Days prior to making any such Company Adverse Recommendation Change or termination (a “Determination Notice”, and such period, the “Notice Period”) (which notice shall not constitute a Company Adverse Recommendation Change or termination), and, if requested in writing by Parent, during such four (4) Business Day period shall have negotiated in good faith with respect to any revisions to the terms of this Agreement or another proposal to the extent proposed by Parent so that such Acquisition Proposal would cease to constitute a Superior Offer, and (C) after considering in good faith any proposals made by Parent during such period, if any, after consultation with outside legal counsel and financial advisors, the Board of Directors shall have determined, in good faith, that such Acquisition Proposal continues to be a Superior Offer and that the failure to make the Company Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.1(e) would be inconsistent with the fiduciary duties of the Board of Directors under applicable Legal Requirements. Issuance of any “stop, look and listen” communication by or on behalf of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act shall not be considered a Company Adverse Recommendation Change and shall not require the giving of a Determination Notice or compliance with the procedures set forth in this Section 6.1. The provisions of this Section 6.1(b)(i) shall also apply to any material amendment to any Acquisition Proposal and shall require a new Determination Notice for each such material amendment; provided, that references to four (4) Business Days shall be deemed to be two (2) Business Days, such that the new Notice Period shall be two (2) Business Days; and

(ii) other than in connection with an Acquisition Proposal, the Board of Directors may make a Company Adverse Recommendation Change in response to an Intervening Event, if and only if: (A) the Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, that the failure to do so would be inconsistent with the fiduciary duties of the Board of Directors under applicable Legal Requirements (it being understood that any such determination in and of itself shall not be deemed a Company Adverse Recommendation Change), (B) the Company shall have given Parent a Determination Notice, specifying in reasonable detail the facts and circumstances for such potential Company Adverse Recommendation Change, at least four (4) Business Days prior to making any such Company Adverse Recommendation Change and, if requested in writing by Parent, during such four (4) Business Day period shall have negotiated in good faith with respect to any revisions to the terms of this Agreement or another proposal to the extent proposed by Parent so that a Company Adverse Recommendation Change would no longer be necessary, and (C) (1) the Company shall have given Parent the four (4) Business Day period after the Determination Notice to propose revisions to the terms of this Agreement or make another proposal so that a Company Adverse Recommendation Change would no longer be necessary, and (2) after considering in good faith the proposals made by Parent during such period, if any, after consultation with outside legal counsel and financial advisors, the Board of Directors shall have determined, in good faith, that the failure to make the Company Adverse Recommendation Change would continue to be inconsistent with the fiduciary duties of the Board of Directors under applicable Legal Requirements.

6.2 Filings, Consents and Approvals.

(a) Subject to the terms and conditions of this Agreement, the Parent and the Company shall, and shall cause their respective controlled Affiliates to, cooperate with each other and use their respective reasonable best efforts to take, or cause to be taken, and to do, or cause to be done, and to assist and cooperate with each other in doing, all things necessary, proper or advisable, to consummate and make effective the Merger and the Transactions as promptly as practicable, but in no case later than the End Date, including: (i) preparing and filing all registrations, declarations, filings or documentation necessary to effect all necessary actions or nonactions, Consents, waivers, clearances, decisions, declarations, and the lapse of waiting periods by or from any Governmental Body (including any Regulatory Authority), (ii) obtaining as promptly as practicable after the date of this Agreement, and maintaining, all necessary actions or nonactions, Consents, waivers, clearances, decisions, declarations, approvals from third parties (including Governmental Bodies and Regulatory Authorities), and (iii) executing and delivering any additional instruments necessary to consummate the Transactions.

(b) Notwithstanding anything to the contrary contained in this Agreement, and in furtherance of Parent’s reasonable best efforts under this Section 6.2, Parent shall, and shall cause its controlled Affiliates to, take all actions, and do, or cause to be done, all things necessary, proper or advisable to eliminate each and every impediment under any Antitrust Law, to permit and cause the satisfaction of the conditions set forth in Section 7.1(b) and Section 7.1(c), and to otherwise cause the Closing to occur as promptly as reasonably practicable, and in any event prior to the End Date, including (i) proposing, negotiating, committing to, effecting, agreeing to and executing, by consent decree, settlement, undertaking, stipulation or otherwise, the license, hold separate or disposition of any asset, product, product line, or business of Ultimate Parent, the Company, or any of their respective controlled Affiliates, (ii) terminating, transferring or creating relationships, contractual rights or other obligations of Ultimate Parent, the Company, or their respective controlled Affiliates, or (iii) otherwise taking or committing to take any actions or agree to any undertakings that would limit Ultimate Parent’s or its controlled Affiliates’ freedom of action with respect to, or their ability to retain, or impose obligations on Ultimate Parent’s or its controlled Affiliates’ future operation with respect to any asset, product, product line or business of Ultimate Parent, the Company, or any of their respective controlled Affiliates (each of clauses (i)–(iii), a “Remedy Action”); provided, however, that, notwithstanding the foregoing, (A) Parent shall not be required to sell or divest any asset, product, product line, or business of Ultimate Parent, the Company, or any of their respective Affiliates, (B) Parent shall not be required to take any Remedy Action that would, individually or in the aggregate, reasonably be expected to result in an Adverse Remedy Impact, and (C) the Company shall only be required to take or commit to take any Remedy Action as requested by Parent pursuant to this Section 6.2 if such Remedy Action is binding on the Company only in the event the Closing occurs.

(c) Notwithstanding anything to the contrary contained in this Agreement, in no event shall Parent or any of its Affiliates be obligated to litigate, participate in litigation or otherwise contest any administrative or judicial action or Legal Proceeding, decree, judgment, injunction or other order, whether temporary, preliminary or permanent, challenging the Transactions with respect to any Antitrust Law.

(d) Parent shall not, and shall cause its controlled Affiliates not to, effect or agree to any business combination (whether structured as a merger, business combination, tender offer, exchange offer or similar transaction) or the acquisition of any assets, licenses, rights, product lines, operations or businesses of any Person that would reasonably be expected to prevent the receipt of the Requisite Regulatory Approvals or to otherwise prevent, impede or impair the consummation of the Merger by the End Date.

(e) Subject to the terms and conditions of this Agreement, Parent and the Company shall (and shall cause their respective controlled Affiliates, if applicable, to): (i) furnish to the other such necessary information and reasonable assistance as the other party may request in connection with its preparation of any filing or submission that is necessary or advisable under the HSR Act or other applicable Antitrust Laws, (ii) promptly, but in no event later than twenty (20) Business Days after the date of this Agreement (or at such later date as mutually agreed to by the Parties), make an appropriate filing of all notification and report forms as required by the HSR Act with respect to the Transactions, and (iii) as promptly as reasonably practicable after the date of this Agreement, but in no event later than thirty-five (35) Business Days after the date of this Agreement, submit all other filings or notifications (or drafts thereof) in connection with any other Requisite Regulatory Approval. Parent and the Company shall not extend or agree to extend any waiting period under the HSR Act (including by withdrawing and refiling its filing under the HSR Act) or any other Antitrust Law or enter into any agreement with any Governmental Body to delay, or otherwise to not consummate as promptly as practicable, the Merger or the other Transactions, except with the prior written consent of the Parties (such consent not to be unreasonably withheld). Parent or its Affiliates shall pay all filing fees for the filings required to be made under the HSR Act and for any other filings or notifications required to be made with, or obtained from, any other Governmental Bodies in connection with the Transactions.

(f) Without limiting the generality of anything contained in this Section 6.2, during the Pre-Closing Period, Parent and its controlled Affiliates, on the one hand, and the Company and its controlled Affiliates, on the other, shall (i) give the other prompt notice of the making or commencement of any notice, communication, request, inquiry, investigation, action or Legal Proceeding brought, or threatened to be brought, by a Governmental Body, or by a third party before any Governmental Body (such third party, an “Applicable Third Party”), in each case, with respect to the Merger or the other Transactions and relating to Antitrust Laws, (ii) keep the other party reasonably informed as to the status of any such notice, communication, request, inquiry, investigation, action or Legal Proceeding in each case, with respect to the Merger or the other Transactions and relating to Antitrust Laws, (iii) promptly inform the other party of, and give the other party reasonable advance notice of, and the opportunity to participate in, any communication to or from any Governmental Body or Applicable Third Party with respect to the Merger or the other Transactions and relating to Antitrust Laws, (iv) promptly furnish to the other party with copies of documents provided to or received from any Governmental Body or an Applicable Third Party that relates to the Merger or the other Transactions and relating to Antitrust Laws (subject to redaction or withholding of documentation that (A) would jeopardize any attorney-client or other legal privilege in the reasonable judgment of the applicable party (so long as such party shall have used commercially reasonable efforts to permit such inspection of or to disclose such information on a basis that does not waive such privilege with respect thereto), (B) would contravene any applicable Legal Requirement or constitute a breach of any Contract to which it is a party or by which it is bound (so long as such party has used commercially reasonable efforts to permit disclosure to the extent permitted by Legal Requirements or such Contract), (C) specifically relates to a litigation where the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties, (D) subject to, and without limiting, the requirements of Section 5.4 and Section 6.1, specifically relates to the negotiation and execution of this Agreement or to transactions potentially competing with or alternative to the Transactions or proposals from other third parties relating to any competing or alternative transactions (including Acquisition Proposals), including any actions of the Board of Directors (or any committee thereof) with respect to any of the foregoing, whether prior to or after the execution of this Agreement, or (E) relates to any Trade Secrets or other commercially sensitive information), (v) consult and cooperate with the other party and consider in good faith the views of the other party in connection with any analysis, appearance, communication, filing, submission, presentation, memorandum, brief, argument, opinion or proposal made or submitted to any Governmental Body or Applicable Third Party with respect to the Merger or the other Transactions and relating to Antitrust Laws, and (vi) except as may be prohibited by any Governmental Body or by any Legal Requirement, give the other party reasonable advance notice of, and permit the other party (or their authorized Representatives) to be present at and participate in each meeting or conference and to have access to and be consulted in connection with any argument, opinion or proposal made or submitted to any Governmental Body or Applicable Third Party, in each case, with respect to the Merger or the other Transactions and relating to Antitrust Laws. Subject to compliance with its obligations in this Section 6.2, Parent shall control the strategy on behalf of the Parties relating to regulatory approvals under the Antitrust Laws that are required to consummate the Merger or the other Transactions; provided that, without limiting this Section 6.2, Parent shall, and shall cause its controlled Affiliates to, consult with the Company with respect to, and the Company shall be kept apprised of, proposed strategy and other significant decisions with respect to such regulatory approvals, and the Company may offer comments or suggestions with respect to such regulatory approvals, which Parent shall, and shall cause its controlled Affiliates to, consider in good faith. Any Party may, as they deem advisable and necessary, designate any commercially or competitively sensitive materials provided to the other under this Section 6.2 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials.

6.3 Employee Matters.

(a) During the period commencing on the Closing Date and ending on the first anniversary of the Closing Date, Parent shall, or shall cause one of its Affiliates to, provide each employee of the Company or its Subsidiaries as of immediately prior to the Effective Time and who remains employed by the Surviving Corporation or its Subsidiaries following the Closing Date (each, a “Continuing Employee”) with (i) a base salary or wage level and target annual cash bonus opportunities that, in each case, are no less favorable than those provided to similarly-situated employees of Parent or its Subsidiaries (provided that base salary or wage may not be reduced from the level in effect for such Continuing Employee as of immediately prior to the Effective Time), (ii) employee benefits that are substantially comparable in the aggregate to the employee benefits (excluding post-employment welfare benefits, defined benefit pension benefits, equity-based compensation and transaction or retention bonuses) provided to similarly situated employees of Parent or its Subsidiaries and (iii) severance benefits in accordance with the Company severance arrangements set forth on Section 6.3(a) of the Company Disclosure Schedule.

(b) For purposes of vesting, eligibility to participate and benefit accrual under the employee benefit plans of Parent and its Affiliates in which a Continuing Employee participates following the Closing Date (each, a “New Plan”), each Continuing Employee shall be credited with his or her years of service with the Acquired Corporations and their respective predecessors before the Effective Time, to the same extent as such employee was entitled before the Effective Time to credit for such service under any corresponding Employee Plan in which such employee participated immediately prior to the Effective Time; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits; provided, further that the foregoing shall not apply for purposes of benefit accrual under any defined benefit pension plan or for purposes under any retiree welfare arrangement or long-term incentive arrangement. In addition and without limiting the generality of the foregoing, for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee, Parent shall, and shall cause its Affiliates to, cause all eligibility waiting periods, pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under a comparable Employee Plan in which such employee participated immediately prior to the Effective Time (the “Old Plan”), and Parent shall, and shall cause its Affiliates to, cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plans ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) No provision of this Agreement: (i) shall be deemed to guarantee or create any right to employment or engagement or continued employment or engagement for any period of time, or preclude the ability of the Company, the Surviving Corporation, Parent or any of their respective Affiliates, to terminate any Continuing Employee for any reason, (ii) shall be deemed or construed to amend, establish, or modify any benefit or compensation plan, program, agreement, contract, policy or arrangement, or (iii) create any third party beneficiary rights or obligations in any person (including any current or former service provider or employee of the Company, the Surviving Corporation, Parent or any of its Affiliates (or any beneficiaries or dependents thereof)).

6.4 Company 401(k). The Board of Directors (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is necessary or appropriate to terminate the Company 401(k) Savings Plan (the “Company 401(k) Plan”), effective as of the day prior to the Closing Date, contingent upon the occurrence of the Closing, unless Parent notifies the Company in writing not less than ten (10) Business Days before the Effective Time that it has determined not to terminate the Company 401(k) Plan. If the Company 401(k) Plan is terminated, as provided herein, Parent shall, or shall cause one of its Affiliates to, have in effect a tax qualified defined contribution retirement plan as of the Effective Time that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Parent 401(k) Plan”) under which each regular Continuing Employee who is actively employed at the Closing and is not considered a temporary or contract employee shall be immediately eligible to participate and shall receive credit for prior service as a regular employee with the Company and its predecessors. Such service credit shall be applied to any applicable waiting periods or vesting provisions of Parent’s U.S. defined contribution retirement plans. As soon as practicable following the Closing, the account balances under the Company 401(k) Plan shall be distributed to the participants, and Parent shall permit such Continuing Employees to make rollover contributions to the Parent 401(k) Plan of “eligible rollover distributions” within the meaning of Section 401(a)(31) of the Code (excluding promissory notes evidencing participant loans) in the form of cash, in an amount equal to the full account balance distributed to such Continuing Employee from the Company 401(k) Plan. All resolutions adopted or executed in connection with the termination of the Company 401(k) Plan shall be subject to Parent’s prior review and comment, and all reasonable comments of Parent will be considered by the Company in good faith.

6.5 Indemnification of Officers and Directors.

(a) For a period of six (6) years from and after the Effective Time, Parent agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time) now existing in favor of the current or former directors or officers of any Acquired Corporation pursuant to the organizational documents thereof and any indemnification or other similar agreements of any Acquired Corporation, in each case as in effect on the date of this Agreement, shall continue in full force and effect in accordance with their terms and shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any of such current or former directors or officers, except to the extent required by applicable Legal Requirements, and Parent shall cause the Acquired Corporations to perform their respective obligations thereunder. Without limiting the foregoing, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to indemnify and hold harmless each individual who is as of the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of any Acquired Corporation or who is as of the date of this Agreement, or who thereafter commences prior to the Effective Time, serving at the request of any Acquired Corporation as a director or officer of another Person (the “Indemnified Persons”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any Legal Proceeding, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective Time, including this Agreement and the transactions and actions contemplated hereby), arising out of or pertaining to the fact that the Indemnified Person is or was a director or officer of any Acquired Corporation or is or was serving at the request of any Acquired Corporation as a director or officer of another Person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Legal Requirements. In the event of any such claim, action, suit or proceeding, (x) each Indemnified Person will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit or proceeding from the Surviving Corporation or its Subsidiaries, as applicable, in accordance with the organizational documents and any indemnification or other similar agreements of the Surviving Corporation or its Subsidiaries, as applicable, as in effect on the date of this Agreement; provided that any Indemnified Person to whom expenses are advanced provides an undertaking, if required by the DGCL or the Surviving Corporation’s or any of its Subsidiaries’ certificate of incorporation or bylaws (or comparable organizational documents) or any such indemnification or other similar agreements, as applicable, to repay such advances if it is ultimately determined by final adjudication that such Indemnified Person is not entitled to indemnification, and (y) the Surviving Corporation and its Subsidiaries, as applicable, shall reasonably cooperate in the defense of any such matter; provided that if the Surviving Corporation or any of its Subsidiaries advances expenses in accordance with clause (x) of this Section 6.5(a), Parent shall be entitled to assume the defense of such claim, action, suit, or proceeding, if appropriate, with counsel satisfactory to the Indemnified Person upon delivery to the Indemnified Person of written notice of its election to do so, and after delivery of such notice, neither the Surviving Corporation nor any of its Subsidiaries shall be liable to the Indemnified Person for any expenses subsequently incurred by the Indemnified Person in connection with such defense, other than reasonable expenses of investigation, provided, however, that (i) the Indemnified Person shall have the right to employ separate counsel in any such claim, action, suit, or proceeding provided that the expenses of such counsel incurred after delivery of notice by Parent of its assumption of such defense shall be at the Indemnified Person’s own expense, and (ii) the expenses of counsel employed by the Indemnified Person shall be at the expense of Surviving Corporation or its Subsidiaries if (A) the employment of counsel by the Indemnified Person has previously been authorized by Parent, (B) the Indemnified Person shall have reasonably concluded that there may be a conflict of interest between Parent (or the Surviving Corporation), on the one hand, and the Indemnified Person, on the other hand, in the conduct of any such defense, or (C) Parent fails to diligently prosecute such defense; provided, further, none of Parent, the Surviving Corporation or any of their Subsidiaries shall settle, compromise or consent to the entry of any judgment in any such claim, action, suit, or proceeding, unless such settlement, compromise or consent relates only to monetary damages and does not include any criminal liability or admission of wrongdoing or such Indemnified Person otherwise consents in writing to such settlement, compromise or consent.

(b) Prior to the Closing Date, in consultation with Parent, the Company shall use reasonable best efforts to purchase (and if the Company does not purchase prior to the Closing Date, the Surviving Corporation may purchase on the Closing Date, in lieu of complying with the final sentence of this Section 6.5(b)),“tail” directors’ and officers’ liability insurance for the Acquired Corporations and their current and former directors, officers and employees who are covered by the directors’ and officers’ liability insurance maintained by or for the benefit of the Acquired Corporations as of the date of this Agreement (the “Current D&O Insurance”), such “tail” insurance to provide coverage in an amount and on terms not less favorable to the insureds thereunder (including with respect to limits and retentions) than the Current D&O Insurance with respect to claims arising from facts or events that occurred at or before the Effective Time; provided that in no event shall the total cost of any such “tail” insurance exceed 300% of the aggregate annual premium most recently paid by the Acquired Corporations for the Current D&O Insurance (the “Maximum Amount”). Parent and the Surviving Corporation shall maintain such “tail” insurance in full force and effect for a period of six (6) years following the Closing Date and continue to honor the obligations thereunder. In the event that as of the Closing Date the “tail” directors’ and officers’ liability insurance under the first sentence of this Section 6.5(b) has not been purchased, for a period of six (6) years from and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, either cause to be maintained in effect the Current D&O Insurance or provide substitute insurance (with insurance carriers having at least an “A-” financial strength rating by A.M. Best with respect to directors’ and officers’ liability insurance) for the Acquired Corporations and their current and former directors, officers and employees who are covered by the Current D&O Insurance, in either case, providing coverage not less favorable to the insureds thereunder (including with respect to limits and retentions) than the Current D&O Insurance with respect to claims arising from facts or events that occurred at or before the Effective Time, except that in no event shall the Surviving Corporation be required to pay with respect to any annual period for such insurance more than the Maximum Amount, and if the Surviving Corporation is unable to obtain the insurance required by this Section 6.5(b) it shall obtain as much comparable insurance as possible for the years within such six (6)-year period for a premium equal to the Maximum Amount.

(c) In the event that any Acquired Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or Entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then in each such case, the Acquired Corporation, as applicable, shall cause proper provision to be made so that the successors and assigns of such Acquired Corporation assume the obligations set forth in this Section 6.5.

(d) The provisions of this Section 6.5 (i) shall survive the consummation of the Merger and (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Indemnified Persons) contemplated by this Section 6.5, and his or her heirs, successors, assigns and representatives, and (iii) are in addition to, and not in substitution for, any other rights to indemnification, advancement of expenses, exculpation or contribution that any such Person may have by contract or otherwise.

Unless required by an applicable Legal Requirement, this Section 6.5 may not be amended, altered or repealed after the Effective Time in such a manner as to adversely affect the rights of any Indemnified Person or any of their successors, assigns or heirs without the prior written consent of the affected Indemnified Person.

6.6 Stockholder Litigation. The Company shall promptly notify Parent in writing of any Stockholder Litigation and shall keep Parent reasonably and promptly informed regarding any such Stockholder Litigation. The Company shall give Parent the opportunity to (a) participate in (but not control) the defense, prosecution, settlement or compromise of any Stockholder Litigation, and (b) consult with legal counsel to the Company regarding the defense, prosecution, settlement or compromise with respect to any such Stockholder Litigation. For purposes of this Section 6.6, “participate” means that Parent will be kept reasonably apprised of proposed strategy and other significant decisions with respect to the Stockholder Litigation (to the extent that the attorney-client privilege between the Company and its legal counsel is not undermined or otherwise adversely affected), and Parent may offer comments or suggestions with respect to such Stockholder Litigation which the Company shall consider in good faith; provided that the Company shall not settle or compromise or agree to settle or compromise any Stockholder Litigation without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). This Section 6.6, and not Section 6.2(e), shall govern with respect to any Stockholder Litigation.

6.7 Additional Agreements. Subject to the terms and conditions of this Agreement, including Section 6.2(a), Parent and the Company shall use reasonable best efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other Transactions. Without limiting the generality of the foregoing, subject to the terms and conditions of this Agreement, each Party to this Agreement shall use reasonable best efforts (or in the case of the agreements set forth on Section 6.7 of the Company Disclosure Schedule, shall use its best efforts) to: (i) make all filings (if any) and give all notices (if any) required to be made and given by such Party pursuant to any Material Contract in connection with the Merger and the other Transactions to the extent reasonably requested in writing by Parent and (ii) seek each Consent (if any) required to be obtained pursuant to any Material Contract by such Party in connection with the Transactions to the extent requested in writing by Parent; provided, however, notwithstanding anything to the contrary herein (including in Section 6.2), each of the Parties acknowledges and agrees that (x) obtaining any such Consent described in the foregoing clauses (i) and (ii) shall not be a condition to the Merger, except to the extent contemplated, if at all, by Section 7.1(c) and (y) no Party nor any of its Affiliates shall be required to pay or commit to pay to any Person that is not a Governmental Body, whose Consent is being solicited, any cash or other consideration, or make any commitment or incur any liability or other obligation to any such Person, in each case, which payment, commitment, incurrence or other obligation is not conditioned on the occurrence of the Closing or otherwise reimbursed by Parent.

6.8 Disclosure. The initial press release relating to this Agreement shall be a joint press release reasonably mutually agreed between the Company and Parent. Thereafter, the Company and Parent shall consult with the other Party before issuing any further press release(s) or otherwise making any public statement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or any of the other Transactions and consider in good faith any comments reasonably proposed by the other Party or its Representatives; provided, that neither Party shall issue any such press release or public statement without the other Party’s written consent (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, the Parties shall not be required by this Section 6.8 to provide any other Party with such consultation or consent right relating to (i) any public statements (including responses to questions from the press, analysts, investors or those attending industry conferences, earnings calls, internal announcements to employees and disclosures in Company SEC Documents) so long as such statements are consistent in all material respects with previous press releases, public disclosures or public statements (as applicable) made by Parent or the Company in compliance with this Section 6.8; and (ii) any public statements relating to any dispute between the Parties relating to this Agreement. In addition, notwithstanding the foregoing, (i) each Party may, without the prior consent of any other Party, but subject to giving advance notice and the opportunity to review and comment as is feasible to the other Party, issue any such press release or make any such public announcement or statement as may be required by any applicable Legal Requirement; and (ii) no Party need consult with any other Party in connection with any press release, public statement or filing to be issued or made (x) pursuant to Section 5.4(e), (y) with respect to any Acquisition Proposal or Company Adverse Recommendation Change or (z) after any Company Adverse Recommendation Change.

6.9 Takeover Laws. If any Takeover Law may become, or may purport to be, applicable to the Transactions, each of Parent and the Company and the members of their respective boards of directors shall use their respective reasonable best efforts to grant such approvals and take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable on the terms and conditions contemplated hereby and otherwise act to lawfully eliminate the effect of any Takeover Law on any of the Transactions.

6.10 Section 16 Matters. The Company, and the Board of Directors, shall, to the extent necessary, take appropriate action, prior to or as of the Effective Time, to approve, for purposes of Section 16(b) of the Exchange Act, the disposition and cancellation or deemed disposition and cancellation of Shares, Company Options, Company RSU Awards and Company PSU Awards, resulting from the Transactions by each applicable individual who is or would otherwise be subject to Section 16 of the Exchange Act, and to cause such dispositions (or deemed dispositions) and/or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.11 Stock Exchange Delisting; Deregistration. Prior to the Closing Date, each of the Parties shall cooperate with the other Parties and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Legal Requirements and rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the Shares from Nasdaq and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

6.12 Notification of Certain Events. Subject to applicable Legal Requirements, each of the Company and Parent shall promptly notify the other of any Legal Proceeding commenced or, to any Party’s knowledge, threatened in writing against, such Party or any of its Subsidiaries or otherwise relating to, involving or affecting such Party or any of its Subsidiaries, in each case in connection with, arising from or otherwise relating to the Merger or any other Transaction; provided, however, that any failure to deliver such notice may not, in and of itself, form the basis for a claim that any of the conditions set forth in Section 7 are not satisfied or that a Party has a right to terminate under Section 8, and no such notice shall cure any breach of, or non-compliance with, any of the other representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement.

6.13 Merger Sub. Prior to the Effective Time, Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement. Promptly following the execution of this Agreement, Parent shall, in its capacity as the sole stockholder of Merger Sub, execute and deliver, in accordance with applicable Legal Requirements and Merger Sub’s organizational documents, the Merger Sub Sole Stockholder Approval.

SECTION 7

CONDITIONS PRECEDENT TO THE MERGER

7.1 Condition to the Obligations of Each Party. The respective obligations of each Party to effect the Merger are subject to the satisfaction (or waiver by the Company, Parent and Merger Sub, to the extent permitted by applicable Legal Requirements) as of the Closing of each of the following conditions:

(a) the Company Stockholder Approval shall have been obtained;

(b) there shall be no temporary restraining order, preliminary or permanent injunction, final judgment or other order issued, and remaining in effect, by any Governmental Body of competent jurisdiction in any jurisdiction set forth in Section 7.1(b) of the Company Disclosure Schedule (a “Specified Governmental Body”) prohibiting or enjoining the consummation of the Merger, nor shall any Legal Requirement have been promulgated, enacted, issued or deemed applicable to the Merger by any Specified Governmental Body which remains in effect and prohibits or makes illegal the consummation of the Merger; and

(c) (i) the waiting period (or any extension thereof) applicable to consummation of the Merger under the HSR Act shall have expired or been terminated, as well as any agreement not to close embodied in a “timing agreement” between the parties and a Governmental Body, and (ii) all other actions or non-actions, Consents, waivers, clearances, decisions, declarations, approvals, and the lapse of waiting periods with respect to the Transactions, in each case as listed in Section 7.1(c)(i) of the Company Disclosure Schedule, shall have been made, terminated, expired or obtained, as applicable, provided, that Section 7.1(c)(i) of the Company Disclosure Schedule shall be deemed updated to include such additional jurisdictions in the list set forth on Section 7.1(c)(ii) of the Company Disclosure Schedule as mutually agreed in good faith by Parent and the Company within fifteen (15) days following the date of this Agreement (all such actions or non-actions, waivers, Consents, clearances, decisions, declarations, approvals, and the lapse of waiting periods, including under the HSR Act, of such jurisdictions being the “Requisite Regulatory Approvals”).

7.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of each of Parent and Merger Sub to effect the Merger are subject to the satisfaction (or waiver by Parent, on its own behalf and on behalf of Merger Sub, to the extent permitted by applicable Legal Requirements) as of the Closing of each of the following conditions:

(a)

(i) the representations and warranties of the Company set forth in Section 3.3(a), (c), and (e) (Capitalization, Etc.) of the Agreement shall be accurate, except for any de minimis inaccuracies, as of the date of the Agreement and at and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period);

(ii) the representations and warranties of the Company set forth in Section 3.1(a) (other than the fourth sentence of Section 3.1(a)), Section 3.1(b) (Due Organization; Subsidiaries, Etc.), Section 3.2 (other than the second sentence of clause (a)) (Certificate of Incorporation and Bylaws), Section 3.3(d), Section 3.3(b) and (h) (Capitalization, Etc.), Section 3.21 (Authority; Binding Nature of Agreement), Section 3.23 (Takeover Laws), and Section 3.25 (Brokers and Other Advisors) of the Agreement shall be accurate (disregarding for this purpose all “Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) in all material respects as of the date of the Agreement and at and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period);

(iii) the representations and warranties of the Company set forth in Section 3.5(b) (Absence of Changes; No Material Adverse Effect) of the Agreement shall be accurate in all respects as of the date of the Agreement and at and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period);

(iv) the representations and warranties of the Company set forth in the Agreement (other than those referred to in clauses (i), (ii) and (iii) immediately above) shall be accurate (disregarding for this purpose all “Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties, except that the word “material” in the definition of “Material Contracts” shall not be disregarded) as of the date of the Agreement and at and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), except where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) the Company shall have complied in all material respects with or performed in all material respects the covenants and agreements it is required by this Agreement to comply with or perform at or prior to the Closing Date;

(c) since the date of the Agreement, no Material Adverse Effect shall have occurred that is continuing; and

(d) Parent and Merger Sub shall have received a certificate executed on behalf of the Company by an executive officer of the Company and dated as of the Closing Date confirming that the conditions set forth in Sections 7.2(a)–(c) have been satisfied.

7.3 Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger are subject to the satisfaction (or waiver by the Company, to the extent permitted by applicable Legal Requirements) as of the Closing of each of the following conditions:

(a)

(i) the representations and warranties of Parent and Merger Sub set forth in Section 4.1 (Due Organization), Section 4.3 (Authority; Binding Nature of Agreement) and Section 4.10 (Brokers and Other Advisors) of the Agreement shall be accurate in all material respects (disregarding for this purpose all “Parent Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) as of the date of the Agreement and at and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period);

(ii) the representations and warranties of Parent and Merger Sub set forth in this Agreement (other than those referred to in clause (i) immediately above) shall be accurate (disregarding for this purpose all “Parent Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) as of the date of the Agreement and at and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), except where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

(b) Parent and Merger Sub shall have complied in all material respects with or performed in all material respects the covenants and agreements they are required by this Agreement to comply with or perform at or prior to the Closing Date; and

(c) the Company shall have received a certificate executed on behalf of Parent by an executive officer of Parent and dated as of the Closing Date confirming that the conditions set forth in Sections 7.3(a) and (b) have been satisfied.

SECTION 8

TERMINATION

8.1 Termination. This Agreement may be terminated prior to the Closing:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Closing shall not have occurred on or prior to 11:59 p.m. Eastern Time, on the date that is the twelve (12)-month anniversary of the date of this Agreement (the “End Date”); provided, however, that in the case of this Section 8.1(b), (x) if on the End Date all of the conditions set forth in Section 7, other than Sections 7.1(b) or 7.1(c) thereof, shall have been satisfied (other than conditions that by their nature are to be satisfied at the Closing, each of which is then capable of being satisfied) or waived (to the extent waivable under applicable Legal Requirements), then the End Date shall automatically be extended by a period of three (3) months (and all references to the End Date herein shall be as so extended); and (y) the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any Party whose breach of this Agreement has proximately caused or resulted in the Merger not being consummated by such date or to any Party that has failed to use its reasonable best efforts as required by Section 6.2;

(c) by either Parent or the Company if a Specified Governmental Body of competent jurisdiction shall have issued an order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or making the consummation of the Merger illegal, which order, decree, ruling or other action shall be final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any Party whose breach of this Agreement has proximately caused or resulted in the issuance of such final and nonappealable order, decree, ruling or other action or to any Party that has failed to use its reasonable best efforts as required by Section 6.2 to remove such order, decree, ruling or other action;

(d) by Parent, prior to obtaining the Company Stockholder Approval, if the Board of Directors shall have failed to include the Company Board Recommendation in the Proxy Statement when mailed, or shall have effected a Company Adverse Recommendation Change;

(e) by the Company, prior to obtaining the Company Stockholder Approval, in order to, subject to and in accordance with Section 6.1(b)(i), accept a Superior Offer and substantially concurrently enter into a binding written definitive acquisition agreement providing for the consummation of a transaction that constitutes a Superior Offer (a “Specified Agreement”); provided that such termination shall be effective only if the Company in accordance with Section 8.3 pays or causes to be paid to Parent or its designee the Termination Fee by wire transfer of same day funds prior to or concurrently with the execution of the Specified Agreement.

(f) by Parent, if a breach of any representation or warranty contained in this Agreement or failure to perform any covenant or obligation in this Agreement on the part of the Company shall have occurred such that a condition set forth in Section 7.2(a) or 7.2(b) would not be satisfied and cannot be cured by the Company by the End Date, or if capable of being cured in such time period, shall not have been cured within thirty (30) Business Days of the date Parent gives the Company written notice of such breach or failure to perform (which notice shall specify in reasonable detail the nature of such breach); provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(f) if either Parent or Merger Sub is then in breach of any representation, warranty, covenant or obligation hereunder which breach would permit the Company to terminate this Agreement pursuant to Section 8.1(g) (without giving effect to the proviso therein);

(g) by the Company, if a breach of any representation or warranty contained in this Agreement or failure to perform any covenant or obligation in this Agreement on the part of Parent or Merger Sub shall have occurred such that a condition set forth in Section 7.3(a) or 7.3(b) would not be satisfied and cannot be cured by Parent or Merger Sub, as applicable, by the End Date, or, if capable of being cured in such time period, shall not have been cured within thirty (30) Business Days of the date the Company gives Parent written notice of such breach or failure to perform (which notice shall specify in reasonable detail the nature of such breach); provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(g) if the Company is then in breach of any representation, warranty, covenant or obligation hereunder which breach would permit Parent to terminate this Agreement pursuant to Section 8.1(f) (without giving effect to the proviso therein); or

(h) by either Parent or the Company, if the Company Stockholder Approval has not been obtained by reason of the failure to obtain the required vote upon a final vote taken thereon at the Stockholder Meeting (and any adjournment or postponement thereof).

8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall be given to the other Party or Parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall be of no further force or effect and there shall be no liability on the part of Parent, Merger Sub or the Company or any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates following any such termination; provided, however, that (i) the final sentence of Section 5.1, this Section 8.2, Section 8.3 and Section 9 shall survive the termination of this Agreement and shall remain in full force and effect in accordance with their terms, (ii) the Confidentiality Agreement and Clean Team Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with their respective terms, (iii) the termination of this Agreement shall not relieve any Party from any liability for Fraud or Willful Breach of this Agreement prior to termination, and (iv) no such termination shall relieve Parent or Merger Sub of their obligations in respect of any amounts payable, or expense reimbursement payable in respect of, any filing fees or other fees payable to Governmental Bodies pursuant to Section 6.2. For purposes of this Agreement, “Willful Breach” means a material breach that is a consequence of an act or omission undertaken by a breaching Party with the knowledge that the taking of, or failure to take, such act would, or would reasonably be expected to, cause or constitute a material breach of this Agreement, and “Fraud” means actual, intentional and knowing common law fraud (and not constructive fraud or fraud based on negligence or recklessness) under Delaware law with respect to the making of an express representation or warranty contained in this Agreement with the actual knowledge that such representation or warranty was false as of the date hereof.

8.3 Expenses; Termination Fees.

(a) Except as otherwise expressly set forth herein, including as set forth in Section 6.2, Section 8.2, Section 9.7 and this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated.

(b) In the event that:

(i) this Agreement is terminated by the Company pursuant to Section 8.1(e);

(ii) this Agreement is terminated by Parent pursuant to Section 8.1(d); or

(iii) (A) this Agreement is terminated (x) by Parent or the Company pursuant to Section 8.1(b) (and in the case of a termination by the Company, only if at such time Parent would not be prohibited from terminating this Agreement pursuant to proviso (y) of Section 8.1(b)) or pursuant to Section 8.1(h) or (y) by Parent pursuant to Section 8.1(f), (B) any Person shall have publicly disclosed an Acquisition Proposal or, in the case of termination pursuant to Section 8.1(b) or Section 8.1(f), any Acquisition Proposal has otherwise been communicated to the Board of Directors, in each case, after the date of this Agreement and prior to such termination (or, in the case of termination pursuant to Section 8.1(h), prior to the Stockholder Meeting) and such Acquisition Proposal has not been withdrawn at least four (4) Business Days prior to the date of such termination (or, in the case of termination pursuant to Section 8.1(h), at least four (4) Business Days prior to the date of the Stockholder Meeting, or in the case of termination pursuant to Section 8.1(f), at least four (4) Business Days prior to the date of the applicable breach or failure to perform) and (C) within twelve (12) months of such termination the Company shall have entered into a definitive agreement with respect to an Acquisition Proposal (which Acquisition Proposal is subsequently consummated, whether during or following such twelve (12) month period) or consummated an Acquisition Proposal; provided that for purposes of this clause (iii) the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”;

then, in any such event under clause (i), (ii) or (iii) of this Section 8.3(b), the Company shall pay or cause to be paid to Parent or its designee the Termination Fee by wire transfer of same day funds (x) in the case of Section 8.3(b)(i), prior to or concurrently with the execution of the Specified Agreement, (y) in the case of Section 8.3(b)(ii), within three (3) Business Days after such termination or (z) in the case of this Section 8.3(b)(iii), prior to or concurrently with the consummation of the Acquisition Proposal referred to in Section 8.3(b)(iii), it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion.

(c) In the event of any termination described in Section 8.3(b), (i) payment from the Company to Parent or its designee of the Termination Fee pursuant to Section 8.3(b) (together with any amounts that become due pursuant to Section 8.3(f)) shall be the sole and exclusive remedy of Parent, Merger Sub and any of their respective Affiliates against the Acquired Corporations and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates (collectively, “Company Related Parties”) arising out of or related to this Agreement or the Transactions and shall constitute liquidated damages for any loss suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder or otherwise, and (ii) upon payment of such amount(s) in accordance with Section 8.3(d), none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions and none of Parent, Merger Sub or any of their respective Affiliates shall be entitled to bring or maintain any claim, action or proceeding against any Company Related Party or any of their respective Affiliates relating to or arising out of this Agreement or the Transactions; provided, that the foregoing shall not relieve the Company from any liability for Fraud or Willful Breach of this Agreement prior to such termination or any liability under the Confidentiality Agreement and the Clean Team Agreement; provided, further, that Parent may seek specific performance to cause the Company to consummate the Transactions in accordance with Section 9.5(b), and may elect which remedy to receive if both a grant of specific performance to consummate the Transactions and the payment of the Termination Fee are adjudicated to be available, but in no event shall Parent be entitled to both such grant of specific performance and the payment of the Termination Fee. Notwithstanding anything to the contrary contained herein, in the case of Willful Breach, in circumstances where the Termination Fee is payable pursuant to Section 8.3(b) and is paid by the Company to Parent pursuant to and in accordance with Section 8.3(b), Parent’s right to receive payment from the Company of the Termination Fee pursuant to and in accordance with Section 8.3(b) (together with any amounts that become due pursuant to Section 8.3(f)), shall be the sole and exclusive monetary remedy of Parent and Merger Sub against the Company Related Parties for any loss or damage suffered as a result of the failure of the Transactions to be consummated or for a breach of, or failure to perform under, this Agreement (including in respect of any Willful Breach), and upon payment of the Termination Fee (together with any amounts that become due pursuant to Section 8.3(f)), none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, whether in equity or at law, in contract, in tort or otherwise, other than any liability under the Confidentiality Agreement or the Clean Team Agreement or liability for Fraud.

(d) In the event that the Company or Parent terminates this Agreement pursuant to Section 8.1(b) or Section 8.1(c) and all conditions to the Closing are satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or waived (to the extent waivable under applicable Legal Requirements), other than the conditions set forth in (i) Section 7.1(b), but solely to the extent such Legal Requirement, temporary restraining order, preliminary or permanent injunction, final judgment or other order shall relate to the HSR Act or any other Antitrust Law or (ii) Section 7.1(c), and in either of clause (i) or (ii), a material breach by the Company of its obligations under Section 6.2 is not the principal cause of either the Merger not being consummated by the End Date or the issuance of the applicable final and non-appealable order, decree, ruling or other action, as applicable, then Parent shall promptly pay or cause to be paid to the Company the Parent Termination Fee by wire transfer of same day funds as promptly as reasonably practicable (and, in any event (x) within two (2) Business Days or (y) concurrently with such a termination by Parent). The parties hereto acknowledge and agree that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.

(e) In the event of any termination described in Section 8.3(d), (i) payment from Parent to the Company of the Parent Termination Fee pursuant to Section 8.3(d) (together with any amounts that become due pursuant to Section 8.3(f) or Section 8.3(g)) shall be the sole and exclusive remedy of the Company and any of its respective Affiliates against Parent, Merger Sub and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates, including Ultimate Parent (collectively, “Parent Related Parties”) arising out of or related to this Agreement or the Transactions and shall constitute liquidated damages for any loss suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder or otherwise, and (ii) upon payment of such amount(s) pursuant to Section 8.3(d), none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions and none of the Company or the other Acquired Corporations or any of their respective Affiliates shall be entitled to bring or maintain any claim, action or proceeding against any Parent Related Party or any of their respective Affiliates relating to or arising out of this Agreement or the Transactions; provided, that the foregoing shall not relieve Parent or Merger Sub from any liability for Fraud or Willful Breach of this Agreement prior to such termination or any liability under the Confidentiality Agreement and the Clean Team Agreement; provided, further, that the Company may seek specific performance to cause Parent and Merger Sub to consummate the Transactions in accordance with Section 9.5(b), and may elect which remedy to receive if both a grant of specific performance to consummate the Transactions and the payment of the Parent Termination Fee are adjudicated to be available, but in no event shall the Company be entitled to both such grant of specific performance and the payment of the Parent Termination Fee. Notwithstanding anything to the contrary contained herein, in the case of Willful Breach, in circumstances where the Parent Termination Fee is payable pursuant to Section 8.3(d) and is paid by Parent to the Company pursuant to and in accordance with Section 8.3(d), the Company’s right to receive payment from Parent of the Parent Termination Fee pursuant to and in accordance with Section 8.3(d) (together with any amounts that become due pursuant to Section 8.3(f) and Section 8.3(g)), shall be the sole and exclusive monetary remedy of the Company against the Parent Related Parties for any loss or damage suffered as a result of the failure of the Transactions to be consummated or for a breach of, or failure to perform under, this Agreement (including in respect of any Willful Breach), and upon payment of the Parent Termination Fee (together with any amounts that become due pursuant to Section 8.3(f) and Section 8.3(g)), none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, whether in equity or at law, in contract, in tort or otherwise, other than any liability under the Confidentiality Agreement or the Clean Team Agreement or liability for Fraud.

(f) The Parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this Agreement; accordingly, if the Company fails to timely pay any amount due pursuant to Section 8.3(b), or Parent fails to timely pay any amount due pursuant to Section 8.3(e), and, in order to obtain the payment, Parent or the Company, as applicable, commences a Legal Proceeding which results in a judgment against the other Party or the other Party eventually makes such payment, then the non-prevailing Party shall pay to the prevailing Party its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

(g) The Parent Termination Fee is exclusive of Swiss VAT. The payment of, and liability for, any Swiss VAT imposed with respect to the payment of the Parent Termination Fee shall be the sole responsibility of Parent.

SECTION 9

MISCELLANEOUS PROVISIONS

9.1 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties prior to the Effective Time. Prior to the Effective Time, this Agreement may be amended with the approval of the respective boards of directors of the Company, Parent and Merger Sub at any time, whether before or after the Company Stockholder Approval has been obtained; provided that after the Company Stockholder Approval has been obtained, no amendment shall be made that by any Legal Requirement requires further approval by the Company’s stockholders without the further approval of such stockholders.

9.2 Waiver. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may, to the extent permissible by applicable Legal Requirements, (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any breach of the representations and warranties of the other contained herein or in any document delivered pursuant hereto or (iii) waive compliance by the other with any of the agreements or covenants contained herein. Any such extension or waiver shall be valid only if it is expressly set forth in a written instrument duly executed and delivered on behalf of the Party or Parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.3 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement, the Company Disclosure Schedule or in any certificate or schedule or other document delivered by any Person pursuant to or in connection with this Agreement shall survive the consummation of the Merger.

9.4 Entire Agreement; Counterparts. This Agreement (including its Exhibits) and the Company Disclosure Schedule, the Confidentiality Agreement, the Clean Team Agreement and that certain letter agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties and their respective Subsidiaries, with respect to the subject matter hereof and thereof. This Agreement may be executed in one or more counterparts, including by facsimile or by email with .pdf attachments, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

9.5 Applicable Legal Requirements; Jurisdiction; Specific Performance; Remedies.

(a) This Agreement, including all matters of construction, validity and performance and any action or proceeding (whether in contract, tort or otherwise) arising out of this Agreement or any of the Transactions or any other agreements contemplated hereby shall be governed by, and construed in accordance with, the laws of the State of Delaware, including with respect to statutes of limitations, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action or proceeding arising out of or relating to this Agreement or any of the Transactions: (i) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, if (but only if) such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware and any appellate court therefrom or, if (but only if) such court lacks subject matter jurisdiction, the Delaware Superior Court and any appellate court therefrom (collectively, the “Delaware Courts”); and (ii) each of the Parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such Party is to receive notice in accordance with Section 9.9. Each of the Parties irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in the Delaware Courts, (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Delaware Courts, (C) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the jurisdiction or laying of venue of any such action or proceeding in the Delaware Courts and

(D) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Delaware Courts. The Parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements; provided, however, that nothing in the foregoing shall restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

(b) The Parties agree that irreparable damage, for which monetary damages even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Subject to the following sentence, the Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 9.5(a) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (ii) the right of specific performance is an integral part of the Transactions and without that right, neither the Company, Parent nor Merger Sub would have entered into this Agreement. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that the other Parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.5(b) shall not be required to provide any bond or other security in connection with any such order or injunction.

(c) EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), INCLUDING ANY COUNTERCLAIM, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF (INCLUDING ANY DISPUTE ARISING OUT OF OR RELATING TO THE FINANCING OR ANY COMMITMENT LETTER OR THE PERFORMANCE OF SERVICES THEREUNDER OR RELATED THERETO). EACH PARTY (I) MAKES THIS WAIVER VOLUNTARILY AND (II) ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 9.5(c).

9.6 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights hereunder may be assigned by a Party without the prior written consent of the other Parties, and any attempted assignment of this Agreement or any of such rights without such consent shall be void and of no effect, except each of Parent and Merger Sub may assign all or any of their rights and obligations under this Agreement to any wholly owned Subsidiary of Parent that is a tax resident of either the United States or Switzerland without the prior consent of the Company upon prior written notice to the Company; provided that (a) no such assignment shall be permitted without the prior written consent of the Company if such assignment would, or would reasonably be expected to, prevent, impair or delay Parent or Merger Sub from performing their respective obligations under this Agreement or consummating the Merger and the other transactions contemplated by this Agreement and (b) no such assignment shall relieve the assigning party of its obligations hereunder.

9.7 Transfer Tax. Except as otherwise provided in Section 1.4(b), all transfer, documentary, sales, use, stamp, registration and other similar Taxes imposed with respect to the transfer of Shares pursuant to the Merger shall be borne by the Company and expressly shall not be a liability of holders of Shares.

9.8 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except for: (i) if the Effective Time occurs, (A) the right of the Company’s stockholders to receive the Merger Consideration pursuant to Section 1 following the Effective Time in accordance with the terms of this Agreement and (B) the right of the holders of Company Options, Company RSU Awards and Company PSU Awards to receive the Merger Consideration pursuant to Section 1.6 following the Effective Time in accordance with the terms of this Agreement; (ii) the provisions set forth in Section 6.5 of this Agreement (which are intended for the benefit of each indemnified or insured party (including the Indemnified Persons) contemplated thereby, each of whom will be third party beneficiaries of these provisions); (iii) the limitations on liability of the Company Related Parties set forth in Section 8.3(c) and the limitations on liability of the Parent Related Parties set forth in Section 8.3(e), and (iv) the provisions of Section 9.1, Section 9.5(c) and this Section 9.8 (which are intended for the benefit of the relevant parties identified therein, each of which will be third party beneficiaries of these provisions).

9.9 Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (i) upon receipt when delivered by hand, (ii) two (2) Business Days after being sent by registered mail or by courier or express delivery service, or (iii) if sent by email prior to 6:00 p.m. recipient’s local time and receipt is confirmed (e-mail sufficing), upon transmission, or (iv) if sent by email after 6:00 p.m. recipient’s local time and receipt is confirmed (e-mail sufficing), the day following the date of transmission; provided that in each case the notice or other communication is sent to the physical address or email address set forth beneath the name of such Party below (or to such other physical address or email address as such Party shall have specified in a written notice given to the other Parties):

if to Parent or Merger Sub (or following the Effective Time, the Surviving Corporation):

Alcon Research, LLC

6201 South Freeway

Fort Worth, Texas 76134-2099

Attention: General Counsel

E-mail: royce.bedward@alcon.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

One Embarcadero Center, Suite 2600

San Francisco, CA 94111-3715

Attention:   Branden C. Berns; Evan D’Amico; George Sampas

E-mail:    BBerns@gibsondunn.com; EDamico@gibsondunn.com;

       GSampas@gibsondunn.com

if to the Company (prior to the Effective Time):

STAAR Surgical Company

25510 Commercentre Drive

Lake Forest, California

Attention:   Nathaniel Sisitsky

Email:      nsisitsky@staar.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention:   Karessa L. Cain

Email:      KLCain@wlrk.com

9.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this

Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction, so long as the economic and legal substance of the Transactions is not affected in any manner materially adverse to any Party. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified, in each case so long as the economic and legal substance of the Transactions is not affected in any manner materially adverse to any Party. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the fullest extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

9.11 Obligation of Parent. Parent shall ensure that Merger Sub duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities applicable to Merger Sub under this Agreement, and Parent shall be jointly and severally liable with Merger Sub for the due and timely performance and satisfaction of each of said covenants, obligations and liabilities.

9.12 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; words denoting any gender shall include all genders.

(b) The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c) All references to days or months shall be deemed references to calendar days or months unless otherwise specified herein.

(d) All references to “$” or dollars shall be deemed references to United States dollars.

(e) As used in this Agreement, (i) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation” and (ii) the word “or” shall not be exclusive.

(f) The words “hereof,” “herein,” “herewith” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole (including the Company Disclosure Schedule and Exhibits hereto and thereto) and not to any particular provision of this Agreement.

(g) Except as otherwise indicated, all references in this Agreement to “Sections” or “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

(h) With respect to information provided by the Company to Parent, the term “made available,” “delivered” or such term with similar import used in this Agreement means that the information referred to (i) is included in the Company SEC Documents made publicly available at least three (3) days prior to the date of this Agreement or (ii) has been posted at least one (1) day prior to the date of this Agreement in the “data room” established by the Company or its Representatives or delivered at least one (1) day prior to the date of this Agreement in person or electronically by the Company or its Representatives to Parent or its Representatives.

(i) Capitalized terms used in the Company Disclosure Schedule and not otherwise defined therein have the meanings given to them in this Agreement.

(j) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(k) (i) Any reference to any Governmental Body includes any successor to that Governmental Body; and (ii) unless the context otherwise requires, any reference to any applicable Legal Requirement refers to such applicable Legal Requirement as amended, modified, supplemented, or replaced from time to time (and, in the case of statutes, include any rule and regulation promulgated under such statute) and references to any section of any applicable Legal Requirement includes any successor to such section (provided that, for purposes of any representation and warranty in this Agreement that is made as of a specific date, references to any Legal Requirement shall be deemed to refer to such Legal Requirement, as amended, and to any rule or regulation promulgated thereunder, in each case, as of such date).

(l) The information contained in this Agreement and in the Disclosure Schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto of any matter whatsoever.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

Alcon Research, LLC

By:	/s/ David Endicott
Name: David Endicott
Title: Chief Executive Officer and President

Rascasse Merger Sub, Inc.

By:	/s/ David Endicott
Name: David Endicott
Title: Chief Executive Officer and President

STAAR Surgical Company

By:	/s/ Stephen C. Farrell
Name: Stephen C. Farrell
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Acceptable Confidentiality Agreement. “Acceptable Confidentiality Agreement” is defined in Section 5.4 of the Agreement.

Acquired Corporation. “Acquired Corporation” is defined in Section 3.1(a) of the Agreement.

Acquisition Proposal. “Acquisition Proposal” shall mean any bona fide inquiry, proposal or offer from any Person (other than Parent and its Affiliates) or “group” (other than a “group” that includes Parent or its Affiliates) within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (i) acquisition or exclusive license of assets of any Acquired Corporation equal to more than 20% of the consolidated assets (based on the fair market value thereof) of the Acquired Corporations, taken as a whole, or to which more than 20% of the Acquired Corporations’ revenues or earnings on a consolidated basis are attributable, (ii) issuance or acquisition of more than 20% of the aggregate voting power of the capital stock or equity interests of the Company, (iii) recapitalization, tender offer or exchange offer that if consummated would result in any Person or group (or the stockholders of any Person) beneficially owning more than 20% of the aggregate voting power of the capital stock or equity interests of the Company (or the surviving entity, or the resulting direct or indirect parent of the Company or such surviving entity), or (iv) merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving any Acquired Corporation that if consummated would result in any Person or group (or the stockholders of any Person) beneficially owning more than 20% of the aggregate voting power of the capital stock or equity interests of the Company (or the surviving entity, or the resulting direct or indirect parent of the Company or such surviving entity), in each case, other than the Transactions.

Adverse Remedy Impact. “Adverse Remedy Impact” shall mean a greater than $50 million reduction in the aggregate amount of reasonably projected LASIK and ICL sales revenue of Ultimate Parent and its controlled Affiliates, including the Company and its Subsidiaries, taken as a whole, for the twelve-month period following Closing.

Affiliate. “Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.

Agreement. “Agreement” is defined in the preamble to the Agreement.

Anti-Corruption Laws. “Anti-Corruption Laws” shall mean the Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2010, the anti-bribery laws of the People’s Republic of China or any other applicable Legal Requirements pertaining to bribery or corruption.

Anti-Money Laundering Laws. “Anti-Money Laundering Laws” shall mean applicable laws, regulations or rules relating to the prevention of money laundering or terrorist financing, including financial recordkeeping and reporting requirements, 18 U.S.C. §§ 1956 and 1957, the Bank Secrecy Act, as amended by the USA PATRIOT Act, 31 U.S.C. §§ 5311 et seq., and its implementing regulations.

Antitrust Laws. “Antitrust Laws” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all applicable foreign anti-trust laws, and all other

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applicable Legal Requirements issued by a Governmental Body that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition, as well as applicable laws and regulations governing foreign investment.

Applicable Third Party. “Applicable Third Party” is defined in Section 6.2(f) of the Agreement.

Awards. “Awards” is defined in Section 1.6(f).

Board of Directors. “Board of Directors” shall mean the board of directors of the Company.

Book-Entry Shares. “Book-Entry Shares” shall mean non-certificated Shares represented by book-entry.

Business Day. “Business Day” shall mean a day except a Saturday, a Sunday or other day on which banks in the City of New York or Geneva, Switzerland are authorized or required by Legal Requirements to be closed.

Capitalization Date. “Capitalization Date” is defined in Section 3.3(a) of the Agreement.

CDSCO. “CDSCO” shall mean the Central Drugs Standard Control Organization in India.

Certificates. “Certificates” is defined in Section 1.4(a) of the Agreement.

Clean Team Agreement. “Clean Team Agreement” is defined in Section 5.1 of the Agreement.

Closing. “Closing” is defined in Section 1.1 of the Agreement.

Closing Date. “Closing Date” is defined in Section 1.1 of the Agreement.

Code. “Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

Collective Bargaining Agreement. “Collective Bargaining Agreement” shall mean any written Contract, memorandum of understanding or other contractual obligation between an Acquired Corporation and any Labor Organization representing employees of an Acquired Corporation.

Company. “Company” is defined in the preamble to the Agreement.

Company 401(k) Plan. “Company 401(k) Plan” is defined in Section 6.4 of the Agreement.

Company Adverse Recommendation Change. “Company Adverse Recommendation Change” is defined in Section 6.1(a) of the Agreement.

Company Associate. “Company Associate” shall mean each officer or other employee, or individual who is an independent contractor, consultant or director, of or to the Company or its Subsidiaries.

Company Board Recommendation. “Company Board Recommendation” is defined in Section 3.21 of the Agreement.

Company Cash Awards. “Company Cash Awards” shall mean the long-term cash awards issued pursuant to the Company Equity Plan or otherwise.

Company Common Stock. “Company Common Stock” shall mean the common stock, $0.01 par value per share, of the Company.

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Company Disclosure Schedule. “Company Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of the Agreement and that has been delivered by the Company to Parent concurrently with the execution of this Agreement.

Company Equity Plan. “Company Equity Plan” shall mean the STAAR Surgical Company Amended and Restated Omnibus Equity Incentive Plan, as amended.

Company Governmental Authorizations. “Company Governmental Authorizations” is defined in Section 3.15 of the Agreement.

Company IT Systems. “Company IT Systems” shall mean computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, databases, data communications lines, network and telecommunications equipment and all other information technology equipment, infrastructure, systems and networks, and all associated documentation, owned by, or licensed or leased to, or otherwise used by, any Acquired Corporation (excluding any public networks).

Company Options. “Company Options” shall mean all compensatory options to purchase Shares issued pursuant to the Company Equity Plan.

Company Owned IP. “Company Owned IP” shall mean all Intellectual Property Rights that are owned or purported to be owned by any Acquired Corporation.

Company PSU Award. “Company PSU Award” shall mean each restricted stock unit issued under the Company Equity Plan or otherwise granted with respect to Shares, the vesting of which is (or was at the time of grant) subject to performance conditions.

Company Related Parties. “Company Related Parties” is defined in Section 8.3(c) of the Agreement.

Company Returns. “Company Returns” is defined in Section 3.16(a) of the Agreement.

Company RSU Award. “Company RSU Award” shall mean each restricted stock unit issued under the Company Equity Plan or otherwise granted with respect to Shares, excluding Company PSU Awards.

Company SEC Documents. “Company SEC Documents” is defined in Section 3.4(a) of the Agreement.

Company Securities. “Company Securities” is defined in Section 3.3(d) of the Agreement.

Company Stockholder Approval. “Company Stockholder Approval” is defined in Section 3.21 of the Agreement.

Confidentiality Agreement. “Confidentiality Agreement” is defined in Section 5.1 of the Agreement.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization.

Continuing Employee. “Continuing Employee” is defined in Section 6.3(a) of the Agreement.

Contract. “Contract” shall mean any legally binding agreement, contract, subcontract, lease, sublease, understanding, instrument, bond, debenture, note, option, warrant, license, sublicense, commitment or undertaking.

Copyrights. “Copyrights” is defined in the definition of Intellectual Property Rights.

Current D&O Insurance. “Current D&O Insurance” is defined in Section 6.5(b) of the Agreement.

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Customs & Trade Control Laws. “Customs & Trade Control Laws” shall mean all applicable export, import, customs and trade, and anti-boycott Legal Requirements administered, enacted or enforced by any Governmental Body, including : (a) the U.S. Export Administration Regulations, the U.S. International Traffic in Arms Regulations, and the import Legal Requirements administered by U.S. Customs and Border Protection; (b) the anti-boycott Legal Requirements administered by the U.S. Departments of Commerce and Treasury; and (c) any other similar export, import, anti-boycott, or other trade Legal Requirements in any relevant jurisdiction to the extent they are applicable to the Acquired Corporations.

Data Privacy Laws. “Data Privacy Laws” shall mean all applicable Legal Requirements of any applicable jurisdiction relating to: (i) the privacy, protection, receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure or transfer (including cross-border) of Personal Information; and (ii) cybersecurity, including, in the case of clause (i) and (ii), HIPAA, the General Data Protection Regulation, Regulation 2016/679/EU and the California Consumer Privacy Act.

Delaware Courts. “Delaware Courts” is defined in Section 9.5(a) of the Agreement.

Determination Notice. “Determination Notice” is defined in Section 6.1(b)(i) of the Agreement.

DGCL. “DGCL” shall mean the Delaware General Corporation Law, as amended.

Dissenting Shares. “Dissenting Shares” is defined in Section 1.5 of the Agreement.

DOJ. “DOJ” shall mean the U.S. Department of Justice.

DPA. “DPA” shall mean Section 721 of the U.S. Defense Production Act of 1950, as amended, including all implementing regulations thereof.

Effective Time. “Effective Time” is defined in Section 1.2(b) of the Agreement.

Employee Plan. “Employee Plan” shall mean any (a) “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (b) bonus, vacation, deferred compensation, incentive compensation, stock purchase, stock option, other equity or equity-based plan, severance pay, termination pay, death and disability benefits, hospitalization, medical, life or other insurance benefits (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, flexible benefits, supplemental unemployment benefits, profit-sharing, pension or retirement plan, policy, program, agreement or arrangement, and (c) employment, consulting, separation, severance, change in control, retention, transaction or similar agreement, and (d) each other employee benefit plan, program or arrangement, in each case of clauses (a) through (d), (i) that is sponsored, maintained, contributed to or required to be contributed to by any of the Acquired Corporations for the current or future benefit of any current or former employee, officer or director of any of the Acquired Corporations, (ii) that provides benefits to or compensation to any current or former employee, officer or director of any of the Acquired Corporations, (iii) with respect to which any Acquired Corporation has any direct or indirect liability (whether current, contingent, or otherwise) or (iv) to which any Acquired Corporation is a party.

Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, mortgage, security interest, encumbrance, option to purchase, easement, claim, right of first refusal or first offer, preemptive right or similar restriction of any nature, in each case other than licenses with respect to Intellectual Property Rights and transfer restrictions under applicable securities laws.

End Date. “End Date” is defined in Section 8.1(b) of the Agreement.

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Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

Environmental Law. “Environmental Law” shall mean any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health, worker health or the protection, preservation or restoration of the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

Equity Award Consideration. “Equity Award Consideration” shall mean the aggregate payments to the holders of In-the-Money Company Options Company RSU Awards and Company PSU Awards.

ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

European Regulators. “European Regulators” shall mean national competent authorities in each European Union member state as well as all applicable notified bodies.

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Exchange Agent. “Exchange Agent” is defined in Section 1.4(a) of the Agreement.

Excluded Shares. “Excluded Shares” is defined in Section 1.3(a)(iii) of the Agreement.

FDA. “FDA” shall mean the United States Food and Drug Administration.

Fraud. “Fraud” is defined in Section 8.2 of the Agreement.

FTC. “FTC” shall mean the U.S. Federal Trade Commission.

GAAP. “GAAP” is defined in Section 3.4(b) of the Agreement.

GMP. “GMP” shall mean the applicable good manufacturing practices for medical devices as implemented by a Regulatory Authority similar to those articulated in ISO 13485, or that has adopted ISO 13485, as in effect at the time of manufacture.

Good Clinical Practices. “Good Clinical Practices” shall mean regulations issued by any Regulatory Authority pertaining to the design, conduct, performance, monitoring, auditing, recording, analysis, human subjects protection, patient informed consent, and reporting of clinical trials.

Government Funded IP. “Government Funded IP” is defined in Section 3.8(g) of the Agreement.

Government Official. “Government Official” refers to (i) any public or elected official, officer, employee (regardless of rank), or person acting on behalf of a national, provincial, or local government, department, agency, instrumentality, state-owned or state-controlled company, public international organization, or political party and (ii) any candidate for political office.

Governmental Authorization. “Governmental Authorization” shall mean any approval, permit, license, certificate, franchise, permission, clearance, consent, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body.

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Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) national, supranational, European Union, federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including European Union and United Kingdom supervisory authorities), including any governmental division, department, agency, commission, instrumentality, organization, unit or body and any court, arbitrator or other tribunal, including, for the avoidance of doubt, any taxing or similar authority responsible for the imposition, administration or collection of any tax, in each case with competent jurisdiction.

Hazardous Materials. “Hazardous Materials” shall mean any waste, material, or substance that is listed, regulated or defined as hazardous, toxic, a pollutant, a contaminant or words of similar import under any Environmental Law and includes any pollutant, chemical substance, hazardous substance, hazardous waste, special waste, solid waste, asbestos, radioactive material, polychlorinated biphenyls, per- and polyfluoroalkyl substances, petroleum or petroleum-derived substance or waste.

Health Canada. “Health Canada” shall mean the Governmental Body responsible for regulating medical devices in Canada.

HIPAA. “HIPAA” the U.S. Health Insurance Portability and Accountability Act of 1996, as amended by the U.S. Health Information Technology for Economic and Clinical Health Act of 2009, including the regulations promulgated thereunder.

HSA. “HSA” shall mean the Health Sciences Authority in Singapore.

HSR Act. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Improvements. “Improvements” shall mean the buildings, structures and fixtures within or upon the Leased Real Property.

In-the-Money Company Option. “In-the-Money Company Option” is defined in Section 1.6(a) of the Agreement.

Indebtedness. “Indebtedness” shall mean (i) any indebtedness for borrowed money (including the issuance of any debt security) to any Person, (ii) obligations relating to leases classified as capital or financial leases in financial statements in accordance with GAAP, (iii) any obligations evidenced by notes, bonds, debentures or similar Contracts to any Person other than the Company, (iv) any obligations in respect of letters of credit and bankers’ acceptances, (v) all liabilities for any deferred and unpaid purchase price of assets, property, securities, or services, including all earn-out payments, seller notes, and other similar payments (whether contingent or otherwise) calculated as the maximum amount payable under or pursuant to such obligation, (vi) interest rate swap, forward contract, currency or other hedging arrangements, to the extent payable if terminated, or (vii) any guaranty of any such obligations described in clauses (i) through (vi) of any Person other than the Acquired Corporations (other than, with respect to each of the foregoing clauses, accounts payable to trade creditors and accrued expenses, in each case, arising in the ordinary course of business).

Indemnified Persons. “Indemnified Persons” is defined in Section 6.5(a) of the Agreement.

Intellectual Property Rights. “Intellectual Property Rights” shall mean any and all intellectual property and industrial property rights of every kind and description throughout the world, including all U.S. and foreign (i) patents and patent applications, including all provisionals, nonprovisionals, continuations, continuations-in-part, divisionals, reissues, extensions, re-examinations, substitutions, and extensions thereof and the equivalents of any of the foregoing in any jurisdiction (“Patents”), (ii) trademarks, service marks, trade names, logos, slogans, trade dress, design rights, domain names and other similar designations of source or origin, whether or not registered and applications and registrations for, and all goodwill associated with, the foregoing

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(“Trademarks”), (iii) copyrights and applications and registrations for the foregoing (“Copyrights”), and (iv) Trade Secrets, including confidential and proprietary know-how, inventions, processes, formulae, models, methodologies, specifications, including manufacturing information and processes, assays, engineering and other manuals and drawings, standard operating procedures, regulatory, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, safety, quality assurance, quality control and clinical data and similar data and information, and (v) rights in software, database rights and industrial property rights.

Insurance Policies. “Insurance Policies” is defined in Section 3.19 of the Agreement.

Intervening Event. “Intervening Event” shall mean any event, occurrence, circumstance, change or effect that materially affects the business, assets, operations, financial condition or results of operations of the Acquired Corporations, taken as a whole (other than any event, occurrence, circumstance, change or effect primarily resulting from or arising out of a breach of this Agreement by the Company) occurring or arising after the date of this Agreement that was neither known to the Board of Directors nor reasonably foreseeable as of the date of this Agreement, which event, occurrence, circumstance, change or effect becomes known to the Board of Directors prior to the Effective Time, other than (i) changes in the Share price, in and of itself, (ii) the announcement or pendency of this Agreement or the Transactions, (iii) any Acquisition Proposal or (iv) the fact that, in and of itself, the Company exceeds any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; provided, however, that the underlying reasons for such events described in clauses (i) and (iv) may constitute an Intervening Event).

IRS. “IRS” shall mean the U.S. Internal Revenue Service.

Key Employee. “Key Employee” shall mean an employee of any Acquired Corporation at a level of vice president or above.

knowledge. “knowledge” with respect to an Entity shall mean with respect to any matter in question the actual knowledge, after reasonable inquiry of their direct reports, of such Entity’s executive officers (or where such Entity is the Company, the executive officers set forth on Section A of the Company Disclosure Schedule).

Labor Organization. “Labor Organization” shall mean any labor or trade union, labor organization, works council or other employee representative body.

Leased Real Property. “Leased Real Property” is defined in Section 3.7(b) of the Agreement.

Leases. “Leases” shall mean all leases, subleases, licenses and occupancy agreements, including all amendments thereto, pursuant to which any of the Acquired Corporations holds or occupies any Leased Real Property.

Legal Proceeding. “Legal Proceeding” shall mean any action, suit, complaint, claim, demand, charge, litigation, arbitration, audit, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, or governmental or regulatory investigation or inquiry, in each case, commenced, brought, conducted or heard by or before any Governmental Body or any arbitrator.

Legal Requirement. “Legal Requirement” shall mean any national, supranational, EU, federal, state, local, municipal or foreign law, statute, constitution, resolution, ordinance, common law, injunction, award, code, edict, decree, order, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of Nasdaq or another stock exchange) or Regulatory Authority, including all approval, reporting, and GMP standards (or authoritative similar standards or guidelines) of any Regulatory Authority, as well as Custom & Trade Control Laws, Sanctions, the Foreign Corrupt Practices Act, and other Anti-Corruption Laws, and Antitrust Laws, provided, however, that with respect to Antitrust Laws, only those related to a Requisite Regulatory Approval.

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Material Adverse Effect. “Material Adverse Effect” shall mean any event, occurrence, circumstance, change or effect which, individually or when taken together with all other events, occurrences, circumstances, changes or effects, has had or would reasonably be expected to have a material adverse effect on the business, assets, financial condition or results of operations of the Acquired Corporations, taken as a whole; provided, however, that none of the following shall be deemed to constitute or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect:

(i)

any change in the market price or trading volume of the Company’s stock or change in the Company’s credit ratings; provided that the underlying causes of any such change may be considered in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein;

(ii)

any event, occurrence, circumstance, change or effect resulting from the execution, announcement, pendency or performance of the Transactions, including the impact thereof on the relationships, contractual or otherwise, of the Company or other Acquired Corporations with any employees, Labor Organization, financing sources, customers, distributors, suppliers, partners, Governmental Bodies or other business relationships (other than for purposes of any representation or warranty contained in, or the condition in Section 7.2(a) to the extent relating to any representation or warranty contained in, Section 3.22, Section 3.8(d) or Section 3.8(l));

(iii)

any event, occurrence, circumstance, change or effect generally affecting the industries in which the Acquired Corporations operate or in the economy generally or other general business, financial or market conditions;

(iv)

any event, occurrence, circumstance, change or effect arising directly or indirectly from or otherwise relating to general changes in the financial, credit, banking, securities or capital markets in the United States or any other country or region in the world (including any disruption thereof and any decline in the price of any market index) and including changes or developments in or relating to currency exchange or interest rates;

(v)

any event, occurrence, circumstance, change or effect arising directly or indirectly from or otherwise relating to any political, social or regulatory conditions (or changes in such conditions) in the United States or any other country or region in the world, act of terrorism, cyberterrorism, ransomware or malware, war, national or international calamity, natural disaster, acts of god, weather or environmental event, epidemic, pandemic, or any other similar event, or any escalation or worsening of any of the foregoing, or any action taken by any Governmental Body in response to any of the foregoing;

(vi)

the failure of the Company to meet internal or analysts’ expectations or projections; provided that the underlying causes of such failure may be considered in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein;

(vii)

any event, occurrence, circumstance, change or effect arising from any action taken by any Acquired Corporation at the written direction or request of Parent or with Parent’s written consent, or any action required or specifically permitted to be taken by any Acquired Corporation pursuant to this Agreement;

(viii)

any event, occurrence, circumstance, change or effect resulting or arising from the identity of, or any facts or circumstances relating to, Parent, Merger Sub or any of their respective Affiliates, including the impact thereof on the relationships, contractual or otherwise, of the Acquired Corporations with any employees, Labor Organization, financing sources, customers, distributors, suppliers, partners, Governmental Bodies or other business relationships;

(ix)

any event, occurrence, circumstance, change or effect arising directly or indirectly from or otherwise relating to any change in, or any compliance with or action taken for the purpose of complying with any change in, any Legal Requirement or GAAP (or interpretations or enforcement of any Legal Requirement or GAAP);

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(x)

any event, occurrence, circumstance, change or effect resulting or arising from any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence by or involving any Governmental Body affecting a national or federal government as a whole;

(xi)

any event, occurrence, circumstance, change or effect resulting or arising from changes in anti-dumping actions, international tariffs, trade policies, sanctions, Legal Requirements, or any “trade wars”;

(xii)	any event, occurrence, circumstance, change or effect resulting or arising from any Stockholder Litigation; or

(xiii)	any event, occurrence, circumstance, change or effect resulting or arising from any breach by Parent or Merger Sub of this Agreement; or

(xiv)	any event, occurrence, circumstance, change or effect resulting or arising from any matter disclosed in Section B of the Company Disclosure Schedule;

provided that if any event, occurrence, circumstance, change or effect referred to in the foregoing clauses (iii), (iv), (v), (ix), (x) and (xi) has had, or would be reasonably expected to have, a disproportionate and adverse effect on the Acquired Corporations, taken as a whole, relative to other medical device companies in similar geographies in which the Acquired Corporations operate, then the incremental disproportionate adverse effect (and only the incremental disproportionate adverse effect) may be taken into account in determining whether a Company Material Adverse Effect has occurred.

Material Contract. “Material Contract” is defined in Section 3.9(a) of the Agreement.

Maximum Amount. “Maximum Amount” is defined in Section 6.5(b) of the Agreement.

Merger. “Merger” is defined in Recital (A) to the Agreement.

Merger Consideration. “Merger Consideration” is defined in Recital (A) to the Agreement.

Merger Sub. “Merger Sub” is defined in the preamble to the Agreement.

Merger Sub Sole Stockholder Approval. “Merger Sub Sole Stockholder Approval” is defined in Recital (D) to the Agreement.

MFDS. “MFDS” shall mean the Ministry of Food and Drug Safety in South Korea.

MHRA. “MHRA” shall mean the Medicines and Healthcare products Regulatory Agency in the United Kingdom.

Nasdaq. “Nasdaq” shall mean The Nasdaq Global Market.

New Plan. “New Plan” is defined in Section 6.3(b) of the Agreement.

NMPA. “NMPA” shall mean the National Medical Products Administration in China (formerly, China Food and Drug Administration).

Notice Period. “Notice Period” is defined in Section 6.1(b)(i) of the Agreement.

Old Plan. “Old Plan” is defined in Section 6.3(b) of the Agreement.

Out-of-the-Money Company Option. “Out-of-the-Money Company Option” is defined in Section 1.6(b) of the Agreement.

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Parent. “Parent” is defined in the preamble to the Agreement.

Parent 401(k) Plan. “Parent 401(k) Plan” is defined in Section 6.4 of the Agreement.

Parent Material Adverse Effect. “Parent Material Adverse Effect” shall mean any event, occurrence, circumstance, change or effect which, individually or when taken together with all other events, occurrences, circumstances, changes or effects, has had, or would reasonably be expected to have, a material adverse effect on, or has materially delayed or impaired, or would reasonably be expected to materially delay or impair, the ability of Parent or Merger Sub to perform their obligations under this Agreement and consummate the Transactions on or before the End Date.

Parent Related Parties. “Parent Related Parties” is defined in Section 8.3(e) of the Agreement.

Parent Termination Fee. “Parent Termination Fee” shall mean a cash amount equal to $72,375,000.

Parties. “Parties” shall mean Parent, Merger Sub, and the Company.

Patents. “Patents” is defined in the definition of Intellectual Property Rights.

Payment Fund. “Payment Fund” is defined in Section 1.4(a) of the Agreement.

Permitted Encumbrance. “Permitted Encumbrance” shall mean (a) (i) any Encumbrance for Taxes that are not due and payable and (ii) any Encumbrance for Taxes the validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (b) any Encumbrance representing the rights of customers, suppliers and subcontractors in the ordinary course of business under the terms of any Contracts to which the relevant Party is a party or bound under general principles of commercial or government contract law for amounts not yet due and payable or that are being contested in good faith by appropriate proceedings (including mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Encumbrances granted or which arise in the ordinary course of business and under which there is no default by the Acquired Corporations), (c) any interest or title of a lessor, sublessor or similar Person under leases, subleases or similar arrangements (other than capital leases) entered into by the Company or its Subsidiaries in the ordinary course of business which does not materially interfere with or impair the value, use (or contemplated use) or utility of such lease, sublease or similar arrangement, (d) in the case of any Contract, Encumbrances that are restrictions against the transfer or assignment thereof that are included in the terms of such Contract, (e) in the case of real property, Encumbrances incurred or suffered which, individually or in the aggregate, do not and would not materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location, or zoning, entitlement, building and other land use regulations imposed by Governmental Bodies having jurisdiction over such real property which are not violated by the current use or occupancy of the Leased Real Property in any material respect, (f) Encumbrances to secure obligations arising under workers’ compensation, unemployment insurance and social security Legal Requirements, (g) Encumbrances reflected in the Company SEC Documents securing indebtedness or liabilities that are reflected in the Company SEC Documents and (h) Encumbrances that do not, individually or in the aggregate, materially impair the existing use of the assets or property of the Person affected by such Encumbrance or otherwise materially impair business operations.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Personal Information. “Personal Information” shall mean (a) any information or data that constitutes “personal data,” “personal information,” “personally identifiable information,” or any comparable term under any Data Privacy Laws and (b) any information that can identify, relate to, describe, be associated with, or be reasonably capable of being associated with a particular individual.

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PMDA. “PMDA” shall mean the Pharmaceuticals and Medical Devices Agency in Japan.

Pre-Closing Period. “Pre-Closing Period” is defined in Section 5.1 of the Agreement.

Privacy Requirements. “Privacy Requirements” shall mean all (i) Data Privacy Laws, (ii) internal and external privacy policies, programs and procedures, (iii) contractual obligations and (iv) applicable industry or nongovernmental regulatory body rules, regulations and standards, in each case of the foregoing clauses (i) through (iv), to the extent relating to (x) data privacy, cybersecurity or the privacy of individuals or (y) the Processing of any Personal Information or other sensitive, regulated or confidential data by or on behalf of any Person.

Processing. “Processing” shall mean, in addition to any comparable term under any Data Privacy Laws, any operation or set of operations which is performed on Personal Information or on sets of Personal Information, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction.

Proxy Statement. “Proxy Statement” is defined in Section 3.4(g) of the Agreement.

Qualified Bidder. “Qualified Bidder” means a Person or group of Persons that has made an Acquisition Proposal after the date hereof (provided that such Acquisition Proposal did not result from a breach of Section 5.4) that, prior to the Window Shop End Time, the Board of Directors has concluded in good faith (after consultation with its outside legal counsel and its financial advisor) either constitutes or could reasonably be expected to lead to or result in a Superior Offer and has notified Parent in writing of such determination; provided, however, that any such Person (or group of Persons) shall immediately cease to be a Qualified Bidder (and all provisions of this Agreement that apply to Qualified Bidders in their capacity as such shall cease to apply with respect to such Person (or group of Persons)) immediately upon the expiration in accordance with its terms, or withdrawal, of any Acquisition Proposal submitted by such Person (or group of Persons).

Registered IP. “Registered IP” shall mean all Patents, Trademarks and Copyrights that are registered or issued under the authority of any Governmental Body, and all applications for any of the foregoing.

Regulatory Authority. “Regulatory Authority” shall mean the FDA, NMPA, PMDA, European Regulators, Health Canada, MHRA, MFDA, CDSCO, MFDS, and HSA, and all other Governmental Bodies with jurisdiction over the clearance, approval, licensure, registration, importation, distribution, marketing, or sale of medical devices.

Release. “Release” shall mean any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Materials from any source into or upon the environment.

Remedy Action. “Remedy Action” is defined in Section 6.2(b) of the Agreement.

Representatives. “Representatives” shall mean officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors, other advisors and other representatives.

Requisite Regulatory Approvals. “Requisite Regulatory Approvals” is defined in Section 7.1(c) of the Agreement.

Restricted Person. “Restricted Person” shall mean any person or entity identified on the U.S. Department of Commerce’s Denied Persons List, Unverified List or Entity List or the U.S. Department of State’s Debarred List.

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Rights Share. “Rights Share” is defined in Section 1.3(c).

Sanctioned Person. “Sanctioned Person” shall mean any Person that is the target of Sanctions, including, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, the United Nations Security Council, the European Union, any EU member state or His Majesty’s Treasury of the United Kingdom, (b) any Person located, organized or resident in a Sanctioned Territory or (c) any Person, directly or indirectly, owned or controlled by any such Person or Persons described in the foregoing clauses (a) and (b) so as to subject the person to Sanctions.

Sanctioned Territory. “Sanctioned Territory” shall mean, at any time, a country or territory which in the last five (5) years is or has been itself the subject or target of any country-wide or territory-wide Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, the Crimea, so-called Donetsk People’s Republic, so-called Luhansk People’s Republic regions of Ukraine, and the non-government controlled areas of the Kherson and Zaporizhzhia oblasts of Ukraine).

Sanctions. “Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government (including through the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State), the United Nations Security Council, the European Union, any EU member state, His Majesty’s Treasury of the United Kingdom, or any other relevant Governmental Body with regulatory authority over a jurisdiction in which the Acquired Corporations operate.

Sarbanes-Oxley Act. “Sarbanes-Oxley Act” is defined in Section 3.4(a) of the Agreement.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

SEC Clearance Date. “SEC Clearance Date” is defined in Section 5.3(a) of the Agreement.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

Shares. “Shares” is defined in Recital (A) to the Agreement.

Specified Agreement. “Specified Agreement” is defined in Section 8.1(e) of the Agreement.

Specified Governmental Body. “Specified Governmental Body” is defined in Section 7.1(b) of the Agreement.

Stockholder Litigation. “Stockholder Litigation” shall mean any Legal Proceeding asserted, threatened or commenced against the Company or any of its directors or officers in such individual’s capacity as such by any stockholder of the Company (in its capacity as such or through a derivative action) relating to this Agreement or the Transactions. For the avoidance of doubt, any Legal Proceeding asserted, threatened or commenced by Parent, Merger Sub or their Affiliates shall not constitute Stockholder Litigation.

Stockholder Meeting. “Stockholder Meeting” is defined in Section 5.3(a) of the Agreement.

Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, partnership or other similar ownership interests of such Entity. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association, limited liability company or other business entity if such Person or Persons are allocated a majority

A-A-12

of partnership, association, limited liability company or other business entity gains or losses or otherwise control the managing director, managing member, general partner or other managing Person of such partnership, association, limited liability company or other business entity.

Superior Offer. “Superior Offer” shall mean a bona fide written Acquisition Proposal received after the date of this Agreement that the Board of Directors determines, in its good faith judgment, after consultation with outside legal counsel and its financial advisors, is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects (including certainty of closing) of the proposal and the Person making the proposal and other aspects of the Acquisition Proposal that the Board of Directors deems relevant, and if consummated, would result in a transaction more favorable to the Company’s stockholders (solely in their capacity as such) from a financial point of view than the Transactions (including after giving effect to proposals, if any, made by Parent pursuant to Section 6.1(b)(i)); provided that for purposes of the definition of “Superior Offer” in all cases, the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”.

Surviving Corporation. “Surviving Corporation” is defined in Recital (A) to the Agreement.

Swiss VAT. “Swiss VAT” shall mean the Swiss Federal Value Added Tax (Mehrwertsteuer).

Takeover Laws. “Takeover Laws” shall mean any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state anti-takeover laws and regulations (including, for the avoidance of doubt, Section 203 of the DGCL).

Tax. “Tax” shall mean any U.S. federal, state, or local, or non-U.S. tax (including any net income tax, gross income tax, franchise tax, capital gains tax, capital stock tax, gross receipts tax, gross profits tax, branch profits tax, value-added tax, surtax, estimated tax, premium tax, windfall profit tax, environmental tax, license tax, occupation tax, employment tax, unemployment tax, national health insurance tax, social security tax, disability tax, excise tax, estimated tax, alternative or minimum tax, ad valorem tax, transfer tax, registration tax, stamp tax, sales tax, use tax, service tax, property tax, business tax, withholding tax, payroll tax, Swiss Federal Withholding Tax (Verrechnungssteuer) or Swiss Federal Value Added Tax (Mehrwertsteuer)), add-on minimum tax, custom, impost, tariff, duty, levy, assessment, or other tax or charge in the nature of a tax, imposed, assessed or collected by or under the authority of any Governmental Body, together with any interest, penalties, surcharges or additions to tax with respect thereto.

Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, form, election, certificate, claim, refund or other document or information filed or required to be filed with any Governmental Body in connection with the determination, assessment, collection or payment of any Tax and any attachments thereto or amendments thereof.

Termination Fee. “Termination Fee” shall mean a cash amount equal to $43,425,000; provided that in the event the Termination Fee becomes payable as a result of the termination of this Agreement (x) by the Company pursuant to Section 8.1(e) with respect to a Superior Offer from a Qualified Bidder or (y) by Parent pursuant to Section 8.1(d) in response to a Company Adverse Recommendation Change with respect to a Superior Offer from a Qualified Bidder, then in the case of either of the immediately preceding clauses (x) or (y), the Termination Fee shall be $14,475,000.

Top Distributor. “Top Distributor” shall mean a top ten (10) distributor of the Acquired Corporations, taken as a whole, based on revenues during the fiscal year ended December 27, 2024.

Top Supplier. “Top Supplier” shall mean a top ten (10) supplier of raw materials, inventory or manufacturing services to the Acquired Corporations, taken as a whole, based on expenditures during the fiscal year ended December 27, 2024.

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Trade Secret. “Trade Secret” shall mean any confidential and proprietary information that constitutes a trade secret under any applicable Legal Requirements.

Trademarks. “Trademarks” is defined in the definition of Intellectual Property Rights.

Transactions. “Transactions” shall mean (a) the execution and delivery of the Agreement and (b) all of the transactions contemplated by the Agreement, including the Merger.

Transfer Regulations. “Transfer Regulations” shall mean (a) any regulation implementing the Acquired Rights Directive 2001/23/EC, (b) the United Kingdom Transfer of Undertaking (Protection of Employment) Regulations 2006 (as amended) and (c) any equivalent automatic transfer regulations.

Ultimate Parent. “Ultimate Parent” means Alcon Inc., a corporation (société anonyme) organized under the laws of Switzerland.

Voting Company Debt. “Voting Company Debt” is defined in Section 3.3(b) of the Agreement.

WARN. “WARN” is defined in Section 3.17(n) of the Agreement.

Willful Breach. “Willful Breach” is defined in Section 8.2 of the Agreement.

Window Shop End Time. “Window Shop End Time” means 11:59 p.m. (New York time) on September 19, 2025.

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Annex B

388 Greenwich Street

New York, NY 10013

August 4, 2025

The Board of Directors

STAAR Surgical Company

25510 Commercentre Drive

Lake Forest, CA 92630

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of STAAR Surgical Company (the “Company”) of the Merger Consideration (as defined below) to be received by such holders pursuant to the terms and subject to the conditions set forth in an Agreement and Plan of Merger (the “Merger Agreement”) proposed to be entered into by and among Alcon Research, LLC (“Parent”), Rascasse Merger Sub, Inc., a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company. As more fully described in the Merger Agreement, (i) Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent, and (ii) each issued and outstanding share of the common stock, par value $0.01 per share, of the Company (“Company Common Stock”) (other than Excluded Shares and Dissenting Shares (each as defined in the Merger Agreement)) will be converted into the right to receive $28.00 in cash (the “Merger Consideration”), without interest. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

In arriving at our opinion, we reviewed a draft, dated August 4, 2025, of the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of the Company concerning the business, operations and prospects of the Company. We reviewed certain publicly available business and financial information relating to the Company provided to or discussed with us by the management of the Company, including certain financial forecasts and other information and data relating to the Company which were prepared and provided to or discussed with us by the management of the Company. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of Company Common Stock; certain historical and projected earnings and other operating data of the Company; and the capitalization and financial condition of the Company. We considered, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of certain other companies whose operations we considered relevant in evaluating those of the Company. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion. The issuance of our opinion has been authorized by our fairness opinion committee.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the management of the Company that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to

The Board of Directors

STAAR Surgical Company

August 4, 2025

financial forecasts and other information and data relating to the Company provided to or otherwise reviewed by or discussed with us, we have been advised by the management of the Company, and we have assumed, with your consent, that such forecasts and other information and data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of the Company as to, and are a reasonable basis upon which to evaluate, the future financial performance of the Company. We also have assumed, with your consent, that the financial results reflected in such financial forecasts and other information and data utilized in our analyses will be realized in the amounts and at the times projected. We express no view or opinion as to any financial and other information or data (or any underlying assumptions on which any such financial and other information or data are based) provided to or otherwise reviewed by or discussed with us.

We have assumed, with your consent, that the Merger will be consummated in accordance with the terms, conditions and agreements set forth in the Merger Agreement, and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed or occur that would have an adverse effect on the Company or the Merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to our analyses or opinion. Representatives of the Company have advised us, and we further have assumed, that the final terms of the Merger Agreement will not vary, in any material respect, from those set forth in the draft reviewed by us. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent, derivative, off-balance sheet, accrued or otherwise) of the Company or any other business or person, nor have we made any physical inspection of the properties or assets of the Company or any other business or person. Our opinion does not address any terms (other than the Merger Consideration to the extent expressly specified herein), aspects or implications of the Merger, including, without limitation, the form or structure of the Merger, or any other agreement, arrangement or understanding to be entered into in connection with, related to or contemplated by the Merger or otherwise. We express no view as to, and our opinion does not address, the underlying business decision of the Company to effect or enter into the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage or that the Company might consider. We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation or other consideration to any officers, directors or employees of any parties to the Merger (in their capacity as such), or any class of such persons, relative to the Merger Consideration or otherwise. We are not expressing any opinion or view with respect to accounting, tax, regulatory, legal or similar matters and we have relied, with your consent, upon the assessments of representatives of the Company as to such matters. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing, as of the date hereof. Although subsequent developments may affect our opinion, we have no obligation to update, revise or reaffirm our opinion.

Citigroup Global Markets Inc. has acted as financial advisor to the Company in connection with the proposed Merger and will receive a fee for such services, of which a portion is payable upon delivery of this opinion and the principal portion is contingent upon the consummation of the Merger. In addition, the Company has agreed to reimburse certain expenses and to indemnify us against certain liabilities arising from our engagement.

As you are aware, although we and our affiliates have not provided investment banking, commercial banking and other similar financial services to the Company during the two-year period prior to the date hereof for which we and our affiliates have received or expect to receive compensation, we and our affiliates in the future may provide such services to the Company or its affiliates, for which services we would expect to receive compensation. As you are further aware, we and our affiliates in the past have provided, currently are providing

The Board of Directors

STAAR Surgical Company

August 4, 2025

and in the future may provide investment banking, commercial banking and other similar financial services to Alcon Inc. (a/k/a Alcon AG and Alcon SA) or its affiliates unrelated to the proposed Merger, for which services we and our affiliates have received and expect to receive compensation, including, without limitation, during the two-year period prior to the date hereof, having acted or acting as sole coordinator, facility agent, and lender with respect to a certain credit facility of Alcon Inc., and having provided or providing certain markets and securities services, treasury and trade solutions services, and corporate portfolio management services. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities or financial instruments (including loans and other obligations) of the Company, Alcon Inc., and their respective affiliates for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position or otherwise effect transactions in such securities or financial instruments. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with the Company, Alcon Inc., and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of the Company in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Merger.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Company Common Stock in the Merger pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Citigroup Global Markets Inc.

CITIGROUP GLOBAL MARKETS INC.

STAAR SURGICAL COMPANY

25510 COMMERCENTRE DRIVE

LAKE FOREST, CA 92630

ATTN: CORPORATE SECRETARY

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/[TBD]

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V78902-TBD        KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

STAAR SURGICAL COMPANY

The Board of Directors recommends you vote FOR Proposals 1 and 2.	For	Against	Abstain

1.

A proposal to adopt the Agreement and Plan of Merger, dated as of August 4, 2025, as may be amended from time to time (the “Merger Agreement”), by and among STAAR Surgical Company (“STAAR”), Alcon Research, LLC, a Delaware limited liability company (“Alcon”), and Rascasse Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Alcon.

	☐	☐	☐

2.

A proposal to approve, on an advisory (nonbinding) basis, the compensation that may be paid or become payable to STAAR’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement.

	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

The Notice and Proxy Statement is available at www.proxyvote.com.

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V78903-TBD

STAAR Surgical Company

Special Meeting of Stockholders

[TBD], 2025 at [TBD]

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The stockholder(s) hereby appoint(s) Stephen C. Farrell and Nathaniel Sisitsky, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of STAAR common stock that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at [TBD], on [TBD], 2025, virtually at www.virtualshareholdermeeting.com/[TBD], and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted “FOR” each of the proposals included herein. If any other matters properly come before the meeting, and any adjournment or postponement thereof, the persons named in the proxy will vote in their discretion on such matters.

Continued, and must be signed and dated on the other side